Filed Pursuant to Rule 424(b)(4)
Registration No. 333-172411

PROSPECTUS

13,333,333 Ordinary Shares

We are offering ordinary shares. This is Home Loan Servicing Solutions, Ltd.’s initial public offering and no public market currently exists for our ordinary shares. Simultaneously with this offering, William C. Erbey, the founder of our company and the Chairman of our Board of Directors, will purchase $10 million of our ordinary shares at a price per share equal to the initial public offering price in a private placement. The initial public offering price of our ordinary shares is $14 per share.

Our ordinary shares have been approved for listing on The NASDAQ Global Market under the symbol “HLSS.”

Investing in our ordinary shares involves risks that are described under “Risk Factors” beginning on page 16.

	Per Share	Total
Initial price to public	$14.00	$186,666,662
Underwriting discounts and commissions	$0.86	$11,433,333
Proceeds, before expenses, to us	$13.14	$175,233,329

We have granted the underwriters an option for a period of 30 days from the date of this prospectus to purchase up to an additional 2,000,000 ordinary shares from us, at the initial public offering price, less the underwriting discount, to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $13,148,333 and the total proceeds to us, before expenses, will be $201,518,329. The underwriting discounts and commissions exclude a fee of $933,333 ($1,073,333 if the underwriters exercise the option to purchase an additional 2,000,000 shares in full) payable to Wells Fargo Securities, LLC for financial advisory services rendered in connection with the transactions. See “Underwriting.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ordinary shares to purchasers on or about March 5, 2012.

Wells Fargo Securities	Barclays Capital	Citigroup	Deutsche Bank Securities

RBC Capital Markets   KKR   Piper Jaffray

Prospectus dated February 28 , 2012.

We are responsible for the information contained in this prospectus and in any related free writing prospectus we prepare or authorize. Neither we nor the underwriters and their affiliates have authorized anyone to give you any other information. We do not, and the underwriters and their affiliates do not, take any responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are offering to sell, and seeking offers to buy, our ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, or other earlier date stated in this prospectus, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares.

For investors outside of the United States: neither we nor any of the underwriters has done anything that would permit this offering outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our ordinary shares and the distribution of this prospectus outside of the United States.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our ordinary shares, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes included elsewhere in this prospectus. You should also consider, among other things, the matters described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “The Proposed Business” appearing elsewhere in this prospectus. Unless otherwise stated, all references to “us,” “our,” “we,” the “Company” and similar designations refer to Home Loan Servicing Solutions, Ltd. and its consolidated subsidiaries.

Our Company

We are a newly incorporated Cayman Islands exempted company formed to acquire mortgage servicing assets consisting of mortgage servicing rights, rights to fees and other income from servicing mortgage loans, and associated servicing advances. We will not originate or purchase mortgage loans, and as a result we will not be subject to the risk of loss related to the origination or ownership of mortgage loans. We will engage one or more high quality residential mortgage loan servicers to service the mortgage loans underlying our mortgage servicing assets and therefore do not intend to develop our own mortgage servicing platform. We believe that our revenue and expense structure will be predictable and will generate a stable income stream and that the quality of our assets will be strong. We believe this combination will accomplish our primary objective of delivering attractive and consistent risk-adjusted returns to our shareholders. We intend to distribute at least 90% of our net income to our shareholders in the form of a monthly cash dividend. In addition, unlike many income-oriented investment alternatives, we believe that our income stream and the valuation of our assets are not substantially correlated to movements in interest rates.

We have assembled an executive management team with extensive experience in the mortgage servicing industry. Our executive officers are currently in senior management roles at Ocwen Financial Corporation or “Ocwen.” Upon the completion of this offering, they will resign from their positions at Ocwen and become members of our executive management team. We believe our executive management team’s extensive experience will provide us with the ability to assess the vital characteristics of the mortgage loans underlying the mortgage servicing assets we may seek to acquire and evaluate the quality of potential mortgage servicers. We believe this experience will further enable us to accurately value mortgage servicing assets and better forecast future asset performance and servicing cash flows. In addition, we believe our management team has demonstrated historical success in arranging cost-effective servicing advance financing through a variety of economic cycles.

William C. Erbey, the founder of our company and the Chairman of our Board of Directors and the Chairman of the Board of Directors of Ocwen, has agreed to purchase $10 million of our ordinary shares at a price per share equal to the initial public offering price in a private placement that will close concurrently with this offering, which we refer to as the “Concurrent Private Placement” and together with this offering, the “Offerings.” Following the completion of the Offerings, Mr. Erbey will continue to serve as the Chairman of the Board of Directors of Ocwen.

Our business strategy is focused on acquiring mortgage servicing rights. In many cases, however, the transfer of legal ownership of mortgage servicing rights requires the prior approval or consent of various third parties, including rating agencies. If the seller from whom we have agreed to purchase mortgage servicing rights has not obtained the necessary approvals and consents to transfer legal ownership of the mortgage servicing rights to us, we will instead seek to acquire the rights to receive the servicing fees that the current servicer is entitled to receive, and the current servicer will continue to service the mortgage loans and will receive compensation from us for its servicing activities. We refer to these rights, along with the right to acquire legal ownership of the related mortgage servicing rights automatically upon obtaining the necessary approvals and consents to transfer the mortgage servicing rights, as “Rights to MSRs.” Upon receipt of the necessary third party approvals and consents, the seller would be obligated to transfer legal ownership of the mortgage servicing rights to us without any additional payment. Whether we acquire mortgage servicing rights or Rights to MSRs, we would also acquire servicing advances and other associated assets. We do not believe that our business strategy or economic performance will be materially affected by whether we directly own mortgage servicing rights or the related Rights to MSRs.

We will use the proceeds from the Offerings to purchase the right to receive servicing and other related fees, associated servicing advances and other related assets from Ocwen Loan Servicing, LLC or “Ocwen Loan Servicing,” a wholly owned subsidiary of Ocwen, simultaneously with the closing of the Offerings. These Rights to MSRs are related to mortgage servicing rights owned by Ocwen Loan Servicing with respect to 116 pooling and servicing agreements with an unpaid principal balance of approximately $16 billion as of December 31, 2011, which we refer to as the “Initial Mortgage Servicing Rights.” Ocwen Loan Servicing will not have obtained the necessary third party approvals and consents to transfer legal ownership of the Initial Mortgage Servicing Rights to us prior to the closing of the Offerings, and as result, the transfer of legal ownership of the Initial Mortgage Servicing Rights will occur automatically only if and when such approvals and consents are received.

Throughout this prospectus, when we refer to our “Mortgage Servicing Assets,” we are referring to the Rights to MSRs that we own and the mortgage servicing rights that we may acquire in the future, and when we refer to “Purchased Assets,” we are referring to the Mortgage Servicing Assets, together with the associated servicing advances and any other assets related to such Mortgage Servicing Assets that we have acquired. We refer to the acquisition of the Initial Purchased Assets described in more detail below as the “Initial Acquisition.” See “The Acquisition of the Initial Purchased Assets” below for a description of the Purchased Assets that we intend to acquire in connection with the Initial Acquisition.

We do not intend to develop our own mortgage servicing platform but instead will rely on high quality third-party residential mortgage loan servicers. Ocwen Loan Servicing is a leader in the residential subprime and Alt-A mortgage servicing industry based on its historical servicing performance through a variety of real estate and economic cycles. Prior to the transfer of legal ownership of the Initial Mortgage Servicing Rights to us, Ocwen Loan Servicing will remain obligated to service the underlying mortgage loans and will remit to us the servicing and other related fees (excluding any ancillary income that Ocwen Loan Servicing will retain) it collects in each month related to the Initial Mortgage Servicing Rights. Following the transfer of legal ownership of any Initial Mortgage Servicing Rights to us, Ocwen Loan Servicing will service the underlying mortgage loans on our behalf as subservicer, and we will receive the servicing and other related fees (excluding any ancillary income). As compensation for its servicing and subservicing activities, Ocwen Loan Servicing will receive from us a monthly base fee initially equal to 12% of such recognized servicing fees collected each month. Ocwen Loan Servicing will also have the opportunity to earn a monthly performance based incentive fee that will fluctuate based on collections and servicing advance reduction criteria with respect to the underlying mortgage loans. We believe this arrangement will align the interests of both companies. We will compensate Ocwen Loan Servicing for the services it performs for us prior to the transfer of legal ownership of the Initial Mortgage Servicing Rights to us. The method used to calculate the fees that we will pay to Ocwen Loan Servicing under the Purchase Agreement with respect to the Rights to MSRs related to the Initial Mortgage Servicing Rights will be the same as the method used to calculate the fees that we will pay to Ocwen Loan Servicing under the Subservicing Agreement with respect to any Initial Mortgage Servicing Rights that we subsequently acquire. As a result, the compensation to be paid to Ocwen Loan Servicing will not vary based on whether Ocwen Loan Servicing or we hold legal title to the underlying Initial Mortgage Servicing Rights. See “The Acquisition of the Initial Purchased Assets” below for a description of the Purchase Agreement, the Subservicing Agreement and the other agreements governing the Initial Acquisition.

We anticipate future growth through subsequent acquisitions of Mortgage Servicing Assets. As part of our strategy to acquire additional Mortgage Servicing Assets, we intend to purchase substantially all of the remaining mortgage servicing rights currently owned by Ocwen Loan Servicing or, to the extent that Ocwen Loan Servicing has not received the necessary third party approvals and consents to transfer such mortgage servicing rights to us prior to the closing of any subsequent acquisitions of mortgage servicing rights, the related Rights to MSRs. As of December 31, 2011, this related to approximately $55 billion of unpaid principal balance of subprime and Alt-A mortgage loans. This amount is expected to increase by approximately $42 billion of unpaid principal amount in connection with the consummation of Ocwen’s proposed acquisition of Saxon Mortgage Services, Inc. and Ocwen’s proposed acquisition from JPMorgan Chase Bank, N.A. of mortgage servicing rights with an unpaid principal balance of approximately $15 billion as of December 31, 2011 (collectively, the “Pending Ocwen Acquisitions”). We have not entered into any agreement to acquire these assets, and our ability to do so will depend on a number of factors, including access to adequate financing. In addition, we believe that competitive and regulatory dynamics in the mortgage servicing industry will present us with opportunities to acquire Mortgage Servicing Assets from banks, other financial institutions and independent mortgage servicers. We believe that our business model and capital structure will enable us to competitively bid for these Mortgage Servicing Assets, particularly as we develop a longer operating history. Although we do not expect to maintain excess cash for potential future acquisitions of Mortgage Servicing Assets, any excess cash flow generated from the amortization of our Mortgage Servicing Assets and the reduction in outstanding servicing advances may be used to acquire additional Mortgage Servicing Assets. We intend to primarily fund any future acquisition of Mortgage Servicing Assets and associated servicing advances with the proceeds of issuances of additional ordinary shares and additional advance financing facilities or other financing arrangements. The provisions of our Amended and Restated Memorandum and Articles of Association (“Articles of Association”) restrict our ability to issue and sell additional ordinary shares at a price below our then current net asset value per share without first obtaining the prior approval of holders of at least a majority of the outstanding ordinary shares voted with respect to such approval. Future sales of ordinary shares by us will dilute the ownership percentage of our then existing shareholders, including shareholders that purchase in this offering.

We were incorporated as an exempted company in the Cayman Islands, which currently does not levy income taxes on individuals or companies. We expect to be treated as a passive foreign investment company (“PFIC”) under U.S. federal income tax laws. We intend to distribute at least 90% of our net income to our shareholders in the form of a monthly dividend that will primarily be based on projected annual earnings, although we are not required by law to do so. Payment of a monthly dividend is not a condition of our tax status, and our decision to pay this dividend is not expected to be impacted by any changes in our status for U.S. tax purposes. Except for our subsidiary that is taxed as a corporation for U.S. federal income tax purposes, we do not expect to be treated as engaged in a trade or business in the United States and thus do not expect to be subject to more than a nominal amount of U.S. federal income taxation.

On January 30, 2012, our Board of Directors declared a contingent interim dividend of $0.10 per ordinary share (subject to proration for partial months) with respect to each of the three calendar months following the completion of the Offerings and the Initial Acquisition. These dividends will be payable to holders of record of our ordinary shares on the last business day of each such month, subject to all applicable laws, and will be paid on the 10th day of the immediately following month, or the first business day thereafter if such date falls on a weekend or holiday. The following chart sets forth the record and payment dates of the initial contingent interim dividends assuming the completion of the Offerings and the Initial Acquisition occurs during March 2012:

Record Date	Payment Date	Amount per Ordinary Share

March 30, 2012	April 10, 2012	$0.08

April 30, 2012	May 10, 2012	$0.10

May 31, 2012	June 11, 2012	$0.10

These dividends will be contingent upon the consummation of the Offerings and the successful completion of the Initial Acquisition as described below under “The Acquisition of the Initial Purchased Assets.” Our Board of Directors has the right to rescind these dividends at any time prior to the applicable dividend payment date. See “Dividend Policy,” “Description of Share Capital” and “Material Cayman Islands and United States Federal Income Tax Considerations.”

The Acquisition of the Initial Purchased Assets

The Mortgage Servicing Assets that we will purchase in connection with the Initial Acquisition are a portion of the assets acquired by Ocwen Loan Servicing when it acquired the U.S. subprime mortgage servicing business known as “HomEq Servicing” on September 1, 2010. The business acquired by Ocwen Loan Servicing included the mortgage servicing rights and associated servicing advances of HomEq Servicing, as well as the servicing platform based in Sacramento, California and Raleigh, North Carolina. The sellers were Barclays Bank PLC and Barclays Capital Real Estate Inc. (collectively, “Barclays”). The unpaid principal balance of the subprime and Alt-A mortgage loans underlying the Initial Mortgage Servicing Rights is approximately $16 billion and the amount of associated servicing advances outstanding is approximately $461 million, in each case as of December 31, 2011.

Pursuant to a master servicing rights purchase agreement with Ocwen Loan Servicing that we refer to as the “Purchase Agreement” throughout this prospectus, we will use the net proceeds from the Offerings to purchase the following:

•	the contractual right to receive the servicing fees (excluding any ancillary income) related to the Initial Mortgage Servicing Rights;

•

the contractual right to receive any investment earnings on the custodial accounts related to the Initial Mortgage Servicing Rights that Ocwen Loan Servicing receives pursuant to the related pooling and servicing agreements, which are the agreements that govern the packaging of mortgage loans into a pool, the servicing of such mortgage loans and the terms of the mortgage-backed securities issued by the securitization trust;

•

the right to automatically obtain legal ownership, without any additional payment to Ocwen Loan Servicing, of each Initial Mortgage Servicing Right upon the receipt of the necessary third party approvals and consents (this right, together with rights described in the bullet points above, constitute the “Rights to MSRs” with respect to the Initial Mortgage Servicing Rights);

•	the outstanding servicing advances associated with the related pooling and servicing agreements; and

•	other assets related to the foregoing (collectively, the foregoing represent the “Initial Purchased Assets”).

Pursuant to amended and restated servicing advance facility agreements that we refer to as the “Servicing Advance Facility Agreements” throughout this prospectus, we will also assume a related match funded servicing advance financing facility from Ocwen Loan Servicing effective upon the closing of the Initial Acquisition. Our assumption of the existing advance financing facility is a condition precedent to the closing of the Offerings.

The estimated purchase price for the Initial Purchased Assets as of December 31, 2011 was $181 million (net of assumed match funded liabilities of $371 million) and the estimated purchase price for the Initial Purchased Assets as of the date of this prospectus is $150 million (net of assumed match funded liabilities of $361 million), in each case subject to certain closing adjustments. We have obtained an opinion from the Mortgage Industry Advisory Corporation, an independent valuation firm (“MIAC”), of the fairness to us, from a financial point of view, of the purchase price related to the Initial Acquisition. See “Use of Proceeds.”

Ocwen Loan Servicing will retain legal ownership of each Initial Mortgage Servicing Right until such time as the approvals and consents necessary to transfer legal ownership of such Initial Mortgage Servicing Rights to us are obtained. The approvals, consents and other documentation from third parties necessary to transfer legal ownership of the Initial Mortgage Servicing Rights to us include:

•

statements from the rating agencies that rated the related securitization transactions (which include Moody’s Investors Service, Standard & Poor’s Ratings Service and Fitch Ratings Service) that the transfer of legal ownership of the Initial Mortgage Servicing Rights to us will not cause a downgrade of the related mortgage-backed securities;

•

the consent of parties to the related pooling and servicing agreements, which may include the trustees of the related securitization trusts, the sponsors of the securitization transactions, any master servicer for the securitization transactions or any bond insurers or other credit enhancers insuring the mortgage-backed securities issued by the securitization trusts; and

•	any amendments to the related pooling and servicing agreements required to effectuate the transfer and sale of the related Initial Mortgage Servicing Rights to us.

We refer to these requirements collectively as the “Required Third Party Consents” throughout this prospectus. The actual Required Third Party Consents for individual pooling and servicing agreements will vary. At this time, some but not all of the rating agencies have indicated that they would issue a statement that the transfer of legal ownership of the Initial Mortgage Servicing Rights to us would not result in a downgrade of the related mortgage-backed securities. One of the rating agencies from whom a rating confirmation is required prior to the transfer of legal ownership of the mortgage servicing rights to us has indicated that it would not provide such confirmation primarily because we are a newly formed entity with no demonstrated operating history as a mortgage servicer. Although no specific time frame was provided by the rating agency, we believe that it could be at least six months to one year from the closing of the Offerings before the rating agency will consider issuing a rating confirmation. After our acquisition of the Rights to MSRs pursuant to the Initial Acquisition, we and Ocwen Loan Servicing will continue to pursue the Required Third Party Consents. We will automatically obtain legal ownership of the Initial Mortgage Servicing Rights without any additional payment to Ocwen Loan Servicing if and when we obtain the Required Third Party Consents.

So long as the Required Third Party Consents have not been obtained with respect to any Initial Mortgage Servicing Right:

•	Ocwen Loan Servicing will remain obligated to perform its obligations as servicer under the related pooling and servicing agreement;

•

we will be contractually required to purchase any servicing advances that Ocwen Loan Servicing is required to make pursuant to such pooling and servicing agreement as long as such servicing advances made by Ocwen Loan Servicing are made in accordance with its advance and stop advance policies;

•

Ocwen Loan Servicing will be prohibited from taking actions inconsistent with our right to acquire legal ownership of the related mortgage servicing right upon receipt of the Required Third Party Consents; and

•

we will account for the Rights to MSRs as a financing. Accordingly, we will record the purchase price paid to Ocwen Loan Servicing as a “Note Receivable—Rights to MSRs.” We will record the servicing fees we receive with respect to the Rights to MSRs, net of servicing costs related to such Rights to MSRs, as payments on the note and will apportion these payments between interest income and principal repayment.

If and when we obtain the Required Third Party Consents and become the legal owner of any Initial Mortgage Servicing Right:

•	we will be contractually obligated to service the mortgage loans underlying such Initial Mortgage Servicing Right in accordance with the related pooling and servicing agreement;

•

Ocwen Loan Servicing will be contractually obligated to us pursuant to the Subservicing Agreement to perform substantially all of the servicing functions it currently performs relating to such Initial Mortgage Servicing Right on our behalf, other than maintaining custodial accounts, remitting amounts from the custodial accounts and funding servicing advances pursuant to the terms of the related pooling and servicing agreement, which are functions for which we will be responsible; and

•

we will account for the remaining balance of the Note Receivable—Rights to MSRs related to such Initial Mortgage Servicing Rights as mortgage servicing rights to the extent we have received the Required Third Party Consents to transfer legal ownership of such mortgage servicing rights to us.

We cannot be certain of how long it will take to obtain the Required Third Party Consents or if we will be able to obtain them at all. We do not believe, however, that our business strategy or economic performance will be materially affected by whether we own the Initial Mortgage Servicing Rights or the related Rights to MSRs.

The Market Opportunity

We believe that the current dynamics of the subprime and Alt-A mortgage servicing market have created a unique opportunity where the supply of mortgage servicing rights potentially for sale outweighs the number of potential buyers. These dynamics include:

•

higher borrower delinquencies and defaults experienced over the last few years and increased regulatory oversight has led to substantially higher costs for mortgage servicers and negatively impacted their profitability;

•

regulatory changes resulting from the implementation of the new international bank capital adequacy framework (“Basel III”), which will impose increased regulatory capital costs on depository institutions for owning mortgage servicing rights; and

•	our belief that subprime and Alt-A mortgage servicing has become less attractive to many mortgage servicers due to increasingly negative publicity and heightened government and regulatory scrutiny.

We believe that our business model will allow us to be highly competitive in the acquisition of Mortgage Servicing Assets due to our cost structure, ability to access advance financing and our relationship with Ocwen Loan Servicing. We believe that if and when we obtain the Required Third Party Consents for the Initial Mortgage Servicing Rights, it will be easier for us to obtain any consents required for future acquisitions of mortgage servicing rights. We anticipate that most of our acquisitions of Mortgage Servicing Assets from sellers other than Ocwen Loan Servicing would involve engaging a party other than such seller to service the underlying mortgage loans. In addition, we may also pursue opportunities to purchase mortgage servicing rights relating to loans guaranteed or securitized by the U.S. government or government sponsored entities such as Fannie Mae and Freddie Mac (collectively, the “GSEs”).

We intend to primarily fund any future acquisition of Mortgage Servicing Assets and associated servicing advances with the proceeds of issuances of additional ordinary shares and additional advance financing facilities or other financing arrangements. The provisions of our Articles of Association restrict our ability to issue and sell additional ordinary shares at a price below our then current net asset value per share without first obtaining the prior approval of holders of at least a majority of the outstanding ordinary shares voted with respect to such approval. Any future sale of ordinary shares by us will dilute the ownership percentage of our then existing shareholders, including shareholders that purchase in this offering.

Competitive Strengths

We believe we are well positioned to execute our business strategy based on the following competitive strengths:

Experienced Management Team with Extensive Knowledge of the Mortgage Servicing Industry.    We have assembled an executive management team with extensive experience in the mortgage servicing industry. This experience includes evaluating and acquiring mortgage servicing rights, performing asset valuation analysis and financing mortgage servicing businesses through a variety of economic cycles. Key members of our executive management team also have experience in managing a public company in the mortgage servicing industry.

Asset Acquisition and Evaluation Expertise.    We believe that our asset acquisition evaluation process, which includes using proprietary historical data to project the performance of mortgage loans, and our executive management team’s experience and judgment in identifying, assessing, valuing and acquiring new Mortgage Servicing Assets will enable us to accurately price assets.

Access to Mortgage Servicing Assets.    Members of our executive management team have extensive relationships in the mortgage servicing industry, including relationships with mortgage loan originators and potential sellers of mortgage servicing rights. In addition, we intend to acquire substantially all of Ocwen Loan Servicing’s remaining mortgage servicing rights relating to subprime and Alt-A mortgage loans which had an unpaid principal balance of approximately $55 billion as of December 31, 2011, which is expected to increase by approximately $42 billion of unpaid principal amount in connection with the Pending Ocwen Acquisitions. Future acquisitions of Ocwen Loan Servicing’s remaining mortgage servicing rights will depend on various factors, including our ability to access financing and obtain the required third party approvals and consents, and may not take place.

Relationship with Ocwen.    We intend to capitalize on the servicing capabilities of Ocwen Loan Servicing, which we view as superior relative to other servicers in terms of cost, management experience, technology infrastructure and platform scalability. Ocwen Loan Servicing will continue to service the mortgage loans underlying the Initial Mortgage Servicing Rights during the period of time prior to the transfer of legal ownership of the Initial Mortgage Servicing Rights to us. Thereafter, we will engage Ocwen Loan Servicing to service on our behalf the mortgage loans underlying any additional mortgage servicing rights that we may acquire from them in the future, provided that the performance criteria specified in the Subservicing Agreement are met. We may also engage Ocwen Loan Servicing to service mortgage loans underlying any mortgage servicing rights that we acquire from other third parties in the future.

Ownership, Organizational and Operating Structure

On December 1, 2010, we were incorporated as a Cayman Islands exempted company. The following diagram illustrates our corporate structure, the jurisdiction of formation and the ownership interests of our subsidiaries after giving effect to the Offerings and the Initial Acquisition.

Risk Factors

We are a new company and our business model is untested. An investment in our ordinary shares involves significant risks. Below is a summary of some of the key risk factors that you should consider in evaluating an investment in our ordinary shares. This list is not exhaustive and you should carefully read the full discussion of these risks and other risks described under “Risk Factors” beginning on page 16.

•	We may be unable to implement our business strategy or operate our business as currently expected, including being unable to obtain the Required Third Party Consents.

•	The assumptions underlying our business model may prove incorrect.

•	We will have increased risk related to our relationship with Ocwen Loan Servicing so long as it retains legal ownership of the Initial Mortgage Servicing Rights.

•

We may not be able to pay dividends on our ordinary shares, and our Board of Directors has the right to rescind the contingent dividends declared on January 30, 2012 at any time prior to the applicable dividend payment date.

•	We will rely on Ocwen Loan Servicing to service the mortgage loans underlying the Initial Mortgage Servicing Rights both before legal ownership is transferred to us and after.

•	We will need to acquire additional Mortgage Servicing Assets to maintain and grow our business as planned.

•	We may not be able to obtain financing to fund our servicing advances and future acquisitions of mortgage servicing rights.

•	Government regulation may adversely affect our business.

•	We may become subject to taxation in the United States.

•

Many pooling and servicing agreements for subprime and Alt-A mortgage loans contain servicer termination events or events of default based upon the percentage of delinquent loans in the related mortgage loan pool, the loss performance of the related mortgage loans or servicer ratings downgrades. Servicer termination events or events of default based on the number of delinquent mortgage loans, loss performance of the related mortgage loans or servicer ratings downgrades have been triggered in pooling and servicing agreements representing approximately 89% of the unpaid principal balance of the mortgage loans underlying the Initial Mortgage Servicing Rights as of December 31, 2011, although the parties to the related securitization transactions have not exercised their right to terminate Ocwen Loan Servicing as servicer.

Corporate Information

Our principal executive offices are located in the Cayman Islands c/o Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KYI-9005, Cayman Islands. We also maintain offices in the United States located at 2002 Summit Boulevard, Sixth Floor, Atlanta, Georgia 30319 and at 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. We can be reached by telephone at (561) 682-7721. We do not incorporate information on, or accessible through, our corporate website into this prospectus, and you should not consider it a part of this prospectus.

The Offering

Issuer	Home Loan Servicing Solutions, Ltd.

Ordinary shares offered in this offering	13,333,333 ordinary shares.

Underwriters’ option to purchase additional ordinary shares	We have granted the underwriters an option to purchase up to an additional 2,000,000 ordinary shares from us at the initial public offering price, less the underwriting discounts, for a period of 30 days from the date of this prospectus to cover over-allotments, if any.

Concurrent Private Placement	On February 23, 2011, we entered into a stock purchase agreement with William C. Erbey, our founder and the Chairman of our Board of Directors and the Chairman of Ocwen’s Board of Directors, pursuant to which he agreed to purchase $10 million of our ordinary shares at the initial public offering price of $14.00 per share in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Securities Act. No underwriting discounts or commissions will be paid in respect of these shares. Pursuant to a registration rights agreement to be entered into with William C. Erbey concurrently with and effective upon the completion of the Offerings (the “Registration Rights Agreement”), we will grant to Mr. Erbey demand registration rights, which he may exercise not more than one time, and unlimited piggyback registrations rights. See “Certain Relationships and Related Party Transactions—Registration Rights.” The closing of the Concurrent Private Placement will take place concurrently with the closing of this offering. Each of the closing of this offering and the Concurrent Private Placement is conditioned on the concurrent closing of the other offering and the closing of the Initial Acquisition.

Directed Share Program	We have reserved up to 5% of the ordinary shares offered in this prospectus for sale to our directors, certain directors and employees of Ocwen and Altisource Portfolio Solutions, S.A. (“Altisource”) and other third parties, some of whom will become our officers and employees upon the completion of the Offerings and the Initial Acquisition. See “Underwriting.”

Number of ordinary shares to be outstanding after the Offerings	14,067,618 ordinary shares (16,067,618 ordinary shares if the underwriters’ option to purchase additional ordinary shares is exercised in full).

Initial Acquisition

We intend to acquire the Initial Purchased Assets and expect to assume the existing advance financing facility relating to the Initial Mortgage Servicing Rights from Ocwen Loan Servicing simultaneously with the closing of the Offerings. The closing of these transactions is a condition precedent to the closing of the Offerings. The estimated purchase price for these assets as of December 31, 2011 was $181 million (net of assumed match funded liabilities of $371 million) and the estimated purchase price as of the date of this prospectus is $150 million (net of assumed match funded liabilities of $361 million), in each case subject to certain closing adjustments. See “The Proposed Business—Description of Purchase Agreement.”

Use of proceeds	The net proceeds to us from this offering, after deducting underwriting discounts and commissions, an advisory services fee and our estimated offering expenses, will be approximately $170 million (or $197 million if the underwriters exercise their option to purchase up to an additional 2,000,000 ordinary shares). In addition, we will receive $10 million of proceeds from the sale of our ordinary shares in the Concurrent Private Placement. We intend to use approximately $150 million of the net proceeds to acquire the Initial Purchased Assets from Ocwen Loan Servicing simultaneously with the closing of the Offerings. We intend to use the remaining net proceeds, if any, for working capital and general corporate purposes, which may include the repayment of indebtedness or the purchase of additional Mortgage Servicing Assets. Legal ownership of the Initial Mortgage Servicing Rights will be transferred to us upon receipt of the Required Third Party Consents without any additional payment to Ocwen Loan Servicing. See “Use of Proceeds.”

Dividend policy	We intend to distribute at least 90% of our net income to shareholders on a monthly basis through a regular monthly cash dividend, although we are not required by law to do so. On January 30, 2012, our Board of Directors declared a contingent interim dividend of $0.10 per ordinary share (subject to proration for partial months) with respect to each of the three calendar months following the completion of the Offerings and the Initial Acquisition. These dividends will be payable to holders of record of our ordinary shares on the last business day of each such month, subject to all applicable laws, and will be paid on the 10th day of the immediately following month, or the first business day thereafter if such date falls on a weekend or holiday. The following chart sets forth the record and payment dates of the initial contingent interim dividends assuming the completion of the Offerings and the Initial Acquisition occurs during March 2012:

Record Date	Payment Date	Amount per Ordinary Share
March 30, 2012	April 10, 2012	$0.08
April 30, 2012	May 10, 2012	$0.10
May 31, 2012	June 11, 2012	$0.10

Our Board of Directors has the right to rescind these dividends at any time prior to the applicable dividend payment date.

NASDAQ Global Market symbol	“HLSS.”

Tax Considerations

We expect that we will be treated as a PFIC for U.S. federal income tax purposes. In order to avoid possible adverse tax consequences, including deferred tax and interest charges under the U.S. Internal Revenue Code and Treasury regulations thereunder, “U.S. Holders” (as defined below under “Material Cayman Islands and United States Federal Income Tax Considerations—United States Federal

Income Taxation”) may make a “qualified electing fund,” or QEF, election or a mark-to-market election with respect to their investments in our ordinary shares. U.S. Holders should consult with their tax advisors as to whether or not to make such elections and the related consequences and should carefully review the information set forth under “Material Cayman Islands and United States Federal Income Tax Considerations—United States Federal Income Taxation—Consequences to U.S. Holders—Passive Foreign Investment Company Status and Related Tax Consequences” for additional information.

Conflicts of Interest	As described under “Underwriting,” a portion of the net proceeds of this offering will be paid to Ocwen Loan Servicing to acquire the Initial Purchased Assets. Ocwen Loan Servicing or its affiliates may use such proceeds to repay certain outstanding indebtedness under Ocwen’s senior secured term loan, the lenders under which include affiliates of certain of the underwriters. Because certain of the underwriters have provided a financing commitment to that term loan facility, 5% or more of the net proceeds of this offering, not including underwriting compensation, may be paid to affiliates of certain of the underwriters. Accordingly, this offering is being conducted in compliance with Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), which requires that a qualified independent underwriter (a “QIU”) participate in the preparation of this prospectus and perform the usual standards of due diligence with respect thereto. Citigroup Global Markets Inc. is assuming the responsibilities of acting as the QIU in connection with this offering. We have agreed to indemnify Citigroup Global Markets Inc. against certain liabilities incurred in connection with it acting as a QIU for this offering, including liabilities under the Securities Act.

Risk Factors	Please read “Risk Factors” beginning on page 16 of this prospectus for a discussion of the factors that you should carefully consider before deciding to invest in our ordinary shares.

Except as otherwise indicated, all information in this prospectus reflects or assumes no exercise by the underwriters of their option to purchase up to an additional 2,000,000 ordinary shares in this offering at the initial public offering price of $14.00 per share. In addition, all information in this prospectus assumes that the ordinary shares being offered in connection with the Concurrent Private Placement are sold at $14.00 per share.

Summary Consolidated Financial Data

We were incorporated as a Cayman Islands exempted company on December 1, 2010, and our operations to date have been limited to negotiating and entering into the Purchase Agreement and the Subservicing Agreement with Ocwen Loan Servicing, negotiating and entering into arrangements with lenders, ratings agencies and other third parties to effect the transfer of Mortgage Servicing Assets, associated servicing advances and the related match funded liabilities to us, negotiating and entering into professional and administrative services agreements with Ocwen Loan Servicing and Altisource and general corporate functions. We have also entered into a stock purchase agreement pursuant to which William C. Erbey, the founder of our company and the Chairman of our Board of Directors, has agreed to purchase $10 million of our ordinary shares at the initial public offering price concurrently with and conditioned upon the closing of this offering. Therefore, we have no historical financial statements reflecting our operations prior to our inception, and our balance sheet as of December 31, 2011 and the results of our operations for the period from December 1, 2010 through December 31, 2011 reflect only the activities described above.

We have derived the balance sheet data as of December 31, 2011 from our financial statements appearing at the end of this prospectus. You should read the following information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes, which are included in this prospectus.

The unaudited as adjusted balance sheet data below gives effect to the completion of the Offerings and the Initial Acquisition as if they had been completed at December 31, 2011. The unaudited as adjusted balance sheet data should be read together with our financial statements and the related notes, which are included in this prospectus.

The unaudited as adjusted balance sheet data set forth below give effect to the following adjustments as of December 31, 2011 and is based on the estimated value of the Initial Purchased Assets as of February 29, 2012 (dollars in thousands, except ordinary share data):

(a)	the sale of 13,333,333 ordinary shares in this offering at the initial public offering price of $14.00 per share, after deducting underwriting discounts and commissions, an advisory services fee and estimated offering expenses of approximately $3,860 payable by us, resulting in net proceeds to us of $170,440;

(b)	the concurrent sale of 714,285 ordinary shares in the Concurrent Private Placement at the initial public offering price of $14.00 per share, resulting in proceeds to us of $10,000;

(c)	of the $3,860 of total estimated offering costs, $2,777 was accrued and unpaid at December 31, 2011; these costs are expected to be paid from the net proceeds of the Offerings and will be charged to equity upon the closing of the Initial Acquisition;

(d)	the completion of the Initial Acquisition following application of the net proceeds of the Offerings at an estimated purchase price of $149,798 based on the estimated value of the Initial Purchased Assets as of February 29, 2012, subject to certain closing adjustments;

(e)	the Initial Purchased Assets and the assumption of related liabilities based on estimated values as of February 29, 2012, including: servicing advances of $424,303, Note Receivable—Rights to MSRs of $62,495 and other assets (principally capitalized debt issue costs and a facility reserve account) of $24,566; match funded liabilities of $360,658 and other liabilities (principally accrued interest payable on the match funded liabilities) of $908. As of February 29, 2012, the carrying value of all of our assets and liabilities was equal to their fair value; and

(f)	payment of a conversion fee of $4,033 on the existing advance financing facility.

The methodologies that we use and key assumptions that we make to estimate the fair value of our significant assets and liabilities are described in more detail below:

Servicing Advances

We value servicing advances that we make on mortgage loans at their carrying amounts because they have no scheduled maturity, generally are realized within a relatively short period of time and do not bear interest.

Note Receivable—Rights to MSRs

We will initially record the Note Receivable—Rights to MSRs at the purchase price of the Rights to MSRs as described in the Purchase Agreement. We will amortize the Note Receivable—Rights to MSRs using the prospective interest method of accounting. At each reporting date, we will calculate the present value of the net cash flows related to the underlying Initial Mortgage Servicing Rights and adjust the carrying value of the Note Receivable—Rights to MSRs to this amount. The change in the carrying value of the Note Receivable—Rights to MSRs will be deducted from the net servicing fees received by Ocwen Loan Servicing with respect to the Initial Mortgage Servicing Rights and the servicing fees paid to Ocwen Loan Servicing with respect to the Initial Mortgage Servicing Rights, and the resulting amount will be recorded as interest income.

We estimate the fair value of our Note Receivable—Rights to MSRs by calculating the present value of expected future cash flows of the Initial Mortgage Servicing Rights utilizing assumptions that we believe are reasonable and consistent with the assumptions that are used by other market participants. The most significant assumptions used are estimates of the speed at which mortgages will prepay and the aggregate principal amount of mortgage loans that will become delinquent, both of which are based on our historical experience and available market data. Other assumptions used in our valuation are:

• Cost of servicing	• Compensating interest expense

• Discount rate reflecting the risk of earning future income streams from the Initial Mortgage Servicing Rights	• Interest rate used for computing float earnings

• Interest rate used for computing the cost of servicing advances	• Collection rate of other ancillary fees

The significant components of the estimated future cash inflows for the Initial Mortgage Servicing Rights include servicing fees, late fees, prepayment penalties and float earnings. Significant cash outflows include the cost of servicing, the cost of financing servicing advances and compensating interest payments. We consider external market-based assumptions in determining the discount rate and interest rate for the cost of financing advances, the interest rate for float earnings and the cost of servicing. The more significant assumptions used in the December 31, 2011 valuation include mortgage loan prepayment projections ranging from 12% to 25% of the related mortgage loans’ unpaid principal balance per year (depending on loan type) averaging to a long-term projected mortgage loan prepayment rate of approximately 18% of the related mortgage loans’ unpaid principal balance per year, and delinquency rates ranging from 15% to 35% of the aggregate unpaid principal balance of mortgage loans related to the Initial Mortgage Servicing Rights (depending on loan type). The long-term prepayment projections include voluntary and involuntary mortgage loan prepayment projections. Other assumptions include an interest rate of 1-month LIBOR plus 4% for computing the cost of financing servicing advances, an interest rate of 1-month LIBOR for computing float earnings and a discount rate of 20%, which reflects the risks associated with our relationship with Ocwen Loan Servicing, including the risk that Ocwen Loan Servicing could become bankrupt, insolvent or otherwise be terminated as servicer.

Match Funded Liabilities

Because our match funded liabilities will bear interest at a rate that is adjusted regularly based on a market index, their carrying value approximates fair value.

Consolidated Balance Sheet

As of December 31, 2011

(dollars in thousands, except ordinary share data)

	Actual	As adjusted for the Offerings		As further adjusted for the Initial Acquisition
Assets
Cash and cash equivalents	$283	$180,723	(a)(b)	$26,892	(d)(f)
Prepaid expenses and other assets	2,860	83	(c)	28,682	(e)(f)
Match funded advances	—	—		424,303	(e)
Note receivable—Rights to MSRs	—	—		62,495	(e)

Total Assets	$3,143	$180,806		$542,372

Liabilities and Equity

Liabilities
Match funded liabilities	$—	$—		$360,658	(e)
Accrued expenses	1,647	142	(c)	1,050	(e)
Other liabilities	1,487	215	(c)	215

Total Liabilities	$3,134	$357		$361,923

Equity
Equity — ordinary shares, $0.01 par value; 5,000,000 shares (actual) and 200,000,000 shares (as adjusted) authorized; 20,000 shares (actual) and 14,067,618 shares (as adjusted) issued and outstanding at December 31, 2011	$—	$141	(a)(b)	$141
Additional paid-in-capital	300	180,599	(a)(b)	180,599
Deficit accumulated during the development stage	(291)	(291)		(291)

Total Equity	$9	$180,449		$180,449

Total Liabilities and Equity	$3,143	$180,806		$542,372

RISK FACTORS

An investment in our ordinary shares involves significant risks. We describe below the principal risks and uncertainties that we believe affect us or could affect us in the future. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are not aware of or focused on or that we currently deem immaterial may also negatively affect our business operations. You should carefully read and consider the risks and uncertainties described below, together with all of the other information included in this prospectus, before you decide to invest in our ordinary shares. If any of the following risks actually occur, our financial condition and results of operations could be materially and adversely affected. If this were to happen, our ability to pay dividends in the future may be adversely affected, the value of our ordinary shares could significantly decline and you could lose all or part of your investment.

Risks Related to Our Business and Industry

We are a new company. If we are unable to implement our business strategy or operate our business as we currently expect, our operating results may be adversely affected and we may not be able to pay dividends in the future.

Our operations will commence upon the closing of the Offerings and the Initial Acquisition. Our business model is untested and we may not be able to execute our business strategy as planned, which may negatively impact our financial performance and our ability to pay dividends in the future. Businesses such as ours, which are starting up or in their initial stages of development, present substantial business and financial risks and may suffer significant losses. While we are commencing our operations with an executive management team whose members are experienced in the mortgage servicing industry, their prior experience and relationships in the industry may not be successfully transferred to our company. In addition, primarily because we do not have a demonstrated operating history as a mortgage servicer, we are unable to obtain all of the Required Third Party Consents necessary to transfer legal ownership of the Initial Mortgage Servicing Rights to us at this time. Our untested business model and lack of operating history may also make it more difficult for us to acquire additional mortgage servicing rights from Ocwen Loan Servicing or other third parties in the future. As a new company we also must establish operating procedures, implement new systems and complete other tasks necessary to conduct our intended business activities.

Because we are a newly formed company, the historical financial and operating data relating to the Initial Purchased Assets presented in this prospectus may not be representative of our future results.

We are a new company and have no historical operating results. In preparing our business and economic model, we made a number of assumptions about future revenues, expenses, assets and liabilities relating to the Initial Purchased Assets. We based these assumptions, in part, on the historical financial and operating data relating to the Initial Purchased Assets while they were owned by Ocwen Loan Servicing and the prior owners of the Initial Purchased Assets, which may not be indicative of the results we will be able to achieve in the future. In addition, historical financial performance should not be considered a reliable indicator of future performance, and historical trends may not be reliable indicators of anticipated financial performance or trends in future periods. If these assumptions prove incorrect, we may be unable to pay dividends in the future.

We may not be able to obtain the Required Third Party Consents necessary to transfer legal ownership of the Initial Mortgage Servicing Rights to us.

Generally, most pooling and servicing agreements require the consent of various parties, including the rating agencies, the trustees of the related securitization trusts, the sponsors of the securitization transactions, any master servicer or any bond insurers or other credit enhancers insuring the mortgage-backed securities issued by the securitization trusts, prior to the transfer of legal ownership of the related mortgage servicing rights. At this time, some but not all of the rating agencies have indicated that they would issue a statement that the transfer of legal ownership of the Initial Mortgage Servicing Rights to us would not result in a downgrade to the rating of the related mortgage-backed securities, and we have not received all of the other Required Third Party Consents. Although no specific time frame was provided by the rating agency that has not indicated that it would provide consent, we believe that it could be at least six months to one year before the rating agency will consider issuing a rating confirmation. The rating agency may not issue the rating confirmation during this time frame or at all. Until we obtain the Required Third Party Consents necessary to transfer legal ownership of an Initial Mortgage Servicing Right to us, Ocwen Loan Servicing will retain legal ownership of such Initial Mortgage Servicing Right. Although we will pursue the Required Third Party Consents together with Ocwen Loan Servicing, we may not be able to obtain all the Required Third Party Consents in a timely manner or at all. Our understanding of one of the primary issues related to obtaining the Required Third Party Consents is that one of the rating agencies would not provide confirmation of its rating of the related mortgage-backed securities, at least until such time as we have developed an operating history as a mortgage servicer. We may not be able to obtain the ratings confirmations or other third party approvals or consents in a timely manner or at all. Until we receive the Required Third Party Consents and transfer legal ownership of the Initial Mortgage Servicing Rights to us, we are subject to increased risks as a result of Ocwen Loan Servicing continuing to own the Initial Mortgage Servicing Rights, including the risks relating to the potential of Ocwen Loan Servicing filing for bankruptcy or being terminated as servicer. See below under “—A bankruptcy of Ocwen Loan Servicing could adversely affect our business, expected dividends on our ordinary shares and the value of your investment in us.”

A bankruptcy of Ocwen Loan Servicing could adversely affect our business, expected dividends on our ordinary shares and the value of your investment in us.

If Ocwen Loan Servicing becomes subject to a bankruptcy proceeding, our business could be materially adversely affected, and you could suffer losses.

The validity or priority of our security interest in the Initial Mortgage Servicing Rights could be challenged in a bankruptcy proceeding of Ocwen Loan Servicing, and the Purchase Agreement could be rejected in such proceeding.    Ocwen Loan Servicing’s obligations under the Purchase Agreement with respect to the Rights to MSRs will be secured by a security interest in the Initial Mortgage Servicing Rights and the proceeds of the Initial Mortgage Servicing Rights. We will undertake all requirements under applicable law to properly create and perfect this security interest, including pledging the collateral in the Purchase Agreement and filing financing statements in appropriate jurisdictions to perfect it. Nonetheless, our security interest may be ruled unenforceable or ineffective by a bankruptcy court. If Ocwen Loan Servicing were to file, or to become the subject of, a bankruptcy proceeding under the United States Bankruptcy Code or similar state insolvency laws, during the period of time prior to the transfer of the Initial Mortgage Servicing Rights to us, Ocwen Loan Servicing (as debtor-in-possession in the bankruptcy proceeding) or the bankruptcy trustee could reject the Purchase Agreement and attempt to stop payments to us of the servicing or other related fees with respect to the Rights to MSRs and terminate our right to acquire those Initial Mortgage Servicing Rights that we have not already acquired. In the event the security interest is declared unenforceable or ineffective, we would be subject to the risk that our claim for any damages from the rejection of the Purchase Agreement or the failure to pay us the servicing or other related fees with respect to the Rights to MSRs would be treated as a general unsecured claim for purposes of distributions from Ocwen Loan Servicing’s bankruptcy estate. In addition, even if the security interest is found to be valid and enforceable, if a bankruptcy court determines that the value of the collateral exceeds the underlying obligation to us, then Ocwen Loan Servicing (as debtor-in-possession in the bankruptcy proceeding) or the bankruptcy trustee would have the power (with the approval of the bankruptcy court) to modify the terms of the payment obligations to us, to substitute collateral securing the security interest or to reduce the collateral securing the security interest to a lesser amount deemed “adequate” to secure payment of our claim.

Payments made by Ocwen Loan Servicing to us could be avoided by a court under federal or state preference laws.    If Ocwen Loan Servicing were to file, or to become the subject of, a bankruptcy proceeding under the United States Bankruptcy Code or similar state insolvency laws and our security interest is declared unenforceable or ineffective, payments previously made by Ocwen Loan Servicing to us pursuant to the Purchase Agreement may be recoverable on behalf of the bankruptcy estate as preferential transfers. A payment could constitute a preferential transfer if a court were to find that the payment was a transfer of an interest of property of Ocwen Loan Servicing that:

•	was made to or for the benefit of a creditor;

•	was for or on account of an antecedent debt owed by Ocwen Loan Servicing before that transfer was made;

•	was made while Ocwen Loan Servicing was insolvent (a company is presumed to have been insolvent on and during the 90 days preceding the date the company’s bankruptcy petition was filed);

•	was made on or within 90 days (or if we are determined to be a statutory insider, on or within one year) before Ocwen Loan Servicing’s bankruptcy filing; and

•	permitted us to receive more than we would have received in a Chapter 7 liquidation case under applicable bankruptcy laws.

If the court were to determine that any payments were avoidable as preferential transfers, we would be required to return such payments to Ocwen Loan Servicing’s bankruptcy estate.

A sale of Mortgage Servicing Assets or other assets could be re-characterized as a pledge of such assets in a bankruptcy proceeding.    If Ocwen Loan Servicing’s transfer to us of Mortgage Servicing Assets or any other asset transferred pursuant to the Purchase Agreement were considered to be a sale of such assets, then such assets would not be part of Ocwen Loan Servicing’s bankruptcy estate. Ocwen Loan Servicing (as debtor-in-possession in the bankruptcy proceeding) or the bankruptcy trustee might assert in a bankruptcy proceeding, however, that mortgage servicing rights or any other asset transferred to us pursuant to the Purchase Agreement were not sold to us but were merely pledged to us as security for Ocwen Loan Servicing’s obligation to repay amounts paid by us to Ocwen Loan Servicing pursuant to the Purchase Agreement. If such assertion were successful, all or part of the Mortgage Servicing Assets or any other asset transferred to us pursuant to the Purchase Agreement would constitute property of the bankruptcy estate of Ocwen Loan Servicing, and our rights against Ocwen Loan Servicing would be those of a secured creditor, and not those of an owner, of such assets. Although we will take steps to properly create and perfect a security interest in the assets we purchase pursuant to the Purchase Agreement in case such purchase is re-characterized as a secured financing, the validity or priority of the security interest could be challenged. See above under “—The validity or priority of our security interest in the Initial Mortgage Servicing Rights could be challenged in a bankruptcy proceeding of Ocwen Loan Servicing, and the Purchase Agreement could be rejected in such proceeding” for a description of the risks associated with such security interest.

Payments made to us by Ocwen Loan Servicing, or obligations incurred by it, could be avoided by a court under federal or state fraudulent conveyance laws.    Ocwen Loan Servicing (as debtor-in-possession in the bankruptcy proceeding) or the bankruptcy trustee could also attempt to claim that a sale of Rights to MSRs or sale of mortgage servicing rights or other assets by Ocwen Loan Servicing to us was a fraudulent conveyance. Under the United States Bankruptcy Code and similar state insolvency laws, payments made, or obligations incurred, could be voided if Ocwen Loan Servicing, at the time it made such payment or incurred such obligation: (a) received less than reasonably equivalent value or fair consideration for such transfer or incurrence; and (b) either (i) was insolvent at the time of, or was rendered insolvent by reason of, such transfer or incurrence; (ii) was engaged in, or was about to engage in, a business or transaction for which the assets remaining with Ocwen Loan Servicing were an unreasonably small capital; or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature. If any transfer or incurrence is determined to be a fraudulent conveyance, Ocwen Loan Servicing (as debtor-in-possession in the bankruptcy proceeding) or the bankruptcy trustee would be entitled to recover such transfer or to avoid the obligation previously incurred.

The Subservicing Agreement could be rejected in a bankruptcy proceeding.    If Ocwen Loan Servicing were to file, or to become the subject of, a bankruptcy proceeding under the United States Bankruptcy Code or similar state insolvency laws, Ocwen Loan Servicing (as debtor-in-possession in the bankruptcy proceeding) or the bankruptcy trustee could reject the Subservicing Agreement and terminate Ocwen Loan Servicing’s obligation to service the mortgage loans underlying one or more of the mortgage servicing rights that we have acquired and that Ocwen Loan Servicing has agreed to service for us pursuant to the Subservicing Agreement. As we will not have and in the future do not expect to have the employees, servicing platforms or technical resources necessary to service mortgage loans, if the Subservicing Agreement is rejected we will need to either engage an alternate subservicer, which may not be readily available on acceptable terms or at all, or negotiate a new servicing arrangement with Ocwen Loan Servicing, which would presumably be on less favorable terms to us. Any claim we have for damages arising from the rejection of the Subservicing Agreement would be treated as a general unsecured claim for purposes of distributions from Ocwen Loan Servicing’s bankruptcy estate.

Any of the foregoing events might have a material adverse effect on our financial condition or operating results and our ability to pay dividends, which could cause delays or reductions in payments on our ordinary shares or a reduction in the value of our ordinary shares.

We may not be able to pay dividends on our ordinary shares.

We intend to declare and pay regular cash dividends on our ordinary shares. We intend to distribute at least 90% of our net income to shareholders on a monthly basis, although we are not required by law to do so. On January 30, 2012, our Board of Directors declared a contingent interim dividend of $0.10 per ordinary share (subject to proration for partial months) with respect to each of the three calendar months following the completion of the Offerings and the Initial Acquisition. These dividends will be payable to holders of record of our ordinary shares on the last business day of each such month, subject to all applicable laws, and will be paid on the 10th day of the immediately following month, or the first business day thereafter if such date falls on a weekend or holiday. The following chart sets forth the record and payment dates of the initial contingent interim dividends assuming the completion of the Offerings and the Initial Acquisition occurs during March 2012:

Record Date	Payment Date	Amount per Ordinary Share

March 30, 2012	April 10, 2012	$0.08

April 30, 2012	May 10, 2012	$0.10

May 31, 2012	June 11, 2012	$0.10

The payment of these dividends will be contingent upon the consummation of the Offerings and the successful completion of the Initial Acquisition. Our Board of Directors has the right to rescind these dividends at any time prior to the applicable dividend payment date. While we intend to continue to pay monthly dividends at this rate, we may not be able to do so in the future. Our dividend policy is subject to the discretion of our Board of Directors and will depend, among other things, on cash available for distributions, general economic and business conditions, our strategic plans and prospects, our financial results and condition, contractual, legal and regulatory restrictions on the declaration and payment of dividends by us and such other factors as our Board of Directors considers to be relevant.

Our ability to declare and pay dividends is dependent on cash flow generated by our subsidiaries because we are a holding company.

We are a holding company with no operations. Our subsidiaries will own all of the assets that will generate income. Therefore, our ability to declare and pay dividends is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, distribution or otherwise. Our subsidiaries may not be able or permitted to make distributions to enable us to make dividend payments in respect of our ordinary shares. Each of our subsidiaries is a distinct legal entity formed and governed under the laws of the State of Delaware, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from them. The subsidiary that will hold the Rights to MSRs and that will hold any mortgage servicing rights we acquire in the future is a Delaware limited liability company. Delaware law provides that a limited liability company is prohibited from making a distribution of cash or other property to a member to the extent that, at the time of and after giving effect to the distribution, the limited liability company’s liabilities exceed the fair value of its assets, subject to certain exceptions. In addition, while our subsidiaries currently are not subject to any contractual restrictions with respect to the payment of dividends, any future financing or other arrangements that our subsidiaries enter into could limit their ability to make distributions to us. In the event that we do not receive distributions from our subsidiaries, we may be unable to make dividend payments on our ordinary shares.

We are highly dependent upon our senior management team.

Our business model and the execution of our business strategy is highly dependent upon the members of our senior management team who will resign their positions at Ocwen and become our employees simultaneously with the closing of the Offerings and the Initial Acquisition. The loss of the services of any of our senior executives or key employees could delay or prevent us from executing our business strategy and could significantly and negatively affect our business.

Our senior management team will also devote a portion of its time to performing certain functions for Ocwen pursuant to the professional services agreement, which we refer to as the “Ocwen Professional Services Agreement” throughout this prospectus, that we have entered into with Ocwen. This will detract from the amount of time these executives have available to focus on our business.

In the future, we may need to hire additional personnel to meet the demands of our business, including any changes to our business strategy or operations due to a failure to obtain consents needed to transfer mortgage security rights on a timely basis or at all. The number of available, qualified personnel in the mortgage servicing industry may be limited, and the lack of qualified personnel may delay our ability to execute our business model as planned.

The continued economic slowdown and/or continued deterioration of the housing market could increase delinquencies and defaults on the mortgage loans underlying the mortgage servicing rights we acquire, which would negatively affect our operating results.

The residential mortgage market in the United States has experienced and may continue to experience a variety of difficulties and challenging economic conditions. Housing prices in many parts of the United States have declined or stopped appreciating after extended periods of significant appreciation. Any further deterioration of the U.S. housing market and declines in home prices could result in increased delinquencies or defaults on the mortgage loans underlying the mortgage servicing rights we acquire.

During any period in which the borrower is not making payments on a mortgage loan, the servicer under substantially all pooling and servicing agreements is required to advance its funds to meet contractual principal and interest remittance requirements for the securitization trust that owns the mortgage loans, pay property taxes and insurance premiums, process foreclosures and maintain, repair and market foreclosed real estate properties.

If the economy slows and/or the housing market continues to deteriorate, our operating results would be adversely affected in the following ways:

Interest Income and Servicing Fee Revenue.    Because we will recognize interest income and, if and when legal title to the Initial Mortgage Servicing Rights is transferred to us, servicing fee revenue as principal and interest payments are collected from the borrowers on the mortgage loans underlying our Mortgage Servicing Assets and as delinquent loans are resolved, an increase in delinquencies would reduce the interest income and servicing fee revenue that we recognize.

Expenses.    An increase in servicing advances outstanding relative to the amount of the unpaid principal balance of the mortgage loans underlying our Mortgage Servicing Assets could result in substantial strain on our financial resources because growth of outstanding servicing advances relative to the unpaid principal balance of mortgage loans would increase financing costs with no offsetting increase in interest income or servicing fee revenue, thus reducing profitability. If servicing advances increase to a level where we are unable to fund additional servicing advances, we may not be able to fulfill our obligations under the Purchase Agreement to purchase the servicing advances that Ocwen Loan Servicing is required to make pursuant to the pooling and servicing agreements related to the Initial Mortgage Servicing Rights, or our obligations to fund servicing advances under those pooling and servicing agreements for which we are the servicer. As a result, the Purchase Agreement could be terminated, and we could lose the interest income or servicing fee revenue associated with our Rights to MSRs or be terminated as servicer under any affected pooling and servicing agreements and lose the interest income or servicing fee revenue associated with the mortgage servicing rights, as applicable.

Valuation of Mortgage Servicing Assets.    Defaults on mortgage loans will decrease the value of the associated note receivable and Mortgage Servicing Assets. In addition, future default rates that exceed current estimates may result in higher amortization and a reduction in the value of our Mortgage Servicing Assets such that interest income or servicing fee revenue may decline and amortization and interest expense may increase.

A significant increase in prepayment speeds would reduce the unpaid principal balance of the mortgage loans underlying our Mortgage Servicing Assets and could adversely affect our operating results.

Prepayment speeds significantly affect our business. Prepayment speed is the measurement of how quickly borrowers pay down the unpaid principal balance of their loans or how quickly loans are otherwise brought current, modified, liquidated or charged off. Prepayment speeds, which are presently driven primarily by involuntary liquidations of subprime and Alt-A mortgage loans, have a significant impact on our servicing fees, our expenses and the valuation of our Mortgage Servicing Assets as follows:

Servicing Fees.    If prepayment speeds increase, our servicing fees will decline more rapidly than estimated because of the greater than expected decrease in the unpaid principal balance of the mortgage loans on which servicing fees are based.

Expenses.    Amortization of Mortgage Servicing Assets will be our largest operating expense. Since we amortize Mortgage Servicing Assets in proportion to total expected income over the life of the Mortgage Servicing Assets, an increase in prepayment speeds will lead to increased amortization expense as we revise downward our estimate of total expected income.

Valuation of Mortgage Servicing Assets.    We base the price we pay for Mortgage Servicing Assets and the rate of amortization of those assets on, among other things, our projection of the cash flows from the related pool of mortgage loans. Our expectation of prepayment speeds is a significant assumption underlying those cash flow projections. If prepayment speeds are significantly greater than expected, the carrying value of our Mortgage Servicing Assets could exceed their estimated fair value. If the carrying value of our Mortgage Servicing Assets exceeds their fair value, we will be required to record a non-cash charge for impairment or unrealized loss, which would have a negative impact on our operating results.

If we are unable to maintain the unpaid principal balance of the mortgage loans underlying our Mortgage Servicing Assets at an adequate level through the acquisition of additional Mortgage Servicing Assets or otherwise, we would likely reevaluate our long-term business strategy if such conditions persist for a period of approximately five years after the completion of the Offerings. One possible outcome of this evaluation would be to sell our remaining Mortgage Servicing Assets some time thereafter and use the proceeds to pay a liquidating distribution to our shareholders. In any such event, our shareholders may not be able to recover the full value of their investment in our ordinary shares.

We may not be able to successfully compete for the acquisition of mortgage servicing rights, which could adversely affect our business.

Our success depends, in large part, on our ability to acquire additional mortgage servicing rights on terms consistent with our business and economic model. We expect to compete with independent mortgage loan servicers, private equity firms, hedge funds and other large financial services companies in acquiring additional mortgage servicing rights. Many of our anticipated competitors are significantly larger than we are, have access to greater capital and other resources, are capable of financing servicing advances at a lower interest rate and may have other advantages over us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could lead them to offer higher prices than we would be willing to pay for these assets.

Under most pooling and servicing agreements the approval or consent of third parties will be required to transfer mortgage servicing rights to us. We have not yet been able to obtain all the Required Third Party Consents necessary to transfer legal ownership of the Initial Mortgage Servicing Rights to us, primarily because we do not have a demonstrated operating history as a mortgage servicer. No specific time frame was provided by the rating agency that has not provided consent. We believe it could be at least six months to one year before the rating agency will consider issuing a rating confirmation, although the rating agency may not issue the rating confirmation during this time frame or at all. Until such time as we establish an operating history as a mortgage servicer, we may need to continue to structure purchases of mortgage servicing rights as purchases of Rights to MSRs to the extent that the related pooling and servicing agreements require approvals or consents that we are unable to obtain. As a result, other potential purchasers of mortgage servicing rights may be more attractive to sellers if the sellers believe that they can obtain any necessary third party approvals and consents to transfer the mortgage servicing rights to these potential purchasers more easily than if they were transferring them to us. Even if other potential purchasers are not viewed by sellers to be a more attractive alternative, sellers may request a higher purchase price from us if we are not able to obtain the necessary approvals and consents prior to the completion of the sale of mortgage servicing rights. This may negatively effect our ability to acquire additional mortgage servicing rights or limit the available mortgage servicing rights or types of mortgage servicing rights that we are able to offer to acquire.

We also do not intend to build a mortgage servicing platform. Therefore, we may not be an attractive buyer for those sellers of mortgage servicing rights that prefer to sell mortgage servicing rights and their mortgage servicing platform in a single transaction. Since our business model does not currently include acquiring and running servicing platforms, to engage in a bid for such a business we would need to find a partner to acquire and run the platform or we would need to incur additional costs to shut down the acquired servicing platform. The need to work with a partner in these situations increases the complexity of such potential acquisitions, and Ocwen Loan Servicing may be unwilling to act as servicer or subservicer on any mortgage servicing rights acquisition we want to execute. The complexity of these transactions and the additional costs incurred by us if we were to execute future acquisitions of this type could adversely affect our future operating results.

We may be unable to maintain the unpaid principal balance of the mortgage loans underlying our Mortgage Servicing Assets at an adequate level, which may cause administrative expenses to increase relative to our equity base.

The unpaid principal balance of the mortgage loans underlying the Initial Mortgage Servicing Rights will decline naturally over time. In addition, the unpaid principal balance of the mortgage loans underlying the Initial Mortgage Servicing Rights could be reduced in connection with any loan put-backs. A loan put-back is a request by the securitization trustee for the originator of the loan or the party that transferred the loan to the securitization to repurchase the loan at par. These requests generally arise because the originator or transferor is found to have breached representations or warranties made at the time of origination or securitization. We intend to acquire additional Mortgage Servicing Assets to maintain a sufficient level of unpaid principal balance of the mortgage loans underlying our Mortgage Servicing

Assets relative to the size of our operations. Given competition in our industry for the acquisition of mortgage servicing rights and the continued decrease in new securitizations, primarily as a result of the lack of new originations of subprime and Alt-A mortgage loans, a sufficient number of subprime and Alt-A mortgage servicing rights may not be available at attractive prices or at all. If we are unable to acquire new Mortgage Servicing Assets, the amount of servicing fees we receive, which is based on the unpaid principal balance of the loans underlying our Mortgage Servicing Assets, may decline as mortgage loans are repaid or liquidated. As a result, our future expenses may increase disproportionately to the size of our equity base, which will negatively affect our profitability and may limit our ability to pay dividends in the future. If we are unable to make additional acquisitions of mortgage servicing rights within a period of approximately five years, we would likely reevaluate our long-term business strategy at such time. One possible outcome of this evaluation would be to sell our remaining Mortgage Servicing Assets some time thereafter and use the proceeds to pay a liquidating distribution to our shareholders. In any such event, our shareholders may not be able to recover the full value of their investment in our ordinary shares.

Our assumptions in determining the purchase price for Mortgage Servicing Assets may be inaccurate or the basis for such assumptions may change, which could adversely affect our results of operations.

To the extent that we purchase Mortgage Servicing Assets in the future, our success will be highly dependent upon accurate pricing of such Mortgage Servicing Assets. In determining the purchase price for Mortgage Servicing Assets, we will make assumptions regarding the following:

•	the rates of prepayment and repayment of the underlying mortgage loans;

•	amount of future servicing advances;

•	projected rates of delinquencies and defaults;

•	future interest rates; and

•	the costs associated with engaging subservicers to service the loans.

If any of our assumptions regarding the Mortgage Servicing Assets that we acquire are inaccurate or the basis for such assumptions change, the price we pay to acquire Mortgage Servicing Assets may prove to be too high. This could result in lower than expected profitability or a loss.

We do not intend to operate a mortgage servicing platform and will need to engage subservicers to service the mortgage loans underlying any mortgage servicing rights we ultimately acquire. We may not be able to engage subservicers on terms that are favorable to us or at all.

We do not intend to operate a mortgage servicing platform. Our success will depend on our ability to enter into subservicing agreements with high-quality mortgage servicers, like Ocwen Loan Servicing, to service the mortgage loans underlying any mortgage servicing rights we ultimately acquire.

The terms of any subservicing agreement will be negotiated with the subservicer prior to the acquisition of the related mortgage servicing rights. It is unlikely that the term of any subservicing agreement we enter into will match the life of any mortgage servicing rights that we ultimately acquire and therefore will need to be renewed. As a result, the terms of any new subservicing agreement or renewal will depend on the economic environment and the costs of providing subservicing at that time. For example, the initial term of the Subservicing Agreement will expire six years from the closing date of the Initial Acquisition. Therefore, we will need to renegotiate the terms of this agreement before these assets wind down. In addition, the terms of any future subservicing agreements, including those we enter into with Ocwen Loan Servicing, may not be similar to the terms of the Subservicing Agreement.

We may be unable to obtain sufficient capital or obtain or maintain the servicer advance financing necessary to meet the financing requirements of our business, which could adversely affect our operating results and our ability to pay dividends in the future.

We will need access to capital to finance servicing advances relating to the Mortgage Servicing Assets we may acquire and to fund future acquisitions of additional Mortgage Servicing Assets and associated servicing advances.

Servicing Advances.    If delinquencies increase with respect to the mortgage loans underlying the Initial Mortgage Servicing Rights, we will require more funding than we currently expect, which may not be available to us on favorable terms or at all. We expect to meet our financing requirements relating to the Initial Mortgage Servicing Rights by assuming from Ocwen an existing advance financing facility that expires in August 2013, subject to certain conditions including consent from lenders in that facility. Under normal market conditions, mortgage servicers typically have been able to renew or refinance liquidity facilities for mortgage servicing rights. However, during the economic crisis that began in 2007, there were periods of time when mortgage servicers were unable to renew these facilities. Borrowing conditions have improved since that time; however, market conditions at the time of any renewal or refinancing may not enable us to renew or refinance our advance financing facilities on favorable terms or at all. Ocwen Loan Servicing will not have any obligation to us to fund any servicing advances that we are required to purchase or fund. Our inability to obtain adequate financing to fund servicing advances would result in the termination of our mortgage servicing rights under the applicable pooling and servicing agreements or the loss of our Rights to MSRs pursuant to the Purchase Agreement, as applicable. If, for this reason, our mortgage servicing rights or Rights to MSRs are terminated or lost, as applicable, we will bear the full economic impact of this termination or loss without the right to seek indemnification from Ocwen Loan Servicing.

Mortgage Servicing Assets.    The unpaid principal balance of the mortgage loans underlying the Initial Mortgage Servicing Rights will decline naturally over time, and we intend to acquire new Mortgage Servicing Assets to maintain the scale of our operations. To maintain our goal of distributing at least 90% of our net income to shareholders on a monthly basis, we will limit the amount of unused cash and borrowing capacity. This means that we may need access to the capital markets to fund acquisitions of additional Mortgage Servicing Assets and associated servicing advances. The global capital markets are currently experiencing a period of disruption and instability that began in 2007 and that has most recently resulted in the downgrading of government debt in several European States. Our ability to fund future acquisitions may depend on our ability to access the capital markets and on the strength and performance of these markets. In addition, the provisions of our Articles of Association restrict our ability to issue and sell additional ordinary shares at a price below our then current net asset value per share without first obtaining the prior approval of holders of at least a majority of the outstanding ordinary shares voted with respect to such approval. This restriction may make it more difficult for us to raise capital through the issuance of additional ordinary shares.

Ocwen Loan Servicing or we may be terminated as servicer under a pooling and servicing agreement. Servicer termination events or events of default have been triggered in pooling and servicing agreements representing approximately 83% of the unpaid principal balance of the mortgage loans underlying the Initial Mortgage Servicing Rights as of December 31, 2011, and the parties to the related securitization transactions could enforce their rights against Ocwen Loan Servicing or us at any time as a result.

Ocwen Loan Servicing will remain obligated to service the mortgage loans underlying the Rights to MSRs that we acquire in accordance with the terms of the related pooling and servicing agreements during the period of time prior to the transfer of the Initial Mortgage Servicing Rights to us. If and when we acquire legal ownership of the Initial Mortgage Servicing Rights, we will be obligated to service these mortgage loans in accordance with the terms of the related pooling and servicing agreements. We will also be obligated to service the mortgage loans relating to any other mortgage servicing rights that we may acquire in the future. Pursuant to the Subservicing Agreement, we have engaged Ocwen Loan Servicing to service the mortgage loans underlying the Initial Mortgage Servicing Rights upon our receipt of the Required Third Party Consents, and may engage Ocwen Loan Servicing or other subservicers to service the mortgage loans underlying any other mortgage servicing rights that we acquire in the future. Any default by Ocwen Loan Servicing relating to its obligations as servicer under any pooling and servicing agreement related to the Initial Mortgage Servicing Rights during the period of time prior to the transfer of the Initial Mortgage Servicing Rights to us, or as subservicer pursuant to the Subservicing Agreement following any such transfer, or the failure of any other servicer to perform its obligations or to satisfy the other requirements under the terms of the pooling and servicing agreement related to any of our mortgage servicing rights, could result in a servicer termination event or servicer event of default under such agreement. In addition, if we fail to perform any of our obligations as servicer with respect to our mortgage servicing rights that we did not delegate to a subservicer, such as making servicing advances or remitting funds to the securitization trust in accordance with the terms of the applicable pooling and servicing agreement, it will result in a servicer termination event or servicer event of default. If we fail to purchase the servicing advances that Ocwen Loan Servicing is required to make pursuant to the related pooling and servicing agreements prior to the transfer of such Initial Mortgage Servicing Rights to us, Ocwen Loan Servicing may be in breach of its obligations to make such servicing advances, which will also result in a servicer termination event or servicer event of default. If such servicer termination event or servicer event of default is a result of our breach of a representation under the Purchase Agreement, or our actions or our failure to act, we could owe an indemnification payment to Ocwen Loan Servicing for the amount of its losses resulting from such servicer termination event or servicer event of default.

Many pooling and servicing agreements for subprime and Alt-A mortgage loans also contain servicer termination events or events of default based upon the number of delinquent loans or the loss performance of the related mortgage loans. We believe that these servicer termination events or events of default have been triggered in most pooling and servicing agreements for subprime and Alt-A mortgage loans that were entered into prior to 2008. A significant number of the pooling and servicing agreements related to the Initial Mortgage Servicing Rights (representing approximately 83% of the unpaid principal balance of the mortgage loans underlying the Initial Mortgage Servicing Rights as of December 31, 2011) contain servicer termination events or events of default of this type, all of which have been triggered. We believe that one possible reason that the parties to pooling and servicing agreements that have the right to terminate a servicer upon the occurrence of such servicer termination events or events of default have not exercised such rights may be because the transfer of servicing could lead to a disruption of servicing activities which could lead to increased delinquencies and decreased recovery on the underlying mortgage loans, which could result in a loss on the related mortgage-backed securities. While the parties to the securitization transactions have not exercised their right to terminate Ocwen Loan Servicing as servicer under the pooling and servicing agreements related to the Initial Mortgage Servicing Rights to date, they could enforce their rights against Ocwen Loan Servicing prior to the transfer of the Initial Mortgage Servicing Rights to us, or against us if and when we acquire the Initial Mortgage Servicing Rights at a later date. In addition, most of the pooling and servicing agreements related to the Initial Mortgage Servicing Rights also contain servicer termination events or events of default that require the servicer to maintain a tangible net worth of between $15 million and $50 million.

If a servicer termination event or event of default has occurred under a pooling and servicing agreement, the servicer may be terminated without any right to compensation for its loss from the trustee for the securitization trust, other than the right to be reimbursed for any outstanding servicing advances as the related loans are brought current, modified, liquidated or charged off. So long as we are in compliance with our obligations under the Subservicing Agreement and the Purchase Agreement, if Ocwen Loan Servicing is terminated as servicer, or if we are terminated as servicer when Ocwen Loan Servicing is acting as subservicer, we will have the right to receive an indemnification payment from Ocwen Loan Servicing as servicer or subservicer, even if such termination related to servicer termination events or events of default existing at the time of the Initial Acquisition, including with respect to those servicer termination events or events of default that have been triggered in pooling and servicing agreements representing approximately 83% of the unpaid principal balance of the mortgage loans underlying the Initial Mortgage Servicing Rights as of December 31, 2011. See “—A downgrade in Ocwen Loan Servicing’s servicer rating and that of any future subservicer with whom we enter into subservicing agreements could have an adverse effect on our business, financial condition or results of operations.” If Ocwen Loan Servicing or we are terminated as servicer with respect to a pooling and servicing agreement and Ocwen Loan Servicing is unable to make any resulting indemnification payments to us, if any, it may have a material adverse effect on our operating results and our ability to pay dividends and may make it more difficult for us to acquire additional mortgage servicing rights in the future.

If our assumptions regarding subprime and Alt-A borrower refinancing options in a declining interest rate environment prove incorrect, the unpaid principal balance of the mortgage loans underlying Mortgage Servicing Assets could decline, which would adversely affect our operating results.

In preparing our business and economic model, we made a number of assumptions about future servicing fees, expenses, assets and liabilities relating to the Initial Purchased Assets. In connection with this process, we made certain assumptions about likely prepayment speeds on the mortgage loans underlying the Initial Mortgage Servicing Rights in a declining interest rate environment. These assumptions were based on our view that subprime and Alt-A borrowers would have limited refinancing options even in such an environment. Refinancings, also known as voluntary prepayments, are a small component of total prepayments, with involuntary prepayments and liquidations being the larger component. If subprime and Alt-A borrowers were able to refinance their mortgage loans in a declining interest rate environment, prepayment speeds would increase, leading to lower unpaid principal balance on the mortgage loans underlying the Initial Purchased Assets, which would adversely affect our operating results.

If our assumptions regarding the rates at which delinquent mortgages loans will become performing or be resolved through loan modifications are higher than the actual rates, then the unpaid principal balance of the mortgage loans underlying our Mortgage Servicing Assets will decline more quickly than we have anticipated, and the amount and duration of outstanding servicing advances would increase, which would adversely affect our operating results.

In preparing our business plan and economic model, we made assumptions about the likely delinquency rates for the mortgage loans underlying our Mortgage Servicing Assets, and the rates at which those delinquent mortgage loans would reperform, either through a payment of past due amounts or through permitted modifications of the terms of these mortgage loans. Delinquent mortgage loans that become performing either because of a payment of past due amounts or a permitted loan modification remain outstanding as part of the aggregated unpaid principal balance of the underlying mortgage loans and therefore will continue to produce revenue for us over their remaining term. The servicer is also able to reimburse itself for outstanding servicing advances when delinquent mortgage loans reperform. On the other hand, when delinquent mortgage loans are resolved through foreclosure, the unpaid balance of such loans ceases to be a part of the aggregate unpaid principal balance when the related mortgage properties are foreclosed on and liquidated. Also, delinquent mortgage loans resolved through foreclosure generally require more servicing advances over a longer time horizon prior to reimbursement as compared with servicing advances made with respect to delinquent mortgage loans that are resolved through repayment or permitted loan modifications. A faster amortization of the aggregate unpaid principal balance of the underlying mortgage loans and an increase in the amount and duration of outstanding servicing advances would adversely effect our operating results.

Our hedging strategies may not be successful in mitigating the risks associated with changes in interest rates.

We are exposed to interest rate risk to the extent that the interest rates on our financing facilities are tied to a variable rate index and when we refinance those obligations or enter into new facilities. We plan to use various derivative and other financial instruments to provide a level of protection against interest rate risks. Although we intend to execute a hedging strategy aimed to neutralize our net exposure to interest rate increases on our floating rate match funded liabilities, no hedging strategy can completely protect us. Our hedging activities may include entering into interest rate swaps, caps and floors, options to purchase these items and futures and forward contracts. Our hedging decisions in the future will be determined in light of the facts and circumstances existing at the time and may differ from our current hedging strategy. Any significant change in interest rates could result in a significant margin call, which would require us to provide the counterparty with additional cash collateral. Any such margin call, or any decline in interest rates that results in the diminution in value of our hedges, could harm our liquidity, profitability, financial condition and business prospects.

If we are named in legal proceedings involving mortgage servicers, the costs of litigation could adversely affect our financial results.

The residential mortgage loan servicing industry is extremely litigious, and we could be subject to allegations of illegality in connection with our own operations or the business practices of subservicers acting on our behalf, including lawsuits related to their billing and collections practices, modification protocols or foreclosure practices and other loss mitigation efforts associated with the mortgage loans they service on our behalf. Ocwen Loan Servicing has informed us that it is currently a defendant in several lawsuits regarding its servicing activities, including putative class actions, and we face the risk that we could be added as a defendant in any of these actions that relate to servicing the Initial Purchased Assets.

Ocwen has informed us that it has received a Civil Investigative Demand from the Federal Trade Commission (the “FTC”), requesting documents and information concerning various loan servicing activities. In addition, a coalition of state attorneys general is conducting an industry-wide investigation into certain acts and practices concerning the mortgage foreclosure process. The FTC and such attorneys general have not taken any action against Ocwen, but it is possible that Ocwen could receive notifications of alleged wrongdoing or be named as a defendant with respect to these matters or other litigation and regulatory matters.

We could be added as a defendant or investigated in any of these matters. We also may be added as a defendant in future lawsuits brought against Ocwen, Ocwen Loan Servicing or other servicers regarding their servicing practices relating to our mortgage servicing rights. Defending ourselves against lawsuits or adverse legal judgments against us may require that we pay significant legal fees, settlement costs, damages, penalties or other charges, or undertake remedial actions pursuant to administrative orders or court-issued injunctions, any of which could adversely affect our financial results.

Risks Related to Our Relationship with Ocwen, Other Subservicers and Related Parties

We are dependent on Ocwen Loan Servicing to act as a servicer with respect to the mortgage loans underlying the Initial Mortgage Servicing Rights.

We will be dependent on Ocwen Loan Servicing to service the mortgage loans underlying the Initial Mortgage Servicing Rights until such time, if at all, as legal ownership of the Initial Mortgage Servicing rights are transferred to us. A failure of Ocwen Loan Servicing to perform its servicing obligations under a related pooling and servicing agreement could result in the termination of Ocwen Loan Servicing as servicer. If Ocwen Loan Servicing is terminated, it will no longer receive the servicing fees or any other proceeds with respect to such Initial Mortgage Servicing Right that it owes to us. If this occurs, we will only have recourse against Ocwen Loan Servicing and will not have any recourse against the related trustee or securitization trust because we will not have legal title to the mortgage servicing rights at that time. If Ocwen Loan Servicing is unable to make any applicable indemnification payments owed to us, we could lose the entire value of the related Rights to MSRs, which would adversely affect our operating results and our ability to pay dividends.

We will be dependent on Ocwen Loan Servicing and any other third parties who we engage as subservicer, to perform substantially all of our servicing obligations relating to any mortgage servicing rights we own.

For those mortgage servicing rights that we may ultimately acquire, including the Initial Mortgage Servicing Rights if and when they are transferred to us, we will be contractually obligated to service the loans underlying those mortgage servicing rights. We will not have and in the future do not expect to have the employees, servicing platforms or technical resources necessary to service the loans. We have engaged Ocwen Loan Servicing to service the mortgage loans underlying the Initial Mortgage Servicing Rights. In addition, we expect to engage Ocwen Loan Servicing or other subservicers to service the mortgage loans underlying any mortgage servicing rights we acquire in the future. If we are unable to engage a subservicer, we will be unable to perform our obligations under the related pooling and servicing agreements, which would lead to our termination as servicer without payment. If for any reason Ocwen Loan Servicing is no longer able to act as subservicer or any other subservicer is no longer able to act as subservicer with respect to any other mortgage servicing rights we may acquire, an alternate subservicer may not be readily available on acceptable terms or at all, which would adversely affect our operating results.

Under the Subservicing Agreement and the initial subservicing supplement, we will be required to pay Ocwen Loan Servicing fees for servicing the mortgage loans underlying the Initial Mortgage Servicing Rights. If we fail to pay Ocwen Loan Servicing any monthly base fee or monthly performance based incentive fee that is past due, subject to certain grace periods and other conditions specified in the Subservicing Agreement and the initial subservicing supplement, Ocwen Loan Servicing may cease to service the related mortgage loans until such fees have been paid to Ocwen Loan Servicing. Any failure of Ocwen Loan Servicing to service such mortgage loans could result in a servicer termination event or event of default, which could cause us to be terminated as servicer without any right to compensation for the loss of any affected Initial Mortgage Servicing Rights.

Failure by Ocwen Loan Servicing and future subservicers to comply with applicable laws and regulations may adversely affect our business.

Mortgage servicing is subject to extensive and evolving federal, state and local laws and regulations. Mortgage servicers are contractually obligated to service the mortgage loans underlying mortgage servicing rights in compliance with such laws and regulations. Failure by Ocwen Loan Servicing or any subservicer we engage in the future to comply with such laws and regulations may result in a servicer termination event or an event of default of the servicer under the related pooling and servicing agreements. If a servicer termination event or event of default has occurred under a pooling and servicing agreement, we may be terminated as servicer (or Ocwen may be terminated as servicer under a pooling and servicing agreement related to an Initial Mortgage Servicing Right prior to its transfer to us). As a result, we may not receive any compensation for the loss of the related Mortgage Servicing Assets, other than the right to be reimbursed for any outstanding servicing advances as the related loans are brought current, modified, liquidated or charged off. In addition, the failure of Ocwen Loan Servicing or our other subservicers to comply with these laws and regulations in connection with servicing mortgage loans underlying our mortgage servicing rights, could possibly lead to civil and criminal liability, loss of licensing, damage to our reputation in the industry, fines and penalties and litigation, including class action lawsuits or administrative enforcement actions. Any of these outcomes would have a material adverse effect on our operating results and may make it more difficult for us to acquire additional mortgage servicing rights in the future.

Failure by Ocwen Loan Servicing and future subservicers to ensure that servicing advances comply with the terms of the pooling and servicing agreements may have a material adverse affect on our operating results and our ability to pay dividends in the future.

Although we will be responsible for purchasing or funding servicing advances, Ocwen Loan Servicing will be responsible for ensuring that servicing advances associated with the Initial Mortgage Servicing Rights are made in compliance with the terms of the related pooling and servicing agreements and its advance and stop advance policies so that the servicing advances with respect to a mortgage loan do not exceed the amount expected to be collected with respect to such mortgage loan. Future subservicers will have similar responsibilities with respect to future mortgage servicing rights we may acquire. Servicing advances that are improperly made may not be eligible for financing under an advance financing facility and may not be reimbursable by the related securitization trust or other owner of the mortgage loan, which would reduce our liquidity and may cause us to suffer a loss.

If we have to replace Ocwen Loan Servicing, we may not be able to find a suitable replacement, which could adversely affect our financial results.

We intend to capitalize on the servicing capabilities of Ocwen Loan Servicing for the Initial Purchased Assets and future acquisitions of Mortgage Servicing Assets. We view Ocwen Loan Servicing as superior relative to many other servicers in terms of cost, management experience, technology infrastructure and platform scalability. If for any reason Ocwen Loan Servicing is no longer able to act as subservicer for us with respect to mortgage servicing rights that we have acquired, or if we decide to require Ocwen Loan Servicing to transfer their mortgage servicing rights to a successor servicer after the occurrence of an event of default under the Purchase Agreement, with respect to the Initial Mortgage Servicing Rights prior to the transfer of legal ownership to us, or under the Subservicing Agreement, we will need to find a replacement subservicer.

Although there are other entities that may be willing to act as subservicer (or as a successor servicer to Ocwen Loan Servicing with respect to the Initial Mortgage Servicing Rights) for us, they may not be of the same quality as Ocwen Loan Servicing, or they may not be willing to act on the same economic terms as Ocwen Loan Servicing. Even if we hire an entity of equal quality and on the same economic terms, there is typically a temporary degradation in the quality of servicing when the servicing of a mortgage loan is transitioned from one subservicer to another. As a result, if we have to replace Ocwen Loan Servicing, our operating results would be adversely affected.

If Ocwen Loan Servicing or any future subservicer fails to adequately perform its loss mitigation obligations, we could be required to make additional servicing advances and the time period for collecting servicing advances may extend.

Ocwen Loan Servicing and any future subservicers that we engage will be required to service the mortgage loans in accordance with specified standards and employ loss mitigation techniques to reduce the probability that borrowers will default on their loans and to minimize losses when defaults occur. These loss mitigation techniques may include the modification of mortgage loan rates and maturities. If Ocwen Loan Servicing or future subservicers fail to adequately perform their loss mitigation obligations under these agreements, we could be required to purchase or fund servicing advances in excess of those that we might otherwise have had to purchase or fund, and the time period for collecting servicing advances may extend. Any increase in servicing advances or material increase in the time to resolution of a defaulted loan could result in increased financing costs to us and adversely affect our liquidity and net income.

Ocwen Loan Servicing may not be able to satisfy its indemnification obligations under the Purchase Agreement and the Subservicing Agreement.

Under the Purchase Agreement, Ocwen Loan Servicing will indemnify us for losses suffered by us resulting from a breach of Ocwen Loan Servicing’s representations, warranties or covenants relating to the Initial Purchased Assets or any of its acts or omissions relating to the Initial Purchased Assets occurring prior to the transfer of legal ownership of the Initial Mortgage Servicing Rights to us.

Under the Subservicing Agreement, Ocwen Loan Servicing will indemnify us for losses suffered by us resulting from Ocwen Loan Servicing’s failure to observe or perform any of its duties, obligations or covenants, any acts or omissions of Ocwen Loan Servicing or its agents, any breach of its representations and warranties, or any willful malfeasance, bad faith, fraud or negligence in the performance of its duties under the Subservicing Agreement.  If we incur a loss for which indemnification may be available against Ocwen Loan Servicing under the Purchase Agreement or the Subservicing Agreement, as the case may be, and if Ocwen Loan Servicing does not have sufficient financial resources available to satisfy its obligation to indemnify us or if it is determined that Ocwen Loan Servicing is not required to provide indemnification, we may experience a loss which could have a material adverse effect on our operations and financial condition.

A downgrade in Ocwen Loan Servicing’s servicer rating and that of any future subservicer with whom we enter into subservicing agreements could have an adverse effect on our business, financial condition or results of operations.

Moody’s, Standard & Poor’s and Fitch rate many mortgage servicers, including Ocwen Loan Servicing. These ratings are subject to change in the future without notice. Servicer ratings are important to our ability to finance servicing advances. For example, the amount of debt that is permitted to be outstanding under the advance financing facility that we will assume in connection with the Initial Acquisition will decrease with downgrades in the servicer ratings of Ocwen Loan Servicing. Downgrades in the servicer ratings of any future subservicers we engage could also affect the terms of advance financing facilities that we may enter into in the future, as lenders may require higher interest rates or may limit the amount of money that we can borrow to finance servicing advances if our subservicers’ ratings are deemed by the lenders to be too low. In addition, some pooling and servicing agreements may also require that the servicer or subservicer maintain specified servicer ratings. The failure to maintain the specified rating may cause the termination of the servicer under such pooling and servicing agreements. Any such downgrade could have an adverse effect on our business, financing activities, financial condition or results of operations. In December 2011, Fitch downgraded Ocwen Loan Servicing’s servicer ratings from RPS2 to RPS3 and RSS2 to RSS3 and maintained “rating watch negative.” On February 21, 2012, Ocwen Loan Servicing received a notice that servicer termination events or events of default had been triggered for certain pooling and servicing agreements underlying the Initial Mortgage Servicing Rights. This downgrade caused the cumulative percentage of the pooling and servicing agreements with triggered servicer termination events or events of default based on the number of delinquent mortgage loans, loss performance of the related mortgage loans or servicer ratings downgrades to increase from 83% to 89%. The Servicing Advance Facility Agreements provide that any pooling and servicing agreement that has triggered servicer termination events or events of default due to the downgrade of Ocwen Loan Servicing’s servicer rating by a rating agency do not lose eligibility for advance financing under the existing advance financing facility, unless and until Ocwen Loan Servicing or we receive a notice of termination of servicing.

Our ability to continue borrowing under our liquidity facilities could be adversely affected by events relating to Ocwen, Ocwen Loan Servicing and future subservicers with whom we enter into subservicing agreements.

Under the existing advance financing facility that we are assuming from Ocwen Loan Servicing, our ability to continue borrowing may be limited by the occurrence of certain events relating to Ocwen and Ocwen Loan Servicing. For example, if Ocwen undergoes a change of control or if Ocwen Loan Servicing fails to satisfy certain liquidity tests, this would constitute an early amortization event and the lenders under that facility may cease funding our servicing advances. If Ocwen defaults under a full-recourse term loan, including Ocwen’s senior secured term loan, that would constitute an event of default under our existing advance financing facility. If one of these events occurs prior to the facility’s expiration date in August 2013 and our lenders cease funding our servicing advances, we may not be able to arrange for a replacement facility to finance the servicing advances that we are obligated to continue purchasing from Ocwen Loan Servicing. Our inability to obtain adequate financing to fund servicing advances would result in the termination of our mortgage servicing rights under the applicable pooling and servicing agreement or our Rights to MSRs pursuant to the Purchase Agreement, as applicable. See “Description of Servicing Advance Facility Agreements and Advance Financing Facility.”

If we are required to register under the Investment Company Act, our ability to conduct our business could be materially adversely affected, and you could suffer losses.

We are not registered, and do not intend to register, as an investment company under the Investment Company Act of 1940 (the “Investment Company Act”). Under Section 3(a)(1)(A) of the Investment Company Act, a company is not deemed to be an “investment company” if it neither is, nor holds itself out as being, engaged primarily, nor proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Under Section 3(a)(1)(C) of the Investment Company Act, a company is not deemed to be an “investment company” if it (1) neither is engaged, nor proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and (2) does not own or propose to acquire “investment securities” having a value exceeding 40% of the value of its total assets (exclusive of government securities and cash items) on an unconsolidated basis (the “40% test”). “Investment securities” excludes (A) government securities, (B) securities issued by employees’ securities companies and (C) securities issued by majority-owned subsidiaries which are not investment companies, and which are not relying on the exception from the definition of investment company under Section 3(c)(1) or 3(c)(7) of the Investment Company Act.

We intend to conduct our operations directly and through wholly or majority-owned operating subsidiaries, so that we and each of our subsidiaries is not an investment company under the Investment Company Act. We believe that neither we nor our operating subsidiaries will be considered an investment company under Section 3(a)(1)(A) of the Investment Company Act because neither we nor our operating subsidiaries will engage primarily, or hold ourselves or our operating subsidiaries out as being engaged primarily, in the business of investing, reinvesting or trading in securities. Rather, we, through our operating subsidiaries, will be primarily engaged in the non-investment company business of these subsidiaries, namely the business of purchasing or otherwise acquiring mortgage servicing rights, Rights to MSRs, and associated servicing advances and engaging and managing one or more high-quality residential mortgage loan servicers to service the pools of mortgage loans underlying the mortgage servicing rights. We intend to structure the special purpose entities that we establish in connection with match funded advance financing facilities to rely on the investment company exemption provided to certain structured financing vehicles by Rule 3a-7 promulgated pursuant to the Investment Company Act.

We will monitor our business strategy and assets to ensure continuing and ongoing compliance with the Investment Company Act. A change in our business strategy or in the value or classification of any of our assets could cause us or one or more of our wholly owned or majority owned operating subsidiaries to fall within the definition of “investment company” and negatively affect our ability to maintain our exemption from regulation under the Investment Company Act. For example, if we are unable to obtain legal ownership of mortgage servicing rights either due to the unwillingness of necessary consent parties or demands that do not fit within our business strategy (such as building or purchasing a servicing platform), we may be required to make changes to our business strategy and operations to avoid us or any of our operating subsidiaries being required to register as an investment company under the Investment Company Act. Changes to our business plan and operations could include amendment or modification of the Purchase Agreement or Subservicing Agreement, providing for increased control by us over Ocwen Loan Servicing’s servicing activities with respect to mortgage loans underlying our Rights to MSRs, or acquiring mortgage servicing rights which do not require the confirmation of a rating agency or consent of another party that has indicated that it would not provide a ratings confirmation or consent to the transfer of the mortgage servicing rights to us, such as private-label mortgage servicing rights that are not rated by particular rating agencies or mortgage servicing rights that are related to loans that are guaranteed or securitized by the U.S. government or the GSEs. We may also be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional income- or loss-generating assets that we might not otherwise have acquired or may have to forgo opportunities to acquire Rights to MSRs that we would otherwise want to acquire and would be important to our business strategy.

If, however, we or any of our subsidiaries are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, among other things, which would materially adversely affect our business, financial condition and results of operations and our ability to pay dividends. For example, because affiliate transactions are generally prohibited under the Investment Company Act, we would not be able to enter into transactions with any of our affiliates if we are required to register as an investment company, and we may be required to terminate the Purchase Agreement, the Subservicing Agreement, the Ocwen Professional Servicing Agreement, the Altisource Administrative Services Agreement and any other agreements with affiliates and forgo opportunities to purchase additional Rights to MSRs from Ocwen Loan Servicing as currently contemplated. If we or one of our subsidiaries were deemed to be an investment company, we may also seek exemptive relief from the Securities and Exchange Commission (“SEC”), which could impose significant costs on our business. If we or any of our subsidiaries were required to register as an investment company but failed to do so, the unregistered entity would be prohibited from engaging in business, and criminal and civil actions could be brought against such unregistered entity. In addition, the contracts of such unregistered entity would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of such unregistered entity and liquidate the unregistered entity, which could lead to losses to our shareholders.

We may require the cooperation of Ocwen Loan Servicing to maintain our exemption from registration as an investment company under the Investment Company Act.

We may be required to make changes to our business strategy and operations to avoid the registration of us or any of our operating subsidiaries as an investment company under the Investment Company Act. Such changes could include amendment or modification of the Purchase Agreement or Subservicing Agreement or changes to the structure of future arrangements with Ocwen Loan Servicing. For example, we may be required to change the structure of future acquisitions of Mortgage Servicing Assets or the degree of control exercised by us over Ocwen Loan Servicing’s servicing activities with respect to mortgage loans underlying our Rights to MSRs. Although Ocwen Loan Servicing is contractually obligated in the Purchase Agreement to use all commercially reasonable efforts to make any changes necessary to our relationship and agreements so that we and our operating subsidiaries will not be required to register as an investment company, the necessary changes may not be acceptable to us, or Ocwen Loan Servicing may disagree that it is required to make the particular changes under the terms of the Purchase Agreement. In addition, the changes that we implement to our business strategy or operations may not be sufficient to avoid registration as an investment company or may have a negative effect on our results of operations and financial condition. If we are required to register under the Investment Company Act, our ability to conduct our business could be materially adversely affected, and you could suffer losses.

We could have conflicts of interest with Ocwen, and our officers and directors also could have conflicts of interest due to their relationships with us and Ocwen, that could be resolved in a manner adverse to us.

We have entered into various agreements with subsidiaries of Ocwen in connection with the Offerings and the Initial Acquisition, and we intend to enter into further agreements with Ocwen or its subsidiaries in the future. Certain of our executive officers and directors may have conflicts of interest with respect to such agreements and other matters due to their past and/or current relationships with Ocwen.

William C. Erbey, the Chairman of our Board of Directors, is, and for the foreseeable future is expected to be, the Chairman of the Board of Directors of Ocwen. As a result, he has obligations to us as well as to Ocwen and may have conflicts of interest with respect to matters potentially or actually involving or affecting us and Ocwen. Mr. Erbey is the beneficial owner of approximately 14.7% of Ocwen’s common stock as of December 31, 2011. John P. Van Vlack, who will be our President and is one of our directors, owns 27,500 shares of Ocwen common stock, James E. Lauter, who will be our Chief Financial Officer, owns 5,000 shares of Ocwen common stock, and Richard Delgado, who will be our Treasurer, owns 24,582 shares of Ocwen common stock. In addition, in connection with their resignation from their positions at Ocwen, the Ocwen Board of Directors intends to extend the post-termination exercise period of options to purchase 625,000 shares of Ocwen common stock held by Mr. Van Vlack, 90,197 shares of Ocwen common stock held by Mr. Delgado and 20,000 shares of Ocwen common stock held by Michael J. McElroy, who will be our General Counsel, so that the options may be exercised during the original term of the option, subject to any existing vesting schedules of those options. The options would otherwise have expired following the date of such officers’ resignation from Ocwen. This ownership of Ocwen common stock and options to purchase Ocwen common stock could create or appear to create potential conflicts of interest when our Board of Directors or our executive officers are faced with decisions that involve Ocwen.

Matters that could give rise to conflicts between us and Ocwen include, among other things:

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our ongoing and future relationships with Ocwen, including agreements, amendments to agreements and other arrangements with respect to servicing the mortgage loans underlying our Mortgage Servicing Assets and potential future acquisitions of Mortgage Servicing Assets from Ocwen;

•	the quality and pricing of services that Ocwen has agreed to provide to us;

•	the quality, valuation and pricing of Mortgage Servicing Assets that Ocwen has agreed to sell to us or may sell to us in the future; and

•	any competitive actions by Ocwen.

We will seek to manage these potential conflicts through oversight by the independent members of our Board of Directors. Such measures may not be effective, and we may not be able to resolve all conflicts with Ocwen. In addition, the resolution of any such conflicts may be less favorable to us than if we were dealing with an unaffiliated third party.

We could have conflicts with Altisource that could be resolved in a manner adverse to us.

We have entered into an administrative services agreement with Altisource, which we refer to as the “Altisource Administrative Services Agreement” throughout this prospectus, in connection with the Offerings and the Initial Acquisition. We also lease office space in the United States from Altisource. Certain of our executive officers and directors may be subject to conflicts of interest with respect to such agreements and other matters due to their past and/or current relationships with Altisource.

William C. Erbey, the Chairman of our Board of Directors, is the Chairman of the Board of Directors of Altisource. As a result, he has obligations to us as well as to Altisource and may have conflicts of interest with respect to matters potentially or actually involving or affecting us and Altisource. Mr. Erbey is the beneficial owner of approximately 26.4% of Altisource’s common stock as of December 31, 2011. This ownership could create or appear to create potential conflicts of interest when our Board of Directors is faced with decisions that involve Altisource.

We will seek to manage these potential conflicts through oversight by the independent members of our Board of Directors. Such measures may not be effective, and we may not be able to resolve all conflicts with Altisource. In addition, the resolution of any such conflicts may be less favorable to us than if we were dealing with an unaffiliated third party.

The Purchase Agreement, Subservicing Agreement, Ocwen Professional Services Agreement and Altisource Administrative Services Agreement were not negotiated on an arm’s-length basis and the terms may not be as favorable to us as if such agreements were negotiated with unaffiliated third parties.

Because William C. Erbey, our founder and Chairman of our Board of Directors, is also the Chairman of the Board of Directors and largest shareholder of Ocwen and the Chairman of the Board of Directors and largest shareholder of Altisource, the terms of our agreements with them have not been negotiated on an arm’s-length basis. As a result, certain terms of these agreements may not be as favorable to us as agreements negotiated with unaffiliated third parties. Furthermore, we may choose not to enforce, or to enforce less vigorously, our rights under such agreements because of our desire to maintain our ongoing relationships with Ocwen and Altisource.

We intend to rely on an exception to the rules of The NASDAQ Stock Market which require that all members of the Nominating and Corporate Governance Committee of our Board of Directors be independent, and, as a result, our shareholders will not have the protections afforded by this corporate governance requirement.

The rules of The NASDAQ Stock Market provide that, under limited and exceptional circumstances, a director who is not a current officer or employee (or a family member of an officer or employee) of our company, but who does not otherwise meet the independence criteria established by The NASDAQ Stock Market, may serve as a member of the Nominating and Corporate Governance Committee if such membership is in the best interests of our company and our shareholders. Our Board of Directors has elected to rely on this limited exception in appointing Mr. Erbey as the Chairman of the Nominating and Corporate Governance Committee. As a result, our shareholders will not have the same protections afforded to shareholders of companies that do not rely on this exception.

Ocwen Loan Servicing’s failure to perform adequately in external audits could have an adverse effect on our business, financial condition or results of operations.

We do not intend to build a mortgage servicing platform and will depend on Ocwen Loan Servicing to maintain the controls and processes needed to perform adequately on external audits, including in connection with reporting obligations under the pooling and servicing agreements and SEC reporting obligations, and other agreed-upon procedures for the advance financing facility that we will assume in connection with the Initial Acquisition and will depend on Ocwen Loan Servicing and possibly other subservicers to perform these functions for mortgage servicing rights we acquire in the future. The failure to pass such audits and to remediate issues identified could lead to a downgrade in Ocwen Loan Servicing’s servicer rating, which could have the consequences described above under “—A downgrade in Ocwen Loan Servicing’s servicer rating and that of any future subservicer with whom we enter into subservicing agreements could have an adverse effect on our business, financial condition or results of operations” or could lead to interruptions in, or the loss of, our advance financing.

A failure in Ocwen Loan Servicing or any of our future subservicers’ operational systems or information technology and security infrastructure, or those of third parties, could disrupt our business, result in the disclosure of confidential information, damage our reputation and cause losses.

Our business is substantially dependent on Ocwen Loan Servicing’s and any future subservicers’ ability to process and monitor a large number of transactions, many of which are complex, across numerous and diverse real estate markets. These transactions often must adhere to the terms of the underlying pooling and servicing agreements, as well as legal and regulatory standards governing the use and disclosure of sensitive consumer information. Ocwen Loan Servicing and any future subservicers are responsible for developing and maintaining operational systems and information technology and security infrastructure, which is challenging and depends, in part, on the ability of our subservicers, including Ocwen Loan Servicing, to monitor third-party service providers to whom our subservicers outsource information technology and data processing functions. Ocwen Loan Servicing and any future subservicers’ financial, accounting, data processing, security or other operating systems and facilities may fail to operate properly or become disabled as a result of events that are wholly or partially beyond their control, such as a spike in transaction volume, cyber attacks or unforeseen catastrophic events, adversely affecting their ability to process these transactions.

In addition, Ocwen Loan Servicing’s and any future subservicers’ operations rely on the secure processing, storage and transmission of confidential and other information in their computer systems and networks and those of outsourced third-party service providers. Although Ocwen Loan Servicing’s and any future subservicers are expected to take protective measures and endeavor to modify them as circumstances warrant, their computer systems, software and networks may be vulnerable to unauthorized access, computer viruses or other malicious code, and other events that could have a security impact. Given the volume of transactions Ocwen Loan Servicing and any future subservicers will process and monitor, certain errors may be repeated or compounded before they are discovered and rectified. If one or more of such events occurs, this could potentially jeopardize confidential and other information processed and stored in, and transmitted through, the computer systems and networks of Ocwen Loan Servicing and any future subservicers, which could result in significant compliance and remediation losses, reputational damage and legal liabilities to us.

Risks Related to Government Regulation

The expanding body of federal, state and local regulation and/or the licensing of mortgage servicers or other aspects of our business may increase our costs.

The servicing of residential mortgage loans is subject to extensive federal, state and local laws, regulations and administrative decisions. The volume of new or modified laws and regulations has increased in recent years and is likely to continue to increase. If any new or more restrictive requirements increase the cost of servicing mortgage loans, then the fees of the servicers we rely on are likely to increase. This may force us to have to pay increased fees to Ocwen Loan Servicing or other servicers when we renew our agreements with them at the end of their terms or enter into new subservicing agreements. In addition, our ability to purchase Mortgage Servicing Assets may be limited if we cannot engage mortgage servicers at fee rates that allow us to achieve the objectives of our business model. We will also become subject to licensing in some states if and when we become an owner of mortgage servicing rights. If the number of states that require the licensing of owners of mortgage servicing rights increases, or the states that require licensing impose additional obligations on the owners of mortgage servicing rights, our costs could increase. Any of these outcomes may adversely affect our results of operations or financial condition.

Regulatory scrutiny regarding foreclosure processes could lengthen foreclosure timelines or increase prepayment speeds which would negatively impact our liquidity and profitability.

Over the last several months, various state banking regulators and attorneys general have publicly announced that they have initiated inquiries into banks and servicers regarding compliance with legal procedures in connection with mortgage foreclosures, including the preparation, execution, notarization and submission of documents, principally affidavits, filed in connection with foreclosures. The process to foreclose on properties securing residential mortgage loans is governed by state law and varies by state. For the most part, these inquiries have arisen from the 25 so-called “judicial states”; namely, those jurisdictions that require lenders or their servicers to go through a judicial proceeding to obtain a foreclosure order. In these judicial states, lenders or their servicers are generally required to provide to the court the mortgage loan documents and a sworn and notarized affidavit of an officer of the lender or its servicer with respect to the facts regarding the delinquency of the mortgage loan and the foreclosure. These affidavits are generally required to be based on the personal knowledge of the officer that executes the affidavit after a review of the mortgage loan documents. Regulators from “quasi-judicial states” and “non-judicial states,” however, have made similar inquiries as well. In these states, lenders or their servicers may foreclose on a defaulted mortgage loan by delivering to the borrower a notice of the foreclosure sale without the requirement of going through a judicial proceeding, unless the borrower contests the foreclosure or files for bankruptcy. If the borrower contests the foreclosure or files for bankruptcy in a non-judicial state, court proceedings, including affidavits similar to those provided in the judicial states, will generally be required.

In connection with the recent governmental scrutiny of foreclosure processes and practices in the industry, the attorneys general of certain states and certain members of the U.S. Congress and state legislatures have called for a temporary moratorium on mortgage foreclosures, although no state has implemented a general foreclosure moratorium on mortgage loan servicers to date. In addition, some individual municipalities have begun to enact laws that may increase the time that it currently takes to complete a foreclosure or prevent foreclosures in such jurisdictions. Such moratoria or other action by federal, state or municipal government bodies, regulators or courts could increase the length of time needed to complete the foreclosure process. For example, the average number of days for Ocwen Loan Servicing to complete a foreclosure action during 2010 was extended by 53 days in judicial foreclosure states and 43 days in traditional non-judicial foreclosure states as compared to 2009. In the first nine months of 2011, foreclosure timelines increased by an additional 125 days in judicial foreclosure states and 26 days in traditional non-judicial foreclosure states as compared to 2010 averages.

When a mortgage loan is in foreclosure, we are generally required to continue to advance delinquent principal and interest to the securitization trust and to also make advances for delinquent taxes and insurance and foreclosure costs and the upkeep of vacant property in foreclosure to the extent we determine that such amounts are recoverable. These servicing advances are generally recovered when the delinquency is resolved. Foreclosure moratoria or other actions that lengthen the foreclosure process will increase the amount of servicing advances we are required to make, lengthen the time it takes for us to be reimbursed for such advances and increase the costs incurred during the foreclosure process. In addition, advance financing facilities generally contain provisions that limit the eligibility of servicing advances to be financed based on the length of time that servicing advances are outstanding, and, as a result, an increase in foreclosure timelines could further increase the amount of servicing advances that we need to fund with our own capital. Such increases in foreclosure timelines could increase our need for capital to fund servicing advances which would increase our interest expense, delay the collection of interest income or servicing fee revenue until the foreclosure has been resolved and, therefore, reduce the cash that we have available to pay our operating expenses or to pay dividends.

Governmental bodies may also impose regulatory fines or penalties as a result of our subservicers’ foreclosure processes or impose additional requirements or restrictions on such activities which could increase their operating expenses. For instance, in April 2011 the Office of the Comptroller of the Currency (“OCC”), the Board of Governors of the Federal Reserve System (“FRB”) and the Federal Deposit Insurance Corporation (“FDIC”) entered into consent orders with the fourteen largest mortgage servicers to address alleged deficient practices in residential mortgage loan servicing and foreclosure processing. Under the consent orders, these mortgage servicers are required to submit written remediation plans addressing enterprise-wide risk management, internal audit and compliance programs for their residential mortgage loan servicing, loss mitigation and foreclosure activities. Remedial measures required under these consent orders and written plans may include, among other measures, revisions to servicing operations and remediation of all financial injury to borrowers caused by any errors, misrepresentations or other deficiencies identified in the parties’ recent foreclosures. Ocwen Loan Servicing is not subject to OCC, FRB or FDIC regulation, and therefore it has not been subject to any consent decree initiated by these federal regulatory agencies. Nonetheless, Congress or federal or state regulatory agencies could subject it and other independent servicers to similar consent decrees, enforcement actions or investigations. In general, these regulatory developments with respect to foreclosure practices could result in increases in the amount of servicing advances and the length of time to recover servicing advances, fines or increases in operating expenses, and decreases in the advance rate and availability of financing for servicing advances. This would lead to increased borrowings, reduced cash and higher interest expense which could negatively impact our liquidity and profitability, and although the Subservicing Agreement and the subservicing supplement relating to the Initial Purchased Assets contain adjustment mechanisms that would reduce the amount of incentive fees payable to Ocwen Loan Servicing if servicing advances exceed pre-determined amounts, those fee reductions may not be sufficient to cover the expenses resulting from longer foreclosure timelines.

President Obama recently announced a plan to assist homeowners meeting certain eligibility criteria to refinance non-conforming mortgage loans through the Federal Housing Administration (“FHA”). Under the proposed plan, borrowers need to be current on their mortgage loan payments for the immediately preceding six months and have a minimum credit score of 580 to be eligible. The complete details of this plan have not been released. Before becoming effective, this plan would require congressional approval, and material elements of it could change before or during the legislative process. If enacted, such a plan could result in an increase in prepayment speeds and negatively affect our earnings and operating results.

On February 9, 2012, the Department of Housing and Urban Development and attorneys general representing 49 states and the District of Columbia announced a $25 billion settlement (the “Joint Federal-State Servicing Settlement”) with the five largest mortgage servicers—Bank of America Corporation, JP Morgan Chase & Co., Wells Fargo & Company, Citigroup Inc. and Ally Financial Inc. (formerly GMAC)—regarding servicing and foreclosure issues. In addition to assessing monetary penalties which are required to be used to provide financial relief to borrowers (including refinancing and principal write-downs), the Joint Federal-State Servicing Settlement requires these servicers to implement changes in how they service mortgage loans, handle foreclosures and provide information to bankruptcy courts. The complete details of these servicing changes have not been released. The federal-state regulators may seek to expand the participation in the Joint Federal-State Servicing Settlement or similar settlements to other servicers and could seek to include Ocwen Loan Servicing. Though the details of the servicing practices associated with the Joint Federal-State Servicing Settlement are incomplete, their implementation could result in increased costs for servicing mortgage loans generally, which could lead to higher subservicing fees being charged to us for subsequent mortgage servicing assets we acquire. In addition, the implementation of a refinancing or principal write-down program like that contemplated by the Joint Federal-State Servicing Settlement could result in an increase in prepayment speeds and negatively affect our earnings and operating results.

GSE initiatives and other actions may affect mortgage servicing generally and future servicing fees in particular.

On January 17, 2011, the Federal Housing Finance Agency announced that it has instructed Fannie Mae and Freddie Mac to study possible alternatives to the current residential mortgage servicing and compensation system used for single-family mortgage loans. A discussion paper containing alternative mortgage servicing compensation proposals was released at the direction of the Federal Housing Finance Agency on September 27, 2011. It requested comment on a number of proposals, including a proposal implementing a “fee for services” model of servicer compensation, in which Fannie Mae or Freddie Mac would pay the servicer a fee for servicing mortgage loans based on the delinquency status of each mortgage loan. Although the mortgage loans underlying the Initial Mortgage Servicing Rights or other pooling and servicing agreements that have already been executed are not subject to any changes implemented by Fannie Mae or Freddie Mac, because of the significant role of Fannie Mae and Freddie Mac in the secondary mortgage market, it is possible that any changes they implement could become prevalent in the mortgage servicing industry generally going forward. Other industry stakeholders or regulators may also implement or require changes in response to the perception that the current mortgage servicing practices and compensation do not serve broader housing policy objectives well. These proposals are still evolving. To the extent the GSEs implement reforms that materially affect the market for conforming loans, there may be secondary effects on the subprime and Alt-A markets, which may have a material adverse effect on the creation of new mortgage servicing rights or the economics or performance of any mortgage servicing rights or Rights to MSRs that we acquire.

Risks Related to Taxation

We expect to be treated as a PFIC for U.S. federal income tax purposes, which could subject U.S. Holders to adverse U.S. federal income tax consequences.

We expect to be treated as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes. A PFIC generally is a foreign corporation if either at least (i) 75% of its gross income is “passive income,” or (ii) 50% of the gross value of its assets is attributable to assets that produce, or are held for the production of, passive income. If you are a U.S. Holder and do not make a QEF election with respect to us or a mark-to-market election with respect to our ordinary shares, you will be subject to adverse tax consequences, including deferred tax and interest charges with respect to certain distributions on our ordinary shares, any gain realized on a disposition of our ordinary shares and certain other events. The effect of these adverse tax consequences could be materially adverse to you. If you are a U.S. Holder and make a valid, timely QEF election for us, you will not be subject to those adverse tax consequences, but could recognize taxable income in a taxable year with respect to our ordinary shares in excess of any distributions that we make to you in that year, thus giving rise to so-called “phantom income” and to a potential out-of-pocket tax liability. We will provide information to all electing shareholders needed to comply with the QEF election. If you are a U.S. Holder and make a valid, timely mark-to-market election with respect to our ordinary shares, you will recognize as ordinary income or loss in each year that we are a PFIC an amount equal to the difference between your basis in our ordinary shares and the fair market value of the ordinary shares, thus also possibly giving rise to phantom income and a potential out-of-pocket tax liability. Ordinary loss generally is recognized only to the extent of net mark-to-market gains previously included in income. U.S. Holders should be aware that although we currently do not have any subsidiaries that are PFICs, we may form or acquire a subsidiary that is a PFIC in the future. In such event, U.S. Holders will also need to make the QEF election with respect to each such subsidiary in order to avoid the adverse tax consequences described above. We intend to provide all information necessary for U.S. Holders to make the QEF election with respect to any of our subsidiaries that may be classified as a PFIC. U.S. Holders should also be aware that the mark-to-market election generally will not be available with respect to any our subsidiaries that is a PFIC, rendering such election less beneficial to U.S. Holders than the QEF election. See “Material Cayman Islands and United States Federal Income Tax Considerations—United States Federal Income Taxation—Consequences to U.S. Holders—Passive Foreign Investment Company Status and Related Tax Consequences.”

If the IRS determines that we are not a PFIC, and you previously paid taxes pursuant to a QEF election or a mark-to-market election, you may pay more taxes than you legally owe.

While we expect to be treated as a PFIC for U.S. federal income tax purposes, our tax counsel has indicated that there is a risk that we will not be treated as such. If the U.S. Internal Revenue Service (“IRS”) makes a determination that we are not a PFIC in the future, then you may have paid more taxes than you legally owed due to a QEF or mark-to-market election. If you do not, or are not able to, file a refund claim before the expiration of the applicable statute of limitations, you will not be able to claim a refund for those taxes.

Distributions that we pay to individual U.S. Holders will not be eligible for taxation at reduced rates.

Distributions made to a U.S. Holder that is an individual will not be eligible for taxation at reduced tax rates generally applicable (for tax years beginning before January 1, 2013) to dividends paid by certain U.S. corporations and “qualified foreign corporations.” The more favorable rates applicable to regular corporate dividends could cause individuals to perceive investment in our ordinary shares to be relatively less attractive than investment in the shares of other corporations, which could adversely affect the value of our ordinary shares.

If we are treated as engaged in a trade or business in the United States, we would become subject to U.S. federal income taxation, which could adversely affect our business and result in decreased cash available for distribution to our shareholders.

The IRS could assert that we are engaged in a U.S. trade or business because we own mortgage servicing rights and are participating in the servicing of U.S. mortgage loans, either directly or through agents such as Ocwen. If, contrary to our expectations, we are treated as engaged in a trade or business in the United States, we would be subject to U.S. federal income taxation on a net income basis, which would adversely affect our business and result in decreased cash available for distribution to our shareholders. More specifically, if we are treated as engaged in a trade or business in the United States, the portion of our net income, if any, that was “effectively connected” with such trade or business would be subject to U.S. federal income taxation at a maximum rate of 35%, as opposed to our expectation that only income of our subsidiary that is taxed as a corporation for U.S. federal income tax purposes will be subject to U.S. federal income tax at such rate. In addition, we would be subject to the U.S. federal branch profits tax on our effectively connected earnings and profits at a rate of 30%.

We may become subject to taxation in the Cayman Islands.

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. Dividend payments are not subject to withholding tax in the Cayman Islands. There are no other taxes likely to be material to our company levied by the government of the Cayman Islands, except for stamp duties that may be applicable on instruments executed in, or after execution brought within the jurisdiction of, the Cayman Islands. In addition, the Cayman Islands is not a party to any double taxation treaties. The tax treatment of our business in the Cayman Islands is subject to change. Thus, we may become subject to Cayman Islands taxation in the future.

Risks Related to Our Ordinary Shares and this Offering

An active trading market for our ordinary shares may never develop or be sustained.

Our shares have been approved for listing on The NASDAQ Global Market under the symbol “HLSS.” However, an active trading market of our ordinary shares may not develop on that exchange or elsewhere, and if an active trading market does develop, it may not be sustained. Accordingly, your ability to sell ordinary shares when desired, or the prices that may be obtained for such shares, will depend on the existence and liquidity of an active trading market for our ordinary shares.

The market price and trading volume of our ordinary shares may be volatile, which could result in losses for our shareholders.

Even if an active trading market for our ordinary shares develops, the market price of our ordinary shares may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume of our ordinary shares may fluctuate and cause significant price variations to occur. The initial public offering price of our ordinary shares has been determined by negotiation between us and the underwriters based on a number of factors and may not be indicative of prices that will prevail in the open market following completion of this offering. If the market price of our ordinary shares declines significantly, you may be unable to resell your shares at or above your purchase price, if at all. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our ordinary shares include:

•	changes in our dividend policy;

•	continued deterioration of the housing market or general market or economic conditions;

•	increases in market interest rates;

•	variations in our quarterly or annual operating results;

•	changes in our earnings estimates (if provided) or differences between our actual financial and operating results and those expected by investors and analysts;

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the contents of published research reports about us, Ocwen, other mortgage loan servicers or the mortgage servicing industry or the failure of securities analysts to cover our ordinary shares after this offering;

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changes to our business strategy or the way we conduct our operations, including our inability to obtain any third party approvals or consents required to transfer legal ownership of mortgage servicing rights to us or our inability to fund the purchase of additional mortgage servicing rights;

•	additions or departures of key management personnel;

•	any indebtedness we may incur in the future;

•	actions by institutional shareholders;

•	litigation and governmental investigations;

•	tax changes that may subject our net income to corporate level taxation;

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announcements by us, Ocwen or others and developments affecting us or Ocwen or speculation or reports by the press or investment community with respect to us, Ocwen or the mortgage servicing industry in general;

•	changes or proposed changes in laws or regulations affecting the mortgage servicing industry or enforcement of these laws and regulations, or announcements relating to these matters; and

•	realization of any of the risks described elsewhere under “Risk Factors.”

In addition, equity markets have experienced significant price and volume fluctuations that have affected the market prices for the securities of newly public companies for a number of reasons, including reasons that may be unrelated to our business or operating performance. These broad market fluctuations may result in a material decline in the market price of our ordinary shares, and you may not be able to sell your ordinary shares at prices you deem acceptable. In the past, following periods of volatility in the equity markets, securities class action lawsuits have been instituted against public companies. Such litigation, if instituted against us, could result in substantial cost and the diversion of management attention.

Sales of ordinary shares by us in the future could adversely affect the market price of our ordinary shares.

We expect that we will sell additional ordinary shares from time to time in the future primarily in connection with the acquisition of additional Rights to MSRs or mortgage servicing rights. Sales of additional ordinary shares by us for whatever reason may adversely affect the trading price of our ordinary shares and will dilute the percentage ownership of us by our then-existing shareholders.

Future sales of ordinary shares by our principal shareholder could cause our ordinary share price to decline.

In connection with this offering, William C. Erbey will enter into a written “lock-up” agreement providing, among other things, that he will not sell the ordinary shares he owns as of the date of this prospectus for a period of 18 months from the date of this prospectus without the prior written consent of Wells Fargo Securities, LLC. However, the lock-up agreement is subject to a number of specified exceptions. See “Underwriting.” Pursuant to the Registration Rights Agreement, we will grant to Mr. Erbey demand registration rights, which he may exercise one time, and unlimited piggyback registration rights, which, subject to the applicable lock-up restrictions, may require us to register his ordinary shares beginning 18 months from the closing of the Offerings. Upon expiration of the lock-up agreement, Mr. Erbey will be able to freely sell his ordinary shares.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our ordinary shares, the price of our ordinary shares could decline.

The trading price of our ordinary shares is affected by research and reports that equity research analysts publish about us, Ocwen or the mortgage servicing industry. We do not control these analysts. The price of our ordinary shares could decline if one or more equity analysts downgrade our ordinary shares or if analysts issue other unfavorable commentary or cease publishing reports about us, Ocwen or the mortgage servicing industry.

As a public company we will incur significant costs and face demands on our management to comply with Securities and Exchange Commission and stock exchange requirements.

As a public company with shares listed on a U.S. securities exchange, we will need to comply with an extensive body of regulations, including provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), regulations of the SEC and requirements of The NASDAQ Stock Market. These rules and regulations could result in substantial legal and financial compliance costs and make some activities more time-consuming and costly. In addition, we will incur costs associated with our public company reporting requirements and maintaining directors’ and officers’ liability insurance. Furthermore, our management will have increased demands on its time in order to ensure we comply with public company reporting requirements and the compliance requirements of the Sarbanes-Oxley Act, as well as any rules subsequently implemented by the SEC and the applicable stock exchange requirements of The NASDAQ Stock Market.

We will be required by Section 404 of the Sarbanes-Oxley Act to evaluate the effectiveness of our internal controls by the end of fiscal 2013, and we may identify control deficiencies, which may be expensive to remediate, and could affect the ability of our auditor to issue an unqualified audit report, which could affect our share price.

As a U.S.-listed public company, we will be required to comply with Section 404 of the Sarbanes-Oxley Act by December 31, 2013. Section 404 will require that we evaluate our internal control over financial reporting to enable management to report on, and our independent auditors to audit as of the end of the next fiscal year, the effectiveness of those controls. We are a newly formed company and currently have no operations, and many of the internal controls over financial reporting cannot be implemented or tested until we complete the Initial Acquisition. During the course of our review, we may identify control deficiencies of varying degrees of severity, and we may incur significant costs to remediate those deficiencies or otherwise improve our internal controls. As a public company, we will be required to report control deficiencies that constitute a “material weakness” in our internal control over financial reporting. We would also be required to obtain an audit report from our independent auditors regarding the effectiveness of our internal controls over financial reporting. If we fail to implement the requirements of Section 404 in a timely manner, we may be subject to sanctions or investigation by regulatory authorities, including the SEC or the Financial Industry Regulatory Authority. Furthermore, if we discover a material weakness or our auditor does not provide an unqualified audit report, our share price could decline, our reputation could be significantly harmed and our ability to raise capital could be impaired. Management is not currently aware of any factors that could result in the determination that there is a material weakness in our internal controls.

We are a Cayman Islands exempted company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than under U.S. law, you may have less protection of your shareholder rights than you would under U.S. law.

Our corporate affairs are governed by Cayman Islands law and our Articles of Association. The rights of shareholders to take action against our directors, the rights of minority shareholders to institute actions and the fiduciary responsibilities of our directors to us are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the latter of which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in the United States. In particular, the Cayman Islands has a less developed body of securities law than the United States. In addition, a Cayman Islands company may not have standing to initiate a shareholder derivative action before the federal courts of the United States. As a result, our shareholders may encounter more difficulty in protecting their interests against actions taken by our management or Board of Directors than they would as shareholders of a public company incorporated in the United States. See “Description of Share Capital—Differences in Corporate Law.”

You may have difficulty enforcing judgments obtained against us.

We are a Cayman Islands exempted company, and it may be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors. In addition, the courts of the Cayman Islands may not recognize or enforce judgments of U.S. courts against us or our directors and officers predicated upon the civil liability provisions of the securities laws of the United States or any state. Furthermore, Cayman Islands courts may not be competent to hear original actions brought in the Cayman Islands against us or our directors and officers predicated upon the securities laws of the United States or any state. See “Enforceability of Civil Liabilities.”

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus, including, without limitation, statements regarding the assumptions we make about our business and economic model, our dividend policy, business strategy and other plans and objectives for our future operations, are forward-looking statements.

These statements include declarations regarding our management’s beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “would,” “could,” “expects,” “plans,” “contemplate,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “intend” or “continue” or the negative of such terms or other comparable terminology, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to inherent risks and uncertainties in predicting future results and conditions that could cause the actual results to differ materially from those projected in these forward-looking statements. Some, but not all, of the forward-looking statements contained in this prospectus include, among other things, statements about the following:

•	estimates regarding prepayment speeds, delinquency rates, servicing advances, amortization of Mortgage Servicing Assets, float balance, interest income and other drivers of our results;

•	assumptions related to sources of liquidity, our ability to fund servicing advances and the adequacy of our financial resources;

•	our ability to obtain the Required Third Party Consents on a timely basis or at all;

•	our ability to pay monthly dividends;

•

assumptions about the availability of additional portfolios of subprime and Alt-A mortgage servicing rights and our ability to acquire additional Mortgage Servicing Assets from Ocwen Loan Servicing and others;

•

our ability to engage high-quality residential mortgage servicers to service the pools of mortgage loans underlying our Mortgage Servicing Assets on terms consistent with our business and economic model;

•	assumptions about the effectiveness of our hedging strategy;

•	assumptions about the correlation between interest rates and the income we expect to generate and the valuation of our Mortgage Servicing Assets;

•	the stability of our gross servicing margin percentage;

•	the susceptibility of our Mortgage Servicing Assets to future impairment charges;

•	our competitive position;

•	our ability to continue our relationship with Ocwen and Ocwen Loan Servicing;

•	our expectations relating to the use of proceeds from the Offerings;

•	uncertainty related to future government regulation;

•	assumptions regarding the availability of refinancing options for subprime and Alt-A borrowers in changing interest rate environments; and

•	general economic and market conditions.

We have based these forward-looking statements largely on our current plans, intentions, expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations described in the forward-looking statements that we make. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements that we make. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. Our forward-looking statements do not reflect the potential impact of any future acquisitions of Mortgage Servicing Assets that we may make.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our ordinary shares. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise.

INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning the mortgage servicing industry, including our general expectations and market position and market opportunity is based on information from various sources (including government and industry publications, surveys, analyses, valuations and forecasts and our internal research), assumptions that we have made (which we believe are reasonable based on those data from such sources and other similar sources) and our knowledge of the markets for our services. The projections, assumptions and estimates of our future performance and the future performance of the mortgage servicing industry are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates included in this prospectus.

THE CONCURRENT PRIVATE PLACEMENT

On February 23, 2011, we entered into a stock purchase agreement with William C. Erbey, our founder and the Chairman of our Board of Directors, pursuant to which he agreed to purchase $10 million of our ordinary shares at the initial public offering price of $14.00 per share in a private placement exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act. No underwriting discounts or commissions will be paid in respect of these shares. Pursuant to the Registration Rights Agreement, we will grant to Mr. Erbey demand registration rights, which he may exercise not more than one time, and unlimited piggyback registration rights. These registration rights may not be exercised by Mr. Erbey until the expiration of the lock-up period discussed below. See “Certain Relationships and Related Party Transactions—Registration Rights.” The closing of the Concurrent Private Placement will take place concurrently with, and will be conditional upon, the closing of this offering. Mr. Erbey currently owns 100% of our outstanding ordinary shares. All of the ordinary shares owned by Mr. Erbey as of the date of this prospectus will be subject to “lock-up” restrictions preventing transfer by him of any such shares for 18 months following the date of this prospectus, subject to certain exceptions. See “Underwriting.”

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $170 million after deducting underwriting discounts and commissions, an advisory services fee and estimated offering expenses that we must pay.

Concurrently with this offering, William C. Erbey, the founder of our company and the Chairman of our Board of Directors, has agreed to purchase $10 million of our ordinary shares in the Concurrent Private Placement at a price per share equal to the initial public offering price, subject to the completion of this offering. No underwriting discounts or commissions will be paid in respect of these shares.

Pursuant to the Purchase Agreement, we will purchase the Rights to MSRs, associated servicing advances and related assets from Ocwen Loan Servicing. We will also assume Ocwen Loan Servicing’s obligations under the existing advance financing facility. The closing of these transactions will occur simultaneously with and is a condition precedent to the closing of the Offerings. The estimated purchase price for these assets is $150 million (net of assumed match funded liabilities of $361 million and subject to certain closing adjustments). The outstanding amount owed on the advance financing facility was $383 million as of December 31, 2011.

The purchase price has two components. The purchase price for the Rights to MSRs will be based on our estimates of the value of such assets at the time we entered into the Purchase Agreement and the outstanding unpaid principal balance of the underlying mortgage loans at closing. The purchase price for the associated servicing advances and other assets (such as the capitalized debt issue costs and facility reserve account) will be equal to the net consolidated book value as of the purchase date of all assets and liabilities of the special purpose entities established in connection with the advanced financing facility that owns these servicing advances, namely HomEq Servicer Advance Facility Transferor, LLC (“HomEq Transferor”) and HomEq Servicer Advance Receivables Trust 2010-ADV1 (the “Trust”), a Delaware statutory trust of which HomEq Transferor is the sole beneficiary. We have agreed to pay Barclays Bank PLC, an affiliate of Barclays Capital Inc., a conversion fee related to our assumption of the existing advance financing facility equal to 0.75% of the sum of (a) the aggregate principal balance of the Class A-1, Class B and Class C Notes outstanding on the closing date plus (b) the maximum principal balance of the Class A-2 Note.

We have obtained an opinion from MIAC relating to the fairness to us, from a financial point of view, of the purchase price to be paid by us for the assets acquired in connection with the Initial Acquisition. MIAC has indicated that the methodologies and analyses used to value Rights to MSRs are substantially similar to those used in connection with the valuation of mortgage servicing rights. As a result, MIAC does not believe that the structure of the Initial Acquisition has a material impact on its assessment of the fairness, from a financial point of view, of the purchase price to us. MIAC’s analysis, as more fully described in its fairness opinion, is based on an analysis of the present value of expected future cash flows of the Initial Mortgage Servicing Rights utilizing assumptions that MIAC believes are reasonable and consistent with mortgage servicing industry best practices in valuing mortgage servicing assets. The most significant assumptions used are estimates of the speed at which mortgages will prepay and the aggregate principal amount of mortgage loans that will become delinquent. Other significant assumptions used in MIAC’s analysis include the discount rate and the interest expense for financing servicing advances. The assumptions used in the analysis are summarized below:

•	Discount rates reflecting the yield requirements of future income streams from the Rights to MSRs ranging from 14% to 22%.

•	Interest rate used for calculating the cost of servicing advances of 1-month LIBOR + 4%.

•	Mortgage loan prepayment projections ranging from 12% to 25% of the related mortgage lifetime projected prepayment rate.

•	Delinquency rate projections ranging from 15% to over 35% of the aggregate unpaid balance of the underlying mortgage loans.

MIAC reviewed the collateral attributes and the historical payment performance of the Initial Mortgage Servicing Rights and compared it with similar mortgage servicing portfolios and with standard industry mortgage performance benchmarks to arrive at the assumptions set forth above. The selected collateral attributes and performance comparisons MIAC utilized were the voluntary prepayment performance, delinquency and foreclosure performance, operational cost comparison, average loan balance, weighted average coupon and note rate distribution, loan product type classification, geographic distribution and servicing advance behavior.

In addition, within the evaluation of the purchase price of the Rights to MSRs, MIAC has assumed, based upon a comparison of similar transactions, that servicing advances and other assets related to the Initial Mortgage Service Assets will be valued and realized at book value.

We paid MIAC a fee of $300,000 for the delivery of its fairness opinion. Amounts paid by us or our affiliates to MIAC were $152,000 and $134,000 in 2011 and 2010, respectively.

We will automatically acquire legal ownership of the Initial Mortgage Servicing Rights without any additional payment to Ocwen Loan Servicing if and when we obtain the Required Third Party Consents and therefore, no proceeds from the Offerings will be used for that purpose.

We intend to use any remaining net proceeds from the Offerings for working capital and general corporate purposes, which may include the repayment of indebtedness or the purchase of additional Rights to MSRs or mortgage servicing rights.

DIVIDEND POLICY

We intend to declare and pay regular cash dividends on our ordinary shares with the income generated from net operating cash flows. We intend to distribute at least 90% of our net income to shareholders on a monthly basis, although we are not obligated by law to do so. On January 30, 2012, our Board of Directors declared a contingent interim dividend of $0.10 per ordinary share (subject to proration for partial months) with respect to each of the three calendar months following the completion of the Offerings and the Initial Acquisition. These dividends will be payable to holders of record of our ordinary shares on the last business day of each such month, subject to all applicable laws, and will be paid on the 10th day of the immediately following month, or the first business day thereafter if such date falls on a weekend or holiday. The following chart sets forth the record and payment dates of the initial contingent interim dividends assuming the completion of the Offerings and the Initial Acquisition occurs during March 2012:

Record Date	Payment Date	Amount per Ordinary Share
March 30, 2012	April 10, 2012	$0.08
April 30, 2012	May 10, 2012	$0.10
May 31, 2012	June 11, 2012	$0.10

Payment of these dividends is contingent upon the consummation of the Offerings and the successful completion of the Initial Acquisition. The amount of the first such dividend will be proportionately reduced to reflect the number of days remaining in the month of the completion of this offering. Our Board of Directors has the right to rescind these dividends at any time prior to the applicable dividend payment date.

Our dividend policy is subject to certain risks and limitations. Our ability to continue to declare and pay dividends, if any, will depend on, among other things, our cash flows, our cash requirements (including requirements to service or repay our indebtedness), general economic and business conditions, our strategic plans and prospects, our financial results and condition, contractual restrictions binding on us, legal restrictions on the declaration and payment of dividends, including statutory liquidity requirements and other limitations under Cayman Islands law, and other factors that our Board of Directors considers to be relevant.

Under Cayman Islands law, we may declare cash dividends or make other distributions only out of profits lawfully available for that purpose, or out of our share premium account, which is a reserve account that holds the subscription monies over and above the nominal value of our ordinary shares paid by our shareholders (i.e., the premium for the shares issued by us), so long as we continue to have the ability to pay our debts in the ordinary course as they become due.

There can be no assurance that we will generate sufficient income from continuing operations or external sources of financing in the future, or have sufficient surplus, net profits or reserves, as the case may be, under the laws of the Cayman Islands or other jurisdictions where our subsidiaries are located, to declare and pay dividends on our ordinary shares.

We are a holding company with no operations. Our subsidiaries will own all of the assets that will generate income. Therefore, our ability to declare and pay dividends is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, distribution or otherwise. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from them.

In deciding whether to make a dividend payment to our shareholders, our directors must have regard to our best interests and must have due regard for our future cash requirements, as well as our present and future solvency. Our dividend policy is based upon our directors’ current assessment of our business and the environment in which we operate, and that assessment could change based on a number of factors, including competitive developments, market conditions or new growth opportunities. Our Board of Directors may, in its discretion, change our dividend policy at any time to decrease the level of dividends or entirely discontinue the payment of dividends.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2011 (in thousands of dollars, except ordinary share data):

•	on an actual basis; and

•	adjusted for:

(a)	the sale of 13,333,333 ordinary shares in this offering at the initial public offering price of $14.00 per share, after deducting underwriting discounts and commissions, an advisory services fee and estimated offering expenses of approximately $3,860 payable by us, resulting in net proceeds to us of $170,440;

(b)	the concurrent sale of 714,285 ordinary shares in the Concurrent Private Placement at the initial public offering price of $14.00 per share, resulting in proceeds to us of $10,000; and

(c)	the assumption of match funded liabilities of $360,658 in connection with the Initial Acquisition.

The following table should be read in conjunction with “Summary Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.

As of December 31, 2011 (in thousands of dollars, except ordinary share data)

	Actual	As adjusted for the Offerings		As further adjusted for the Initial Acquisition
Match funded liabilities	$—	$—		$360,658	(c)
Equity — ordinary shares, $0.01 par value, 5,000,000 shares (actual) and 200,000,000 shares (as adjusted) authorized; 20,000 shares (actual) and 14,067,618 shares (as adjusted) issued and outstanding at December 31, 2011	—	141	(a)(b)	141
Additional paid-in-capital	300	180,599	(a)(b)	180,599
Deficit accumulated during the development stage	(291)	(291)		(291)

Total equity	$9	$180,449		$180,449

Total capitalization	$9	$180,449		$541,107

THE MORTGAGE SERVICING INDUSTRY

Overview

Over the last few decades the complexity of the market for residential mortgage loans in the United States has dramatically increased. A borrower seeking credit for a home purchase will typically obtain financing from a financial institution, such as a bank, savings association or credit union. In the past, these institutions would generally have held a majority of their originated mortgage loans as interest-earning assets on their balance sheets and would have performed all activities associated with servicing the loans, including accepting principal and interest payments, making advances for real estate taxes and property and casualty insurance premiums, initiating collection actions for delinquent payments and conducting foreclosures.

Now, institutions that originate mortgage loans generally hold a smaller portion of such loans as assets on their balance sheets and instead sell a significant portion of the loans they originate to third parties. Fannie Mae and Freddie Mac are currently the largest purchasers of home mortgage loans. Under a process known as securitization, the GSEs and financial institutions typically package residential mortgage loans into pools that are sold to securitization trusts. These securitization trusts fund the acquisition of mortgage loans by issuing securities, known as mortgage-backed securities, that entitle the owner of such securities to receive a portion of the interest and principal collected on the mortgage loans in the pool. The purchasers of the mortgage-backed securities are typically large institutions, such as pension funds, mutual funds and insurance companies. The agreement that governs the packaging of mortgage loans into a pool, the servicing of such mortgage loans and the terms of the mortgage-backed securities issued by the securitization trust is often referred to as a pooling and servicing agreement.

The following chart shows the growth in residential mortgage loans that have been securitized over the past ten years. This drove an increase in the number of residential mortgage loans outstanding until the credit dislocation in 2007 reduced origination and securitization activities, particularly for subprime and Alt-A mortgage loans.

Sources: CPR CDR Technologies, Inc., LoanPerformance, Inc. and Inside Mortgage Finance.

In connection with a securitization, a number of entities perform specific roles with respect to the mortgage loans in a pool, including the trustee and the mortgage servicer. The trustee holds legal title to the mortgage loans on behalf of the owner of the mortgage-backed securities and either maintains the mortgage note and related documents itself or with a custodian. The trustee or a separate securities administrator for the trust receives the payments collected by the servicer on the mortgage loans and distributes them to the investors in the mortgage-backed securities pursuant to the terms of the pooling and servicing agreement. One or more other entities are appointed pursuant to the pooling and servicing agreement to service the mortgage loans. In some cases, the servicer is the same institution that originated the loan, and, in other cases, it may be a different institution. The duties of servicers for mortgage loans that have been securitized are generally discussed below under “Mortgage Servicing,” and are generally required to be performed in accordance with industry-accepted servicing practices and the terms of the mortgage note and applicable law. A servicer generally takes actions, such as foreclosure, in the name and on behalf of the trustee.

Segments of the Residential Mortgage Loan Market

The residential mortgage market is commonly divided into a number of categories based on certain mortgage loan characteristics, including the credit quality of borrowers and the types of institutions that originate or finance such loans. While there are no universally accepted definitions, the residential mortgage loan market is commonly divided by market participants into the following categories.

GSE and Government Guaranteed Loans

This category of mortgage loans includes “conforming loans,” which are first lien mortgage loans issued to prime borrowers and are secured by single-family residences that meet or “conform” to the underwriting standards established by Fannie Mae or Freddie Mac. Prime borrowers are borrowers that have strong credit histories and who generally purchase their properties with at least a 10% down payment. The conforming loan limit is established by statute and currently is $417,000 with certain exceptions for high-priced real estate markets. This category also includes mortgage loans issued to borrowers that do not meet conforming loan standards, but who qualify for a loan that is insured or guaranteed by the government through Ginnie Mae, primarily through federal programs operated by the Federal Housing Administration and the Department of Veterans Affairs.

Non-GSE or Government Guaranteed Loans

Residential mortgage loans that are not guaranteed by the GSEs or the government are generally referred to as “non-conforming loans” and fall into one of the following categories: jumbo, subprime, Alt-A or second lien loans.

Jumbo.    Jumbo mortgage loans have original principal amounts that exceed the statutory conforming limit for GSE loans. Jumbo borrowers generally have strong credit histories and provide full loan documentation, including verification of income and assets.

Subprime.    Subprime mortgage loans are generally issued to borrowers with blemished credit histories, who make low or no down payments on the properties they purchase or have limited documentation of their income or assets. Subprime borrowers generally pay higher interest rates and fees than prime borrowers.

Alt-A.    Alt-A mortgage loans are generally issued to borrowers with risk profiles that fall between prime and subprime. These loans have one or more high-risk features, such as the borrower having a high debt-to-income ratio, limited documentation verifying the borrower’s income or assets, or the option of making monthly payments that are lower than required for a fully amortizing loan. Alt-A mortgage loans generally have interest rates that fall between the interest rates on conforming loans and subprime loans.

Second Lien.    Second mortgages and home equity lines are often referred to as second liens and fall into a separate category of the residential mortgage market. These loans typically have higher interest rates than loans secured by first liens because the lender generally will only receive proceeds from a foreclosure of a property after the first lien holder is paid in full. In addition, these loans often feature higher loan-to-value ratios and are less secure than first lien mortgages.

Since the economic crisis began in 2007, the origination of jumbo, subprime, Alt-A and second lien mortgage loans has dramatically declined, and the primary market for securitizations of such loans has largely closed. The refinancing of subprime and Alt-A mortgage loans has declined in tandem with loan originations. Decreased refinancing activity for subprime and Alt-A borrowers has resulted in lower prepayment speeds and an increase in the life of the related mortgage servicing rights.

Source: Inside Mortgage Finance.

Mortgage Servicing

The largest mortgage loan servicers are large banks and other financial institutions that are active in mortgage loan originations and which typically have access to deposit-based funding. Other mortgage servicers include entities that focus primarily on servicing and typically do not have access to deposit-based funding. These mortgage servicers primarily service loans held by securitization trusts that do not have the infrastructure to service loans themselves. Recent legislative and regulatory developments may have an effect on the mortgage servicing industry in various jurisdictions. Reforms in the area generally add new prohibitions or requirements. In addition, Basel III, which is scheduled to be implemented into law in several countries on January 1, 2013, includes rules that could effectively raise a bank’s regulatory capital costs of owning mortgage servicing rights. Developments such as these could potentially cause institutions to decrease the amount of mortgage servicing rights that they own. The following chart shows the top residential mortgage loan servicers ranked by the unpaid principal balance of the loans serviced as of December 31, 2011.

Top Residential Mortgage Servicers by Unpaid Principal Balance
(dollars in billions)
Servicer	12/31/2011	Servicer	12/31/2011
Wells Fargo	$1,822	Nationstar Mortgage	$107
Bank of America	1,768	Ocwen Financial Corp.	100
Chase	1,168	MetLife Home Loans	96
Citi	534	HSBC North America	92
Ally Financial	379	BB&T	92
US Bank	235	Fifth Third Bank	71
PHH	183	Flagstar Bank	69
SunTrust	157	American Home Mortgage Servicing	69
PNC	131	Aurora Bank	63
OneWest Bank	125	EverBank	55

Source: Inside Mortgage Finance.

Servicing Activities

Residential mortgage loan servicers manage the billing, collections and loss mitigation activities associated with mortgage loans that are originated by banks or other lenders. Servicers send borrowers monthly account statements, collect monthly mortgage payments, remit such payments to the owner of the mortgage loan, answer customer service inquiries and maintain custodial accounts to hold borrower payments of principal and interest and amounts received from borrowers to pay real estate taxes and insurance with respect to the properties securing the mortgage loans and pay such real estate taxes and insurance premiums from the custodial accounts. A servicer will also remit collections on the mortgage loans from the custodial accounts to the trustee of the applicable securitization trust to make payments on the related mortgage-backed securities and prepare and deliver monthly and annual reports to the trustee. A servicer may also be required to advance its own funds to cover shortfalls in collections of principal and interest from borrowers, to pay property and casualty insurance premiums and real estate taxes on a property and to cover the costs associated with protecting or foreclosing on a property. If borrowers become delinquent on loans, the servicer generally may conduct loss mitigation activities to reduce loan delinquencies and losses by working with borrowers to collect payments and modify loans or enforce the lenders’ remedies, which may include initiating foreclose procedures and selling the properties.

Servicing Fees

Mortgage servicers receive a monthly servicing fee, which is usually based on a percentage of the mortgage loan’s unpaid principal balance per annum and typically ranges from 25 to 50 basis points depending on the categories of mortgage loans comprising the loan portfolio. Subprime servicers typically receive a servicing fee at the higher end of this range to compensate for the additional costs incurred in connection with higher delinquencies experienced with respect to subprime borrowers. Mortgage servicers usually also have the right to receive ancillary fees relating to the servicing of the mortgage loans, such as late fees from borrowers and interest earned on custodial accounts. All costs incurred by the servicer in connection with performing its servicing functions, including its obligations to make servicing advances, are generally borne by the servicer.

Servicing Advances

Servicing advances generally fall into one of three categories:

•

“Principal and Interest Advances” are cash payments made by the servicer to the owner of the mortgage loan to cover scheduled payments of principal and interest on a mortgage loan that have not been paid on a timely basis by the borrower.

•

“Taxes and Insurance Advances” are cash payments made by the servicer to third parties on behalf of the borrower for real estate taxes and insurance premiums on the property that have not been paid on a timely basis by the borrower.

•

“Corporate Advances” are cash payments made by the servicer to third parties for the costs and expenses incurred in connection with the foreclosure, preservation and sale of the mortgaged property, including attorneys’ and other professional fees.

Servicing advances are structured to provide liquidity to the mortgage loan securitizations but are not intended to provide credit support to the owner of the mortgage loan or the underlying borrowers. Servicing advances are usually reimbursed from amounts received with respect to the related mortgage loan, including payments from the borrower or amounts received from the liquidation of the property securing the loan, which is referred to as “loan level recovery.” Servicers generally have the right to cease making servicing advances on a loan if they determine that advances cannot be recovered at the loan level. These determinations are made by each servicer in accordance with its stop advance policy and may vary among servicers. In the event that loan level recovery is not sufficient to reimburse the servicer in full for servicing advances made with respect to a mortgage loan, most pooling and servicing agreements provide that the servicer is entitled to be reimbursed from collections received with respect to other loans in the same securitized mortgage pool, which is referred to as “pool level recovery.” The servicer generally does not receive interest on servicing advances.

The Foreclosure Process

If a borrower defaults on a mortgage loan, the owner of the mortgage loan, or the servicer on its behalf, is entitled to foreclose the property in order to sell it to repay the loan. The foreclosure process is generally initiated when the loan becomes 90 days or more delinquent.

State foreclosure laws establish certain procedures that servicers must follow in conducting foreclosures and establish minimum time periods for various aspects of the foreclosure process. These laws and their associated timelines vary widely by state. States generally follow one of two methods for their foreclosure process: judicial, with a judge presiding over the process in a court proceeding; or statutory, with the process being conducted outside the courtroom in accordance with state law. Foreclosure proceedings generally take longer and are more costly to complete in states that follow the judicial foreclosure process, primarily because of the additional legal work involved. As of December 31, 2011, 20 states used a statutory process, 23 states used a judicial process and seven states provide the servicer with the option of selecting either approach.

Foreclosure timelines have generally been increasing over the last two years due to increases in the number of delinquent mortgage loans. In addition, various state banking regulators and attorneys general have publicly announced that they have initiated inquiries into banks and servicers regarding compliance with legal procedures in connection with mortgage foreclosures and, in the case of the Joint Federal-State Servicing Settlement, have entered into a settlement in connection with mortgage foreclosure issues. These activities raise the possibility that governmental authorities, including regulators and judicial bodies, could implement further measures, including foreclosure moratoria, that could further increase foreclosure timelines. All else being equal, an increase in foreclosure timelines would adversely affect servicers by lengthening the amount of time that servicing advances are outstanding and, consequentially, increasing the financing costs related to those servicing advances. See “Risk Factors—Risks Related to Government Regulation—Regulatory scrutiny regarding foreclosure processes could lengthen foreclosure timelines which would negatively impact our liquidity and profitability.”

Foreclosure Alternatives

The owner of a mortgage loan, or the servicer acting on its behalf, may elect to remediate borrower delinquencies through loss mitigation and home retention strategies that fall short of foreclosure. Under the terms of many pooling and servicing agreements, mortgage servicers are permitted, on behalf of the owner of the mortgage loan, to negotiate with a borrower to modify the terms of the loan. These modifications can include principal forgiveness, maturity extensions, delinquent interest capitalization and changes to contractual interest rates. In addition, a servicer can agree to modifications upon the liquidation of a loan, commonly known as a short sale, where a portion of the outstanding principal of the loan is forgiven as part of a sale of the underlying property to a third party, or the owner of the mortgage loan can take possession of the underlying property and suspend the foreclosure with the consent of the borrower, a process commonly known as a deed-in-lieu of foreclosure. Certain governmental and agency-sponsored programs, including the Home Affordable Modification Program (“HAMP”), also provide economic incentives for servicers to implement strategies to avoid or delay foreclosures.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This management’s discussion and analysis of financial condition and results of operations contains forward-looking statements that involve assumptions, risks and uncertainties. See “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. You should read the following discussion together with our consolidated financial statements and the notes thereto appearing elsewhere in this prospectus as well as the rest of the information in this prospectus, including “Summary Consolidated Financial Data” and “Capitalization.”

We were incorporated as a Cayman Islands exempted company on December 1, 2010, and our operations to date have been limited to negotiating and entering into the Purchase Agreement and the Subservicing Agreement with Ocwen Loan Servicing, negotiating and entering into arrangements with lenders, rating agencies and other third parties to effect the transfer of Mortgage Servicing Assets, associated servicing advances and the related match funded liabilities to us, negotiating and entering into professional and administrative services agreements with Ocwen Loan Servicing and Altisource and general corporate functions. On February 23, 2011, we entered into a stock purchase agreement with William C. Erbey, our founder and the Chairman of our Board of Directors, pursuant to which Mr. Erbey has agreed to purchase $10 million of our ordinary shares at the initial public offering price concurrently with the closing of this offering. We have no historical financial statements reflecting our operations prior to our inception, and our balance sheet as of December 31, 2011 and the results of our operations for the period from December 1, 2010 through December 31, 2011 reflect only the activities described above. We will file with the SEC an audited Statement of Assets Acquired and Liabilities Assumed within 71 days of the announcement of the completion of the Initial Acquisition.

We will use the proceeds of the Offerings to purchase certain Mortgage Servicing Assets, associated servicing advances and other related assets from Ocwen Loan Servicing simultaneously with the closing of the Offerings. The estimated purchase price for these assets as of December 31, 2011 was $181 million (net of assumed match funded liabilities of $371 million) and the estimated purchase price as of the date of this prospectus is $150 million (net of assumed match funded liabilities of $361 million), in each case subject to certain closing adjustments. These Mortgage Servicing Assets will initially consist of the Rights to MSRs, which are the right to receive the servicing fees related to the Initial Mortgage Servicing Rights and the right to acquire legal ownership of the Initial Mortgage Servicing Rights if and when the Required Third Party Consents are obtained. The Initial Mortgage Servicing Rights consist of mortgage servicing rights related to 116 pooling and servicing agreements, representing approximately $16 billion of unpaid principal balance of underlying mortgage loans as of December 31, 2011 and include those mortgage servicing rights acquired by Ocwen Loan Servicing from Barclays in the HomEq Servicing acquisition whose associated servicing advances are eligible to be financed pursuant to an existing advance financing facility.

Ocwen Loan Servicing will retain the legal ownership of the Initial Mortgage Servicing Rights until we obtain the Required Third Party Consents to transfer legal ownership of the Initial Mortgage Servicing Rights to us. We do not believe that our business strategy or economic performance will be materially affected by whether we own the Initial Mortgage Servicing Rights or the related Rights to MSRs. In addition, the characteristics and performance of the mortgage loans related to the Initial Mortgage Servicing Rights, as discussed throughout this Management’s Discussion and Analysis of Financial Condition and Results of Operations, will not be affected by the transfer of legal ownership of the Initial Mortgage Servicing Rights.

Until we receive the Required Third Party Consents related to an Initial Mortgage Servicing Right, we will account for the related Right to MSRs as a financial asset. Accordingly, we will initially account for the amount paid to Ocwen Loan Servicing for the purchase of the Rights to MSRs as a Note Receivable—Rights to MSRs, and we will record interest income for a portion of the fees that we receive. Upon receipt of the Required Third Party Consents related to an Initial Mortgage Servicing Right, we will account for the Note Receivable—Rights to MSRs balance related to such Initial Mortgage Servicing Right as a mortgage servicing right.

We believe the Rights to MSRs and any Initial Mortgage Servicing Rights we acquire legal ownership of in the future are an attractive acquisition opportunity for us for the following reasons:

•	The Initial Mortgage Servicing Rights are appropriately scaled to support the business and operations of a new public company.

•	The Initial Mortgage Servicing Rights meet our targeted selection criteria.

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The Initial Mortgage Servicing Rights comprise substantially all of the HomEq Servicing subprime and Alt-A mortgage servicing rights. In addition, we believe that the characteristics of the Initial Mortgage Servicing Rights do not differ significantly from those of Ocwen Loan Servicing’s remaining subprime and Alt-A mortgage servicing rights.

•

Members of our senior management undertook substantial due diligence of the Initial Mortgage Servicing Rights in connection with Ocwen Loan Servicing’s acquisition of HomEq Servicing from Barclays and are very familiar with these assets.

•	All servicing advances associated with the Initial Mortgage Servicing Rights are supported by a single advance financing facility with committed financing through August 2013.

Since January 1, 2010, Ocwen Loan Servicing has acquired mortgage servicing rights relating to mortgage loans with approximately $68 billion of unpaid principal balance. These transactions include:

•

On May 3, 2010, Ocwen acquired mortgage servicing rights valued at $23.4 million with an aggregate unpaid principal balance of approximately $6.9 billion as of May 3, 2010 from Saxon Mortgage Services, Inc.

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On September 1, 2010, Ocwen acquired mortgage servicing rights valued at $84.3 million with an aggregate unpaid principal balance of approximately $22.4 billion as of September 1, 2010 in connection with its acquisition of the HomEq Servicing business.

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On September 1, 2011, Ocwen acquired mortgage servicing rights valued at $135.3 million with an aggregate unpaid principal balance of approximately $38.6 billion as of September 1, 2011 in connection with its acquisition of Litton Loan Servicing LP (“Litton”).

In addition:

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On October 19, 2011, Ocwen entered in a definitive agreement to acquire SCI Services, Inc., the corporate parent of Saxon Mortgage Services, Inc., including mortgage servicing rights valued at $59.3 million with an aggregate unpaid principal balance of approximately $26.6 billion as of June 30, 2011.

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On November 4, 2011, Ocwen entered into a servicing rights purchase agreement with JPMorgan Chase Bank, N.A. to acquire mortgage servicing rights with an unpaid principal balance of approximately $15 billion as of September 30, 2011.

Over time, we expect to acquire substantially all of Ocwen Loan Servicing’s remaining mortgage servicing rights relating to subprime and Alt-A mortgage loans. These remaining mortgage servicing rights had approximately $55 billion of unpaid principal balance as of December 31, 2011, which is expected to increase by approximately $42 billion of unpaid principal amount in connection with the Pending Ocwen Acquisitions. We have not entered into any agreement to acquire these assets, and our ability to do so will depend, in part, on our access to adequate financing and our ability to obtain the Required Third Party Consents necessary to transfer legal ownership of the Initial Mortgage Servicing Rights to us. In addition, our ability to obtain any such future approvals or consents may depend, in part, on whether we have obtained the Required Third Party Consents related to the Initial Mortgage Servicing Rights. Following the completion of the Initial Acquisition, we expect to pursue the acquisition of rights similar to the Rights to MSRs if we are unable to obtain the approvals and consents necessary to acquire legal ownership of Ocwen Loan Servicing’s remaining mortgage servicing rights directly.

As of December 31, 2011, there were approximately $872 billion of securitized subprime and Alt-A residential mortgage loans outstanding according to CoreLogic. We believe that the current dynamics of the subprime and Alt-A mortgage servicing market, together with the Mortgage Servicing Assets that are available from Ocwen Loan Servicing, will provide us with the opportunity to significantly grow the size of our Mortgage Servicing Assets in the future, thereby creating a sustainable business model in which the natural decline over time in the unpaid principal balance of the mortgage loans underlying the Initial Mortgage Servicing Rights is replenished through new acquisitions of Mortgage Servicing Assets. The dynamics of the subprime and Alt-A mortgage servicing market include:

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higher borrower delinquencies and defaults experienced over the last few years and increased regulatory oversight has led to substantially higher costs for mortgage servicers and negatively impacted their profitability;

•	regulatory changes resulting from the implementation of Basel III, which will impose increased regulatory capital costs on depository institutions for owning mortgage servicing rights; and

•	our belief that subprime and Alt-A mortgage servicing has become less attractive to many mortgage servicers due to increasingly negative publicity and heightened government and regulatory scrutiny.

Notwithstanding current market dynamics and the availability of subprime and Alt-A mortgage servicing rights, we have not engaged in negotiations to purchase Mortgage Servicing Assets from entities other than Ocwen Loan Servicing.

Because the unpaid principal balance of the mortgage loans underlying the Initial Mortgage Servicing Rights will decrease over time, we will need to purchase additional Mortgage Servicing Assets from Ocwen Loan Servicing or other sellers to sustain our business and economic model. While we believe it is likely that we will be able to acquire additional Mortgage Servicing Assets in the future, if we are unable to make such additional acquisitions within a period of approximately five years, we would likely reevaluate our long-term business strategy at such time. One possible outcome of this evaluation would be to sell our remaining Mortgage Servicing Assets some time thereafter and use the proceeds to pay a liquidating distribution to our shareholders.

Our ability to purchase additional Mortgage Servicing Assets in the future also depends in large part on our ability to generate excess cash or raise additional funds and the availability of Mortgage Servicing Assets to purchase. If the performance of our Mortgage Servicing Assets remains consistent with their historical performance, we expect to generate cash flow in excess of our net income from the amortization of our Mortgage Servicing Assets and the reduction in servicing advances in excess of the amount required to pay dividends. This excess cash flow would be available for future acquisitions of Mortgage Servicing Assets on a regular, or flow, basis. Larger acquisitions that would require more cash than we can generate or accumulate from operations would be financed through issuances of additional ordinary shares, debt or both if we are able to access the capital market on attractive terms or at all. In addition, the provisions of our Articles of Association restrict our ability to issue and sell additional ordinary shares at a price below our then current net asset value per share without first obtaining the prior approval of holders of at least a majority of the outstanding ordinary shares voted with respect to such approval. Therefore, the sustainability of our business model and our future growth will also be highly dependent on the availability of additional Mortgage Servicing Assets to purchase and our ability to raise funds in the capital markets to purchase such Mortgage Servicing Assets.

The servicing advances acquired in connection with any acquisition of Mortgage Servicing Assets would be funded by available cash or borrowings on existing or new advance financing facilities. We believe that the advance financing facility that we will assume in connection with the Initial Acquisition is sufficient to provide financing for the initial servicing advance balance, and we intend to maintain excess borrowing capacity on this facility to finance any increased servicing advances related to the Initial Mortgage Servicing Rights. As more fully described under “—Liquidity and Capital Resources,” we intend to use any such excess borrowing capacity in order to finance any increased servicing advances that may be required as a result of a new credit dislocation or weakness in the overall economy.

Except where noted, the remainder of the discussion and data presented in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” relates to the Initial Mortgage Servicing Rights. Historical data relating to the Initial Mortgage Servicing Rights may not be representative of future performance.

Primary Components of Income

Our future operations will involve the acquisition and ownership of Mortgage Servicing Assets, associated advances and related assets, referred to throughout this prospectus as “Purchased Assets.” We will initially account for the Rights to MSRs related to the Initial Mortgage Servicing Rights as financial assets. Ocwen Loan Servicing will remain obligated to service the mortgage loans underlying the Initial Mortgage Servicing Rights pursuant to the related pooling and servicing agreements until all Required Third Party Consents are obtained and legal ownership of the Initial Mortgage Servicing Rights is transferred to us. At that time, we will become contractually obligated to service those mortgage loans and generally to perform the functions described under “The Mortgage Servicing Industry—Mortgage Servicing—Servicing Activities.” Upon receiving the Required Third Party Consents related to an Initial Mortgage Servicing Right, we will account for the related Right to MSRs as a servicing asset. We do not intend to develop a mortgage servicing platform if and when we acquire legal ownership of any mortgage servicing rights, nor do we intend to acquire or maintain mortgage servicing platforms, personnel or processes in connection with the acquisition of the Initial Purchased Assets and any Mortgage Servicing Assets we may purchase in the future. As a result, we have engaged Ocwen Loan Servicing to perform substantially all of the servicing functions relating to the Initial Purchased Assets on our behalf if and when we acquire legal ownership of the Initial Mortgage Servicing Rights; however, we will not delegate to Ocwen Loan Servicing the responsibility for maintaining custodial accounts, remitting amounts from the custodial accounts and funding servicing advances pursuant to the terms of the pooling and servicing agreements, which are functions we will perform. We will employ the number of personnel necessary to manage our retained obligations with respect to those Mortgage Servicing Assets that we own.

The primary components of our future net income, as determined under U.S. Generally Accepted Accounting Principles, are:

•	interest income (prior to receiving the Required Third Party Consents);

•	servicing fee revenue (subsequent to receiving the Required Third Party Consents);

•	fees payable to Ocwen Loan Servicing (subsequent to receiving the Required Third Party Consents);

•	expenses related to the amortization of our Mortgage Servicing Rights (subsequent to receiving the Required Third Party Consents);

•	interest expense incurred on the match funded liabilities used to finance servicing advances;

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other income, including fees we receive for services that we provide to Ocwen under the Ocwen Professional Services Agreement and interest income on collected but unremitted borrower payments and loan payoff receipts and amounts held for the payment of real estate taxes and insurance premiums in custodial accounts; and

•	general and administrative expenses.

Interest Income—Note Receivable (prior to receiving the Required Third Party Consents)

Our primary source of income prior to receiving the Required Third Party Consents will be interest income on the Note Receivable—Rights to MSRs. This interest income represents the amount of the servicing and other related fees collected by Ocwen Loan Servicing on the underlying Initial Mortgage Servicing Rights (see “—Servicing Fees”) less any amounts due to Ocwen Loan Servicing for its services under the Purchase Agreement (see “—Fees to Ocwen Loan Servicing and Gross Servicing Margin”) and the amount of amortization of the Note Receivable—Rights to MSRs (see “—Amortization of Mortgage Servicing

Rights”). Upon receipt of each Required Third Party Consent related to an Initial Mortgage Servicing Right, we will account for the Note Receivable—Rights to MSRs balance related to such Initial Mortgage Servicing Right as a mortgage servicing right and will begin recording servicing fee revenue related to the mortgage servicing right rather than interest income on the note receivable.

Servicing Fees

Our primary source of revenue will be the fees we are entitled to receive in connection with the servicing of mortgage loans. Prior to receiving the Required Third Party Consents, the servicing fees we earn will be accounted for as a component of interest income. The pooling and servicing agreements relating to the Initial Mortgage Servicing Rights entitle the servicer to an annual fee of 50 basis points of the unpaid principal balance of the mortgage loans serviced. In connection with the sale of Mortgage Servicing Assets to us, Ocwen Loan Servicing will remit to us the servicing fees related to the Initial Mortgage Servicing Rights it recognizes in each month. If and when we acquire legal ownership of the Initial Mortgage Servicing Rights, we will be contractually entitled to receive and retain these servicing fees directly.

The pooling and servicing agreements relating to the Initial Mortgage Servicing Rights entitle the servicer to certain revenue streams, including late fees, prepayment fees, government incentive payments and other ancillary revenue. Ocwen Loan Servicing will not transfer the right to receive this ancillary revenue to us as part of the Rights to MSRs, but instead will retain these ancillary revenue streams. If and when the Initial Mortgage Servicing Rights are transferred to us, we will be entitled to all ancillary servicing fees under the pooling and servicing agreements related to the Initial Mortgage Servicing Rights; however, under the terms of the Subservicing Agreement, Ocwen Loan Servicing will retain such ancillary fees.

We will recognize servicing fees as revenue as mortgage principal and interest payments are received from borrowers and as delinquent loans are brought current, modified, liquidated or charged off. Servicing fees are considered a senior obligation of the securitization trusts to which they relate which means such fees are senior to the payment of principal and interest to holders of mortgage-backed securities and represent a very small proportion of the total cash flows of the pool of mortgage loans; therefore, the risk of non-collection by the servicer is remote.

Fees to Ocwen Loan Servicing and Gross Servicing Margin

We define our gross servicing margin as the servicing fee revenue that we recognize less the fees that we pay to Ocwen Loan Servicing and any subservicers that we may engage. The manner in which we calculate the fees we pay to Ocwen Loan Servicing is the same under both the Purchase Agreement, with respect to the Rights to MSRs, and under the Subservicing Agreement, with respect to any Initial Mortgage Servicing Right for which legal ownership has been transferred to us upon receipt of the Required Third Party Consents. However, prior to obtaining the Required Third Party Consents, these amounts will be accounted for as a component of interest income.

We will pay Ocwen Loan Servicing a monthly base fee equal in the aggregate to 12% of the servicing fee revenue recognized for that month with respect to the Initial Mortgage Servicing Rights or the related Rights to MSRs, as applicable. The monthly base fee payable to Ocwen Loan Servicing is expressed as a percentage of the servicing fee revenue actually collected in any given month, which varies from month to month based on the level of collections of principal and interest for the mortgage loans serviced. This monthly base fee structure is intended to correlate the revenue we earn with the fees we pay.

In addition to the monthly base fee, Ocwen Loan Servicing may also receive a monthly performance based incentive fee. Ocwen Loan Servicing will receive this incentive fee to the extent the servicing fee revenue recognized for a given month exceeds the sum of the base fee and the amount initially retained by us (the “retained fee”), which is an amount initially equal to 32.5 basis points of the average unpaid principal balance of the related mortgage loans and which will range from 32.5 basis points to 27.5 basis points over the term of the Purchase Agreement or Subservicing Agreement, as applicable. The percentage used to calculate the retained fee will change in the fourth and seventh months following the closing of the Initial Acquisition and every six months thereafter in accordance with a predetermined schedule. If we do not receive an amount equal to the retained fee in any given month, as expressed in terms of basis points of the average unpaid principal balance of the mortgage loans serviced, a shortfall in our targeted gross servicing margin percentage will occur. Ocwen Loan Servicing will not earn any performance based incentive fees for any month that there is such a shortfall, or in any subsequent month, until we have recovered such shortfall from amounts that would otherwise be available to pay future performance based incentive fees to Ocwen Loan Servicing.

The performance based incentive fee payable in any month will be reduced if the ratio of outstanding servicing advances to the unpaid principal balance of the mortgage loans serviced (the “advance ratio”) exceeds a predetermined level for that month. If the advance ratio is exceeded in any month, any performance based incentive fee payable for such month will be reduced by an amount equal to 6.5% per annum of such excess servicing advances.

The fees will be calculated monthly and paid by us to Ocwen Loan Servicing within three business days of the final day of each month. The base fees and the performance based incentive fees will be subject to change upon any renewal of the subservicing supplement relating to the Initial Purchased Assets. The fees with respect to future pools of mortgage loans will be as agreed by us and Ocwen Loan Servicing in the agreements entered into in connection with the future acquisition of the related Mortgage Servicing Assets.

The gross servicing margin is expected (i) to cover our operating costs, which are principally comprised of amortization of mortgage servicing rights, interest expense incurred to finance servicing advances and administrative and other expenses, and (ii) to be sufficient to allow us to pay our targeted dividends. We believe that the structure of these fees as described above will align the interests of both companies and help us meet our performance targets.

Amortization of Mortgage Servicing Rights

We will record our mortgage servicing rights at their acquisition cost, which is the same as their fair value. For any Right to MSRs for which we receive the Required Third Party Consents, we will obtain ownership of the related mortgage servicing right, and we will record the mortgage servicing right at the then-current carrying value of the related Note Receivable—Rights to MSRs. Under the amortization method of accounting for Mortgage Servicing Assets, we will amortize our mortgage servicing rights each period based on the proportion of estimated net servicing income realized in the current period to the total estimated net servicing income to be realized over the life of such mortgage servicing rights. We will adjust amortization prospectively in response to changes in estimated projections of future cash flows. We will also assess mortgage servicing rights for impairment based on their fair value as determined by a third party valuation firm at the end of each fiscal quarter. Amortization and impairment, if any, of mortgage servicing rights are non-cash expenses. As a result, we expect that operating cash flows will exceed our net income in most periods. See “—Significant Assets and Liabilities—Mortgage Servicing Assets Valuation.”

Prior to receiving the Required Third Party Consents related to the Initial Mortgage Servicing Rights, we will amortize the Note Receivable—Rights to MSRs using the prospective interest method of accounting. At each reporting date, we will calculate the present value of the net cash flows related to the underlying Initial Mortgage Servicing Rights and adjust the carrying value of the Note Receivable—Rights to MSRs to this amount. The change in the value of the Note Receivable—Rights to MSRs will be deducted from the net of the servicing fees received from the Initial Mortgage Servicing Rights and the servicing fees paid to Ocwen Loan Servicing, and the resulting amount will be recorded as interest income.

Prepayment speeds are a significant driver of changes in estimated net servicing income, mortgage servicing rights amortization expense and the balance of the Note Receivable—Rights to MSRs. Prepayment speeds relating to subprime and Alt-A mortgage loans have not historically shown a high degree of volatility from one period to the next. Therefore, we expect amortization rates to remain relatively stable over time.

Interest Expense

Servicing advances will be primarily financed through the use of match funded liabilities that accrue interest. We will assume the advance financing facility associated with the Initial Mortgage Servicing Rights from Ocwen Loan Servicing subject to and simultaneously with the closing of the Offerings. The Class A-1 Term Note, Class A-2 Variable Funding Note, Class B Term Note and Class C Term Note issued under this facility bear interest at short-term rates equal to the commercial paper rate plus 350 to 625 basis points. The weighted average effective interest rate on the advance financing facility that we will assume from Ocwen Loan Servicing in connection with the Initial Acquisition was approximately 4.96% at December 31, 2011. Interest expense will also include amortization of deferred financing costs, non-use fees and any hedge related costs.

When a borrower is delinquent, the amount of cash that is required to be advanced to the trustee or other owner of the mortgage loan on behalf of the borrower increases. We will incur significant interest costs to finance such advances. As a result, increased delinquencies will result in increased interest expense without respect to any change in interest rates. The speed at which delinquent loans are resolved will affect our interest expense. For example, slower resolution of delinquencies will result in higher servicing advance balances and interest expense.

We plan to execute a hedging strategy designed to largely neutralize the impact of increases in interest rates over specified time periods. Our objective will be to utilize hedges in an amount equal to our net exposure to interest rate increases on our match funded liabilities, which bear interest at floating interest rates, after taking into account our expected float balances which partially offset the impact of rising interest rates. If interest rates decline, the value of our hedges would decline. Should our hedging strategy prove ineffective or if we were not able to hedge all of our interest rate risk, rising interest rates would lead to higher interest expense. See “Risk Factors—Risks Related to Our Business and Industry—Our hedging strategies may not be successful in mitigating the risks associated with changes in interest rates” and “—Liquidity and Capital Resources.”

Other Income

Other income will consist of amounts due to us from Ocwen under the terms of the Ocwen Professional Services Agreement and float earnings. Under the Ocwen Professional Services Agreement, we will receive revenue for providing certain services to Ocwen, which will include pricing and valuation analysis of potential mortgage servicing rights acquisitions, treasury management and other similar services.

Float earnings will consist of interest earned on mortgage loan payments and payoff collections that have been collected but which have not yet been remitted to the securitization trust that owns the mortgage loan or which are owed to pay real estate taxes and insurance premiums with respect to the related mortgaged properties. Mortgage loan payments are usually due from the borrower between the first and fifteenth days of the month and are usually remitted to the securitization trust between the eighteenth and twenty-fourth days of each month. Until these funds are remitted to the securitization trust, they reside in interest bearing custodial accounts controlled by the servicer and are invested in accordance with the pooling and servicing agreements and our investment policy. In some cases, this interest income may be reduced by fees for account maintenance or transaction processing or interest due to borrowers on amounts held in custodial accounts. Pursuant to the Purchase Agreement, we will be entitled to receive from Ocwen Loan Servicing any float earnings related to the Rights to MSRs even though we will not have custody of the custodial accounts until such time as legal ownership of the related Initial Mortgage Servicing Rights is transferred to us.

Administrative and Other Expense

Administrative and other expenses will consist largely of salaries, bonuses and related payroll taxes and employee benefit costs for our employees. In addition, we will incur expenses for facilities, technology, communication and other expenses typical of public companies, including audit, legal and other professional fees. Some of our administrative services will be provided pursuant to the Altisource Administrative Services Agreement as discussed in “—Related Party Transactions.” In addition, to the extent that we evaluate and/or complete acquisitions of Mortgage Servicing Assets in the future, we will incur additional expenses, most of which we do not expect to capitalize. Administrative and other expenses will include expenses related to the services we provide to Ocwen, and the services provided by Ocwen to us, under the Ocwen Professional Services Agreement. See “—Related Party Transactions.”

Income Taxes

We are a Cayman Islands exempted company, and the Cayman Islands currently levies no taxes on individuals or corporations based on profits, income, gains or appreciation. HLSS Management, LLC, our management company that is taxed as a corporation for U.S. federal income tax purposes, will generate nominal income that will be subject to taxation in the United States. Accordingly, our consolidated effective income tax rate will likely be substantially lower than the maximum U.S. federal income tax rate. See “Material Cayman Islands and United States Federal Income Tax Considerations.”

Significant Assets and Liabilities

Because our future business will generally relate to the acquisition and financing of Mortgage Servicing Assets, the description of these assets and liabilities and of our future accounting policies related to them is important to the understanding of our business. The principal assets that we will acquire and liabilities that we will assume on the closing date for the Initial Acquisition will include the Note Receivable—Rights to MSRs related to the Initial Mortgage Servicing Rights and the associated servicing advances and the match funded liabilities relating to the existing servicing advance facility pursuant to which such servicing advances are financed. We will acquire legal ownership of the Initial Mortgage Servicing Rights if and when the Required Third Party Consents are obtained.

Note Receivable—Rights to MSRs

During the period before we receive the Required Third Party Consents related to the Initial Mortgage Servicing Rights, we will account for the purchase of the Rights to MSRs as a financing. Accordingly, we will account for the amount paid to Ocwen Loan Servicing for the purchase of the Rights to MSRs as a Note Receivable—Rights to MSRs. The fair value of the Initial Mortgage Servicing Rights was $64 million as of December 31, 2011.

We will amortize the Note Receivable—Rights to MSRs using the prospective interest method of accounting. At each reporting date, we will calculate the present value of the net cash flows related to the underlying Initial Mortgage Servicing Rights and adjust the carrying value of the Note Receivable—Rights to MSRs to this amount. The change in the value of the Note Receivable—Rights to MSRs will be deducted from the net of the servicing fees received from the Initial Mortgage Servicing Rights and the servicing fees paid to Ocwen Loan Servicing, and the resulting amount will be recorded as interest income.

Mortgage Servicing Rights

If and when we obtain legal ownership of a mortgage servicing right, we will record the mortgage servicing right at the then current carrying value of the related Note Receivable—Rights to MSRs. A mortgage servicing right is an intangible asset representing the right by the owner to service a pool of mortgage loans for a predetermined fee. The following sections discuss the accounting treatment for and valuation of mortgage servicing rights.

Accounting for Mortgage Servicing Rights.    We will utilize the amortization method of accounting and account for our mortgage servicing rights at their acquisition cost. Under the cost method of accounting, changes in fair value will not necessarily result in impairment charges. As is customary in the industry, we will use an estimate of the industry average prepayment rate when amortizing our mortgage servicing rights. However, we expect our actual internal prepayment rate to be below the industry average. As a result, in the future, the amortized carrying value of our mortgage servicing rights may be lower than their fair market value. We expect the cumulative difference between the amortized carrying value and the fair market value of our mortgage servicing rights to increase over time, which may reduce the susceptibility of our mortgage servicing rights to future impairment charges. We will amortize the balance of mortgage servicing rights over the period of estimated net servicing income and test them for impairment based on fair value at the end of each fiscal quarter.

Mortgage Servicing Rights Valuation.    At the end of each fiscal quarter, an independent third party valuation firm will determine the fair value of our mortgage servicing rights using a valuation method that is based on the present value of their expected future cash flows utilizing assumptions that are believed to be reasonable and that are consistent with the assumptions that are used by other market participants. We will use this valuation to test the carrying value of our mortgage servicing rights for potential impairment. The most significant assumptions that will be used are estimates of the speed at which mortgages will prepay and the aggregate principal amount of mortgage loans that will become delinquent, both of which will based on available market data. Other assumptions used in this valuation will be:

•	the cost of servicing;

•	compensating interest expense;

•	the discount rate reflecting the risk of earning the future income streams from our mortgage servicing rights;

•	the interest rate used for computing float earnings;

•	the interest rate used for computing the cost of servicing advances; and

•	the collection rate of other ancillary fees.

The primary component of the estimated future cash inflows for our mortgage servicing rights will be contractual servicing fees. Significant cash outflows will include the cost of servicing mortgage loans and the cost of financing servicing advances. The most significant assumptions used in the valuation analysis will be the mortgage prepayment and delinquency rates, both of which will be derived from available market data. Other assumptions used in this valuation of mortgage servicing rights will be the discount rate (which will reflect the risks associated with our relationship with Ocwen Loan Servicing, including that Ocwen Loan Servicing could become bankrupt, insolvent or otherwise be terminated as servicer), the interest rate used for computing the cost of the servicing advances and the cost of servicing representing industry averages. This valuation is made without regard to the owner of the mortgage servicing rights.

Changes in these assumptions would be generally expected to affect our results of operations as summarized below:

•

Increases in prepayment speeds generally reduce the value of our mortgage servicing rights as a result of decreased future cash flows, accelerated mortgage servicing rights amortization expense and lower overall servicing fees. These results would be partially offset by a lower cost of servicing and lower interest expense on decreased servicing advance balances.

•

Increases in delinquencies or foreclosures generally reduce the value of our mortgage servicing rights as the amount of servicing advances, match funded liabilities and related interest expense increase. Factors which could contribute to increases in delinquencies or foreclosures include increases in interest rates, which could increase the payments owed by borrowers on adjustable-rate mortgages, or further declines in home values generally, which could reduce the incentive for a borrower to continue to make timely payments on his or her mortgage.

•	Increases in the discount rate would reduce the value of our mortgage servicing rights due to the lower overall net present value of our future net cash flows.

•	Increases in interest rate assumptions relating to the cost of financing servicing advances would increase interest expense and reduce the value of our mortgage servicing rights.

Fair Value of Mortgage Servicing Rights. The rate of decline in unpaid principal balance of mortgage loans is known as prepayment speed and is affected by factors such as employment rates, interest rates, housing prices, loan type and loan status. The unpaid principal balance of the related mortgage loans is the primary driver of servicing fees, subservicing expense, mortgage servicing rights amortization expense, mortgage servicing rights and servicing advance balances.

The fair value of the Initial Mortgage Servicing Rights is presented in the table below in terms of both basis points and absolute dollar amounts. Management has estimated the fair value of the mortgage servicing rights associated with each pooling and servicing agreement included in the Initial Acquisition for the period of time that the Initial Mortgage Servicing Rights were owned by Barclays. These estimates were based on our assumptions regarding the future cash flows of the Initial Mortgage Servicing Rights at the time the valuations were performed. The fair values presented for the quarters ended September 30, 2010 through December 31, 2011 are based on management’s beliefs regarding such values for the period of time that the Initial Mortgage Servicing Rights were owned by Ocwen Loan Servicing. In arriving at these estimates, management also utilized industry assumptions regarding the future cash flows of the Initial Mortgage Servicing Rights. The risks associated with our relationship with Ocwen Loan Servicing, including the risk that Ocwen Loan Servicing could become insolvent or bankrupt or otherwise be terminated as servicer, have been considered by management in determining the discount rate used to value our Mortgage Servicing Assets. Management will continue to assess these risks when determining the discount rate to be used in the valuation of our Mortgage Servicing Assets in future periods. Since unpaid principal balance, and subsequently fair value, decline as loans are repaid, refinanced or otherwise resolved, the disclosure of valuation in terms of basis points provides a comparable view of the change in economic fair value over time.

		Fair Value of Initial Mortgage Servicing Rights
Quarter Ended	Unpaid Principal Balance	Basis Points	Amount
	(dollars in millions)
March 31, 2009	$27,456	33.80	$93
June 30, 2009	25,372	34.29	87
September 30, 2009	23,513	35.17	83
December 31, 2009	22,131	33.11	73
March 31, 2010	21,080	34.75	73
June 30, 2010	20,074	38.73	78
September 30, 2010	19,048	38.05	72
December 31, 2010	18,362	40.76	75
March 31, 2011	17,608	41.85	74
June 30, 2011	16,950	40.34	68
September 30, 2011	16,248	39.02	63
December 31, 2011	15,620	41.01	64

Declines in unpaid principal balance and changes in the fair value of mortgage servicing rights may not necessarily give rise to future impairment of such mortgage servicing rights. We believe that the use of the amortization method of accounting will stabilize the value of mortgage servicing rights as reflected on our balance sheet for the following reasons:

•	Mortgage servicing rights amortization expense is expected to exceed our internal prepayment rate in most periods.

•

We are purchasing the Mortgage Servicing Assets related to the Initial Mortgage Servicing Rights at their current fair value, which reflects a significant portion of the impact of the general downward repricing of mortgage servicing rights that began in 2007.

Servicing Advances

Servicing advances will comprise our largest asset class. We will acquire servicing advances of approximately $461 million as of December 31, 2011 from Ocwen Loan Servicing in connection with the Initial Acquisition. The reimbursement of servicing advances is a senior obligation of the related securitization trust, which means that such reimbursement is senior to the ultimate payment of principal and interest to holders of mortgage-backed securities. All of the pooling and servicing agreements relating to the Initial Mortgage Servicing Rights provide for loan level and pool level recoveries.

Pooling and servicing agreements generally require the servicer to advance funds to the securitization trusts that own the mortgage loans during any period in which borrowers are delinquent. The servicer is also required to fund servicing advances relating to the maintenance, repair and marketing of foreclosed properties on behalf of the securitization trust. These servicing advances are made pursuant to the terms of the pooling and servicing agreement governing the related pool of mortgage loans underlying the mortgage servicing rights.

Ocwen Loan Servicing will remain contractually obligated to the trustees of the securitization trusts to make any servicing advances pursuant to the pooling and servicing agreements related to the Initial Mortgage Servicing Rights until legal ownership of such Initial Mortgage Servicing Rights is transferred to us. We will be obligated to purchase the servicing advances made by Ocwen Loan Servicing during the period of time prior to the transfer of legal ownership of the Initial Mortgage Servicing Rights to us, and although we will not be obligated directly to the trustees of the securitization trusts to make servicing advances pursuant to the related pooling and servicing agreements, we will be obligated to Ocwen Loan Servicing pursuant to the Purchase Agreement to purchase such servicing advances. When an Initial Mortgage Servicing Right is transferred to us, we will become directly obligated to the related trustee to make any servicing advances required pursuant to the related pooling and servicing agreements.

Servicing advances are currently and will continue to be pledged as collateral under the terms of the existing advance financing facility relating to the Initial Mortgage Servicing Rights that we will assume in connection with the Initial Acquisition.

We will value servicing advances at their face value, which is the same as their estimated fair value, because servicing advances are a senior obligation of the securitization trust that owns the mortgage loan, have no stated maturity, generally are realized within a relatively short period of time and do not bear interest.

The servicer will generally be obligated to advance funds only to the extent that it believes servicing advances will be recoverable from the expected proceeds from the related mortgage loan. Pursuant to the terms of the Purchase Agreement, we will only be obligated to purchase servicing advances relating to the Rights to MSRs from Ocwen Loan Servicing if and to the extent such servicing advances are made in accordance with the terms of the related pooling and servicing agreement and Ocwen Loan Servicing’s advance and stop advance policies. We believe that the likelihood of the servicer not collecting servicing advances relating to the Initial Mortgage Servicing Rights is remote primarily due to the availability of pool level recoveries for servicing advances ultimately not recoverable at the loan level in the related pooling and servicing agreements. We will record a charge to earnings to the extent that we believe any servicing advances become uncollectible under the provisions of the related pooling and servicing agreement. Ocwen Loan Servicing will be required to assess the collectability of servicing advances on our behalf using its stop advance policy. In addition, Ocwen Loan Servicing must notify us of any servicing advances that we are required to purchase prior to the transfer of the Initial Mortgage Servicing Rights to us, or that we are contractually required to make following any such transfer, pursuant to the terms of the pooling and servicing agreements and the stop advance policy. The projection models driving the stop advance policy will incorporate a number of different factors depending on the characteristics of the mortgage loan or pool of loans, including time to a foreclosure sale, estimated costs of foreclosure action, future property tax payments and the estimated proceeds upon the sale of the underlying property net of carrying costs, commissions and closing costs. We will periodically review and monitor Ocwen Loan Servicing’s compliance with the stop advance policy. We will be entitled to recover from Ocwen Loan Servicing any servicing advance that it notified us to purchase or was made in violation of the stop advance policy or that was not recoverable from the securitization trust because it violated the terms of the related pooling and servicing agreement.

The unpaid principal balance of a pool of mortgage loans and the amount of outstanding servicing advances typically decline as loan payments are received or loans are otherwise brought current, modified, liquidated or charged off. Servicing advances are typically financed, in part, by match funded liabilities and, therefore, are a principal driver of match funded liability balances and interest expense. The advance ratio is a ratio of the outstanding servicing advances to the unpaid principal balance of the related mortgage loans. The advance ratio influences match funded liabilities, interest expense and liquidity. Many factors can influence the level of servicing advances, including the following:

•	servicing requirements and advancing obligations under each pooling and servicing agreement;

•	characteristics of the underlying mortgage loans and economic conditions which drive delinquency status and prepayment speed;

•	foreclosure timelines;

•	the time required to dispose of real estate owned properties;

•	the servicer’s servicing efficiency; and

•	the servicer’s advance and stop advance policies.

Historical Servicing Advances Data

The table below sets forth the outstanding servicing advances relating to the Initial Mortgage Servicing Rights. HomEq Servicing was the servicer of the mortgage loans underlying the Initial Mortgage Servicing Rights for the quarters ended March 31, 2009 through June 30, 2010. Accordingly, the amounts of outstanding servicing advances and advance ratios are reflective of HomEq Servicing’s servicing practices and policies and general economic conditions impacting the mortgage loans during that period. The amounts shown for the quarters ended September 30, 2010 and after represent the amount of outstanding servicing advances during the period in which Ocwen Loan Servicing serviced the mortgage loans underlying the Initial Mortgage Servicing Rights. The decrease in the advance ratio after September 30, 2010 reflects the impact of Ocwen Loan Servicing’s servicing practices and policies and general economic conditions impacting the mortgage loans during that period. The amount of outstanding servicing advances shown below, therefore, may have been affected by factors that will not apply to the Initial Mortgage Servicing Rights after we purchase the Rights to MSRs, or after we acquire legal ownership of any related Initial Mortgage Servicing Rights and may not be indicative of the results that we will achieve in the future.

Quarter Ended	Unpaid Principal Balance	Amount of Outstanding Servicing Advances	Advance Ratio
	(dollars in millions)
March 31, 2009	$27,456	$1,303	4.7%
June 30, 2009	25,372	1,212	4.8%
September 30, 2009	23,513	1,068	4.5%
December 31, 2009	22,131	1,063	4.8%
March 31, 2010	21,080	1,090	5.2%
June 30, 2010	20,074	1,030	5.1%
September 30, 2010	19,048	1,003	5.3%
December 31, 2010	18,362	886	4.8%
March 31, 2011	17,608	722	4.1%
June 30, 2011	16,950	604	3.6%
September 30, 2011	16,248	515	3.2%
December 31, 2011	15,620	461	3.0%

Servicing advances were comprised of the following advance types at December 31, 2011 (dollars in millions):

Principal and Interest	$154
Escrow Advances	216
Corporate Advances	91

Total	$461

The amount of each type of servicing advance outstanding can vary within each month and between months based on the timing of borrower payments, the receipt of loan payoff proceeds, the due dates of tax and insurance payments and other factors. Therefore, these amounts may not be indicative of the amount or the relative proportions of servicing advances that may be outstanding at any time in the future.

Match Funded Liabilities

All of the outstanding advances associated with the Initial Mortgage Servicing Rights are currently financed by a single match funded advance financing facility. Match funded liabilities are a form of non-recourse debt that are collateralized by, and are intended to approximate the duration of, the servicing advances. Our match funded liabilities with respect to the Initial Mortgage Servicing Rights will be financed pursuant to this facility. The investor in the notes issued under this facility is Sheffield Receivables Corporation, an asset-backed commercial paper conduit administered by Barclays Bank PLC. We will record the facility at its book value, which we expect to be the same as its fair value as of the date of acquisition. Our match funded liability balance will be driven primarily by the level of servicing advances and the advance borrowing rate, which is defined as the collateral value of servicing advances divided by total servicing advances. For the advance financing facility associated with the Initial Mortgage Servicing Rights, the advance borrowing rates, which are different for each type of advance: judicial and non-judicial; principal and interest; taxes and insurance; and corporate advances, were set at levels that enabled each class of notes issued pursuant to the advance financing facility to meet ratings criteria as determined by Standard & Poor’s.

The following table shows the match funded liabilities related to the Initial Mortgage Servicing Rights as of December 31, 2011.

Match Funded Liabilities

As of December 31, 2011

Borrowing Type	Interest Rate	Maturity[1]	Expected Repayment Date[1]	Unused Borrowing Capacity[2]	Outstanding Balance
				(dollars in millions)
Class A-1 Term Note	Commercial paper rate + 350 bps3 5	Aug. 2043	Aug. 2013	$—	$340
Class A-2 Variable Funding Note	Commercial paper rate + 350 bps4 5	Aug. 2043	Aug. 2013	200	—
Class B Term Note	Commercial paper rate + 525 bps	Aug. 2043	Aug. 2013	—	16
Class C Term Note	Commercial paper rate + 625 bps	Aug. 2043	Aug. 2013	—	15

Total				$200	$371	[6]

1

The expected repayment date of our facilities is the date on which the revolving period ends under each advance facility note and repayment of the outstanding balance must begin if the note is not renewed or extended. The maturity date is the date on which all outstanding balances must be repaid. After the expected repayment date, all collections that represent the repayment of advances pledged to the facility must be applied to reduce the balance of the note outstanding, and any new advances are ineligible to be financed.

2	Unused borrowing capacity is available provided that sufficient eligible servicing advances to support such borrowings are available, and other conditions to borrowing are met. As of December 31, 2011, there was not sufficient eligible servicing advances available to support any additional borrowings under the facility.
3	The margin over the commercial paper rate for the Class A-1 Term Note is anticipated to be 225 basis points upon the assumption of the advance financing facility by us.

4	The margin over the commercial paper rate for the Class A-2 Variable Funding Note is anticipated to be 250 basis points upon the assumption of the advance financing facility us.
5	If either the Class B Notes or the Class C Notes are not paid in full by November 2012, the margins over the commercial paper rate on the Class A-1 Term Notes and Class A-2 Variable Funding Notes will increase by 1.00% per annum, and additional increases of 1.00% per annum will apply beginning in February 2013 and in May 2013 for the Class A-1 Term Notes and Class A-2 Variable Funding Notes if either the Class B Notes or the Class C Notes have not been paid in full on or before such times.
6	Prior to the assumption of the advance facility by us upon the closing of the Initial Acquisition, $12 million of Class D Notes will be paid in full by Ocwen Loan Servicing, and the total amount outstanding under the advance financing facility will be reduced to approximately $371 million.

Interest rates on match funded liabilities will vary based on the priority of such match funded liability to receive payments from the servicing advances securing the advance financing facility. For example, the Class A-1 Term Note and Class A-2 Variable Funding Note are generally required to be repaid prior to the other classes of notes, and thus the interest paid on such notes is less than on the subordinated notes.

The following table sets forth the actual amount of match funded liabilities outstanding on the existing match funded advance financing facility during the period that Ocwen Loan Servicing owned the Initial Mortgage Servicing Rights, which includes the quarters ended September 30, 2010 through December 31, 2011 and a pro forma estimate of the amount of match funded liabilities that would have been outstanding for the quarters ended March 31, 2009 through June 30, 2010 when the Initial Mortgage Servicing Rights were owned by Barclays.

The match funded advance financing facilities and other financing sources that HomEq Servicing used to finance servicing advances relating to the Initial Mortgage Servicing Rights during the period of Barclays’ ownership were different than the match funded advance financing facility that we will assume from Ocwen Loan Servicing upon completion of the Initial Acquisition. Therefore, the match funded liabilities shown in the chart below for the quarters ended March 31, 2009 through June 30, 2010 are a pro forma calculation of the amount of match funded liabilities that could have been outstanding on such dates based on the servicing advances actually outstanding on such dates and the terms of the current Ocwen Loan Servicing match funded advance financing facility, but without regard to the limit on the actual amount that can be borrowed under such match funded advance financing facility. These pro forma match funded liabilities were calculated using the advance borrowing rates by servicing advance type as of December 31, 2011 and the servicing advances outstanding as of each date. See “—Advance Borrowing Rate.” These calculations were made without regard to either the outstanding balance or the unused borrowing capacity that existed as of December 31, 2011 . Thus, the pro forma match funded liabilities do not necessarily represent the amount that we would have actually had outstanding under the existing facility on the dates shown had we owned the Initial Mortgage Servicing Rights and engaged Ocwen Loan Servicing to service the underlying mortgage loans on those dates, assuming the existing facility had been available to us on such dates.

The pro forma match funded liabilities data presented below is a hypothetical illustration provided for informational purposes only, is subject to a number of uncertainties and assumptions and does not intend to represent what our actual match funded liabilities would have been if we had owned the Initial Mortgage Servicing Rights and servicing advances as of the dates shown in the table. In preparing this information, we used currently available information and made assumptions that our management believes are reasonable in order to reflect match funded liabilities information for the periods presented. The estimates and assumptions used in the calculation of this information may be materially different from what we would have experienced and what we will actually experience in the future. Accordingly, the pro forma match funded liabilities information included below does not intend to represent what our match funded liabilities would have been had we operated as an independent public company during the periods presented. The pro forma match funded liabilities information also does not intend to represent what our match funded liabilities, results of operations or financial condition will be in the future, nor does it give effect to any events other than those discussed above. Actual match funded liabilities shown below are amounts under the match funded advance financing facility that we intend to assume from Ocwen Loan Servicing in connection with the Initial Acquisition.

Quarter Ended	Match Funded Liabilities
	(dollars in millions)
March 31, 2009	$986	) ) ) ) )	Pro forma
June 30, 2009	986
September 30, 2009	920
December 31, 2009	916
March 31, 2010	938
June 30, 2010	890

September 30, 2010	799	) ) ) ) )	Actual

December 31, 2010	786
March 31, 2011	606
June 30, 2011	493
September 30, 2011	452
December 31, 2011	371

Historical match funded liabilities may not be indicative of future amounts as servicing advance balances are subject to prepayment speeds, delinquency rates, foreclosure timelines, the time required to dispose of real estate owned properties and other factors that can affect the amount of servicing advances on mortgage loans. In addition, we may choose to manage our liquidity and interest expense by foregoing permitted borrowing on the match funded advance financing facility.

Advance Borrowing Rate

The advance borrowing rate is the percentage of the amount of our outstanding servicing advances against which we can borrow. The rates shown in the table below are based on the existing advance financing facility that currently funds the servicing advances associated with the Initial Mortgage Servicing Rights. These advance borrowing rates are key factors that influence the amount of our match funded liabilities and associated interest expense. A higher advance borrowing rate enables us to borrow more on our outstanding servicing advances and improves our return on equity and liquidity but also increases our interest expense. Advance borrowing rates vary based on the type of servicing advance and the occurrence of certain specified events.

We expect the advance borrowing rate for the servicing advances associated with the Initial Mortgage Servicing Rights to be consistent with the advance borrowing rates that are currently applicable to the existing advance financing facility relating to the Initial Mortgage Servicing Rights; however, until such time as we assume the advance facility, the advance borrowing rate could change.

The table below shows the advance borrowing rate that applies to each type of servicing advance when calculating the maximum amount of each class of notes that may be outstanding pursuant to the advance financing facility that we intend to assume.

	As of December 31, 2011 Advance Borrowing Rate
Servicing Advance Type	Class A-1 & A-2	Class B	Class C
Judicial States:
Principal and Interest	85.10%	86.60%	89.50%
Escrow Advances	77.00%	82.70%	85.70%
Corporate Advances	70.10%	78.50%	82.90%
Non-Judicial States:
Principal Advances	86.30%	87.00%	89.40%
Escrow Advances	79.50%	83.90%	85.70%
Corporate Advances	76.10%	82.10%	84.80%

Series Weighted Average Advance Borrowing Rate as of December 31, 2011[1]	79.36%	83.69%	86.58%

[1]

The Series Weighted Average Advance Borrowing Rate is the weighted average of the advance borrowing rates applicable to the servicing advances of each servicing advance type outstanding as of the specified date.

Description of the Initial Mortgage Servicing Assets

The mortgage loan pools underlying the Initial Mortgage Servicing Rights are characterized in terms of the loan category, geographic location of the mortgaged properties, delinquency status, year of origination, mortgage type, average borrower FICO score, average loan-to-value ratio and historical loan prepayment speeds. Each of these factors may impact one or more components of our financial condition or results of operations.

The following tables present a number of important metrics that will drive our future financial performance and the results of our operations. All loan counts shown in the following tables are expressed in units.

Servicing Portfolio by Loan Category

Each loan category has different characteristics with respect to delinquency rates and prepayment rates. These differences will drive Mortgage Servicing Asset valuations, servicing fees received, float revenue, subservicing expense, amortization expense and interest expense relating to the Initial Mortgage Servicing Rights.

	As of December 31, 2011
Category	Number of Loans	Average Unpaid Principal Balance per Loan		Total Unpaid Principal Balance	Fair Value Mortgage Servicing Rights Balance
		(dollars in thousands)		(dollars in millions)
Subprime Loans	96,314	$160		$15,437	$63
Alt-A Loans	1,404	130		183	1

Total	97,718	$160	[1]	$15,620	$64

[1]	Represents the weighted-average unpaid principal balance of subprime and Alt-A mortgage loans.

Mortgage Loans by State or Territory

The Initial Mortgage Servicing Rights relate to mortgage loans on properties throughout the United States and its territories. Historical and current economic and market conditions are different in each region, and the geographic distribution of the mortgaged properties can have a direct impact on the overall performance of the mortgage loans underlying the Initial Mortgage Servicing Rights.

	As of December 31, 2011
State/Territory	Number of Loans	Total Unpaid Principal Balance	Percent of Total Loans	Percent of Total Unpaid Principal Balance
Alabama	859	$80	0.9%	0.5%
Alaska	97	14	0.1%	0.1%
Arizona	2,311	322	2.4%	2.1%
Arkansas	542	47	0.6%	0.3%
California	13,261	3,556	13.6%	22.8%
Colorado	1,438	213	1.5%	1.4%
Connecticut	1,417	262	1.4%	1.7%
Delaware	346	55	0.3%	0.3%
Florida	9,886	1,510	10.1%	9.7%
Georgia	2,715	324	2.8%	2.1%
Hawaii	709	209	0.7%	1.3%
Idaho	284	32	0.3%	0.2%
Illinois	4,569	666	4.7%	4.3%
Indiana	1,984	174	2.0%	1.1%
Iowa	500	43	0.5%	0.3%
Kansas	463	41	0.5%	0.3%
Kentucky	704	67	0.7%	0.4%
Louisiana	1,572	144	1.6%	0.9%
Maine	394	57	0.4%	0.4%
Maryland	2,438	509	2.5%	3.3%
Massachusetts	1,998	457	2.0%	2.9%
Michigan	2,805	290	2.9%	1.8%
Minnesota	1,084	164	1.1%	1.0%
Mississippi	812	68	0.8%	0.4%
Missouri	1,381	131	1.4%	0.8%
Montana	117	14	0.1%	0.1%
Nebraska	396	35	0.4%	0.2%
Nevada	1,129	207	1.2%	1.3%
New Hampshire	378	68	0.4%	0.4%
New Jersey	2,670	643	2.7%	4.1%
New Mexico	384	47	0.4%	0.3%
New York	6,127	1,661	6.3%	10.6%
North Carolina	1,761	182	1.8%	1.2%
North Dakota	46	4	0.0%	0.0%
Ohio	3,921	373	4.0%	2.4%
Oklahoma	836	72	0.9%	0.5%
Oregon	795	128	0.8%	0.8%
Pennsylvania	3,975	454	4.1%	2.9%
Rhode Island	392	74	0.4%	0.5%
South Carolina	1,041	105	1.1%	0.7%
South Dakota	50	5	0.0%	0.0%
Tennessee	2,146	196	2.2%	1.3%
Texas	11,617	1,048	11.9%	6.7%
Utah	513	72	0.5%	0.5%
Vermont	58	9	0.1%	0.1%
Virginia	1,562	273	1.6%	1.7%
Washington	1,893	340	1.9%	2.2%
Washington, D.C.	138	35	0.1%	0.2%
West Virginia	169	16	0.2%	0.1%
Wisconsin	966	115	1.0%	0.7%
Wyoming	69	9	0.1%	0.1%

	97,718	$15,620	100.0%	100.0%

Delinquency Status

The servicer is contractually obligated to advance funds to the securitization trust or other third parties during any period in which a borrower is delinquent. As a result, the delinquency status of a loan directly influences the level of servicing advances, match funded liabilities and interest expense with respect to the Initial Mortgage Servicing Rights. In addition to external trends, such as unemployment rates and general economic conditions, delinquency status is highly dependent on the underwriting standards relating to loan origination and the processes, procedures and performance of the servicer or subservicer of a pool of mortgage loans.

	As of December 31, 2011
Status	Number of Loans	Total Unpaid Principal Balance	Percent of Total Number of Loans	Percent of Total Unpaid Principal Balance
	(dollars in millions)
Current	69,803	$10,349	71.4%	66.3%
Delinquent(1)
30-59 days	4,968	766	5.1%	4.9%
60-89 days	1,246	205	1.3%	1.3%
90 days or more	2,402	403	2.5%	2.6%
Borrower has filed for bankruptcy	4,859	797	5.0%	5.1%
Forbearance	1,603	333	1.6%	2.1%
Foreclosure	9,696	2,098	9.9%	13.4%
Real Estate Owned (property has been foreclosed)	3,141	669	3.2%	4.3%

Total	97,718	$15,620	100.0%	100.0%

1	Does not include foreclosures and bankruptcies.

Definitions used in this table are as follows:

•	“Current” means that the borrower has made all payments and the loan is current.

•	“30-59 days” means that the borrower has missed one monthly mortgage payment.

•	“60-89 days” means that the borrower has missed two monthly mortgage payments.

•	“90 days or more” means that the borrower has missed three or more monthly mortgage payments.

•	“Borrower has filed for bankruptcy” means that the servicer has been notified that the borrower has filed for bankruptcy and may be continuing to make payments or may be delinquent.

•

“Forbearance” means a temporary postponement of mortgage payments to give the borrower time to make up for overdue payments. Borrowers who are in the process of completing a loan modification are also classified in the forbearance category.

•

“Foreclosure” means that the servicer has started foreclosure proceedings. The time to complete a foreclosure proceeding varies by jurisdiction. Foreclosure proceedings usually begin when a borrower has missed three monthly mortgage payments.

•	“Real Estate Owned” means the foreclosure process has been completed and the securitization trust owns the property.

Loans that are less than 90 days delinquent and loans that are in bankruptcy or forbearance for which payments are being received are generally referred to as “performing loans,” while loans 90 days or more delinquent and loans in forbearance or bankruptcy for which payments are not being received or are in foreclosure or real estate owned are considered “non-performing loans.”

An important part of Ocwen Loan Servicing’s activities will be foreclosure prevention and home retention procedures, which are designed to help reduce delinquencies and assist borrowers in staying in their homes. Ocwen Loan Servicing may engage in early intervention activities with individual borrowers who are delinquent or whom risk models indicate may become delinquent.

The pooling and servicing agreements relating to the Initial Mortgage Servicing Rights generally permit the servicer to engage in loan modifications. Loan modifications can include principal forgiveness, maturity extension, delinquent interest capitalization and changes to contractual interest rates. The servicer can agree to modifications upon liquidation of a loan, commonly known as a short sale, where a portion of the outstanding principal of the loan is forgiven as part of a sale of the underlying property to a third party. Ocwen Loan Servicing participates in a variety of governmental and agency-sponsored programs, as well as internally designed proprietary programs, aimed at borrowers who are at risk of foreclosure. Each program has varying qualification criteria for the borrower to meet as well as associated modification options, which will be analyzed to determine the best solution for the borrower. Each of these actions serves to reduce delinquencies, recover servicing advances and lower interest expense given that such actions yield more rapid servicing advance recoveries than the foreclosure and subsequent sale of mortgaged properties.

Year of Origination

The year of origination and resulting age of a mortgage loan are key drivers of prepayments. Prepayment speeds tend to be more volatile with newly originated mortgage loans compared to more seasoned loans, such as the loans underlying the Initial Mortgage Servicing Rights. Prepayments result from the ordinary amortization of loans through monthly payments, proceeds of sales, short sales and refinancing, loan reductions through principal reduction modifications or resolution through foreclosure and sale.

	As of December 31, 2011
Origination Year	Number of Loans	Total Unpaid Principal Balance	Percent of Total Number of Loans	Percent of Total Unpaid Principal Balance
	(dollars in millions)
Prior to 2005	27,858	$3,673	28.5%	23.5%
2005	29,544	4,673	30.2%	29.9%
2006	34,082	6,129	34.9%	39.3%
2007	6,234	1,145	6.4%	7.3%

Total	97,718	$15,620	100.0%	100.0%

Mortgage Type

There are a variety of fixed and variable rate mortgage loans underlying the Initial Mortgage Servicing Rights. The type of mortgage loan influences the prepayment speed and, to some extent, the delinquency rate of the loan. Mortgage type can change as loans are modified, and the mix can also change over time based on varying prepayment speeds across individual mortgage types.

	As of December 31, 2011
Mortgage Type	Number of Loans	Total Unpaid Principal Balance	Percent of Total Number of Loans	Percent of Total Unpaid Principal Balance
	(dollars in millions)
1/29	65	$12	0.1%	0.0%
2/28	26,251	4,604	26.9%	29.5%
3/27	5,245	922	5.4%	5.9%
5/25	828	202	0.8%	1.3%
ARM6	9	1	0.0%	0.0%
Other ARM	1,369	342	1.4%	2.2%
Fixed Rate	63,951	9,537	65.4%	61.1%

Total	97,718	$15,620	100.0%	100.0%

A description of the terms used in the above table are as follows:

•

Variable rate loans include 1/29, 2/28, 3/27, 5/25, ARM6 and Other ARM. For example, a 3/27 adjustable rate mortgage has a three-year fixed interest rate period after which the interest rate begins to float based on an index plus a margin (known as the fully indexed interest rate). Other ARM represents loans with terms that do not fall into the definition of any other standard products.

•	Fixed rate loans have a stated fixed rate determined at loan origination for the full term of the loan.

Variable rate loans are generally based on the six-month LIBOR rate published in The Wall Street Journal. Fixed rate loans range from a minimum rate of 0.125% to a maximum rate of 15.00% with a weighted-average rate of 5.14%. Fixed rate loans include loans that were originated as variable rate loans but that have been subsequently modified and converted into fixed rate loans.

FICO Score

FICO score is a type of credit score prepared by Fair Isaac Corporation. A credit score is a numerical expression of a person’s creditworthiness based upon a statistical analysis of the information about them available to a credit bureau as of a particular date. A FICO score is usually obtained by a lender when it is underwriting a mortgage loan and is one of the factors that the lender will assess when deciding whether to extend a mortgage loan. High FICO scores generally indicate a higher degree of creditworthiness than low scores. A servicer may obtain updated FICO scores at various times over the life of the loan.

The table below sets forth the weighted average FICO score, based on unpaid principal balance, for the borrowers with respect to the mortgage loans underlying the Initial Mortgage Servicing Rights. The scores represent the average FICO scores that have been received between January 1, 2010 and December 31, 2011. The borrower’s most current score is most reflective of their current credit standing and would be used by a lender to assess any new borrowing or refinancing of an existing loan. Approximately 2% of the unpaid principal balance relating to the mortgage loans underlying the Initial Mortgage Servicing Rights have no FICO scores.

Mortgage Type	Average FICO Score Updated Between January 1, 2010 and December 31, 2011
1/29	601
2/28	599
3/27	609
5/25	645
ARM6	617
Other ARM	631
Fixed Rate	604

Loan-to-Value Ratio

Loan-to-value ratio is the ratio of the outstanding balance of a mortgage loan to the estimated fair market value of the property securing the related mortgage loan as of the time of the most recent valuation of such property. A servicer will generally not obtain an updated estimated fair market property value for a mortgaged property unless the mortgage loan is delinquent. Thus, for loans that have never been seriously delinquent, the estimated fair market property value is generally the appraised value of the property at the time of origination. A servicer will obtain an updated estimated fair market property value for a property securing a mortgage loan when the loan becomes seriously delinquent and will generally receive a further updated estimate every 180 days thereafter. For properties that the servicer has foreclosed, the property value represents the current listing price for the property, where available, or the latest estimated fair market value of the property.

The table below sets forth the weighted average loan-to-value ratios, based on unpaid principal balance, for the mortgage loans underlying the Initial Mortgage Servicing Rights. The loan-to-value ratios in the left-hand column of the following table represent the average loan-to-value ratios for those mortgage loans for which the most recent estimated property value was received prior to January 1, 2010 (and which may have been at the time of loan origination). We have received updated estimated property values since January 1, 2010 for the properties securing approximately 63% of the unpaid principal balance relating to the mortgage loans underlying the Initial Mortgage Servicing Rights. Because a number of areas in the United States have been experiencing a decrease in the values of residential properties over the last several years, property value estimates that have not been recently updated may no longer accurately reflect the current value of a property. The loan-to-value ratios in the right-hand column represent the average loan-to-value ratios for those mortgage loans for which the most recent estimated property value was received between January 1, 2010 and December 31, 2011. Thus, we believe that the loan-to-value ratios shown in the right-hand column of the table are a better indication of the loan-to-value ratios for the mortgage loans underlying the Initial Mortgage Servicing Rights using current estimates of property values and would be similar to the values a lender would use to assess any new borrowing or refinancing of an existing loan.

	As of December 31, 2011
Mortgage Type	Average Loan-to- Value Ratio Market Value Not Updated Since January 1, 2010	Average Loan-to- Value Ratio Market Value Updated Between January 1, 2010 and December 31, 2011
1/29	84%	145%
2/28	82%	127%
3/27	78%	122%
5/25	73%	124%
ARM6	77%	140%
Other ARM	81%	136%
Fixed Rate	60%	101%

Aggregate Annualized Prepayment Speed

Prepayment speed refers to the annualized percentage by which the unpaid principal balance of a pool of mortgage loans declines due to ordinary amortization and monthly principal payments, early loan payoff due to refinancing or sale of the property, principal reduction loan modification or foreclosure and subsequent sale. Prepayment speed is a fundamental driver of the unpaid principal balance upon which servicing fees, subservicing expense, Mortgage Servicing Assets amortization expense, interest expense, servicing advances, match funded liabilities and the valuation of Mortgage Servicing Assets are based. Prepayment speed is driven by many external factors, including prevailing market mortgage interest rates, unemployment rates, real estate valuation trends and the ability of borrowers to qualify for new loans. In general, prepayment speeds for subprime and Alt-A mortgage loans tend to be more stable than for prime mortgage loans because subprime and Alt-A borrowers are less sensitive to interest rate fluctuations given that they have fewer refinancing opportunities and are less likely to qualify for new loans. The quality of the servicer or subservicer is also a significant determinant of prepayment speed as successful loss mitigation techniques tend to reduce prepayment speeds, as shown in the table below.

Quarter Ended	Aggregate Annualized Prepayment Speed
March 31, 2009	26.2%
June 30, 2009	27.1%
September 30, 2009	26.2%
December 31, 2009	21.5%
March 31, 2010	17.7%
June 30, 2010	17.8%
September 30, 2010	14.6%
December 31, 2010	13.6%
March 31, 2011	15.4%
June 30, 2011	14.1%
September 30, 2011	15.6%
December 31, 2011	15.1%

In general, prepayment speeds tend to decline as a pool of mortgage loans ages. The current industry prepayment speed assumption used by management to value the Initial Mortgage Servicing Rights is approximately 18% per annum.

Liquidity and Capital Resources

We define liquidity as unencumbered cash balances plus unused collateralized advance financing capacity. Since our servicing advances and Mortgage Servicing Assets balances are self-liquidating over time, which means that we will generate cash flow as these assets amortize, we anticipate that in most periods operating cash flow will exceed our targeted dividend payout ratio of 90% of net income. We plan to accumulate excess cash to purchase additional Mortgage Servicing Assets that meet our acquisition criteria. Excess cash could also be used to reduce borrowing on advance financing facilities to reduce interest expense. If no such Mortgage Servicing Assets acquisition opportunities are identified, we may engage in repurchases of outstanding ordinary shares.

Over time, we expect to acquire substantially all of Ocwen Loan Servicing’s remaining mortgage servicing rights relating to subprime and Alt-A mortgage loans. As of December 31, 2011, these remaining mortgage servicing rights had approximately $55 billion of unpaid principal balance, a fair market value of $237 million and match funded servicing advances of approximately $3 billion.

Our ability to acquire Ocwen Loan Servicing’s remaining mortgage servicing rights will largely depend on our ability to enter into new match funded financing facilities and to raise additional capital through the sale of additional ordinary shares. While we do not currently have commitments for new match funded advance financing, we believe we are well positioned to obtain future financing facilities. Our ability to raise future equity capital is dependent on our ability to access the capital markets on attractive terms. In addition, the provisions of our Articles of Association restrict our ability to issue and sell additional ordinary shares at a price below our then current net asset value per share without first obtaining the prior approval of holders of at least a majority of the outstanding ordinary shares voted with respect to such approval. Any issuance of additional ordinary shares would be dilutive to our existing shareholders, including shareholders that purchase in this offering.

Investment Policy, Funding Strategy and Interest Income

Our primary sources of funds for near-term liquidity will be match funded liabilities and servicing fees. Our primary uses of funds will be funding servicing advances, payment of fees, interest and other operating expenses, purchases of additional Mortgage Servicing Assets and associated servicing advances and repayment of borrowings.

Our investment policies will emphasize principal preservation by limiting investments to include:

•	securities issued by the U.S. government, a U.S. agency or a U.S. government-sponsored enterprise;

•	money market mutual funds; and

•	money market demand deposits.

Our investment policies will seek to minimize credit and counterparty risk by establishing risk limits based on each counterparty’s long-term credit ratings. In assessing our liquidity outlook, our primary focus will be on two measures:

•	the relationship of cash generated from maturing assets compared to cash required for the payment of maturing liabilities, assuming no renewal of existing facilities and no new financings; and

•	unused borrowing capacity.

At December 31, 2011, the unused borrowing capacity on the existing match-funded advance financing facility that we will assume from Ocwen Loan Servicing was $200 million. However, our ability to draw on the unused borrowing capacity related to this existing match-funded advance financing facility is limited by the amount of eligible servicing advances related to the Initial Mortgage Servicing Rights securing such facility at any given time and is subject to all other conditions to borrowing being met. As of December 31, 2011, there were not sufficient eligible servicing advances related to the Initial Mortgage Servicing Rights securing such existing match-funded advance financing to support any additional borrowings under such facility. We plan to establish additional unused borrowing capacity under existing and new advance financing facilities in the future at a level that we consider prudent. We plan to maintain unused borrowing capacity in the event that:

•	servicing advances increase due to increased delinquencies;

•	we are unable to either renew existing advance financing facilities or obtain new advance financing facilities; or

•	we acquire additional mortgage servicing rights.

Our ability to finance servicing advances will be a significant factor that affects our liquidity. The advance financing facility relating to the Initial Mortgage Servicing Rights which we will assume upon the closing of the Offerings and the Initial Acquisition may be subject to decreases in the advance borrowing rate if deemed necessary by the rating agencies in order to maintain the minimum credit rating required for the facility. This advance financing facility is scheduled to expire in August 2013. Our ability to pledge collateral under the advance financing facility will depend on the performance of the collateral. We believe that all the servicing advances that we will acquire in connection with the Initial Acquisition will initially qualify for financing under this financing facility.

As discussed in “Risk Factors” and elsewhere in this prospectus, ongoing inquiries into servicer foreclosure processes could result in actions by state or federal governmental bodies, regulators or courts that could result in an extension of foreclosure timelines. While the effect on our future servicing advance balances and liquidity is not expected to be material, a material extension in foreclosure timelines could result in an increase in future servicing advance balances, and advance rates under our advance financing facilities may have to be reduced to maintain the required note ratings which could adversely affect liquidity. The negative impact of such an increase in servicing advances and a decrease in advance rates may be mitigated if we maintain adequate excess capacity on our advance financing facilities. Conversely, if foreclosure moratoria are imposed and we believe that servicing advances on foreclosed properties cannot be recovered in a timely manner, the servicer would potentially no longer be obligated to make servicing advances and may be able to recover existing servicing advances at the pool level, which could cause servicing advances to decrease. We will be indemnified by Ocwen Loan Servicing against any fines assessed for improper foreclosure practices.

Our advance financing facilities will require that we maintain minimum levels of liquid assets and earnings. Failure to comply with these covenants would result in restrictions on new borrowings or the early termination of our advance financing facilities.

Interest Rate Risk

Interest rate risk arises primarily from differences in cash balances that earn floating interest rates and incurred liabilities, such as match funded liabilities, that are subject to floating interest rates. Floating interest rate income and expenses are both expected to closely correlate with the one-month LIBOR rate. All of our planned borrowings as of the date of this prospectus are subject to floating interest rates.

Upon completion of the Initial Acquisition, we intend to execute a hedging strategy aimed to largely neutralize the impact of changes in interest rates within a certain time period. Our objective will be to ensure that the value of our outstanding hedges, which we anticipate will feature fixed and floating rate swaps among other derivative instruments, will approximate our net exposure to interest rate increases on our floating rate match funded liabilities.

If interest rates were to increase by 1% on our variable rate advance financing and interest earning cash balances, we estimate an impact of approximately $0.325 million on our net income resulting from an increase of $1.097 million in annual interest income compared to an increase of $0.772 million in annual interest expense, net of the impact of our interest rate hedges.

Principles of Consolidation

Our financial statements include the accounts of Home Loan Servicing Solutions, Ltd. and its direct and indirect wholly owned subsidiaries, HLSS Holdings, LLC and HLSS Management, LLC. We will eliminate intercompany accounts and transactions in consolidation.

We will evaluate each special purpose entity (“SPE”) acquired in connection with the Initial Acquisition for classification as a Variable Interest Entity (“VIE”). When an SPE meets the definition of a VIE and we determine that we are the primary beneficiary, we will include the SPE in our consolidated financial statements. See “The Proposed Business — Description of Purchase Agreement” for additional information relating to the SPEs that will be acquired in connection with the Initial Acquisition.

Recent Accounting Pronouncements

We adopted all applicable accounting pronouncements that were effective when the Company was formed on December 1, 2010. There is no recent accounting pronouncement that we believe will have a significant impact on our financial statements upon adoption.

Contingencies

Foreclosure Timelines

Inquiries into servicer foreclosure practices are continuing and may result in action by state or federal government bodies, regulators or courts that could have an adverse effect on the average foreclosure timelines and increase the amount of servicing advances. The average number of days for Ocwen Loan Servicing to complete a foreclosure action during 2010 was extended by 53 days in judicial foreclosure states and 43 days in traditional non-judicial foreclosure states as compared to 2009. In the first nine months of 2011, foreclosure timelines have increased by an additional 125 days in judicial foreclosure states and 26 days in traditional non-judicial foreclosure states as compared to 2010 averages. Despite this timeline extension, the 90 plus day non-performing delinquency rate on all of the mortgage loans serviced by Ocwen Loan Servicing (excluding the Litton portfolio discussed below) as a percentage of the unpaid principal balance of the underlying mortgage loans that it services has decreased from 27.3% at December 31, 2010 to 24.2% at June 30, 2011. Ocwen has informed us that it believes this improvement occurred because fewer loans entered delinquency and because of improved loss mitigation. During the period from July 1, 2011 to September 30, 2011, the delinquency rate increased to 28.7% due to the effect of Ocwen’s acquisition of Litton on September 1, 2011. The mortgage loans underlying the mortgage servicing rights acquired from Litton had a much higher delinquency rate than those underlying Ocwen’s existing mortgage servicing rights at the acquisition date. It is not possible to predict the full financial impact of changes in foreclosure practices, but if the extension of timelines causes delinquency rates to rise, this could lead to a delay in the amount of servicing fees collected, an increase in operating expenses and an increase in the advance ratio. An increase in the advance ratio could lead to a need for us to increase our borrowings which would lead to higher interest expense, and could also lead to a decrease in the amount we are able to borrow under the existing advance financing facility.

Servicing Transfers

Recent activities by certain residential mortgage-backed security investor groups bring the prospect of greater investor involvement in mortgage loan servicing and the possibility that investors may seek to transfer servicing on some seasoned non-agency securitized loan pools to servicers they deem to be of higher quality in order to improve returns. Many of the pooling and servicing agreements for subprime and Alt-A mortgage loans contain servicer termination events or events of default for the servicer based upon the number of delinquent loans, the loss performance of the related mortgage loans or servicer ratings downgrades. A significant number of the pooling and servicing agreements relating to the Initial Mortgage Servicing Rights contain servicer termination events or events of default of this type, all of which have been triggered. If Ocwen Loan Servicing is terminated as servicer prior to the transfer of an Initial Mortgage Servicing Right to us as a result of exceeding the maximum delinquency rates or loss limits or we are terminated as servicer for the same reason following such transfer, neither we nor Ocwen Loan Servicing, as applicable, may have any right to compensation from the trustee of the securitization trust for the loss of such mortgage servicing right, which could cause an impairment of our related Mortgage Servicing Assets. Notwithstanding the foregoing, we expect to be reimbursed from collections on the related mortgage loans for any outstanding servicing advances as the related loans are brought current, modified, liquidated or charged off, and we expect to collect any outstanding servicing advances in full. If servicing is deemed to have been lost because of Ocwen Loan Servicing’s servicing practices prior to the transfer of legal ownership of the Initial Mortgage Servicing Rights to us, Ocwen Loan Servicing will be responsible for reimbursing us in accordance with a predetermined schedule intended to reflect the expected amortized value of the Initial Mortgage Servicing Rights at the time the servicing was lost. If the servicing is deemed to be lost because of Ocwen Loan Servicing’s servicing practices while performing servicing functions for us pursuant to the Subservicing Agreement, Ocwen Loan Servicing will be responsible for reimbursing us for the amortized book value of the applicable Mortgage Servicing Assets at the time the servicing was lost.

Improper Loan Assignment

Certain borrowers have recently challenged the foreclosure of their properties by claiming that the foreclosure was improper because the servicer was unable to provide a chain of continuous ownership of the mortgage loan from the originator of the mortgage loan to the securitization trustee. Borrowers have had some success with such defenses. For example, the Massachusetts Supreme Court recently ruled that a foreclosure was improper because the plaintiff was unable to provide a chain of continuous ownership of the mortgage loan from the originator of the mortgage loan to the securitization trustee. This ruling only pertains to foreclosures in Massachusetts. Best servicing practices would have the servicer complete the assignment of the loan prior to initiating foreclosure. Ocwen Loan Servicing has informed us that it is not aware of any assignment issues with respect to the mortgage loans underlying the Initial Mortgage Servicing Rights, and any losses relating to improper assignments by Ocwen Loan Servicing would be recoverable by us from Ocwen Loan Servicing pursuant to our agreements with it. Deficiencies in documentation of loan ownership could nonetheless result in delayed recovery of servicing advances, which could have an adverse impact on our financial results.

Put-Back Risk

In addition to the possibility that servicing could be transferred between servicers, there is also the possibility that the servicing of certain mortgage loans may be transferred as a result of loan put-backs. A loan put-back is a request by the securitization trustee for the originator of the loan or the party that transferred the loan to the securitization to repurchase the loan at par. These requests generally arise because the originator or transferor is found to have breached representations or warranties made at the time of origination or securitization. Ocwen Loan Servicing has informed us that it has not experienced any third-party loan put-back requests with respect to mortgage loans that it originated. Generally, delinquent loans or loans which have already been resolved at a loss to the investor are the most likely loans to be put back to the originator. Although put-backs could reduce the amount of servicing fees collected, the effect on profitability could be positive because delinquent loans require higher advances than performing loans. While put-backs have the potential to reduce unpaid principal balance and affect mortgage servicing rights valuations, it is not clear whether the change in value would be adverse or that the change in the note receivable or mortgage servicing rights value, even if adverse, would result in any impairment.

Related Party Transactions

We have entered into certain agreements with Ocwen, Ocwen Loan Servicing and Altisource that will govern the ongoing relationships among these parties upon completion of the Initial Acquisition. We will also enter into agreements with Ocwen and its affiliates in connection with the existing advance financing facility simultaneously with the completion of the Initial Acquisition. See “The Proposed Business” for a more detailed description of the following related party agreements. We have also entered into a stock purchase agreement with William C. Erbey relating to the Concurrent Private Placement which is expected to close concurrently with this offering.

Purchase Agreement.    This agreement, in conjunction with the initial sale supplement, sets forth the terms of our purchase of the Initial Purchased Assets from Ocwen Loan Servicing. We will pay Ocwen Loan Servicing a monthly base fee equal in the aggregate to 12% of the servicing fees collected for that month with respect to the Initial Mortgage Servicing Rights. So long as the Required Third Party Consents have not been obtained with respect to the transfer of legal ownership of any Initial Mortgage Servicing Right, Ocwen Loan Servicing will remain obligated to perform its obligations as servicer under the related pooling and servicing agreement, we will be required to purchase any servicing advances that Ocwen Loan Servicing is required to make pursuant to such pooling and servicing agreement and Ocwen Loan Servicing will be prohibited from taking actions inconsistent with our right to acquire legal ownership of the related mortgage servicing right upon receipt of the Required Third Party Consents. The agreement includes customary representations and warranties made by Ocwen Loan Servicing with respect to the assets being purchased, and provides for indemnification to us for any losses we suffer as a result of the breach of such representations and warranties.

This agreement also provides a framework for us to purchase additional Mortgage Servicing Assets and associated servicing advances from Ocwen Loan Servicing in the future, although no such future acquisitions have been agreed upon, and there is no assurance that future acquisitions will take place or that we will be able to obtain the third party approvals and consents necessary to transfer any related mortgage servicing rights to us.

The estimated purchase price contemplated by the Purchase Agreement as of December 31, 2011 was $181 million (net of assumed match funded liabilities of $371 million) and the estimated purchase price as of the date of this prospectus is $150 million (net of assumed match funded liabilities of $361 million), in each case subject to certain closing adjustments. The aggregate purchase price is comprised of two components. The purchase price for the Rights to MSRs will be based on our estimates of the value of such assets made near the time we entered into the Purchase Agreement and the outstanding unpaid principal balance of the underlying mortgage loans at closing. The purchase price for the associated servicing advances and other assets (such as the capitalized debt issue costs and facility reserve account) will be equal to the net consolidated book value as of the purchase date of all assets and liabilities of HomEq Transferor and the Trust. We have obtained an opinion from MIAC of the fairness to us, from a financial point of view, of the purchase price related to the Initial Acquisition.

Subservicing Agreement.    This agreement, in conjunction with the initial subservicing supplement, provides for the appointment of Ocwen Loan Servicing to act as the subservicer of the mortgage loans underlying the Initial Mortgage Servicing Rights upon the transfer of legal ownership of the Initial Mortgage Servicing Rights to us. The Subservicing Agreement has an initial term ending six years from the closing of the Initial Acquisition. This agreement also provides a framework for us to engage Ocwen Loan Servicing as subservicer for any mortgage servicing rights we acquire legal ownership of in the future.

Pursuant to the Subservicing Agreement, we will pay Ocwen Loan Servicing a base subservicing fee equal in the aggregate to 12% of the servicing fees collected for that month with respect to any Initial Mortgage Serving Rights that we acquire legal ownership of following receipt of the applicable Required Third Party Consents. The monthly base fee payable to Ocwen Loan Servicing is expressed as a percentage of the servicing fees actually collected in any given month because servicing fees collected vary from month to month based on the level of collections of principal and interest for the mortgage loans serviced.

Ocwen Loan Servicing will also receive a monthly performance based incentive fee to the extent the servicing fees collected for a given month exceeds the retained fee. The percentage used to calculate the retained fee will change in the fourth and seventh months following the closing of the Initial Acquisition and every six months thereafter in accordance with a predetermined schedule. If we do not receive an amount equal to the retained fee in any given month, as expressed in terms of basis points of the average unpaid principal balance of the mortgage loans serviced, a shortfall in our targeted gross servicing margin percentage will occur. Ocwen Loan Servicing will not earn any performance based incentive fees for any month that there is such a shortfall, or in any subsequent month, until we have recovered such shortfall from amounts that would otherwise be available to pay future performance based incentive fees to Ocwen Loan Servicing.

The performance based incentive fee payable in any month will be reduced if the advance ratio exceeds a predetermined level for that month that is intended to target our return threshold. If the advance ratio is exceeded in any month, any performance based incentive fee payable for such month will be reduced by an amount equal to 6.5% per annum of such excess servicing advances.

Servicing Advance Facility Agreements.    Simultaneously with the closing of the Offerings and the Initial Acquisition, we will enter into the Servicing Advance Facility Agreements pursuant to which we will assume all of Ocwen Loan Servicing’s rights and obligations under the existing advance financing facility under which the servicing advances associated with the Initial Mortgage Servicing Rights are currently funded. The Servicing Advance Facility Agreements will provide for our assumption of the rights and obligations of Ocwen, as administrator, and Ocwen Loan Servicing, as seller and servicer under the documents related to the advance financing facility, and the release of Ocwen and Ocwen Loan Servicing from their respective obligations, in and under the existing advance financing facility, and for certain amendments to the facility to accommodate the assumption of such facility. The effectiveness of the Servicing Advance Facility Agreements are subject to the satisfaction of certain conditions, including the consent of the holders of any notes outstanding under this facility. In addition, we will not replace Ocwen Loan Servicing as servicer under the Servicing Advance Facility Agreements with respect to any pooling and servicing agreement, and Ocwen Loan Servicing will remain a party to the Servicing Advance Facility Agreements as servicer with respect to each pooling and servicing agreement, until the related mortgage servicing right is transferred to us, and we become the servicer under such pooling and servicing agreement. The closing of the Offerings is conditioned upon our assumption of the existing advance financing facility.

Ocwen Professional Services Agreement.    This agreement requires us to provide certain services to Ocwen, and for Ocwen to provide certain services to us, for an initial term of six years, subject to renewal, with pricing terms intended to reflect market rates. Services provided by us under this agreement include pricing and valuation analysis of potential mortgage servicing rights acquisitions, treasury management and other similar services. Services provided by Ocwen under this agreement include legal, licensing and regulatory support services, risk management services and other similar services. The fees we charge Ocwen and the fees that Ocwen charges us are based on the actual costs incurred by the party performing the service plus an additional markup of 15%.

Altisource Administrative Services Agreement.    This agreement requires Altisource to provide certain administrative services to us for an initial term of six years, subject to renewal with pricing terms intended to reflect market rates. Services provided to us under this agreement include human resources administration (benefit plan design, recruiting, hiring and training and compliance support), legal and regulatory compliance support services, general business consulting, corporate services (facilities management, security and travel services), finance and accounting support services (financial analysis, financial reporting and tax services), risk management services, vendor management and other related services. The fees we pay Altisource are based on the actual costs incurred by them plus an additional markup of 15%.

Concurrent Private Placement.    On February 23, 2011, we entered into a stock purchase agreement with William C. Erbey, our founder and the Chairman of our Board of Directors, pursuant to which he agreed to purchase $10 million of our ordinary shares at the initial public offering price per share in a private placement exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act. No underwriting discounts or commissions will be paid in respect of these shares. The closing of the Concurrent Private Placement is conditioned on the closing of this offering. Pursuant to the Registration Rights Agreement, we will grant to Mr. Erbey demand registration rights, which he may exercise not more than one time, and unlimited piggyback registrations rights. Pursuant to the terms of the Registration Rights Agreement, Mr. Erbey may not exercise his demand registration rights until the expiration of the lock-up period discussed below. The closing of the Concurrent Private Placement will take place concurrently with, and will be conditional upon, the closing of this offering. Mr. Erbey currently owns 100% of our outstanding ordinary shares. All of the ordinary shares owned by Mr. Erbey as of the date of this prospectus will be subject to “lock-up” restrictions preventing transfer by him of any such shares for 18 months following the date of this prospectus, subject to certain exceptions. See “Underwriting.”

THE PROPOSED BUSINESS

We are a new company with a very limited operating history and intend to operate our business as described in this prospectus.

Overview

We are a newly incorporated Cayman Islands exempted company formed to acquire mortgage servicing assets consisting of mortgage servicing rights, rights to fees and other income from servicing mortgage loans, and associated servicing advances. We will not originate or purchase mortgage loans, and as a result we will not be subject to the risk of loss related to the origination or ownership of mortgage loans. We will engage one or more high quality residential mortgage loan servicers to service the mortgage loans underlying our mortgage servicing assets and therefore do not intend to develop our own mortgage servicing platform. We believe that our revenue and expense structure will be predictable and generate a stable income stream and that the quality of our assets will be strong. We believe this combination will accomplish our primary objective of delivering attractive and consistent risk-adjusted returns to our shareholders. We intend to distribute at least 90% of our net income to our shareholders in the form of a monthly cash dividend. In addition, unlike many income-oriented investment alternatives, we believe that our income stream and the valuation of our assets are not substantially correlated to movements in interest rates.

We have assembled an executive management team with extensive experience in the mortgage servicing industry. Our executive officers are currently in senior management roles at Ocwen. Upon the completion of this offering, they will resign from their positions at Ocwen and become members of our executive management team. We believe our executive management team’s extensive experience will provide us with the ability to assess the vital characteristics of the mortgage loans underlying the Mortgage Servicing Assets we may seek to acquire and evaluate the quality of potential mortgage servicers. We believe this experience will further enable us to accurately value Mortgage Servicing Assets and better forecast future asset performance and servicing cash flows. In addition, we believe our management team has demonstrated historical success in arranging cost-effective servicing advance financing through a variety of economic cycles.

William C. Erbey, the founder of our company and the Chairman of our Board of Directors and the Chairman of the Board of Directors of Ocwen, has agreed to purchase $10 million of our ordinary shares at a price per share equal to the initial public offering price in the Concurrent Private Placement. Following the completion of the Offerings, Mr. Erbey will continue to serve as the Chairman of the Board of Directors of Ocwen.

We will use the proceeds from the Offerings to purchase certain Rights to MSRs, associated servicing advances and other related assets from Ocwen Loan Servicing simultaneously with the closing of the Offerings. These Rights to MSRs are related to mortgage servicing rights owned by Ocwen Loan Servicing with respect to 116 pooling and servicing agreements with an unpaid principal balance of approximately $16 billion as of December 31, 2011. Ocwen Loan Servicing will not have obtained the necessary third party approvals and consents to transfer legal ownership of these Initial Mortgage Servicing Rights to us prior to the closing of the Offerings, and as result, the transfer of legal ownership of the Initial Mortgage Servicing Rights will occur automatically only if and when such approvals and consents are received. Many pooling and servicing agreements for subprime and Alt-A mortgage loans contain servicer termination events or events of default based upon the percentage of delinquent loans in the related mortgage loan pool, the loss performance of the related mortgage loans or servicer ratings downgrades. Servicer termination events or events of default based on the number of delinquent mortgage loans, loss performance of the related mortgage loans or servicer ratings downgrades have been triggered in pooling and servicing agreements representing approximately 89% of the unpaid principal balance of the mortgage loans underlying the Initial Mortgage Servicing Rights as of December 31, 2011, although the parties to the related securitization transactions have not exercised their right to terminate Ocwen Loan Servicing as servicer. We believe that one possible reason that these termination rights have not been exercised is because the transfer of servicing could lead to a disruption of servicing activities and increased delinquencies and decreased recovery on the underlying mortgage loans, which could result in a loss on the related mortgage-backed securities. Many of the pooling and servicing agreements related to the Initial Mortgage Servicing Rights also contain servicer termination events or events of default that require the servicer to maintain a tangible net worth of between $15 million and $50 million.

We do not intend to develop our own mortgage servicing platform but instead will rely on high quality third-party residential mortgage loan servicers. Ocwen Loan Servicing is a leader in the residential subprime and Alt-A mortgage servicing industry based on its historical servicing performance through a variety of real estate and economic cycles. Prior to the transfer of legal ownership of the Initial Mortgage Servicing Rights to us, Ocwen Loan Servicing will remain obligated to service the underlying mortgage loans and will remit to us the servicing and other related fees (excluding any ancillary income that Ocwen Loan Servicing will retain) it recognizes in each month related to the Initial Mortgage Servicing Rights. Following the transfer of legal ownership of any Initial Mortgage Servicing Rights to us, Ocwen Loan Servicing will service the underlying mortgage loans on our behalf pursuant to the Subservicing Agreement, and we will receive the servicing and other related fees (excluding any ancillary income) directly. As compensation for its servicing and subservicing activities, Ocwen Loan Servicing will receive from us a monthly base fee initially equal to 12% of such servicing fees collected. Ocwen Loan Servicing will also have the opportunity to earn a monthly performance based incentive fee that will fluctuate based on collections and servicing advance reduction criteria with respect to the underlying mortgage loans. We believe this arrangement will align the interests of both companies. The method used to calculate the fees that we will pay to Ocwen Loan Servicing under the Purchase Agreement with respect to the Rights to MSRs related to the Initial Mortgage Servicing Rights is the same as the method used to calculate the fees that we will pay to Ocwen Loan Servicing under the Subservicing Agreement with respect to the Initial Mortgage Servicing Rights that we subsequently acquire. As a result, the compensation to be paid to Ocwen Loan Servicing will not vary based on whether Ocwen Loan Servicing or we hold legal title to the underlying mortgage servicing rights.

We anticipate future growth through subsequent acquisitions of Mortgage Servicing Assets. As part of our strategy to acquire additional Mortgage Servicing Assets, we intend to purchase substantially all of the remaining mortgage servicing rights currently owned by Ocwen Loan Servicing or, to the extent that Ocwen has not received the necessary third party approvals and consents prior to the closing of any subsequent acquisitions of mortgage servicing rights, the related Rights to MSRs. As of December 31, 2011, Ocwen Loan Servicing held approximately $55 billion of additional unpaid principal balance of subprime and Alt-A mortgage loans. We have not entered into any agreement to acquire these assets and our ability to do so will depend on a number of factors, including access to adequate financing. In addition, we believe that competitive and regulatory dynamics in the mortgage servicing industry will present us with opportunities to acquire Mortgage Servicing Assets from banks, other financial institutions and independent mortgage servicers. We believe that our business model and capital structure will enable us to competitively bid for these Mortgage Servicing Assets, particularly as we develop a longer operating history. Although we do not expect to maintain excess cash for potential future acquisitions of Mortgage Servicing Assets, any excess cash flow generated by the amortization of our Mortgage Servicing Assets and the reduction in outstanding servicing advances may be used to acquire additional Mortgage Servicing Assets in the future. We intend to primarily fund any future acquisition of Mortgage Servicing Assets and associated servicing advances with the proceeds of issuances of additional ordinary shares and additional advance financing facilities or other financing arrangements, although the provisions of our Articles of Association restrict our ability to issue and sell additional ordinary shares at a price below our then current net asset value per share without first obtaining the prior approval of holders of at least a majority of the outstanding ordinary shares voted with respect to such approval.

We were incorporated as an exempted company in the Cayman Islands, which currently does not levy income taxes on individuals or companies. We expect to be treated as a PFIC under U.S. federal income tax laws. We intend to distribute at least 90% of our net income to our shareholders in the form of a monthly dividend that will primarily be based on projected annual earnings, although we are not required by law to do so. Payment of a monthly dividend is not a condition of our tax status, and our decision to pay this dividend is not expected to be impacted by any changes in our status for U.S. tax purposes. Except for our subsidiary that is taxed as a corporation for U.S. federal income tax purposes, we do not expect to be treated as engaged in a trade or business in the United States and thus do not expect to be subject to more than a nominal amount of U.S. federal income taxation.

On January 30, 2012, our Board of Directors declared a contingent interim dividend of $0.10 per ordinary share (subject to proration for partial months) with respect to each of the three calendar months following the completion of the Offerings and the Initial Acquisition. These dividends will be payable to holders of record of our ordinary shares on the last business day of each such month, subject to all applicable laws, and will be paid on the 10th day of the immediately following month, or the first business day thereafter if such date falls on a weekend or holiday. The following chart sets forth the record and payment dates of the initial contingent interim dividends assuming the completion of the Offerings and the Initial Acquisition occurs during March 2012:

Record Date	Payment Date	Amount per Ordinary Share

March 30, 2012	April 10, 2012	$0.08

April 30, 2012	May 10, 2012	$0.10

May 31, 2012	June 11, 2012	$0.10

These dividends will be contingent upon the consummation of the Offerings and the successful completion of the Initial Acquisition. Our Board of Directors has the right to rescind these dividends at any time prior to the applicable dividend payment date. See “Dividend Policy,” “Description of Share Capital” and “Material Cayman Islands and United States Federal Income Tax Considerations.”

Our Business Model

Our business model is predicated on purchasing mortgage servicing rights, rights to fees and other income from servicing mortgage loans and associated servicing advances and engaging one or more high-quality residential mortgage loan servicers to service the pools of mortgage loans underlying our mortgage servicing rights. We believe this unique strategy will result in attractive risk-adjusted returns for our shareholders that are not dependent on future asset appreciation. The key attributes of our business model are as follows:

Stable Income Stream.    We expect that our interest income from the Note Receivable—Rights to MSRs will remain stable during the period before we receive the Required Third Party Consents related to the Initial Mortgage Servicing Rights. Interest income from the Note Receivable—Rights to MSRs will be driven primarily by the gross servicing margin percentage we negotiated with Ocwen Loan Servicing and will be offset by periodic amortization of the Note Receivable—Rights to MSRs which we do not believe will experience significant volatility. After we receive the required Third Party Consents and become the legal owner of any of the Initial Mortgage Servicing Rights, we expect the servicing fees we receive and the fee expenses we incur will result in a gross servicing margin percentage, which will initially be approximately 32.5 basis points of the unpaid principal balance of the mortgage loans related to our mortgage servicing rights and which will range from 32.5 to 27.5 basis points in accordance with a pre-determined schedule set forth in the subservicing supplement related to the Initial Mortgage Servicing Rights. Our primary costs other than fee expenses include interest expense and mortgage servicing rights amortization expense. We intend to hedge against increases in interest rates and do not expect our mortgage servicing rights amortization expense will experience significant volatility.

Stable Balance Sheet.    Servicing advances will be our largest asset class and will comprise 82% of our total assets after giving effect to the Offerings and the Initial Acquisition as if they had occurred at December 31, 2011. Servicing advances are relatively low risk assets because they are generally recoverable from loan and pool level proceeds over a relatively short period of time. The advance ratio relating to the Initial Mortgage Servicing Rights was 3.0% as of December 31, 2011, resulting in significant over collateralization and low credit risk. We expect the advance ratio to decline over time.

The Note Receivable—Rights to MSRs relating to subprime and Alt-A mortgage loans will initially be our second largest asset class but will only comprise 11% of our total assets after giving effect to the Offerings and the Initial Acquisition as if they had occurred at December 31, 2011. The Note Receivable—Rights to MSRs is valued, in part, based on the expected life of the pool of mortgage loans underlying such Mortgage Servicing Assets. Prepayment speeds relating to subprime and Alt-A mortgage loans, which comprise all of the Initial Mortgage Servicing Rights, are relatively insensitive to interest rate fluctuations as these borrowers often do not have the ability to refinance their loans. In addition, high delinquency rates are included in the current and future assumptions driving the valuation of Initial Mortgage Servicing Rights. As a result, we do not anticipate significant variability in the expected life of the Note Receivable—Rights to MSRs.

We will record the Note Receivable—Rights to MSRs at acquisition cost and will amortize it using the prospective interest method. Under this method of accounting, the principal amount at the end of each reporting period will be adjusted to the estimated value of its future cash flows. We intend to hold the Mortgage Servicing Assets we acquire to maturity, and therefore we do not expect earnings volatility as a result of realized gains or losses that could result from secondary market asset sales. Since we expect the amortization of the Note Receivable—Rights to MSRs and any mortgage servicing rights to exceed the prepayment speeds we experience with respect to the mortgage loans underlying them, we believe that our method of amortizing these assets will reduce the risk of a material write-down of these assets over time.

We expect that cash will initially comprise approximately 2% of our total assets after giving effect to the Offerings and the Initial Acquisition as if they had occurred at December 31, 2011.

Non-Correlated Returns.    While we expect our interest income and gross servicing margin to vary based on the unpaid principal balance of the mortgage loans underlying the Initial Mortgage Servicing Rights, we do not expect our interest income or gross servicing margin percentage to vary as a result of changes in market interest rates due, in part, to our hedging strategy. Changes in prepayment speeds can, however, affect the unpaid principal balance of the mortgage loans underlying the Initial Mortgage Servicing Rights, which will impact future servicing fees received. Historically, as interest rates rise, fewer borrowers voluntarily prepay their loans by refinancing or selling their homes. Lower voluntary prepayments would result in higher levels of unpaid principal balance, which ultimately would lead to higher servicing fee revenue. Voluntary prepayments have remained low for a number of years despite the low interest rate environment due to a lack of refinancing alternatives for subprime and Alt-A borrowers. We expect this trend to continue in an improving economy and a rising interest rate environment.

We believe the valuation of our assets is not substantially correlated to movements in interest rates. Servicing advances do not earn interest and are self-liquidating over a short period of time. The value of mortgage servicing rights has historically demonstrated a negative correlation with changes in interest rates, although less so for the subprime and Alt-A segments compared to the prime segment. We do not believe that the risk of increasing prepayments in a falling interest rate environment is as great as the opportunity for decreasing prepayments in a rising interest rate environment. This is because the availability of capital to refinance existing subprime and Alt-A mortgage loans has been severely constrained, and loan-to-value ratios for existing properties have materially increased. In addition, certain loan modification programs have reduced the applicable interest rate on mortgage loans to levels below the prevailing mortgage rates available to even the most creditworthy borrowers. The result has been that, despite a significant decrease in interest rates during this time period, far fewer mortgage loans have been refinanced than historical experience would suggest. We believe low prepayment speeds will persist for the foreseeable future.

Self-Hedging Assets.    Prepayment speeds and interest rates are key variables that affect our economic performance. We believe these variables are largely self-hedging. The negative effects resulting from the movement of one variable are potentially offset by corresponding benefits resulting from the movement of another variable. While changes in these variables do not perfectly offset one another, we believe there is sufficient correlation to enable us to effectively mitigate residual negative effects through direct actions, such as hedging interest rates. For example, increases in interest rate assumptions relating to the cost of financing servicing advances will increase interest expense. This negative effect would be partially offset by the float earnings we recognize, which increase as interest rates rise assuming no change in float balances. Increases in interest rates also have the effect of reducing prepayment speeds, which would extend the life of the Initial Mortgage Servicing Rights and thus the servicing fee revenue we recognize.

Our Economic Model

Our primary source of revenue will be the servicing fees we are entitled to receive with respect to the Mortgage Servicing Assets we acquire. Servicing fees are based on the unpaid principal balance of the mortgage loans serviced pursuant to each pooling and servicing agreement and are contractually set in these agreements. Servicers generally receive their servicing fees out of collections of principal and interest payments by borrowers on the mortgage loans they are servicing. For current loans, the servicing fee is typically received in the same month that the principal and interest payments are paid. Servicing fees for delinquent loans are generally received as the related loan is brought current, modified, liquidated or charged off. We believe that the risk of a servicer not ultimately receiving the contractual servicing fees for delinquent loans is remote. We will also earn other income representing fees for services that we provide to Ocwen under the Ocwen Professional Services Agreement.

Our expenses will consist of fee expenses, interest expense on servicing advances, mortgage servicing rights amortization expense and administrative expense. Our fee expenses will be based on the amount of principal and interest collections on the mortgage loans underlying our Mortgage Servicing Assets. We will amortize mortgage servicing rights under the amortization method of accounting. The amount of amortization expense will be driven primarily by long-term expectations for the prepayment speed of the underlying loans to be determined periodically by third-party appraisers. Interest expense will be based on the amount of borrowing necessary to fund servicing advances and the applicable interest rate on those borrowings. We plan to hedge the risk of increases in interest rates on our borrowings by entering into interest rate swaps. Administrative expenses consist of salaries, wages, payroll taxes, benefits and general administrative costs related to being a public company.

The following is a summary description of the primary components of net income that we expect to generate from our Mortgage Servicing Assets and which is expected to be available for dividend payments. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Primary Components of Income.”

Components of Net Income

Prior to Receiving Required Third Party Consents		Subsequent to Receiving Required Third Party Consents

	Interest Income—Note Receivable—Rights to MSRs		Servicing Fee Revenue
		(-)	Fee Expense
(+)	Other Income		Gross Servicing Margin
(-)	Interest Expense
(-)	General and Administrative Expenses	(+)	Other Income
	Pre-Tax Earnings	(-)	Mortgage Servicing Assets Amortization Expense
		(-)	Interest Expense
(-)	Income Taxes	(-)	General and Administrative Expenses
	Net Income		Pre-Tax Earnings

		(-)	Income Taxes
Net Income

For any period of time during which we own Mortgage Servicing Assets for which we have received the Required Third Party Consents related to some, but not all, of the Initial Mortgage Servicing Rights, we will include both interest income and servicing fee revenue and expense in the components of net income.

Interest Income—Note Receivable—Rights to MSRs.    Prior to obtaining the Required Third Party Consents related to an Initial Mortgage Servicing Right, we will account for the related Right to MSRs as a Note Receivable—Rights to MSRs, a financial asset that earns interest income rather than servicing fee revenue. We will amortize the Note Receivable—Rights to MSRs using the prospective interest method of accounting. At each reporting date, we will calculate the future expected net cash flows related to the underlying Initial Mortgage Servicing Rights and adjust the carrying value of the Note Receivable—Rights to MSRs to this amount. The change in the value of the Note Receivable—Rights to MSRs reflects the periodic amortization of the note receivable and will be deducted from the net of the servicing fees received from the Initial Mortgage Servicing Rights and the servicing fees paid to Ocwen Loan Servicing, and the resulting amount will be recorded as interest income.

Servicing Fee Revenue.    Upon receipt of the Required Third Party Consents related to an Initial Mortgage Servicing Right, we will account for the Note Receivable–Rights to MSRs balance related to such Initial Mortgage Servicing Right as a mortgage servicing right and will begin recording servicing fee revenue rather than interest income on the note receivable. The pooling and servicing agreements relating to the Initial Mortgage Servicing Rights entitle the servicer to an annual fee of 50 basis points of the unpaid principal balance of the mortgage loans serviced. We will recognize servicing fees as revenue as mortgage principal and interest payments are received from borrowers and as delinquent loans are brought current, modified, liquidated or charged off.

Fee Expense.    We will pay Ocwen Loan Servicing a monthly base fee equal to 12% of the servicing fees the servicer collects for that month. We will pay a performance based incentive fee to the extent the servicing fee revenue that the servicer collects for a given month exceeds the retained fee, which is an amount initially equal to 32.5 basis points of the average unpaid principal balance of the mortgage loans serviced. The retained fee will change in the fourth and seventh month following the Initial Acquisition and every six months thereafter in accordance with a schedule and will range from 32.5 basis points to 27.5 basis points over the term of the Subservicing Agreement. The method used to calculate the fees that we will pay to Ocwen Loan Servicing under the Purchase Agreement with respect to the Rights to MSRs related to the Initial Mortgage Servicing Rights will be the same as the method used to calculate the fees that we will pay to Ocwen Loan Servicing under the Subservicing Agreement with respect to any Initial Mortgage Servicing Rights that we subsequently acquire. As a result, the compensation to be paid to Ocwen Loan Servicing will not vary based on whether Ocwen Loan Servicing or we hold legal title to the underlying mortgage servicing rights.

An example of the calculation of the monthly base fee and performance based incentive fee, assuming that we earn 50 basis points of servicing fee revenue in a given month, is as follows:

Basis Points
Servicing fee revenue	50.0
Base fee (12% multiplied by 50 basis points)	(6.0)
Retained fee (initial retained fee from retained fee schedule)	(32.5)

Incentive fee (revenue minus base fee minus retained fee)	11.5

If we do not receive an amount equal to the retained fee in any given month, as expressed in terms of basis points of the average unpaid principal balance of the mortgage loans serviced, a shortfall in the retained fee will be created. Ocwen Loan Servicing will not earn a performance based incentive fee for any month that there is such a shortfall, or in any subsequent month, until we have recovered the shortfall from amounts that would otherwise be available to pay future performance based incentive fees to Ocwen Loan Servicing.

The performance based incentive fee payable in any month will be reduced if the advance ratio exceeds a predetermined level for that month. If the advance ratio exceeds the predetermined level in any month, the performance based incentive fee payable for such month, if any, will be reduced by an amount equal to 6.5% per annum of the amount of any such excess servicing advances.

Gross Servicing Margin.    Servicing fee revenue less fee expense. Gross servicing margin percentage is expected to initially be approximately 32.5 basis points of the unpaid principal balance of the mortgage loans serviced. In months where there is no shortfall in the retained fee and in which the advance ratio does not exceed the predetermined level for that month, the gross servicing margin, as expressed in terms of basis points of the average unpaid principal balance of the mortgage loans serviced, will be equal to the retained fee. In such months, the gross servicing margin will vary in accordance with the retained fee schedule as described above.

Other Income.    Fees paid by Ocwen to us pursuant to the Ocwen Professional Services Agreement. Other income also includes float income, which is equal to collected but unremitted borrower payments and loan payoff receipts in custodial accounts (including real estate owned sales proceeds) multiplied by current market short-term interest rates.

Mortgage Servicing Rights Amortization Expense (Non-Cash).    Represents the periodic decline in the book value of mortgage servicing rights. Mortgage servicing rights amortization expense is calculated by dividing the total servicing contribution collected in the current period by the total expected servicing contribution over the life of the asset, multiplied by the unamortized mortgage servicing rights balance at the beginning of the period. Servicing contribution represents the total income stream generated by the mortgage servicing rights net of total related servicing expenses. Amortization may also include impairment charges to mortgage servicing rights if their fair value at any balance sheet date is lower than the amortized cost.

Mortgage Servicing Rights Amortization Expense

Current Period Servicing Contribution Collected
(÷)	Total Projected Servicing Contribution

=	Proportion of Total Projected Servicing Contribution Collected

(x)	Unamortized Mortgage Servicing Rights Balance

=	Amortization Expense

Interest Expense.    Primarily represents the interest expense associated with financing servicing advances. Interest expense is calculated by taking the average outstanding servicing advances multiplied by the advance borrowing rate multiplied by the interest rate on match funded advance debt facilities. Interest expense will also include the amortization of deferred financing costs, non-use fees and any hedge-related costs.

General and Administrative Expense.    Includes salaries, wages, payroll taxes, benefits and general administrative costs related to being a public company.

Income Taxes.    As a Cayman Islands exempted company, most of our income will be exempt from income tax; however, we will pay U.S. federal income taxes on the income of our subsidiary that is taxed as a corporation for U.S. federal income tax purposes, which is expected to be nominal.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a more detailed description of our components of net income.

The Market Opportunity

We believe that the current dynamics of the subprime and Alt-A mortgage servicing market have created a unique opportunity where the supply of mortgage servicing rights potentially for sale outweighs the number of potential buyers. These dynamics include:

•

higher borrower delinquencies and defaults experienced over the last few years and increased regulatory oversight has led to substantially higher costs for mortgage servicers and negatively impacted their profitability;

•	regulatory changes resulting from the implementation of Basel III, which will impose increased regulatory capital costs on depository institutions for owning mortgage servicing rights; and

•	our belief that subprime and Alt-A mortgage servicing has become less attractive to many mortgage servicers due to increasingly negative publicity and heightened government and regulatory scrutiny.

We believe that our business model will allow us to be highly competitive in the acquisition of Mortgage Servicing Assets due to our cost structure, ability to access advance financing and our relationship with Ocwen Loan Servicing. We anticipate that most of our acquisitions of Mortgage Servicing Assets from sellers other than Ocwen Loan Servicing would involve engaging a party other than such seller to service the underlying mortgage loans. However, we would consider engaging a seller who is also a high-quality servicer to continue to service the underlying mortgage loans. In addition, we may also pursue opportunities to purchase mortgage servicing rights relating to loans guaranteed or securitized by the U.S. government or GSEs.

Our Mortgage Servicing Rights Acquisition Strategy

Our future success will be dependent on our ability to find, evaluate and acquire Mortgage Servicing Assets that meet our strategic and financial objectives.

Acquire Additional Mortgage Servicing Assets from Ocwen Loan Servicing.    We believe that Ocwen Loan Servicing provides an attractive source of future Mortgage Servicing Assets. Over time, we expect to acquire substantially all of Ocwen Loan Servicing’s remaining mortgage servicing rights relating to subprime and Alt-A mortgage loans, which had an unpaid principal balance of $55 billion as of December 31, 2011 and which is expected to increase by approximately $42 billion of unpaid principal amount in connection with the Pending Ocwen Acquisitions.

Acquire Additional Mortgage Servicing Rights from other Owners and Originators.    We believe our management team’s significant prior operating experience and extensive industry relationships will provide attractive opportunities to purchase mortgage servicing rights from third parties other than Ocwen. In the future, we may also pursue opportunities to purchase mortgage servicing rights relating to new Freddie Mac, Fannie Mae and Ginnie Mae securitizations.

Evaluation Criteria.    We plan to evaluate all assets considered for purchase with a variety of criteria, including:

•	risk-adjusted return based on the contemplated purchase price and asset structure;

•	characteristics of the underlying mortgage loans;

•	availability of pool level recovery with respect to servicing advances;

•	terms and conditions imposed by the pooling and servicing agreements;

•	servicing advances meeting the requirements for financing;

•

seller willingness to make strong representations and warranties regarding servicing practices and servicing advances and perceived financial ability to fulfill obligations that might arise from such contingent obligations; and

•	availability of a highly qualified servicer on favorable economic terms.

Our Servicer and Subservicer Selection Strategy

We do not intend to develop a mortgage servicing platform, nor do we intend to acquire and maintain mortgage servicing platforms, personnel or processes in connection with the acquisition of Mortgage Servicing Assets. Our success will be dependent, in part, on identifying, evaluating and engaging high-quality servicers and subservicers, such as Ocwen Loan Servicing, to perform substantially all of the servicing functions relating to the Mortgage Servicing Assets that we acquire.

Servicer and Subservicer Selection Criteria.    We will select servicers and subservicers based on the following criteria:

•	effectiveness of payment collections, customer service and loss mitigation techniques;

•	ability to execute loan modifications and minimize default rates;

•	scalability of servicing platform and pricing;

•	development and utilization of new proprietary technology to service high volumes of performing and delinquent mortgage loans; and

•	servicer rating, reputation, experience and financial strength.

We intend to use a similar selection criteria for identifying potential sellers of Mortgage Servicing Assets.

Structuring Subservicing Agreements.    If and when legal ownership of any mortgaging servicing right is transferred to us, we will become contractually obligated to service the underlying mortgage loans and will need to engage one or more high quality subservicers to service the mortgage loans. We believe that we will be able to negotiate favorable pricing and other terms when entering into subservicing agreements with the subservicers that we identify based on our selection criteria. We will seek to negotiate agreements that will provide us with stable earnings and cash flows. We expect to pay our subservicers performance based incentive fees and believe this arrangement will align our interests with those of our subservicers.

Competitive Strengths

We believe we are well positioned to execute our business strategy based on the following competitive strengths:

Experienced Management Team with Extensive Knowledge of the Mortgage Servicing Industry.    We have assembled an executive management team with extensive experience in the mortgage servicing industry. This experience includes evaluating and acquiring mortgage servicing rights, performing asset valuation analysis and financing mortgage servicing businesses through a variety of economic cycles. Key members of our executive management team also have experience in managing a public company in the mortgage servicing industry.

Asset Acquisition and Evaluation Expertise.    We believe that our asset acquisition evaluation process, which includes using proprietary historical data to project the performance of mortgage loans, and our executive management team’s experience and judgment in identifying, assessing, valuing and acquiring new Mortgage Servicing Assets will enable us to accurately price assets.

Access to Mortgage Servicing Rights.    Members of our executive management team have extensive relationships in the mortgage servicing industry, including relationships with mortgage loan originators and potential sellers of mortgage servicing rights. In addition, we expect to acquire substantially all of Ocwen Loan Servicing’s remaining mortgage servicing rights relating to subprime and Alt-A mortgage loans which had an unpaid principal balance of approximately $55 billion as of December 31, 2011, which is expected to increase by approximately $42 billion of unpaid principal amount in connection with the Pending Ocwen Acquisitions. Future acquisitions of Ocwen Loan Servicing’s remaining mortgage servicing rights will depend on various factors, including our ability to obtain any third party approvals or consents, and may not take place.

Relationship with Ocwen.    We intend to capitalize on the servicing capabilities of Ocwen Loan Servicing, which we view as superior relative to other servicers in terms of cost, management experience, technology infrastructure and platform scalability. Ocwen Loan Servicing will continue to service the Initial Mortgage Servicing Rights during the period of time prior to the transfer of legal ownership of the Initial Mortgage Servicing Rights to us. Thereafter, we will engage Ocwen Loan Servicing to service, on our behalf, the mortgage loans underlying the Initial Mortgage Servicing Rights and mortgage loans underlying any mortgage servicing rights that we acquire from them in the future, provided that the performance criteria to be specified in the Subservicing Agreement are met. We may also engage Ocwen Loan Servicing to subservice any mortgage servicing rights that we acquire from other third parties in the future.

Description of Ocwen

Ocwen is a leading provider of residential and commercial mortgage loan servicing, special servicing and asset management services. Ocwen is one of the largest third-party subprime mortgage loan servicers in the United States. As of September 30, 2011, Ocwen provided servicing for residential mortgage loans with an aggregate unpaid principal balance of approximately $106 billion, most of which are being serviced for third parties, including loans in over 950 securitizations. Ocwen and its predecessors have significant experience in servicing residential and commercial mortgage loans and have been servicing residential mortgage loans since 1988 and subprime mortgage loans since 1994.

Ocwen’s primary business is the servicing, special servicing and resolution of nonconforming, subperforming and nonperforming residential and commercial mortgage loans for third parties. Ocwen has received a subprime servicer rating of “Above Average,” a special servicer rating of “Strong” and an alternative servicer rating of “Above Average” from Standard & Poor’s and has an “RPS3” rating as a subprime servicer and an “RSS3” rating as special servicer from Fitch Ratings. Ocwen is also rated “SQ2-” (“Above Average”) as a primary servicer of subprime loans and “SQ2” (“Above Average”) as a special servicer by Moody’s Investors Service, Inc. Ocwen is an approved Freddie Mac and Fannie Mae seller/servicer.

As a subprime and Alt-A mortgage loan servicer, Ocwen has been faced with special loss mitigation challenges not usually present in prime loan servicing. Ocwen’s collection policy seeks to identify payment problems at the early stage of delinquency and, if necessary, to address the delinquency in order to preserve the equity of a pre-foreclosure mortgage property. Ocwen uses a proactive consulting approach, defined call strategies, a variety of loan modification strategies and enhanced payment methods to assist the collection process.

Ocwen has the highest trial-to-permanent modification conversion rates under HAMP in the industry and has completed over 200,000 loan modifications since January 2008. Ocwen has been a pioneer in developing servicing industry best practices and utilizes advanced modeling of loan and consumer-specific resolution alternatives to reduce losses. Ocwen has invested over $150 million in proprietary technology to identify and evaluate loan resolution alternatives, minimize default rates and cure existing delinquencies. Ocwen maintains one of the lowest operating cost platforms for servicing delinquent loans in the mortgage servicing industry and is capable of efficiently scaling its platform to accommodate the servicing of new mortgage loan portfolios. In addition, Ocwen has been highly ranked within its peer group in numerous third-party studies of servicer effectiveness:

•	U.S. Department of the Treasury (May 2011) — Ocwen is above industry average in converting trial modifications to permanent modifications under HAMP.

•	J.P. Morgan (June 2010) — Ocwen was ranked first in their “Quality Rank,” which considers the re-default rate for loans modified.

•	Deutsche Bank (May 2010) — Ocwen was ranked first in “Recovery Score,” which evaluates loss severity.

•	Freddie Mac (August 2009) — Ocwen entered into an “Interim Servicing Agreement” with Freddie Mac to service 24,000 nonperforming loans.

•

Moody’s Investor Services (August 2009) — Ocwen cures more delinquent loans than Moody’s “Strong Rated Servicers” and was selected as the specialty servicer for Freddie Mac’s new workout program for high-risk loans.

•	Bank of America/Merrill Lynch (July 2009) — Ocwen leads the industry in servicing 90 plus day delinquent loans subsequently made current in both fixed rate and adjustable rate subprime loans.

•	Freddie Mac (February 2009) — Ocwen selected as a “Specialty Servicer” for Freddie Mac’s “New Workout Plan for High Risk Loans.”

Ocwen and its related companies currently employ approximately 4,900 people worldwide. Ocwen is headquartered in Atlanta, Georgia with offices in Florida and the District of Columbia and global operations in India and Uruguay. Ocwen Loan Servicing, a wholly owned subsidiary of Ocwen, is a licensed mortgage servicer in all 50 states, the District of Columbia and two U.S. territories.

Description of Purchase Agreement

We have entered into the Purchase Agreement with Ocwen Loan Servicing pursuant to which we may agree to purchase Mortgage Servicing Assets, associated servicing advances and other related assets from Ocwen Loan Servicing from time to time. The specific terms of any acquisition of Mortgage Servicing Assets, associated servicing advances and related assets, including the Mortgage Servicing Assets purchased in the Initial Acquisition, are (and may be in the future) documented pursuant to separate sale supplements to the Purchase Agreement. To the extent the terms of any sale supplement we enter into with Ocwen Loan Servicing are in conflict with the terms of the Purchase Agreement, the sale supplement will govern.

We have entered into an initial sale supplement to the Purchase Agreement with Ocwen Loan Servicing pursuant to which we have agreed to purchase, effective upon the completion of the Initial Acquisition, the Rights to MSRs, the equity interests in the special purpose entities established in connection with the existing servicing advance facility, which own outstanding servicing advances associated with the Initial Mortgage Servicing Rights and pursuant to which such associated servicing advances are currently financed, and other assets relating to the Rights to MSRs.

Although we intend to enter into additional sale supplements and complete additional acquisitions of Mortgage Servicing Assets and related assets from Ocwen Loan Servicing under the Purchase Agreement, neither we nor Ocwen Loan Servicing is under any contractual obligation to do so. The specific assets purchased and liabilities assumed in connection with any future acquisitions of Mortgage Servicing Assets and the purchase price for such assets will be determined as agreed between us and Ocwen Loan Servicing. The terms of any future acquisitions of Mortgage Servicing Assets from Ocwen Loan Servicing may differ materially from the terms of the Initial Acquisition described below.

Purchased Assets and Assumed Obligations for the Initial Acquisition

In connection with the Initial Acquisition, we will acquire, simultaneously with the closing of the Offerings, all of Ocwen Loan Servicing’s right, title and interest to the Rights to MSRs, which include:

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the servicing fees (excluding any ancillary income) and investment earnings on the related custodial accounts that Ocwen Loan Servicing is entitled to receive pursuant to the Initial Mortgage Servicing Rights;

•	the right to automatically acquire legal ownership of each Initial Mortgage Servicing Right upon the receipt of the Required Third Party Consents;

•	the outstanding servicing advances associated with the related pooling and servicing agreements; and

•	other assets and liabilities related to the foregoing.

We will also purchase the outstanding equity of HomEq Transferor as part of the Initial Acquisition. HomEq Transferor is a special purpose entity that owns the outstanding equity of the Trust, a special purpose entity that currently owns the outstanding servicing advances associated with the Initial Mortgage

Servicing Rights and the reserve and other accounts associated with the existing advance financing facility. We will also assume the rights and obligations of Ocwen and Ocwen Loan Servicing under the advance financing facility pursuant to which servicing advances relating to the Initial Mortgage Servicing Rights are currently financed. Our assumption of this facility is subject to the prior approval of the investor in the notes outstanding under this facility.

Until legal ownership of the Initial Mortgage Servicing Rights transfers to us, Ocwen Loan Servicing’s obligations under the Purchase Agreement with respect to the Rights to MSRs will be secured by a first priority security interest in Ocwen Loan Servicing’s ownership of the Initial Mortgage Servicing Rights and the proceeds of the Initial Mortgage Servicing Rights.

The pooling and servicing agreements related to the Initial Mortgage Servicing Rights require the consent of various parties, including the rating agencies, the trustees of the related securitization trusts, the sponsors of the securitization transactions, any master servicer for the securitization transactions or any bond insurers or other credit enhancers insuring the mortgage-backed securities issued by the securitization trusts, and certain pooling and servicing agreements require amendments to certain of their terms, prior to the transfer of legal title to the underlying mortgage servicing rights. Ocwen Loan Servicing will not have obtained the Required Third Party Consents prior to the closing of offerings and the Initial Acquisition, and as such, Ocwen Loan Servicing will retain legal ownership of the Initial Mortgage Servicing Rights until we receive the Required Third Party Consents and has agreed pursuant to the Purchase Agreement to use commercially reasonable efforts to obtain all Required Third Party Consents after the closing of the Initial Acquisition. Ocwen Loan Servicing is required to transfer each Initial Mortgage Servicing Right to us, without any additional payment, automatically upon receipt of the related Required Third Party Consents.

Purchase Price in the Initial Acquisition

The purchase price for the Initial Acquisition has two components. The purchase price for the Rights to MSRs will be equal to the aggregate total of the product of a specified valuation percentage for each related pooling and servicing agreement multiplied by the unpaid principal balance of the underlying mortgage loans relating to such pooling and servicing agreement. The specified valuation percentage for each pooling and servicing agreement has been determined by management based on its estimate of the value of the related mortgage servicing right at the time we entered into the sale supplement relating to the Initial Acquisition. The purchase price for the equity of HomEq Transferor will be equal to the consolidated net book value as of the purchase date of all assets and liabilities of HomEq Transferor and the Trust. We have obtained an opinion from MIAC of the fairness to us, from a financial point of view, of the purchase price related to the Initial Acquisition.

Pre-Transfer Servicing Matters

The Purchase Agreement and the sale supplement for the Initial Acquisition provides that each of us and Ocwen Loan Servicing has certain rights and obligations with respect to the pooling and servicing agreements related to those Initial Mortgage Servicing Rights that have not been transferred to us. These respective rights and obligations are structured to replicate the respective economic benefits and rights and obligations that would be in effect if such Initial Mortgage Servicing Rights had been transferred to us and Ocwen Loan Servicing was servicing the underlying mortgage loans pursuant to the Subservicing Agreement and the initial subservicing supplement described below:

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So long as such servicing advances are made in accordance with Ocwen Loan Servicing’s customary advance and stop advance policies and procedures, we will be required to purchase from Ocwen Loan Servicing all servicing advances that comply with the terms of the pooling and servicing agreements related to such mortgage servicing rights and are made prior to the transfer of the Initial Mortgage Servicing Rights to us pursuant to such pooling and servicing agreements;

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Ocwen Loan Servicing will not be permitted to make any material change in its servicing of the mortgage loans underlying the Initial Mortgage Servicing Rights, including any changes to the advance and stop advance policies and procedures without our prior consent, provided that our consent shall not be unreasonably withheld or delayed;

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We may direct Ocwen Loan Servicing to institute reasonable changes to its practices with respect to any of the mortgage loans underlying the Initial Mortgage Servicing Rights, including any changes necessary to ensure compliance with applicable law, governmental programs or directions received pursuant to the related pooling and servicing agreements;

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We will have the right to approve any subcontractor or other third-party service providers selected by Ocwen Loan Servicing to perform any material portion of its obligations under the pooling and servicing agreements related to the Initial Mortgage Servicing Rights;

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We will also have the right to assume any servicing responsibilities with respect to a pooling and servicing agreement related to the Initial Mortgage Servicing Rights so long as such assumption is permitted pursuant to such pooling and servicing agreement and does not limit Ocwen Loan Servicing’s ability to earn and receive its servicing fees with respect to such pooling and servicing agreement;

•

Ocwen Loan Servicing will provide us with access to information regarding its servicing platform and other financial systems and will provide periodic reporting and account reconciliation to enable us to monitor its performance under the pooling and servicing agreements related to the Initial Mortgage Servicing Rights; and

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Ocwen Loan Servicing will not exercise any clean-up call provisions set forth in the pooling and servicing agreements relating to the Initial Mortgage Servicing Rights unless we are reimbursed for all outstanding servicing advances related to such pooling and servicing agreement that we have purchased, and Ocwen Loan Servicing pays us a redemption fee equal to the amortized book value, if any, of the related Rights to MSRs and reimburses us for any other related outstanding amounts owed to us at the time such call is exercised.

We have the right to transfer any of our Rights to MSRs, or cause Ocwen Loan Servicing to transfer any of the Initial Mortgage Servicing Rights to a third party for whom the necessary third party consents have been obtained, subject to Ocwen Loan Servicing’s rights under the Purchase Agreement, including the right to receive the monthly base fee and the contingent performance based incentive fee. If any of the subservicer termination events described in the Subservicing Agreement occur with respect to Ocwen Loan Servicing prior to the transfer of the Initial Mortgage Servicing Rights to us, we will have the right to require Ocwen Loan Servicing to transfer any such mortgage servicing rights to any third party for whom we can obtain the necessary third party consents. See “—Description of the Subservicing Agreement—Term and Termination” for a description of such termination events.

The control of and responsibility for maintaining the custodial accounts will not be transferred to us unless and until the related Initial Mortgage Servicing Right is transferred to us, and Ocwen Loan Servicing will remain responsible for remitting funds from such custodial accounts prior to any such transfer.

While Ocwen Loan Servicing retains ownership of any of the Initial Mortgage Servicing Rights, we will pay to it an amount equivalent to the monthly base fee and monthly performance based incentive fee that would have been payable to Ocwen Loan Servicing under the Subservicing Agreement if the mortgage loans underlying such Initial Mortgage Servicing Rights were being serviced by Ocwen Loan Servicing pursuant to the Subservicing Agreement and the initial subservicing supplement for a six year period after the closing of the Initial Acquisition. See “—Description of Subservicing Agreement—Base Fees, Ancillary Income and Performance Payments”. After the expiration of the six year period, the amount of the monthly base fee and any monthly performance based incentive fee will be subject to re-negotiation between Ocwen Loan Servicing and us. If we are unable to agree upon such fees, we will have the right to require Ocwen Loan Servicing to transfer the Initial Mortgage Servicing Rights to any third party for whom we can obtain the necessary third party consents.

If we fail to pay Ocwen Loan Servicing any monthly base fee or monthly performance based incentive fee that is past due, subject to certain grace periods and other conditions specified in the Purchase Agreement and the initial sale supplement, Ocwen Loan Servicing may cease to service the related mortgage loans until such fees have been paid to Ocwen Loan Servicing.

Transfer of the Initial Mortgage Servicing Rights

Upon the transfer of an Initial Mortgage Servicing Right, we will acquire all of Ocwen Loan Servicing’s right, title and interest as servicer pursuant to the pooling and servicing agreement relating to such Initial Mortgage Servicing Right, including the rights to:

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receive all servicing fees, ancillary fees, and other compensation payable to the servicer pursuant to the pooling and servicing agreements, including any such fees accrued and uncollected on the purchase date;

•	be reimbursed for any outstanding servicing advances made pursuant to the related pooling and servicing agreements;

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any and all custodial accounts established for the servicing of the related mortgage loans and any right to direct the investment of amounts deposited in such accounts and to the investment earnings on such accounts to the extent permitted by the related pooling and servicing agreements and applicable law;

•	the servicing files related to the underlying mortgage loans; and

•	exercise any optional termination or clean-up call provisions, if any, as set forth in the related pooling and servicing agreements.

Upon the transfer of the Initial Mortgage Servicing Rights to us upon receipt of the necessary Required Third Party Consents, we will also assume Ocwen Loan Servicing’s obligations as servicer under the pooling and servicing agreements, provided that we will not assume any obligations (i) attributable to any acts or omissions of Ocwen Loan Servicing (or any of its affiliates, agents, contractors or representatives) prior to the related servicing transfer date, (ii) attributable to any actions, causes of action, claims, suits or proceedings or violations of law or regulations attributable to any acts or omissions of Ocwen Loan Servicing (or any of its affiliates, agents, contractors or representatives) prior to the related servicing transfer date, (iii) not relating to the assets and liabilities described above that are expressly purchased or assumed by us pursuant to the Purchase Agreement or (iv) relating to any representation or warranty made by Ocwen Loan Servicing or any of its affiliates with respect to the Initial Mortgage Servicing Rights or the related mortgage loans.

Representations and Warranties

Ocwen Loan Servicing has made customary representations, warranties and covenants in the Purchase Agreement with respect to the Purchased Assets. Such provisions include representations and warranties that:

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Ocwen Loan Servicing is the sole owner of the Purchased Assets and will transfer good and marketable title to the Purchased Assets free and clear of all liens (other than any liens relating to the advance financing facility being assumed);

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each pooling and servicing agreement is in full force and effect and enforceable against Ocwen Loan Servicing, no servicer termination event or event of default has occurred with respect to any of such pooling and servicing agreements (except with respect to delinquency or loss performance triggers that have been identified by Ocwen Loan Servicing), no person has any other right to terminate the servicer, nor has Ocwen Loan Servicing received notice of any pending or threatened termination of any of the pooling and servicing agreements;

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Ocwen Loan Servicing has complied with the terms of the related pooling and servicing agreements and other related documents, applicable servicing requirements and any and all other applicable federal, state or local laws, statutes, ordinances, rules, regulations or orders pertaining to the Purchased Assets, and Ocwen Loan Servicing is not in default with respect to its obligations under any of such pooling and servicing agreements (except with respect to those mortgage loan delinquency or loss performance triggers that have been identified by Ocwen Loan Servicing);

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each outstanding servicing advance was created in accordance with the terms of the related pooling and servicing agreement pursuant to Ocwen Loan Servicing’s customary advance policies and stop advance policies and procedures and is a valid and subsisting amount owed to Ocwen Loan Servicing that is not subject to any set-off or claim that can be asserted against Ocwen Loan Servicing;

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Ocwen Loan Servicing and its affiliates have complied with the terms of the existing advance financing facility being assumed as part of the Initial Acquisition, and no early amortization event, default, event of default or similar event has occurred with respect to such facility; and

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all of the representations and warranties relating to the existing advance financing facility being assumed as part of the Initial Acquisition are true and correct, each pooling and servicing agreement is an eligible servicing agreement with respect to such facility, and all of the associated servicing advances are eligible receivables with respect to such facility.

Indemnification

Ocwen Loan Servicing will indemnify us against any claim, loss, damage or expense (including attorney’s fees) incurred by us arising out of or resulting from (i) breaches of any of Ocwen Loan Servicing’s representations and warranties contained in the Purchase Agreement or the sale supplement or Ocwen Loan Servicing’s failure to observe and perform any of its duties, obligations, covenants or agreements contained in the Purchase Agreement or the sale supplement or any related agreement, (ii) acts or omissions of Ocwen Loan Servicing or any other servicer of the mortgage loans underlying the Initial Mortgage Servicing Rights or any subservicer, contractor or agent engaged by Ocwen Loan Servicing or any other servicer (in each case prior to the related servicing transfer date relating to the Initial Mortgage Servicing Rights) prior to the related servicing transfer date, (iii) any event relating to the Initial Mortgage Servicing Rights occurring prior to the related servicing transfer date, (iv) certain excluded liabilities related to acts or omissions of Ocwen Loan Servicing prior to the related servicing transfer date and (v) any acts or omissions by Ocwen Loan Servicing (or its employees or agents) in performance of its duties or obligations pursuant to the sale supplement. In addition to indemnification for third party claims, if Ocwen Loan Servicing is terminated as servicer with respect to any pooling and servicing agreement related to the Rights to MSRs prior to the transfer of the related Initial Mortgage Servicing Rights to us for any reason other than as a result of a breach by us of our obligation to purchase servicing advances associated with the related Initial Mortgage Servicing Rights, Ocwen Loan Servicing will indemnify us for a specified value set forth in a schedule to the sale supplement for related Initial Mortgage Servicing Rights, which is intended to reflect the expected amortized value of the Initial Mortgage Servicing Rights at the time of termination.

We will indemnify Ocwen Loan Servicing against any claim, loss, damage or expense (including reasonable attorney’s fees) incurred by Ocwen Loan Servicing arising out of or resulting from (i) breaches of any of our representations and warranties or covenants contained in the Purchase Agreement, the sale supplement or any related agreement and (ii) our acts or omissions, or those of our agents (other than Ocwen Loan Servicing), occurring after the related servicing transfer date and related to the transferred assets.

Closing Conditions and Termination of a Sale

Our obligation to purchase, and Ocwen Loan Servicing’s obligation to sell, the Initial Purchased Assets pursuant to the Purchase Agreement is conditioned upon the fulfillment of certain conditions precedent, including that:

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the representations and warranties of the other party in the Purchase Agreement are true and correct in all material respects as of the purchase date (or another date if specified in such representation and warranty);

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the other party shall have performed and complied in all material respects with all obligations and agreements required by the Purchase Agreement to be completed prior to the date of the initial sale supplement;

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the other party shall have delivered certain documents specified in the Purchase Agreement, including any required regulatory approval with respect to such party, and, in the case of Ocwen Loan Servicing, executed amended and restated documentation for the advance financing facility that funds the servicing advances;

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no event that, in our reasonable determination, has or could reasonably be expected to give rise to a material adverse change in the Initial Purchased Assets, the validity or enforceability of the Purchase Agreement, the sale supplement, the Subservicing Agreement or the subservicing supplement or the ability of Ocwen Loan Servicing to consummate the transactions contemplated in such agreements, or our costs, regulatory capital, tax or accounting treatment with respect to the Initial Purchased Assets shall have occurred;

•	the other party shall have executed and delivered the Subservicing Agreement and related subservicing supplement and the Offerings shall have been consummated; and

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the Servicing Advance Facility Agreements shall have been executed and delivered by the other parties to such agreements and the conditions precedent to the effectiveness of such agreements shall have been satisfied.

The Initial Acquisition can be terminated after execution of the initial sale supplement and prior to the closing date:

•	by the mutual written consent of us and Ocwen Loan Servicing;

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by either us or Ocwen Loan Servicing, upon written notice to the other party, if (i) any governmental authority with jurisdiction over such matters shall have issued a final, nonappealable order restricting or prohibiting such sale or (ii) the other party shall have breached in any material respects any of its representations or warranties or failed to perform any of its covenants and such breach or failure gives rise to the failure of such party to satisfy the applicable closing conditions described above; or

•	by either us or Ocwen Loan Servicing if the terminating party’s conditions to close the Initial Acquisition are not met by a date mutually agreed to between us and Ocwen Loan Servicing.

Description of Subservicing Agreement

We have entered into the Subservicing Agreement with Ocwen Loan Servicing pursuant to which we may engage Ocwen Loan Servicing to act as the subservicer of pools of residential mortgage loans underlying the mortgage servicing rights that we acquire. The specific terms of the subservicing arrangement with respect to each pool of mortgage loans, including the mortgage loans underlying the Initial Mortgage Servicing Rights purchased by us pursuant to the Purchase Agreement, are (and may be in the future) documented pursuant to separate subservicing supplements to the Subservicing Agreement. To the extent the terms of any subservicing supplement we enter into with Ocwen Loan Servicing are in conflict with the terms of the Subservicing Agreement, the subservicing supplement will govern.

Although Ocwen Loan Servicing will continue to be the owner of the Initial Mortgage Servicing Rights until and unless the Required Third Party Consents are received and the Initial Mortgage Servicing Rights are transferred to us, we have entered into an initial subservicing supplement to the Subservicing Agreement with Ocwen Loan Servicing pursuant to which Ocwen Loan Servicing has agreed to act as subservicer of the mortgage loans underlying the Initial Mortgage Servicing Rights on the terms described below effective upon the transfer of the Initial Mortgage Servicing Rights to us. Each Initial Mortgage Servicing Right will automatically become subject to the Subservicing Agreement and the initial subservicing supplement upon the transfer of such Initial Mortgage Servicing Right to us after receipt of the related Required Third Party Consents.

Although neither we nor Ocwen Loan Servicing are under any obligation to do so, we may enter into additional subservicing supplements with Ocwen Loan Servicing to engage them as subservicer of mortgage loans underlying mortgage servicing rights that we may acquire in the future. The terms and conditions relating to the subservicing of additional mortgage servicing rights will be determined by us and Ocwen Loan Servicing at that time. The terms of any future subservicing arrangement with Ocwen Loan Servicing related to mortgage servicing rights that we may acquire in the future may differ materially from the terms of the subservicing arrangement related to the Initial Mortgage Servicing Rights described below.

Subservicing Obligations

Pursuant to the initial subservicing supplement, Ocwen Loan Servicing is required to service the mortgage loans underlying the Initial Mortgage Servicing Rights effective immediately upon the transfer of the Initial Mortgage Servicing Rights to us and perform our other duties and obligations as servicer in accordance with the pooling and servicing agreements and applicable law and in a manner so as to not trigger our termination as servicer based on their management of delinquency and loss performance with respect to mortgage loans, other than as a result of our breach of any servicing obligation that we retained (unless such failure resulted directly or indirectly from Ocwen Loan Servicing’s act or omission).

We will retain the responsibility for maintaining custodial accounts, funding any required servicing advances and remitting funds pursuant to the terms of the pooling and servicing agreements.

Ocwen Loan Servicing will not be permitted to make any material change in its servicing of the mortgage loans underlying the Initial Mortgage Servicing Rights, including any material changes to its advance policies or stop advance policies and procedures without our consent, provided that our consent shall not be unreasonably withheld or delayed. We may direct Ocwen Loan Servicing to implement reasonable changes to its servicing practices with respect to all or a portion of the mortgage loans underlying the Initial Mortgage Servicing Rights, including any changes necessary to ensure compliance with applicable laws or governmental programs or directions received pursuant to the related pooling and servicing agreements. We will also have the right to assume any servicing responsibilities with respect to a pooling and servicing agreement that Ocwen Loan Servicing is required to perform pursuant to the Subservicing Agreement so long as such assumption does not limit in any way Ocwen Loan Servicing’s ability to earn and receive its base fees with respect to such pooling and servicing agreement.

As part of the Subservicing Agreement, Ocwen Loan Servicing will give us access to information regarding the underlying mortgage loans, its servicing platform and other financial systems and will provide periodic reporting and account reconciliation to enable us to monitor its performance under the pooling and servicing agreements and fulfill our obligations under the pooling and servicing agreements and right to monitor.

In addition, Ocwen Loan Servicing will have the right to request us to exercise any clean-up call provisions set forth in the related pooling and servicing agreements. In connection with these requests, Ocwen Loan Servicing is required to purchase the applicable mortgage loans at the purchase price specified in the related pooling and servicing agreement, the proceeds of such purchase must be sufficient to immediately reimburse all outstanding servicing advances and other amounts owed to us with respect to such pooling and servicing agreement, and Ocwen Loan Servicing must pay us a redemption fee equal to our amortized book value, if any, of the related mortgage servicing rights as of the date of such clean-up call.

Base Fees, Ancillary Income and Performance Based Incentive Fees

We will pay Ocwen Loan Servicing a monthly base fee pursuant to the subservicing supplement relating to the Initial Mortgage Servicing Rights transferred to us pursuant to the Purchase Agreement equal to 12% of the servicing fees collected in any given month. The monthly base fee payable to Ocwen Loan Servicing is expressed as a percentage of the servicing fees actually collected in any given month, which varies from month to month based on the level of collections of principal and interest for the mortgage loans serviced. In addition to the monthly base fee, the subservicing supplement relating to the Initial Mortgage Servicing Rights allows Ocwen Loan Servicing to retain any ancillary income (excluding investment income earned on any custodial accounts) payable to the servicer pursuant to the related pooling and servicing agreements.

Ocwen Loan Servicing may also receive a performance based incentive fee to the extent the servicing fee revenue that the servicer collects for any given month exceeds the sum of the monthly base fee and the retained fee.

The amount, as expressed in terms of basis points of the average unpaid principal balance of the mortgage loans serviced, used to calculate the retained fee will change in the fourth and seventh months following the closing of the Initial Acquisition and every six months thereafter in accordance with a predetermined schedule. If we do not receive an amount equal to the retained fee in any given month, as expressed in terms of basis points of the average unpaid principal balance of the mortgage loans serviced, a shortfall in our targeted gross servicing margin percentage will be created. Ocwen Loan Servicing will not earn a performance based incentive fee for any month that there is such a shortfall, or in any subsequent month, until we have recovered such shortfall from amounts that would otherwise be available to pay future performance based incentive fees to Ocwen Loan Servicing.

The performance based incentive fee payable in any month will be reduced if the advance ratio exceeds a predetermined level for that month. If the advance ratio is exceeded in any month, any performance based incentive fee payable for such month will be reduced by an amount equal to 6.5% per annum of the amount of any such excess servicing advances.

The base fees will be calculated monthly and paid by us to Ocwen Loan Servicing within three business days of the final day of each month. The base fee and the performance based incentive fee will be subject to change upon any renewal of the subservicing supplement relating to the Initial Mortgage Servicing Rights transferred to us pursuant to the Purchase Agreement. The base fees with respect to future pools of mortgage loans will be as agreed by us and Ocwen Loan Servicing in the related subservicing supplement.

If we fail to pay Ocwen Loan Servicing any monthly base fee or monthly performance based incentive fee that is past due, subject to certain grace periods and other conditions specified in the Subservicing Agreement and the initial subservicing supplement, Ocwen Loan Servicing may cease to service the related mortgage loans until such fees have been paid to Ocwen Loan Servicing.

Indemnification

Ocwen Loan Servicing will indemnify us from any claim, loss, damage or expense (including reasonable attorney’s fees) incurred by us directly or indirectly arising out of or resulting from: (a) Ocwen Loan Servicing’s failure to observe or perform any of its duties, obligations, covenants or agreements in the Subservicing Agreement or the subservicing supplement; (b) any acts or omissions of Ocwen Loan Servicing or its agents in performance of its duties or obligations pursuant to the Subservicing Agreement or the subservicing supplement; (c) any breach of Ocwen Loan Servicing’s representations and warranties in the Subservicing Agreement or the subservicing supplement; or (d) any willful malfeasance, bad faith, fraud or negligence in the performance of its duties under the Subservicing Agreement or the subservicing supplement. In addition to indemnification of third party claims, if we are terminated under any acquired pooling and servicing agreement in connection with any breach of Ocwen Loan Servicing under the Subservicing Agreement, Ocwen Loan Servicing will pay us liquidated damages in an amount equal to the amortized book value of the related mortgage servicing rights.

We will indemnify Ocwen Loan Servicing from any claim, loss, damage or expense (including reasonable attorney’s fees) incurred by Ocwen Loan Servicing directly or indirectly arising out of or resulting from: (w) our failure to observe or perform any of our duties, obligations, covenants or agreements under the Subservicing Agreement or the subservicing supplement; (x) any acts or omissions of us or our agents (other than Ocwen Loan Servicing) in the performance of our duties or obligations pursuant to the Subservicing Agreement or the subservicing supplement; (y) any breach of our representations and warranties in the Subservicing Agreement or the subservicing supplement; or (z) any willful malfeasance, bad faith, fraud or negligence in the performance of our duties under the Subservicing Agreement or the subservicing supplement or reckless disregard by us of our obligations or duties under the Subservicing Agreement or the subservicing supplement.

Term and Termination

The subservicing supplement relating to the Initial Mortgage Servicing Rights transferred to us pursuant to the Purchase Agreement has an initial term of six years from the closing of the Offerings and the Initial Acquisition. The subservicing supplement may be renewed for all or an agreed upon portion of the Initial Mortgage Servicing Rights on terms and conditions that will be determined by us and Ocwen Loan Servicing at the time of such renewal.

Ocwen Loan Servicing may be terminated as subservicer by us for one or more of the pooling and servicing agreements related to the Initial Mortgage Servicing Rights transferred to us pursuant to the Purchase Agreement prior to the expiration of the initial term, at any time by written notice following a subservicer termination event and will be terminated if we are no longer the servicer under such pooling and servicing agreement, unless otherwise required by the related pooling and servicing agreement. Ocwen Loan Servicing may only resign if we fail to pay any fees owed to Ocwen Loan Servicing and such failure remains unremedied for a period of 10 business days after written notice from Ocwen Loan Servicing. Ocwen Loan Servicing must provide us with at least 60 days’ prior written notice of any such resignation.

The following events are, subject to specified grace or cure periods, the subservicer termination events under the Subservicing Agreement and the subservicing supplement relating to the Initial Mortgage Servicing Rights:

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Ocwen Loan Servicing shall fail to remit any payment required pursuant to the Subservicing Agreement or the subservicing supplement (to the extent not resulting solely from our failure to make a payment or a servicing advance required under the Subservicing Agreement or subservicing supplement);

•	a material breach of any representation or warranty by Ocwen Loan Servicing;

•

Ocwen Loan Servicing fails to deliver any required information or report that is complete in all material respects pursuant to the Subservicing Agreement or the subservicing supplement in the specified manner and time frame;

•	Ocwen Loan Servicing fails to observe or perform in any material respect any other covenant or agreement set forth in the Subservicing Agreement or the subservicing supplement;

•	Ocwen Loan Servicing fails to maintain specified servicer ratings or ceases to be an approved servicer for Fannie Mae, Freddie Mac or the FHA;

•	a bankruptcy or other insolvency event or other material adverse event occurs with respect to Ocwen Loan Servicing;

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any “servicer default,” “servicer event of default” or “servicer event of termination” or similar event as set forth in a pooling and servicing agreement shall have occurred with respect to us for any reason that we did not cause (other than as a result of any delinquency or loss trigger which was triggered as of the related servicing transfer date); and

•	other customary servicer termination events agreed by us and Ocwen Loan Servicing.

Description of Servicing Advance Facility Agreements and Advance Financing Facility

Simultaneously with the closing of the Offerings and the Initial Acquisition, we will enter into the Servicing Advance Facility Agreements among us, Barclays Bank PLC, Ocwen Loan Servicing, the other parties to the existing advance financing facility relating to the Initial Mortgage Servicing Rights and the holders of the notes issued pursuant to that facility. The Servicing Advance Facility Agreements will provide for our assumption of the rights and obligations of Ocwen, as administrator, and Ocwen Loan Servicing, as seller and servicer, relating to such advance financing facility, the release of Ocwen and Ocwen Loan Servicing from their respective obligations under such facility, and for certain amendments to accommodate the assumption of such facility. The closing of the Offerings is conditioned upon our assumption of the existing advance financing facility. The effectiveness of the Servicing Advance Facility Agreements will be subject to the satisfaction of certain conditions, including the consent of the holders of any notes outstanding under this facility.

In addition, we will not replace Ocwen Loan Servicing as servicer under the Servicing Advance Facility Agreements with respect to any pooling and servicing agreement, and Ocwen Loan Servicing will remain a party to the Servicing Advance Facility Agreements as servicer with respect to each pooling and servicing agreement, until the related mortgage servicing right is transferred to us, and we become the servicer under such pooling and servicing agreement.

Pursuant to a receivables sale agreement, Ocwen Loan Servicing has, prior to the closing date of the Offerings and the Initial Acquisition, sold servicing advances arising under the pooling and servicing agreements related to the Initial Mortgage Servicing Rights to HomEq Transferor. Following the closing, we will be required to purchase servicing advances subsequently made by Ocwen Loan Servicing in accordance with the terms of the pooling and servicing agreements related to the Initial Mortgage Servicing Rights for which legal ownership has not been transferred to us and Ocwen Loan Servicing’s advance and stop advance policies. These servicing advances, along with any servicing advances that we are required to make as the servicer for those Initial Mortgage Servicing Rights that we have acquired, will be sold and/or contributed by us to HomEq Transferor pursuant to an assumed receivables sale agreement. HomEq Transferor, concurrently with its purchase under the receivables sale agreement, has sold and will continue to sell such servicing advances to the Trust.

To finance the acquisition of servicing advances, the Trust has issued limited recourse notes that are secured by the assets of the Trust, including, among other things, the servicing advances owned by the Trust and a general reserve account. The notes were issued under an indenture in four classes of term notes in an aggregate initial principal amount of $811 million and a single class of variable funding notes with an aggregate initial maximum principal balance of $200 million. As of December 31, 2011, the aggregate outstanding principal balance of the term notes was $383 million. There was no outstanding principal balance on the variable funding notes. Prior to the closing of the Initial Acquisition, Ocwen Loan Servicing will repay all outstanding Class D Term Notes with a balance of approximately $12 million as of December 31, 2011. Additional information regarding the terms of the assumed advance facility, including interest rates, outstanding principal balances by class and advance rates for various categories of servicing advances can be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Significant Assets and Liabilities—Match Funded Liabilities” and “—Advance Borrowing Rate.”

The amount available under the advance financing facility to fund eligible servicing advances is based on the advance borrowing rate applicable to each type of servicing advance in respect of each class of notes, available funds of the Trust and the available undrawn amount of the variable funding notes. The applicable advance borrowing rate varies based on the outstanding principal balance of each class of the notes, the type of servicing advance and the occurrence of certain specified events. In addition, the funding of additional servicing advances and additional draws on the variable funding notes are subject to the satisfaction of certain conditions precedent specified in the related transaction documents, including but not limited to: (i) the sum of the eligible servicing advances sold to the Trust plus all collections in Trust accounts must be greater than or equal to the aggregate outstanding principal balances of the notes (the

“Collateral Test”); (ii) no breach of any representation, warranty or covenant has occurred; (iii) no early amortization event or event of default, or an event which, with the giving of notice or the passage of time, or both, would constitute an early amortization event or an event of default, has occurred; (iv) the amount on deposit in the collection account is at least equal to the sum of the following amounts due on the next payment date: (a) all interest due, (b) all amounts required to be deposited into the general reserve account, (c) all amounts required to be paid in respect of principal and (d) any amounts owed in respect of fees and expenses; (v) none of the Trust, HomEq Transferor, us or Ocwen Loan Servicing shall be insolvent, nor shall the Trust have been made insolvent by the transfer of such servicing advances into the trust estate, nor will it be aware of any pending insolvency; (vi) with respect to an individual servicing advance, no servicing default or termination event has occurred under the related pooling and servicing agreement, not including any servicer defaults or termination events that are solely due to the breach of one or more collateral performance tests or a downgrade of the servicer rating of the servicer or subservicer (as set forth in such pooling and servicing agreement) unless the servicer or subservicer has received a notice that it has been terminated; (vii) the various Trust accounts that disburse funds in respect of the notes are fully funded; (viii) the payment of the funding amount for new servicing advances does not result in a material adverse federal income tax consequence to the Trust or any noteholders; and (ix) with respect to a servicing advance, the weighted average of time from origination to liquidation of servicing advances for the related pooling and servicing agreement is less than or equal to 18 months. In addition, the first funding on or after the effectiveness of the Servicing Advance Facility Agreements is subject to the condition precedent that the rating agencies rating the notes issue a letter confirming that there will be no withdrawal, reduction or qualification of the rating of the notes as a result of the amendments to the Servicing Advance Facility Agreements.

Generally, during the revolving period, payments to noteholders will consist of payments of interest on the notes and payments of principal on the variable funding notes (and on the term notes in limited circumstances), but excess cash flow from paid servicing advances may be used to fund new servicing advances, and additional borrowing is permitted on the variable funding notes subject to its maximum balance and certain funding conditions. Following the revolving period, principal will be paid on the notes to the extent of available funds and in accordance with the priorities of payments set forth in the related transaction documents. The revolving period ends on the earlier of August 31, 2013 and the occurrence of an early amortization event. The early amortization events under the advance financing facility include: (i) the occurrence of an event of default under the transaction documents; (ii) the failure to maintain the required amount in the general reserve account on the payment date following the payment date on which a draw is made on the general reserve account; (iii) the imposition of any U.S. federal income tax on the Trust as a taxable mortgage pool or other entity treated as a corporation for U.S. federal income tax purposes, or the imposition of a tax, ERISA or other government lien on any property of the Trust or HomEq Transferor; (iv) on any payment date for the notes, the average for the current and two prior payment dates of the percentage equivalent of a fraction, the numerator of which equals the amount of collections on the servicing advances during the related monthly collection period, and the denominator of which equals the aggregate average outstanding principal balances of all notes during such monthly collection period, is less than five times the percentage equivalent of a fraction, the numerator of which equals the aggregate accrued interest amount for each class of notes, and the denominator of which equals the aggregate average note balances of each class of notes outstanding during the preceding month; (v) the occurrence of any servicer default or termination event for pooling and servicing agreements representing 15% or more (by mortgage loan balance as of the date of termination) of all the pooling and servicing agreements related to the Initial Mortgage Servicing Rights, not including any servicer defaults or termination events that are solely due to the breach of one or more collateral performance tests or a downgrade of the servicer rating of the servicer or subservicer (as set forth in such pooling and servicing agreements) or the transfer of subservicing of any such pooling and servicing agreements without Barclays Bank PLC’s prior written consent; (vi) the occurrence of a change of control with respect to HLSS Holdings, LLC or Ocwen Loan Servicing (or with respect to the Company or Ocwen); (vii) the average percentage for each of the three preceding months obtained by dividing (a) the aggregate advance reimbursement amounts collected during such month by (b) the aggregate servicing advances funded by us using our own funds or facility funds as of the end of the month is less than 8%; (viii) the rating assigned to any class of notes is reduced below the initial rating assigned to such class of notes; (ix) the notes and all accrued interest and undrawn fees with respect to all notes shall not have been paid in full by the close of business on the expected repayment date; (x) our average net income for any two consecutive fiscal quarters shall be less than $1 (xi) Ocwen Loan Servicing or HLSS Holdings, LLC shall fail to satisfy certain liquidity requirements specified in the Servicing Advance Facility Agreements; or (xii) HLSS Holdings, LLC fails to maintain a tangible net worth equal to the greater of (A) $25 million or (B) the sum of (1) 0.25% of the aggregate unpaid principal balance of all mortgage loans as to which HLSS Holdings, LLC owns the Rights to MSRs or mortgage servicing rights, plus (2) 5% of the aggregate amount of all servicing advances made by HLSS Holdings, LLC that remain unreimbursed.

The events of default include: (i) failure to pay any principal, interest or fees due and owing on any payment date, and such failure continues for two business days, or the failure to pay all principal due and all accrued and unpaid interest on any class of notes on its stated maturity date; (ii) we or Ocwen Loan Servicing fail to comply with the deposit and remittance requirements set forth in any pooling and servicing agreement (subject to any cure periods provided therein) or the advance financing facility, and such failure continues unremedied under the advance facility for a period of two business days after the earlier of a responsible officer of us or Ocwen Loan Servicing (a) obtaining actual knowledge of such failure or (b) receiving written notice of such failure from the indenture trustee or a noteholder; (iii) any failure to deliver certain reports in accordance with the terms of the advance financing facility that continues unremedied for a period of two business days after actual knowledge or notice from the indenture trustee or a noteholder; (iv) any of the parties to the transaction documents materially breaches their terms (subject to any cure period provided therein), which breach remains uncured for a period of 30 days from the earlier of discovery or notice to such party (provided that there shall be no cure period for failure to comply with the bankruptcy covenants); (v) if any representation or warranty of the Trust, the servicer or us made in the indenture, the Subservicing Agreement or any other transaction document shall prove to have been breached in any material respect as of the time when the same shall have been made or deemed made, which breach remains uncured 30 days after actual knowledge beyond any applicable cure period; (vi) failure to meet the Collateral Test; (vii) our failure to make an indemnity payment, or the failure on the part of the transaction parties to observe or perform certain specified covenants or agreements set forth in the transaction documents, after giving effect to any applicable grace period (30 days after notice or actual knowledge), as set forth in the transaction documents; (viii) insolvency of any of HLSS Holdings, LLC, HomEq Transferor, the Trust and Ocwen Loan Servicing; (ix) the Trust becomes subject to registration as an “investment company” within the meaning of the Investment Company Act; (x) we sell, transfer, or otherwise dispose of any of the equity interests issued by the Trust (except to one of our affiliates), except pursuant to a merger, consolidation or a sale of all or substantially all the assets of us in a transaction not prohibited by the advance financing facility agreements; or (xi) an event of default under any full-recourse term loan facility under which we are a borrower or Ocwen Loan Servicing is a borrower (including Ocwen’s senior secured term loan). Upon the occurrence and during the continuance of an event of default, the indenture trustee or the majority of the noteholders may, among other things, accelerate principal and interest on the notes and liquidate the Trust’s collateral. Such acceleration occurs automatically upon the occurrence of certain performance triggers and upon the occurrence of certain bankruptcy and insolvency events. An acceleration may also be rescinded by the vote of a majority of the affected noteholders of each class. The holders of two-thirds of all outstanding notes may waive an event of default (other than an uncured default in payment on the notes or a waiver of a breach of a covenant that may only be amended by all noteholders), provided that an event of default that affects more than one class of notes may only be waived by the vote of a majority of the noteholders of each class of affected notes.

Under the Servicing Advance Facility Agreements, we will, subject to certain limitations, indemnify the various parties thereto and the trust estate against losses arising out of our, Ocwen Loan Servicing’s or Ocwen’s violation of law, negligence, willful malfeasance or bad faith in the performance of their respective obligations under the servicing advance facility agreement or the related pooling and servicing agreements or, in the case of us and Ocwen Loan Servicing, a breach of our respective representations and warranties or covenants under the indenture relating to the facility or the related pooling and servicing agreements. Any subservicing agreement with respect to the Initial Mortgage Servicing Rights, including the Subservicing Agreement with Ocwen Loan Servicing, will be subject to the approval of Barclays Bank PLC.

The notes are subject to optional redemption by the Trust, at the direction of HomEq Transferor, on or after any payment date on which the note balance of all of the notes is reduced to less than 10% of the aggregate outstanding note balance of all of the notes at issuance. In addition, the Class B or Class C notes of the advance financing facility may be redeemed by the Trust at any time and may be redeemed from funds other than collections on servicing advances.

Description of Ocwen Professional Services Agreement

We have entered into the Ocwen Professional Services Agreement with Ocwen with respect to the provision by us of certain services to Ocwen and the provision by Ocwen of certain services to us, in each case at prices intended to reflect market rates. Services provided by us pursuant to the Ocwen Professional Services Agreement include pricing and valuation analysis of potential mortgage servicing rights acquisitions, treasury management services and other similar services. Services provided by Ocwen pursuant to the Ocwen Professional Services Agreement include legal, licensing and regulatory compliance support services, risk management services and other similar services. The Ocwen Professional Services Agreement has an initial term of six years. The agreement is subject to termination by either party upon the occurrence of certain events. The fees we charge Ocwen and the fees Ocwen charges us are based on the actual costs incurred by the party providing the service plus an additional markup of 15%. Ocwen may engage third party contractors at reasonable cost to provide any of the services.

Description of Altisource Administrative Services Agreement

We have entered into the Altisource Administrative Services Agreement with respect to the provision by Altisource of certain administrative services to us at prices intended to reflect market rates. Services provided to us pursuant to the Altisource Administrative Services Agreement include human resources administration (benefit plan design, recruiting, hiring and training and compliance support), legal and regulatory compliance support services, general business consulting, corporate services (facilities management, security and travel services), finance and accounting support services (financial analysis, financial reporting and tax services), risk management services, vendor management and other related services. The Altisource Administrative Services Agreement is effective for an initial term of six years, subject to extension for an additional six years, and is subject to termination by either party upon the occurrence of certain events. We will compensate Altisource based on the actual cost to Altisource of providing services plus an additional markup of 15%, including any taxes payable as a result of the performance of services. Altisource may engage third party contractors at reasonable cost to provide any of the services.

Intellectual Property Rights

We expect to use information developed by Ocwen in the management of the existing advance financing facility, portfolio valuation and new business pricing functions. We will also use certain other proprietary technologies owned by Ocwen and Altisource, the use of which is described in the Ocwen Professional Services Agreement and the Altisource Administrative Services Agreement.

Competition

Our success depends, in large part, on our ability to acquire Mortgage Servicing Assets on terms consistent with our business and economic model. In acquiring these assets, we expect to compete with independent mortgage loan servicers, private equity firms, hedge funds and other large financial services companies. Many of our anticipated competitors are significantly larger than we are, have access to greater capital and other resources and may have other advantages over us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could lead them to offer higher prices for assets that we might be interested in acquiring and cause us to lose bids for those assets. In addition, other potential purchasers of mortgage servicing rights may be more attractive to sellers of mortgage servicing rights if the sellers believe that these potential purchasers could obtain any necessary third party approvals and consents more easily than us.

In the face of this competition, we expect to take advantage of the experience of members of our management team and their industry expertise which may provide us with a competitive advantage and help us assess potential risks and determine appropriate pricing for certain potential acquisitions of Mortgage Servicing Assets. In addition, we expect that these relationships will enable us to compete more effectively for attractive acquisition opportunities. However, we may not be able to achieve our business goals or expectations due to the competitive risks that we face.

Regulation

State and Federal Consumer Protection Regulation

We will become subject to regulation by state agencies in ten states that require the owners of mortgage servicing rights to obtain a license if and when the Initial Mortgage Servicing Rights are transferred to us. We will become subject to audits and examinations conducted by these states. From time to time, we may receive requests from state and other agencies for records, documents and information regarding our policies, procedures and practices. We will also need to comply with a number of federal, state and local consumer protection laws including, among others, the Gramm-Leach-Bliley Act. The federal, state and local laws, rules and regulations to which we will become subject, among other things:

•	impose licensing obligations and financial requirements on us;

•	require us to safeguard non-public personally identifiable information about our customers; and

•	regulate certain aspects of our business, including investment and interest payments on custodial accounts.

Servicers of residential mortgage loans, including any subservicers that we may engage, are subject to extensive regulation by federal, state and local governmental authorities, including the FTC and the SEC. Servicers are also subject to regulation by the state agencies that license servicing and collection activities in a number of states. Servicers are subject to audits and examinations conducted by these states. Beginning in July 2011, servicers became subject to supervision, examination and enforcement by the Bureau of Consumer Financial Protection (the “BCFP”), a new federal entity responsible for administering and enforcing the laws and regulations for consumer financial products and services, such as residential mortgage loans. We expect that servicers will incur significant ongoing costs to comply with new and existing laws and governmental regulation of the residential mortgage servicing business.

A failure to comply with applicable federal, state and local consumer protection laws can lead to:

•	civil and criminal liability;

•	loss of our licenses and approvals to own mortgage servicing rights;

•	damage to our reputation in the industry;

•	inability to raise capital;

•	administrative fines and penalties and litigation, including class action lawsuits; and

•	governmental investigations and enforcement actions.

President Obama recently announced a plan to assist homeowners meeting certain eligibility criteria to refinance non-conforming mortgage loans through the FHA. Under the proposed plan, borrowers need to be current on their mortgage loan payments for the immediately preceding six months and have a minimum credit score of 580 to be eligible. The complete details of this plan have not been released. Before becoming effective, this plan would require congressional approval, and material elements of it could change before or during the legislative process. If enacted, such a plan could result in an increase in prepayment speeds and negatively affect the earnings and operating results of mortgage servicers.

The recent trend among federal, state and local lawmakers and regulators has been toward increasing laws, regulations and investigative proceedings with regard to residential real estate finance lenders and servicers. Over the past few years, state and federal lawmakers and regulators have adopted a variety of new or expanded laws and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The changes in these regulatory and legal requirements, including changes in their enforcement, could materially and adversely affect our business and our financial condition, liquidity and results of operations.

Dodd-Frank Wall Street Reform and Consumer Protection Act

On July 21, 2010, the Dodd-Frank Act was signed into law by President Obama. The Dodd-Frank Act constitutes a sweeping reform of the regulation and supervision of financial institutions, as well as of the regulation of derivatives, capital market activities and consumer financial services. Many provisions of the Dodd-Frank Act are required to be implemented through rulemaking by the appropriate federal regulatory agencies. As such, in many respects, the ultimate impact of the Dodd-Frank Act, and its effects on our business will not be fully known for an extended period of time.

The Dodd-Frank Act is extensive and significant legislation that, amongst other things:

•

creates an inter-agency body that is responsible for monitoring the activities of the financial system and recommending a framework for substantially increased regulation of large interconnected financial services firms;

•	creates a liquidation framework for the resolution of certain bank holding companies and other large and interconnected nonbank financial companies;

•	strengthens the regulatory oversight of securities and capital markets activities by the SEC; and

•	creates the BCFP, a new federal entity responsible for regulating consumer financial services.

The BCFP will directly impact the regulation of residential mortgage lending and servicing in a number of ways. First, the BCFP will have rulemaking authority with respect to many of the federal consumer protection laws applicable to mortgage servicers, including the Truth in Lending Act (“TILA”) and the Real Estate Settlement Procedures Act (“RESPA”). Second, the BCFP will have supervision, examination and enforcement authority over the consumer financial products and services offered by certain non-depository institutions and large insured depository institutions. The BCFP’s jurisdiction will include those persons originating, brokering or servicing residential mortgage loans and those persons performing loan modification or foreclosure relief services in connection with such loans. At this time, it is unclear whether the owners of mortgage servicing rights will be subject to the supervision, examination and enforcement authority of the BCFP.

Title XIV of the Dodd-Frank Act contains the Mortgage Reform and Anti-Predatory Lending Act (the “Mortgage Act”). The Mortgage Act imposes a number of additional requirements on servicers of residential mortgage loans by amending certain existing provisions and adding new sections to TILA and RESPA. The penalties for noncompliance with TILA and RESPA are also significantly increased by the Mortgage Act and could lead to an increase in lawsuits against mortgage servicers. Like other parts of the Dodd-Frank Act, the Mortgage Act generally requires implementing regulations be issued before many of its provisions are effective. Therefore, many of these provisions in the Mortgage Act will not be effective until 2013 or early 2014.

When fully implemented, the Mortgage Act will prevent servicers of residential mortgage loans from taking certain actions, including the following:

•	force-placing insurance, unless there is a reasonable belief that the borrower has failed to comply with a contractual requirement to maintain insurance;

•	charging a fee for responding to a valid qualified written request;

•	failing to take timely action to respond to the borrower’s request to correct errors related to payment, payoff amounts or avoiding foreclosure;

•	failing to respond within ten business days of a request from the borrower to provide contact information about the owner or assignee of the loan; and

•	failing to return an escrow balance or provide a credit within 20 business days of a residential mortgage loan being paid off by the borrower.

In addition to these restrictions, the Mortgage Act imposes certain new requirements and/or shortens the existing response time for servicers of residential mortgage loans. These new requirements include the following:

•	acknowledging receipt of a qualified written request under RESPA within five business days and providing a final response within 30 business days;

•	promptly crediting mortgage payments received from the borrower on the date of receipt except where payment does not conform to previously established requirements; and

•	sending an accurate payoff statement within a reasonable period of time but in no case more than seven business days after receipt of a written request from the borrower.

While the effective date for many of these provisions remains at least two years away, servicers are expected to incur significant ongoing operational and system costs in order to prepare for compliance with these new laws and regulations. Furthermore, there may be additional federal or state laws enacted during this period that place additional obligations on servicers of residential mortgage loans.

Facilities

Our principal executive offices are located in the Cayman Islands c/o Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands. Altisource has agreed to provide us with office space at the following locations: 2002 Summit Boulevard, Sixth Floor, Atlanta, Georgia 30319, for a fee of $2,759 per month; and 1661 Worthington Road, West Palm Beach, Florida 33409, for a fee of $3,953 per month.

Employees

At the closing of the Offerings and the Initial Acquisition, we expect to have approximately 15 employees, including four executive officers.

Legal Proceedings

There are no legal proceedings currently pending or, to our knowledge, contemplated against us, our incorporator or any of our officers or directors in their capacities as such.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding the individuals who currently serve on our Board of Directors and the individuals who, upon the completion of the Offerings, will resign from their positions with Ocwen and serve as our executive officers.

Name	Age	Position
William C. Erbey	62	Chairman of Board of Directors
John P. Van Vlack	48	President and Director
James E. Lauter	52	Chief Financial Officer
Richard Delgado	43	Treasurer
Michael J. McElroy	42	General Counsel
Kerry Kennedy	52	Director
Richard J. Lochrie	70	Director
Robert McGinnis	58	Director
David B. Reiner	56	Director

William C. Erbey.    Mr. Erbey has served as our Chief Executive Officer and Chief Financial Officer since the date of our incorporation and will resign from these positions concurrently with the closing of this offering. Mr. Erbey has served as our Chairman of the Board of Directors since the date of our incorporation and has also served as the Chairman of the Board of Directors of Ocwen since September 1996, as the Chief Executive Officer of Ocwen from January 1988 to October 2010 and as the President of Ocwen from January 1988 to May 1998. Mr. Erbey has also served as Chairman of the Board of Directors for Altisource Portfolio Solutions, S.A. since August 10, 2009. From 1983 to 1995, Mr. Erbey served as a Managing General Partner of The Oxford Financial Group, a private investment partnership that was the predecessor of Ocwen. From 1975 to 1983, Mr. Erbey served at General Electric Capital Corporation (“GECC”) in various capacities, most recently as the President and Chief Operating Officer of General Electric Mortgage Insurance Corporation. Mr. Erbey also served as the Program General Manager of GECC’s Commercial Financial Services Department and as the President of Acquisition Funding Corporation. He holds a Bachelor of Arts in Economics from Allegheny College and a Master of Business Administration from Harvard University.

John P. Van Vlack.    Mr. Van Vlack has served as a director since October 2011. Mr. Van Vlack has been the Chief Financial Officer of Ocwen since August 2010. Mr. Van Vlack has served as Senior Vice President and Chief Financial Officer of Ocwen Asset Management since August 2008, where his duties have included directing Ocwen’s Advance Facility and Portfolio Valuation departments and serving as the Chief Financial Officer for Ocwen’s loan servicing business and as Vice President, Finance since September 2007. From 1989 until joining Ocwen, he held several positions in BellSouth Corporation (“BellSouth”) including Chief Financial Officer of Network Operations, Retail Marketing, and in two subsidiaries in their Yellow Pages business. Before joining BellSouth, he was a Staff Consultant with Deloitte & Touche. Mr. Van Vlack holds a degree in Accounting from Emory University and a Master of Business Administration from The University of Texas at Austin.

James E. Lauter.    Mr. Lauter joined Ocwen in September 2010 as Vice President, Finance where his duties have included directing the Advance Facility and Portfolio Valuation departments. From 2000 until joining Ocwen, he held several positions at AT&T including Chief Financial Officer of National Business Markets, On-line Markets and BellSouth Community Technologies as well as various roles in Retail Marketing and Long Distance. Before joining AT&T, he held Finance Management positions with MCI Telecommunications, Per Se Technologies and with Deloitte & Touche, LLP as Audit Manager. Mr. Lauter holds a Bachelor of Business Administration in Accounting from Georgia State University and is a Certified Public Accountant in the State of Georgia.

Richard Delgado.    Mr. Delgado has served as Senior Vice President and Treasurer of Ocwen since August 2008. He joined the firm in November 1995 as a Senior Associate in the Tax Related Securities department. During his tenure at Ocwen, he has also held the positions of Senior Manager, Securitization, Director, Acquisitions & Securitizations, and Treasurer. Prior to joining the firm, Mr. Delgado was employed by the New York office of Deloitte & Touche, LLP as a Senior Analyst in the CMO Group from September 1993 through November 1995. He also worked in Accounting Management for Sav-A-Tree Incorporated and American Ultramar Limited. Mr. Delgado holds a Bachelor’s degree in Accounting from Iona College and is a New York State Certified Public Accountant.

Michael J. McElroy.    Mr. McElroy joined Ocwen in January 2011 as Senior Vice President and Deputy General Counsel where his duties have included directing transactional legal matters. Prior to joining Ocwen, from June 2010 to January 2011 he was an Associate General Counsel at Fannie Mae where he was responsible for mortgage-backed security offerings, loss mitigation on the securities portfolio and structured transactions. Before joining Fannie Mae, from September 1997 to June 2010 he was an associate and then a partner at Orrick, Herrington & Sutcliffe LLP in the Financial Markets Group where he represented financial institutions in connection with offerings of asset-backed securities, derivatives and securities law and regulatory compliance. Mr. McElroy holds a Bachelor of Arts in Economics and Political Science from Kenyon College, a Masters in Government from the University of Virginia, and a Juris Doctor from the Georgetown University Law Center.

Kerry Kennedy.    Ms. Kennedy has served as a director since October 2011. Since 2008, Ms. Kennedy has been the President of the Robert F. Kennedy Center for Justice and Human Rights (the “Center”). She has led over 50 human rights delegations around the globe. Under her direction, in 2010 the Center established the RFK Compass Program, which works with institutional investors to advance a discussion of the connections among investment performance, fiduciary duty, and public interest issues to optimize risk-adjusted rates of returns and address current and future global challenges. Ms. Kennedy has been the Chair of the Amnesty International Leadership Council since January 1996. She was a director of Endeavor Acquisition Corp. from July 2005 to December 2007, a director of Victory Acquisition Corp. from January 2007 to April 2009 and a director of Triplecrown Acquisition Corp. from June 2007 to September 2009. Ms. Kennedy is presently a director of Grand Slam Acquisition Corp. (since October 2007), Four Square Capital Corp. (since September 2009) and Cullen Agricultural Holding Corp. (since October 2009). She also serves on the board of directors of the International Center for Ethics and Justice and Public Life at Brandeis University, Human Rights First, Inter-Press Service and the United States Institute for Peace. Ms. Kennedy has also served as a community and government relations advisor to Ocwen since October 2010 for which Ocwen has paid Ms. Kennedy consulting fees at an annual rate of $85,000. Ms. Kennedy wrote the New York Times best seller, Being Catholic Now, as well as Speak Truth to Power. She is a graduate of Brown University and Boston College Law School.

Richard J. Lochrie.    Mr. Lochrie has served as a director since October 2011. Mr. Lochrie co-founded and has served as President of Lochrie & Associates, Inc. since 1974. Lochrie & Associates is a management consulting business specializing in quantitative marketing, forecasting and strategic planning for Fortune 500 companies, including General Electric Company and The Coca-Cola Company. From 1986 until it was acquired by Ocwen in 1988, Mr. Lochrie served as a director of Investors Mortgage Insurance Holding Company. Between September and November of 2010, Lochrie & Associates Inc. provided econometric modeling services on prepayment and delinquency of mortgage loans to Ocwen and on REO list prices to Altisource (Lochrie & Associates Inc. received $7,000 from Ocwen and $28,000 from Altisource in compensation for these services). Before establishing Lochrie & Associates, Mr. Lochrie was employed with Allis-Chalmers Manufacturing Co. Mr. Lochrie holds a Bachelor’s degree in Industrial Management from Quincy College, a Master’s degree in Mathematics from the University of Illinois at Urbana-Champaign and a Master of Business Administration from the University of Wisconsin-Madison.

Robert McGinnis.    Mr. McGinnis has served as a director since October 2011. Mr. McGinnis served as Managing Director of Greenwich Capital Markets from 1997 to 2008, where he built the Non-Agency Mortgage, Structured Products and Asset Backed business into one of the industry’s preeminent firms. In his role at Greenwich Capital Markets, Mr. McGinnis was responsible for origination, banking and trading of all products and for structuring, client relationships, recruiting, business development and new products. From 1982 to 1997, Mr. McGinnis was a Managing Director at Salomon Brothers Inc., responsible for origination and banking of Salomon’s Non-Agency Mortgage Business. Mr. McGinnis holds a Bachelor’s Degree in Civil Engineering from Rochester Institute of Technology, a Master’s Degree in Civil Engineering from Manhattan College and an MBA from New York University.

David B. Reiner.    Mr. Reiner has served as a director since October 2011. Mr. Reiner served as a Managing Director with Grosvenor Investment Management US Inc. and its predecessor, Legg Mason Real Estate Services, from 2003 until June 2011. Mr. Reiner has been a member of Ocwen’s Board of Directors since 2009 and currently serves on its Audit Committee and Nomination/Governance Committee. Mr. Reiner will resign from the Ocwen Board of Directors concurrently with the closing of the Offerings. At Grosvenor Investment Management, Mr. Reiner was responsible for the development and implementation of business strategy, capital markets activities, fund and investment development, fund-raising, fund operations and investor relations. He also was a member of the Management and Investment Committees for Grosvenor Investment Management’s Investment Funds business. He also served on the Capital Markets Committee of Grosvenor Fund Management Ltd. Mr. Reiner holds a Bachelor of Arts from the University of South Carolina and a Juris Doctorate degree from George Mason University School of Law. He also completed graduate work in international affairs and economics at the Fletcher School of Law & Diplomacy at Tufts University and the Johns Hopkins School of Advanced International Studies.

Board Composition

Our Board of Directors currently consists of six members. The terms of the directors will expire upon the election and qualification of successor directors at each annual meeting of shareholders.

Director Independence

Upon the completion of the Offerings, our ordinary shares will be listed on The Nasdaq Global Market. Under the rules of The Nasdaq Stock Market, independent directors must comprise a majority of our Board of Directors within a specified period of the completion of this offering. In addition, the rules of The Nasdaq Stock Market require that, subject to specified exceptions, each member of the Audit, Compensation and Nominating and Corporate Governance Committees of our Board of Directors be independent. Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under the rules of The Nasdaq Stock Market, a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered to be independent for purposes of Rule 10A-3, a member of the Audit Committee of our Board of Directors may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors or any other committee of our Board of Directors:

•	accept, directly or indirectly, any consulting, advisory, or other compensatory fee from us or any of our subsidiaries; or

•	be an affiliated person of us or any of our subsidiaries.

Our Board of Directors has undertaken a review of its composition, the composition of its committees and the independence of each director. In connection with this review, our Board of Directors determined that each of Ms. Kennedy and Messrs. Lochrie, McGinnis and Reiner, representing four of our six directors, satisfies the independence requirements of The NASDAQ Stock Market and Rule 10A-3 of the Exchange Act. In making this determination, our Board of Directors considered the relationships that each non-employee director has with us and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our share capital by each non-employee director. In addition, our Board of Directors considered information that was provided by each director concerning his or her background, employment and affiliations, including family relationships and any historical relationships with Ocwen and its affiliates.

The rules of The NASDAQ Stock Market provide that, under limited and exceptional circumstances, a director who is not a current officer or employee (or a family member of an officer or employee) of our company, but who does not otherwise meet the independence criteria described above, may serve as a member of the Nominating and Corporate Governance Committee if such membership is in the best interests of our company and our shareholders. Our Board of Directors has elected to rely on this limited exception in appointing Mr. Erbey as the Chairman of the Nominating and Corporate Governance Committee. In making this election, and giving due consideration to our status as a newly formed company, our Board of Directors determined that Mr. Erbey’s extensive knowledge and experience in the mortgage servicing industry and in running a public company is necessary to identify, attract and retain qualified individuals to fill any vacancy on our Board of Directors.

Committees of the Board of Directors

Our Board of Directors has established an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Mr. Erbey serves as the Chairman of our Board of Directors and as the Chairman of the Executive Committee and the Nominating and Corporate Governance Committee. Mr. Reiner serves as the Chairman of the Audit Committee and Mr. Lochrie serves as the Chairman of the Compensation Committee. A brief description of these committees is provided below.

Executive Committee.    Our Executive Committee is generally responsible for acting on behalf of our Board of Directors during the intervals between meetings of our Board of Directors. Our Executive Committee is currently comprised of Messrs. Erbey and Van Vlack. Our Board of Directors has authorized the President to approve and/or to designate in writing certain individuals to approve actions in the ordinary course of business that are required to be documented by counterparties but do not require action by the Board of Directors or its committees. Such actions would include approving, signing and executing checks and electronic funds transmissions, dissolving or merging our wholly owned subsidiaries in the ordinary course of business and performing such other ministerial actions on such terms, conditions and limits as the Chairman deems appropriate in his sole discretion. All transactions approved by the Executive Committee will be provided to the Board of Directors at or before their next meeting for review and ratification.

Audit Committee.    The Audit Committee of our Board of Directors oversees the relationship with our independent registered certified public accounting firm; reviews and advises our Board of Directors with respect to reports by our independent registered certified public accounting firm; and monitors our compliance with laws and regulations applicable to our operations, including the evaluation of significant matters relating to the financial reporting process and our system of internal accounting controls and the review of the scope and results of the annual audit conducted by our independent registered certified public accounting firm. Each member of our Audit Committee, currently consisting of Messrs. Lochrie, McGinnis and Reiner, is required to be independent as defined in regulations adopted by the SEC and the listing standards of The NASDAQ Stock Market. Our Board of Directors has determined that each of Messrs. Lochrie, McGinnis and Reiner are independent as defined in the listing standards of The NASDAQ Stock Market and Rule 10A-3 under the Exchange Act and that each of them is financially literate. Our Board of Directors has also determined that Messrs. Lochrie, McGinnis and Reiner qualify as audit committee financial experts as that term is defined in the SEC rules implementing requirements of the Sarbanes-Oxley Act. Our Audit Committee operates under a written charter approved by our Board of Directors, a copy of which will be made available on our website and in print to any shareholder who requests it. The Audit Committee is responsible for approving related party transactions.

Compensation Committee.    The Compensation Committee of our Board of Directors oversees our compensation and employee benefit plans and practices. Our Compensation Committee also evaluates and makes recommendations to our Board of Directors for human resource and compensation matters relating to our executive officers. The Compensation Committee will review with the President and subsequently approve all executive compensation plans, any executive severance or termination arrangements and any equity compensation plans that are not subject to shareholder approval. The Compensation Committee also has the power to review our other compensation plans, including the goals and objectives thereof, and to recommend changes to these plans to our Board of Directors. The Compensation Committee is comprised of three directors, currently consisting of Ms. Kennedy and Messrs. Lochrie and McGinnis. Each member of the Compensation Committee is required to be independent as defined in the listing standards of The NASDAQ Stock Market. While we have no specific qualification requirements for members of the Compensation Committee, we expect members of the Compensation Committee to have knowledge and experience regarding compensation matters as developed through their respective business experience in both management and advisory roles, including general business management, executive compensation and employee benefits experience. We believe that the collective achievements and knowledge of the Compensation Committee will provide us with extensive diversity in experience, culture and viewpoints.

Our Compensation Committee operates under a written charter approved by our Board of Directors, a copy of which will be made available on our website and in print to any shareholder who requests it. On an annual basis, the Compensation Committee will evaluate its performance under the charter to ensure that it appropriately addresses the matters that are within the scope of committee responsibility. When necessary, the Compensation Committee will recommend amendments to its charter to the Board of Directors for approval.

The Compensation Committee will have the authority, at the Company’s expense, to retain independent counsel or other advisers as it deems necessary in connection with its responsibilities.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee of our Board of Directors makes recommendations to our Board of Directors of individuals qualified to serve as directors and committee members for our Board of Directors; advises our Board of Directors with respect to Board of Directors composition, procedures and committees; has developed and presented our Board of Directors with a set of corporate governance principles; and oversees the evaluation of our Board of Directors and our management. Our Nominating and Corporate Governance Committee currently consists of Ms. Kennedy and Messrs. Erbey, Lochrie and McGinnis. We have relied on a limited exception to the independence requirements set forth in the rules of The NASDAQ Stock Market in appointing Mr. Erbey as a member of the Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee operates under a written charter approved by our Board of Directors, a copy of which will be made available on our website and in print to any shareholder who requests it. It is the policy of our Nominating and Corporate Governance Committee to consider candidates for director recommended by our shareholders. In evaluating all nominees for director, our Nominating and Corporate Governance Committee takes into account the applicable requirements for directors under the Exchange Act and the listing standards of The NASDAQ Stock Market. In addition, our Nominating and Corporate Governance Committee takes into account our best interests, as well as such factors as knowledge, experience, skills, expertise, diversity and the interplay of the candidate’s experience with the background of other members of our Board of Directors. The Nominating and Corporate Governance Committee views diversity in an expansive way to include differences in prior work experience, viewpoint, education and skill set. The Nominating and Corporate Governance Committee will periodically assess the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are anticipated. Various potential candidates for director will then be identified. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board of Directors members, professional search firms, shareholders or industry sources.

In evaluating a candidate, the Nominating and Corporate Governance Committee considers factors other than the candidate’s qualifications, including the current composition of the Board of Directors, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Nominating and

Corporate Governance Committee will determine whether to interview the prospective nominee and, if warranted, one or more members of the Nominating and Corporate Governance Committee, and others as appropriate, will interview prospective nominees. After completing this evaluation and interview, the Nominating and Corporate Governance Committee will make a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors. The Board of Directors will determine the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee. Should our shareholders recommend a candidate for director, our Nominating and Corporate Governance Committee would evaluate such candidate in the same manner that it evaluates any other nominee.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time after the date of our formation, or currently is, an officer or employee of the Company, and no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K. None of the individuals who will become our executive officers after the closing of the Offerings has served on the Board of Directors or Compensation Committee of any other entity that has or had one or more executive officers who served as a member of our Board of Directors from the date of our formation through the date of this offering.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines to provide a framework for us and our Board of Directors to ensure effective corporate governance. The Corporate Governance Guidelines covers topics such as director qualification standards, Board of Directors and committee composition, director responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession and annual performance appraisal of the Board of Directors.

Our Nominating and Corporate Governance Committee will review our Corporate Governance Guidelines at least once a year and, if necessary, recommend changes to our Board of Directors. Our Corporate Governance Guidelines will be made available on our website and in print to any shareholder who requests them.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to our directors, officers and employees, as required by listing standards applicable to The NASDAQ Stock Market. Any waivers from this Code of Business Conduct and Ethics for directors or executive officers must be approved by our Board of Directors or a board committee and must be promptly disclosed to our shareholders. The Code of Business Conduct and Ethics will be made available on our website and in print to any shareholder who requests a copy. Any amendments to the Code of Business Conduct and Ethics, as well as any waivers that are required to be disclosed under the rules of the SEC or the listing standards of The NASDAQ Stock Market, will be posted on our website.

Director Compensation

We have not compensated, and do not expect to compensate, directors prior to the completion of the Offerings. Following the Offerings, we will pay the following cash compensation to our non-executive directors in quarterly installments:

•	an annual retainer of $85,000;

•	an additional $50,000 annually to the Chairman of the Board of Directors;

•	an additional $12,500 annually to the Audit Committee Chairperson;

•	an additional $5,000 annually to all Committee Chairpersons (other than the Audit Committee Chairperson); and

•	an additional $5,000 annually to all Audit Committee members.

Our Articles of Association provide that our Board of Directors, or a committee thereof, has the authority to set the compensation of directors.

Other Compensation Issues

Any director compensation may be prorated for a director serving less than a full one year term as in the case of a director joining our Board of Directors after an annual meeting of shareholders. Directors will be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and its committees. Directors’ compensation will be subject to review and adjustment by the Board of Directors from time to time.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The Compensation Committee of our Board of Directors makes all decisions regarding executive officer compensation. Prior to the completion of the Offerings and the Initial Acquisition, we will not have any employees – the individuals that will become our executive officers are employees of Ocwen. The following describes the Compensation Committee’s executive officer compensation philosophies, objectives and actions. The Compensation Committee oversees our compensation and employee benefit plans and practice and may change the compensation policies described below in the future.

Compensation Philosophy and Objectives

The primary philosophy underlying our executive compensation program is to align executives’ interests with those of the shareholders by rewarding performance that achieves or exceeds specific annual and strategic goals with the ultimate objective of generating a stable and sustainable dividend. We intend to review both the performance and compensation of our executive officers annually to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To achieve these objectives, executive compensation packages will include both base and incentive-based compensation that rewards performance as measured against established goals.

Role of Executive Officers and Compensation Committee in Compensation Decisions

The President, Mr. Van Vlack, will annually review the performance of each other executive officer. Mr. Van Vlack’s performance will be annually reviewed by the Compensation Committee. Mr. Van Vlack’s conclusions and recommendations regarding executive officer incentive award amounts will be presented to the Compensation Committee for its consideration and approval. The Compensation Committee will have the authority to exercise its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations.

Elements of Compensation

The current compensation package for our executive officers will consist of base salary and annual incentive compensation. This compensation structure will provide each executive officer with a competitive salary, while emphasizing an incentive compensation element that is tied to the achievement of corporate goals and strategic initiatives as well as individual performance. We believe that the following elements of compensation are appropriate in light of our performance, industry, current challenges and environment. We have not had, and prior to the completion of the Offerings and the Initial Acquisition will not have, any employees, and we have not paid, and prior to the completion of the Offerings and the Initial Acquisition will not pay, any compensation.

Base Salary

Base salaries for our executive officers are established based on individual qualifications and job responsibilities while taking into account compensation levels at similarly situated companies for similar positions. Base salaries of the executive officers will be reviewed annually during the performance appraisal process with adjustments made based on an analysis of compensation levels necessary to maintain and attract quality personnel, an internal review of the executive officer’s compensation in relation to other personnel, individual performance of the executive officer and corporate performance. Salary levels will also be considered upon a promotion or other change in job responsibility. For compensation years after 2012, the Compensation Committee will set the base salary for the President, and the President will set the base salaries for all other executive officers, in each case, subject to approval by the Compensation Committee. The following are the base salaries for our executive officers for 2012:

Name and Title	2012 Base Salary
John P. Van Vlack	$325,000
President
James E. Lauter	$192,500
Chief Financial Officer
Richard Delgado	$250,000
Treasurer
Michael J. McElroy	$220,000
General Counsel

The Compensation Committee determined that Mr. Van Vlack’s 2012 base salary should be $35,000 higher than his 2012 Ocwen base salary in view of the additional strategic responsibilities that he will take on in his new position as President of the Company. The Compensation Committee determined that the 2012 base salary for each of Messrs. Lauter, Delgado and McElroy should be the same as the 2012 base salary that each was receiving at Ocwen primarily because the change in job scope and responsibilities of each executive was not large enough to warrant an increase in the 2012 base salary.

Annual Incentive Compensation

Our incentive compensation plan for executives was originally developed by Mr. Erbey and subsequently ratified and adopted by the Compensation Committee. Pursuant to the plan, a participant can earn incentive compensation paid in cash as determined by the Compensation Committee.

Each executive officer has a targeted annual incentive award that is expressed as a percentage of total target compensation. Currently, 30% to 50% of total target compensation is payable only upon achievement of certain minimum corporate and individual performance levels. The appropriate targeted percentage varies depending on the nature and scope of each executive officer’s responsibilities. The table below reflects the percentage of each executive officer’s target total compensation that was allocated to each of base salary and incentive compensation for 2012:

Name	Base Salary as a % of Total Target Compensation for 2012	Incentive Compensation as a % of Total Target Compensation for 2012
John P. Van Vlack	50%	50%
James E. Lauter	70%	30%
Richard Delgado	50%	50%
Michael J. McElroy	70%	30%

The targeted incentive compensation for each of our executive officers is shown in the table below:

Name and Title	2012 Target Incentive Award
John P. Van Vlack	$325,000
James E. Lauter	$82,500
Richard Delgado	$250,000
Michael J. McElroy	$94,286

The Compensation Committee determined that Mr. Van Vlack’s 2012 target incentive award should be $35,000 higher than his 2012 Ocwen target incentive award in view of the additional strategic responsibilities that he will take on in his new position as President. The Compensation Committee determined that the 2012 target incentive award for each of Messrs. Lauter, Delgado and McElroy should be the same as the 2012 target incentive award that each was receiving at Ocwen, primarily because the change in job scope and responsibilities of each executive was not large enough to warrant an increase in the 2012 target incentive award.

Our annual incentive-based cash compensation is structured to motivate executives to achieve pre-established key performance indicators by rewarding the executives for such achievement. This is accomplished by using a balanced scorecard methodology that incorporates multiple financial and non-financial performance indicators. This corporate scorecard will be approved annually by the Compensation Committee and/or the full Board of Directors and will be used by the Compensation Committee as a factor to determine the appropriate amount of incentive compensation to be paid to the President and other key executives. In determining whether to approve the corporate scorecard each year, the Compensation Committee will consider a number of factors, including whether the goals are consistent with and likely to enhance corporate performance including generating a stable and sustainable dividend as well as the level of difficulty associated with attainment of each goal in the scorecard.

The corporate scorecard will be based on achieving (i) the Dividend Target, (ii) the Earnings Target, (iii) the Advance Financing Target and (iv) the Completion of the Key Strategic Initiatives as determined by the Compensation Committee.

The incentive awards of our executive officers for 2012 are structured so that compensation opportunities are related to (i) the performance appraisal of the executive officer (20%) and (ii) the performance within the business or support unit as expressed on each executive officer’s scorecard (80%).

Each executive officer’s personal scorecard contains key components of the Company’s strategic initiatives related to the executive’s business or support unit. The components in each scorecard are weighted individually based on relevance to the ultimate financial performance of the Company and achievement of the strategic initiatives. Additionally, in the process of developing the weighted value of each goal in the executive’s scorecard, a methodology is used to discourage an executive from pursuing short-term risks to attain their goals. Within each component of the scorecard, there are three established levels of achievement: threshold, target and outstanding. Each level of achievement is tied to a relative point on a percentage scale which indicates the executive officer’s level of goal achievement within each component of the scorecard. Achieving the threshold level of achievement will earn the executive officer 50% of the target incentive compensation tied to such goal; the target level of achievement will earn the executive officer 100% of the target incentive compensation tied to such goal; and the outstanding level of achievement will earn the executive officer 150% of the target incentive compensation tied to such goal. Any achievement below the threshold level will not entitle the executive to compensation for the associated goal.

These goals and initiatives will be further cascaded to all of our incentive-eligible employees in their personal scorecards. Within this program, all incentive-eligible employees of the organization will be tied to a personal or business unit scorecard from which to measure performance against goals that are directly linked to corporate profitability and strategy. This incentive compensation structure is intended to align the goals of our executives with the overall success of the Company, while establishing clear performance standards within their respective business or support units.

The scorecards will be communicated to all incentive-eligible employees by the employee’s immediate supervisor and are available to employees at all times in our performance management tracking system. Performance against such scorecards will be reviewed with senior management on a quarterly basis and after the end of each year.

The personal scorecards for executive officers, as set forth below:

Name	%	2012 Scorecard Elements
John P. Van Vlack	30%	Achieve dividend target
	30%	Achieve earnings target
	10%	Achieve advance financing target
	30%	Successfully complete key strategic initiatives of the Company

Name	%	2012 Scorecard Elements
James E. Lauter	30%	Achieve dividend target
	30%	Achieve earnings target
	0%	Achieve advance financing target
	40%	Successfully complete key strategic initiatives of the Company

Name	%	2012 Scorecard Elements
Richard Delgado	20%	Achieve dividend target
	20%	Achieve earnings target
	60%	Achieve advance financing target
	0%	Successfully complete key strategic initiatives of the Company

Name	%	2012 Scorecard Elements
Michael J. McElroy	30%	Achieve dividend target
	30%	Achieve earnings target
	20%	Achieve advance financing target
	20%	Successfully complete key strategic initiatives of the Company

As noted above, executives have 20% of their incentive compensation determined by their performance appraisal for the service year. Each of our executive officers will perform a self-assessment as to his performance against his goals for the applicable year. Our President will use these assessments to prepare a written performance appraisal for each of the other executive officers. The President will present the performance appraisal scores and personal scorecard performance to the Compensation Committee and will make recommendations as to the incentive compensation for each executive officer. The Compensation Committee will evaluate the recommendations and make the final incentive compensation award determinations for the executives and other incentive-eligible employees. Annual incentive compensation will be paid to our executives and other incentive-eligible employees after Compensation Committee approval following the service year associated with the incentive.

In addition to the compensation described above, for our President there will be an incentive enhancement based on the month-end weighted average gross assets of the Company.

Share Ownership Policies

We have not developed share ownership or retention policies, guidelines or requirements. We believe that a cash-based compensation plan will be successful in retaining and motivating executive officers and can be designed to align executive compensation with shareholders’ interests with less administrative expense and complexity than an equity plan. No equity awards will be granted to employees in connection with the Offering and we anticipate that none will be granted prior to the end of calendar year 2012. The Compensation Committee may consider adopting an equity-based plan in the future for all or a select portion of our executive officers. We maintain an insider trading policy and a management directive detailing our window-period policy governing the timing of transactions in our securities for directors and executives.

Other Compensation

Our policy with respect to other employee benefit plans is to provide benefits to our employees, including executive officers, that are comparable to benefits offered by companies of a similar size to ours. A competitive comprehensive benefit program is essential in achieving the goal of attracting and retaining highly qualified employees.

Employment Termination

Since we have no employment agreements with our executive officers, we intend to handle each termination as appropriate in light of the circumstances. Without any special agreement related to termination, an executive officer would be entitled to receive his or her base salary and applicable employee benefit plans and programs through the date of termination.

PRINCIPAL SHAREHOLDER

All of our issued and outstanding ordinary shares are held by William C. Erbey. The address of Mr. Erbey is c/o Ocwen Financial Corporation, 2002 Summit Boulevard, Sixth Floor, Atlanta, Georgia 30319. Upon completion of the Offerings and the Initial Acquisition, Mr. Erbey will own approximately 5.2% of our issued and outstanding ordinary shares.

Up to 5% of the ordinary shares being offered in connection with the Offerings will be made available for purchase by our directors, certain directors and employees of Ocwen and Altisource and other third parties, some of whom will become our officers and employees upon the completion of the Offerings and the Initial Acquisition. See “Underwriting.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have entered into various agreements, and intend to enter into additional agreements prior to the completion of the Offerings, with Ocwen, Ocwen Loan Servicing and Altisource in connection with the Initial Acquisition. William C. Erbey, our founder and the Chairman of our Board of Directors, is also the Chairman of the Board of Directors and largest shareholder of Ocwen and the Chairman of the Board of Directors and largest shareholder of Altisource. As of December 31, 2011, Mr. Erbey was the beneficial owner of approximately 14.7% of Ocwen’s common stock and approximately 26.4% of Altisource’s common stock. Mr. Erbey is deemed to have a direct or indirect material interest in the transactions contemplated by each of the Purchase Agreement, Subservicing Agreement, Servicing Advance Facility Agreements, Ocwen Professional Services Agreement and Altisource Administrative Services Agreement. Each of these related party agreements is described in more detail below and under “The Proposed Business.”

Purchase Agreement

This agreement, in conjunction with the initial sale supplement, sets forth the terms of our purchase of the Initial Purchased Assets from Ocwen Loan Servicing. We will pay Ocwen Loan Servicing a monthly base fee equal in the aggregate to 12% of the servicing fee revenue recognized for that month with respect to the Initial Mortgage Servicing Rights. So long as the Required Third Party Consents have not been obtained with respect to the transfer of legal ownership of any Initial Mortgage Servicing Right, Ocwen Loan Servicing will remain obligated to perform its obligations as servicer under the related pooling and servicing agreement, we will be required to purchase any servicing advances that Ocwen Loan Servicing is required to make pursuant to such pooling and servicing agreement and Ocwen Loan Servicing will be prohibited from taking actions inconsistent with our right to acquire legal ownership of the related mortgage servicing right upon receipt of the Required Third Party Consents. The agreement includes customary representations and warranties to be made by Ocwen Loan Servicing with respect to the assets being purchased, and provides for indemnification to us for any losses we suffer as a result of the breach of such representations and warranties.

This agreement also provides a framework for us to purchase additional Mortgage Servicing Assets and associated servicing advances from Ocwen Loan Servicing in the future, although no such future acquisitions have been agreed upon, and there is no assurance that future acquisitions will take place or that we will be able to obtain the third party approvals and consents necessary to transfer any related mortgage servicing rights to us.

The estimated purchase price contemplated by the Purchase Agreement as of December 31, 2011 (net of assumed match funded liabilities of $371 million) was $181 million and the estimated purchase price as of the date of this prospectus is $150 million (net of assumed match funded liabilities of $361 million). The aggregate purchase price is comprised of two components, in each case subject to certain closing adjustments. The purchase price for the Rights to MSRs will be based on our estimates of the value of such assets made at the time we entered into the Purchase Agreement and the outstanding unpaid principal balance of the underlying mortgage loans at closing. The purchase price for the associated servicing advances and other assets (such as the capitalized debt issue costs and facility reserve account) will be equal to the net consolidated book value as of the purchase date of all assets and liabilities of HomEq Transferor and the Trust. We have obtained an opinion from MIAC relating to the fairness to us, from a financial point of view, of the purchase price related to the Initial Acquisition.

Subservicing Agreement

This agreement, in conjunction with the initial subservicing supplement, provides for the appointment of Ocwen Loan Servicing to act as the subservicer of the mortgage loans underlying the Initial Mortgage Servicing Rights upon the transfer of legal ownership of the Initial Mortgage Servicing Rights to us. The Subservicing Agreement has an initial term ending six years from the closing of the Initial Acquisition. This agreement also provides a framework for us to engage Ocwen Loan Servicing as subservicer for any mortgage servicing rights we acquire legal ownership of in the future.

Pursuant to the Subservicing Agreement, we will pay Ocwen Loan Servicing a base subservicing fee equal in the aggregate to 12% of the servicing fee revenue we recognize for that month with respect to any Initial Mortgage Serving Rights that we acquire legal ownership of following receipt of the applicable Required Third Party Consents. The monthly base fee payable to Ocwen Loan Servicing is expressed as a percentage of the servicing fee revenue actually collected in any given month because servicing fee revenue collected varies from month to month based on the level of collections of principal and interest for the mortgage loans serviced.

Ocwen Loan Servicing will also receive a monthly performance based incentive fee to the extent the servicing fee revenue that we recognize for a given month exceeds the retained fee. The percentage used to calculate the retained fee will change in the fourth and seventh months following the closing of the Initial Acquisition and every six months thereafter in accordance with a predetermined schedule. If we do not receive an amount equal to the retained fee in any given month, as expressed in terms of basis points of the average unpaid principal balance of the mortgage loans serviced, a shortfall in our targeted gross servicing margin percentage will occur. Ocwen Loan Servicing will not earn any performance based incentive fees for any month that there is such a shortfall, or in any subsequent month, until we have recovered such shortfall from amounts that would otherwise be available to pay future performance based incentive fees to Ocwen Loan Servicing.

The performance based incentive fee payable in any month will be reduced if the advance ratio exceeds a predetermined level for that month that is intended to target our return threshold. If the advance ratio is exceeded in any month, any performance based incentive fee payable for such month will be reduced by an amount equal to 6.5% per annum of such excess servicing advances.

The pro forma servicing fee revenue for the Initial Purchased Assets and the pro forma amount of the base fee and performance based incentive fee for the month ended December 31, 2011 is shown below.

	Basis Points	Amount (in thousands)
Servicing fee revenue(1)	53.1	$6,953
Base fee (12% multiplied by servicing fee revenue)	6.4	$834
Incentive Fee(2) (assuming retained fee percentage of 32.5 basis points)	14.2	$1,862

[1]	Actual servicing fee revenue earned by Ocwen Loan Servicing with respect to the Initial Mortgage Servicing Rights for the month of December 2011.
[2]	Assumes no incentive fee shortfall and that the advance ratio is below its predetermined level.

Servicing Advance Facility Agreements

Simultaneously with the closing of the Initial Acquisition, we will enter into the Servicing Advance Facility Agreements. The Servicing Advance Facility Agreements will provide for our assumption of the rights and obligations of Ocwen, as administrator, and Ocwen Loan Servicing, as seller and servicer, and the release of Ocwen and Ocwen Loan Servicing from their respective obligations, in and under the existing advance financing facility and will be subject to the satisfaction of certain conditions, including the consent of the holders of any notes outstanding under this facility. The closing of the Offerings is conditioned upon our assumption of the existing advance financing facility.

The limited recourse notes related to the advance financing facility were issued in four classes of term notes in an aggregate initial principal amount of $811 million and a single class of variable funding notes with an aggregate initial maximum principal balance of $200 million. As of December 31, 2011, the aggregate outstanding principal balance of the term notes that we will assume was $371 million. There was no outstanding principal balance on the variable funding notes. Prior to the closing of the Initial Acquisition, Ocwen Loan Servicing will repay all outstanding Class D Term Notes with a balance of approximately $12 million as of December 31, 2011. Following the revolving period, which ends on the earlier of August 31, 2013 or the date on which an early amortization event occurs, principal will be paid on the notes to the extent of available funds and in accordance with the priorities of payments set forth in the related transaction documents. We expect to pay interest on the notes as set forth below upon our assumption of the advance financing facility.

Borrowing Type	Interest Rate
Class A-1 Term Note	Commercial paper rate + 225 bps
Class A-2 Variable Funding Note	Commercial paper rate + 250 bps
Class B Term Note	Commercial paper rate + 525 bps
Class C Term Note	Commercial paper rate + 625 bps

Ocwen Professional Services Agreement

This agreement requires us to provide certain services to Ocwen, and for Ocwen to provide certain services to us, for an initial term of six years, subject to renewal, with pricing terms intended to reflect market rates. Services provided by us under this agreement include pricing and valuation analysis of potential mortgage servicing rights acquisitions, treasury management and other similar services. Services provided by Ocwen under this agreement include legal, licensing and regulatory compliance support services, risk management services and other similar services. The services provided by the parties under this agreement are on an as-needed basis, and the fees will be based on the actual costs incurred plus an additional markup of 15%.

Altisource Administrative Services Agreement

This agreement requires Altisource to provide certain administrative services to us for an initial term of six years, subject to renewal, with pricing terms intended to reflect market rates. Services provided to us under this agreement include human resources administration (benefit plan design, recruiting, hiring and training and compliance support), legal and regulatory compliance support services, general business consulting, corporate services (facilities management, security and travel services), finance and accounting support services (financial analysis, financial reporting and tax services), risk management services, vendor management and other related services. The services Altisource provides for us under this agreement are on an as needed basis, and the fees we pay Altisource will be based on the actual costs incurred by them plus an additional markup of 15%.

Concurrent Private Placement

On February 23, 2011 we entered into a stock purchase agreement with William C. Erbey, our founder and the Chairman of our Board of Directors, pursuant to which he agreed to purchase $10 million of our ordinary shares at the initial public offering price per share in a private placement exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act. No underwriting discounts or commissions will be paid in respect of these shares. The closing of the Concurrent Private Placement will take place concurrently with, and will be conditional upon, the closing of this offering. Mr. Erbey currently owns 100% of our outstanding ordinary shares. All of the ordinary shares owned by Mr. Erbey as of the date of this prospectus will be subject to “lock-up” restrictions preventing transfer by him of any such shares for 18 months following the date of this prospectus, subject to certain exceptions. See “Underwriting.”

Registration Rights

After the completion of the Offerings, William C. Erbey will be entitled to rights with respect to the registration of his ordinary shares under the Securities Act.

In connection with this offering and the Concurrent Private Placement, William C. Erbey has agreed not to sell or otherwise dispose of any ordinary shares he owns as of the date of this prospectus without the prior written consent of Wells Fargo Securities, LLC for a period not to exceed 18 months from the date of this prospectus, subject to certain exceptions. These lock-up restrictions will limit his ability to exercise the demand registration rights and piggyback registration rights described below during the lock-up period. See “Underwriting.”

Demand Registration Rights

Pursuant to the Registration Rights Agreement, Mr. Erbey may, on not more than one occasion, request that we register all or a portion of his ordinary shares beginning 18 months from the closing of the Offerings.

Piggyback Registration Rights

In the event that we propose to register any of our securities under the Securities Act in connection with the public offering of such securities solely for cash, Mr. Erbey will be entitled to “piggyback” registration rights allowing him to include his shares in such registration. As a result, whenever we propose to file a registration statement under the Securities Act, William C. Erbey is entitled to notice of the registration and has the right to include his shares in the registration, subject to the lock-up limitations described above, beginning 18 months from the closing of the Offerings.

Directed Share Program

Up to 5% of the ordinary shares being offered in connection with the Offerings will be made available for purchase, at the initial public offering price, to our directors, certain directors and employees of Ocwen and Altisource and other third parties, some of whom will become our officers and employees upon the completion of the offerings and the Initial Acquisition.

Policy Concerning Related Party Transactions

The Board of Directors has adopted a policy and procedure for review, approval and monitoring of transactions involving us and related persons (directors and executive officers or their immediate family members, or shareholders owning 5% or greater of our outstanding ordinary shares) within our written Code of Business Conduct and Ethics which will be available on our website. We will make these materials available to any shareholder who requests a copy. This policy and procedure is not limited to related person transactions that meet the threshold for disclosure under the relevant SEC rules and regulations as it broadly covers any situation in which a conflict of interest may arise.

Any situation that potentially qualifies as a conflict of interest is to be immediately disclosed to the General Counsel to assess the nature and extent of any concern as well as the appropriate next steps. The General Counsel will notify the Chairman of the Board of Directors if any such situation requires approval of the Board of Directors. Related persons will be required to obtain the prior written approval of the Audit Committee of the Board of Directors before participating in any transaction or situation that may pose a conflict of interest. In considering a transaction, the Audit Committee will consider all relevant factors, including (i) whether the transaction is in our best interests; (ii) alternatives to the related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to us. The Audit Committee will periodically monitor any approved transactions to ensure that there are no changed circumstances that would render it advisable for us to amend or terminate the transaction.

DESCRIPTION OF SHARE CAPITAL

The following summary is a description of the material terms of our share capital. We have filed our Articles of Association as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find Additional Information.” The following summary also highlights material differences between Cayman Islands and Delaware corporate laws.

Ordinary Shares

We are authorized to issue up to 200,000,000 ordinary shares, par value $0.01 per share. Upon the consummation of the Offerings, we will have 14,067,618 ordinary shares issued and outstanding. Our shareholders are entitled to receive notice of the date of our general meetings and attend and cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. Our shareholders are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor and subject to any preference of any then-authorized and issued preference shares. We have not made any distributions, including cash dividends, to our shareholders to date. See “Dividend Policy.” Such holders do not have any preemptive or other rights to subscribe for additional shares. All shareholders are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up of the Company, subject to any preference of any then-authorized and issued preference shares. There are no conversion, redemption or sinking fund provisions applicable to the ordinary shares. All outstanding ordinary shares are fully paid and non-assessable.

The provisions of our Articles of Association restrict our ability to issue and sell additional ordinary shares, including with respect to options and warrants, at a price below our then current net asset value per share without first obtaining the prior approval of holders of at least a majority of the outstanding ordinary shares voted with respect to such approval. The net asset value of our ordinary shares is determined by dividing the book value of our total assets minus our liabilities by the total number of our ordinary shares then outstanding. Any amendment, modification or rescission of this provision will require the affirmative vote of holders of at least two-thirds of our ordinary shares then outstanding.

William C. Erbey currently owns 100% of our outstanding ordinary shares, and prior to the completion of the Offerings there has been no established trading market for our ordinary shares.

Preference Shares

Our Board of Directors has the authority under our Articles of Association, without further action by our shareholders, to issue an unlimited number of preference shares in one or more classes or series and to determine the designations, number of shares of such class or series, voting powers, preferences, privileges and other rights, including dividend rights, conversion rights, redemption rights, liquidation preferences and other rights of priority and/or restrictions upon such shares, any or all of which may be greater than the rights of the ordinary shares. Subject to our Board of Director’s duty to act for a proper purpose, preference shares can be issued quickly with terms calculated to delay or prevent a change of control of the Company or make removal of management more difficult. In addition, the issuance of preference shares may have the effect of decreasing the market price of our ordinary shares and may adversely affect the voting and other rights of the holders of ordinary shares. No such preference shares have been issued to date, and we have no present plans to issue any such preference shares.

Limitations on the Right to Own Shares

There are no limitations on the right to own our shares.

Transferability of Shares

We expect our ordinary shares to be freely transferrable upon the completion of the Offerings, except in the very limited circumstances provided for under Cayman Islands law and our Articles of Association. Notwithstanding the foregoing, all transfers of our ordinary shares must comply with the rules and regulations of The NASDAQ Stock Market and any applicable securities laws.

Disclosure of Shareholder Ownership

There are no provisions in our Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Changes in Capital

We may from time to time by ordinary resolution increase our share capital by such sum, to be divided into shares of such amount, as such resolution shall prescribe. An ordinary resolution is a resolution that must be approved by holders of a majority of outstanding voting shares to become effective. The new shares shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise as the shares in the original share capital. We may by ordinary resolution:

•	consolidate and divide all or any of our share capital into shares of larger amounts than our existing shares;

•	convert all or any of our paid-up shares into stock and reconvert that stock into paid-up shares of any denomination;

•

in many circumstances, subdivide our existing shares, or any of them, into shares of smaller amounts provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; and

•

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

We may by special resolution reduce our authorized but unissued share capital and any capital redemption reserve fund in any manner authorized by law. A special resolution is a resolution that must be approved by holders of more than two-thirds of the outstanding voting shares to become effective; provided, however, a company’s articles of association may impose a higher threshold. Our Articles of Association require special resolutions to be approved by two-thirds of the outstanding voting shares.

Anti-Takeover Provisions in Our Articles of Association

Some provisions of our Articles of Association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•

authorize our Board of Directors to issue preference shares in one or more classes or series and to designate the number, price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by shareholders;

•	prohibit cumulative voting;

•	restrict the ability of shareholders to remove directors, except for cause;

•	do not permit shareholders to call meetings of shareholders; and

•	establish advance notice requirements for nominating Board of Directors’ nominees or for proposing matters that can be acted on by shareholders at annual shareholder meetings.

Transfer Agent and Registrar

Upon completion of this offering, the transfer agent and registrar for our ordinary shares will be American Stock Transfer & Trust Company, LLC.

NASDAQ Listing

Our shares have been approved for listing on The NASDAQ Global Market under the symbol “HLSS.”

Differences in Corporate Law

The Cayman Islands Companies Law (the “Companies Law”) is modeled after English law but does not follow many recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and, for comparison purposes, the laws applicable to companies incorporated in the State of Delaware and their shareholders.

Mergers and Similar Arrangements

The Companies Law allows for the merger of two companies into either one consolidated company or one company merged into another so as to form a single surviving company. The merger or consolidation of two or more companies under Cayman Islands law requires the directors of the companies to enter into and to approve a written plan of merger or consolidation, which must also be authorized by each constituent company by a shareholder resolution passed by a majority in number representing 75% in value of such shareholders voting together as one class. The Companies Law also includes statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent 75% in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting or meetings convened for that purpose.

The convening and subsequent arrangement of the meetings must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the dual majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a takeover offer is made and accepted (within four months) by holders of not less than 90% of the shares affected, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion. If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of a Delaware corporation, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, the company itself will normally be the proper plaintiff in actions against directors, and derivative actions may not generally be brought by a minority shareholder. However, based on English authorities, who would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, required a special resolution, which was not obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company: a duty to act bona fide in the best interests of the company; a duty not to make a profit out of his position as director (unless the company permits him to do so); and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care, and these authorities are likely to be followed in the Cayman Islands.

Cayman Islands law does not prohibit directors from voting on corporate matters for which they have an interest if the interested director can maintain his or her fiduciary duties to the company. Under our Articles of Association, subject to any separate requirement for audit committee approval under the applicable rules of The NASDAQ Stock Market or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement in which he or she is interested, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such meeting.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our Articles of Association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the Board of Directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Pursuant to our Articles of Association, holders of our ordinary shares are prohibited from requesting a shareholders’ meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. However, our Articles of Association require us to call such meetings at least once in each calendar year at such time and place as our directors appoint, provided that the period between the date of one annual general meeting and that of the next will not be longer than the period permitted by the rules and regulations applicable to the listing of the ordinary shares on The NASDAQ Global Market.

Our Articles of Association provide for certain procedural restrictions on the business that may be transacted at any annual general meeting of the shareholders. In order to propose business to be transacted at an annual general meeting of the shareholders, a shareholder must have given timely notice in writing to the Company. To be timely, a shareholder’s notice must be received by the Company not less than 90 days prior to the anniversary of the date of the immediately preceding annual general meeting (but if the date of the forthcoming annual general meeting is more than 30 days before or after such anniversary date, such written notice must instead be received by the Company by the close of business on the 10th day following the date on which the Company first makes public disclosure of the meeting date). Each such notice given by such shareholder must set forth:

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting;

•	the name and address of the shareholder who intends to propose such business;

•	a representation that the shareholder is a registered holder of shares entitled to vote at such meeting, and setting forth the class and number of shares so held (including shares held beneficially);

•	a representation that such shareholder intends to appear in person or by proxy as a registered holder of shares at the meeting to propose such business; and

•	any material interest of the shareholder in such business.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a Board of Directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands; however, our Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Under our Articles of Association, directors can be removed with cause or by the vote of holders of a majority of our shares, cast at a general meeting, or by unanimous written resolution of all shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the Board of Directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s Board of Directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution and Winding Up

Under the Delaware General Corporation Law, unless the Board of Directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the Board of Directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with a dissolution initiated by the board. Under the Companies Law of the Cayman Islands and our Articles of Association, our company may be voluntarily dissolved, liquidated or wound up only by the vote of holders of two-thirds of our shares voting at a meeting or by the holders of at least one-half of our shares voting at a meeting if we are no longer able to pay our debts as they fall due or in each case by the unanimous written resolution of all shareholders. In addition, our company may be wound up by the Grand Court of the Cayman Islands if the company is unable to pay its debts or if the court is of the opinion that it is just and equitable that our company is wound up.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our Articles of Association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the vote at a class meeting of holders of two-thirds of the shares of such class or unanimous written resolution, provided that if such variation has the effect of altering our Articles of Association, the variation will need to be approved in the manner described below under “—Amendment of Governing Documents.”

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our Articles of Association may only be amended with the vote of holders of two-thirds of our shares voting at a meeting or the unanimous written resolution of all shareholders.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s Articles of Association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime or gross negligence or willful default. Our Articles of Association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty, fraud, gross negligence or willful default of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law to a Delaware corporation. Our Articles of Association also provide that the Company may purchase and maintain insurance for the benefit of any director or officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be held liable in relation to the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of U.S. law.

Rights of Non-Resident or Foreign Shareholders

There are no limitations under Cayman Islands law nor are any limitations imposed by our Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Inspection of Books and Records

Our shareholders will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or corporate records except our Articles of Association.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the Offerings, 14,067,618 of our ordinary shares will be outstanding. Of these shares, 13,333,333 ordinary shares will be freely tradable without restriction or limitation under the Securities Act. Upon completion of the Offerings and the Initial Acquisition, William C. Erbey will own 734,285 ordinary shares.

These shares are subject to lock-up restrictions for a period of 18 months following the date of this prospectus, subject to certain exceptions. Following the expiration of this lock-up period, these shares will be freely tradable, subject to volume limitations pursuant to Rule 144 under the Securities Act for as long as Mr. Erbey is an affiliate of ours. Under Rule 144, our affiliates or persons selling ordinary shares on behalf of our affiliates generally may not sell during any three-month period a number of our ordinary shares that exceeds the greater of 1% of the number of our ordinary shares then outstanding, or the average weekly trading volume of our ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

We have also granted Mr. Erbey certain registration rights pursuant to the Registration Rights Agreement with respect to these shares. No prediction can be made as to the effect, if any, that future sales of our ordinary shares will have on the market price prevailing from time to time. Sales of substantial amounts of our ordinary shares, or the perception that such sales could occur, may adversely affect prevailing market prices of our ordinary shares. See “Risk Factors—Risks Related to Our Ordinary Shares and this Offering.”

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the ordinary shares offered by this prospectus for sale to our directors, certain directors and employees of Ocwen and Altisource and other third parties, some of whom will become our officers and employees upon the completion of the Offerings and the Initial Acquisition. The sale of reserved shares to these purchasers will be made by Wells Fargo Securities, LLC. Any such purchaser will be subject to a 180-day lock-up restriction described in more detail below under “Underwriting.” If these individuals purchase reserved shares, this will reduce the number of shares available to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the shares offered by this prospectus.

MATERIAL CAYMAN ISLANDS AND UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary of material Cayman Islands and U.S. federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible U.S. federal income tax consequences relating to an investment in our ordinary shares, or any other U.S. federal tax consequences or tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to our company levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. There are no exchange control regulations or currency restrictions in the Cayman Islands.

We have, pursuant to Section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, obtained an undertaking from the Governor in Cabinet that:

•	no law that is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation applies to us or our operations; and

•	neither the aforesaid tax nor any tax in the nature of estate duty or inheritance tax are payable on our ordinary shares, debentures or other obligations.

The undertaking that we have obtained is for a period of 20 years from December 14, 2010.

United States Federal Income Taxation

The following summary is a discussion of material U.S. federal income tax considerations applicable to the purchase, ownership and disposition of ordinary shares by U.S. Holders. This discussion deals only with our ordinary shares held as capital assets by U.S. Holders who purchase ordinary shares in this offering. This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of our ordinary shares by prospective investors in light of their particular circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to certain types of investors subject to special treatment under U.S. federal income tax laws, such as the following:

•	brokers or dealers in securities or currencies;

•	financial institutions;

•	pension plans;

•	regulated investment companies;

•	real estate investment trusts;

•	cooperatives;

•	tax-exempt entities;

•	insurance companies;

•	persons holding ordinary shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons liable for alternative minimum tax;

•	U.S. expatriates;

•	partnerships or entities or arrangements treated as partnerships or other pass-through entities for U.S. federal tax purposes (or investors therein);

•	persons owning (directly, indirectly or constructively) 10% or more of our voting stock; or

•	U.S. Holders whose “functional currency” is not the U.S. dollar.

Furthermore, this discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. This discussion does not address U.S. federal estate or gift taxes or any state, local or non-U.S. tax considerations.

For purposes of this discussion, you will be considered a “U.S. Holder” if you beneficially own our ordinary shares and you are for U.S. federal income tax purposes one of the following:

•	a citizen or an individual resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United Sates, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if you (i) are subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of your substantial decisions or (ii) have a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If you are a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners generally will depend upon the status of such partners and your activities.

If you are considering the purchase of our ordinary shares, we urge you to consult your own tax advisors concerning the particular U.S. federal income and other tax consequences to you of the purchase, ownership and disposition of our ordinary shares, as well as any consequences to you arising under state, local and non-U.S. tax laws.

Taxation of the Issuer

We intend to engage independent third parties such as Ocwen Loan Servicing to service the mortgage loans underlying the mortgage servicing rights and Rights to MRSs that we acquire. Home Loan Servicing Solutions, Ltd. will not have any U.S. employees or activities. Activities in the U.S. necessary for us to fulfill our business purpose will be performed through our subsidiary, HLSS Management, LLC, which is the employer of all of our U.S. based employees and which has elected to be taxed as a corporation for U.S. federal income tax purposes. Accordingly, we do not expect to be treated as engaged in a trade or business in the United States and thus do not expect to be subject to U.S. federal income taxation. Our subsidiary that is treated as a corporation for U.S. federal income tax purposes should be treated as assisting us in managing our assets for our own account, and accordingly also should not be treated as engaged in a trade or business in the United States, but, as a U.S. corporation, will be responsible for U.S. federal income taxes in respect of its net taxable income. The U.S. Internal Revenue Service could assert that we are engaged in a U.S. trade or business because we own mortgage servicing rights and are participating in the servicing of U.S. mortgage loans, either directly, or through agents such as Ocwen. Unless otherwise exempted by an applicable income tax treaty, a non-U.S. corporation that is engaged in a trade or business in the United States is generally subject to U.S. federal income taxation, at the graduated tax rates applicable to U.S. corporations, on the portion of such non-U.S. corporation’s income that is “effectively connected” with such trade or business. In addition, such non-U.S. corporation may be subject to the U.S. federal branch profits tax on its effectively connected earnings and profits at a rate of 30%, or at such lower rate as may be specified by an applicable income tax treaty. If, contrary to expectations, we are found to be engaged in the conduct of a U.S. trade or business, liability for the foregoing income and branch profits taxes would substantially reduce our earnings available for distribution to our shareholders.

Consequences to U.S. Holders

The following discussion applies to you only if you are a U.S. Holder.

Dividends

Subject to the PFIC rules discussed below, if we do not qualify as a PFIC, distributions of cash or property that we pay in respect of our ordinary shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Distributions to you in excess of our earnings and profits will be treated first as a return of capital to the extent of your tax basis in the ordinary shares on which the distribution was made (with a corresponding reduction in your tax basis in the ordinary shares), and then as capital gain from the sale or exchange of such ordinary shares. We expect that our distributions will not be eligible for the dividends-received deduction for corporate U.S. Holders or the reduced rate applicable to “qualified dividend income” (which, for the taxable years beginning before January 1, 2013, is taxable at the rates generally applicable to long-term capital gains) for U.S. Holders taxed as individuals. Amounts taxable as dividends generally will be treated as foreign source passive income for U.S. foreign tax credit purposes.

Sale, Exchange or Other Taxable Disposition of Ordinary Shares

Subject to the PFIC rules discussed below, if we do not qualify as a PFIC, upon the sale, exchange or other taxable disposition of ordinary shares, you will recognize capital gain or loss equal to the difference between the amount realized on such sale, exchange or taxable disposition and your tax basis in the ordinary shares disposed of. Such gain or loss generally will be long-term capital gain or loss if your holding period with respect to such ordinary shares is more than one year at the time of the disposition. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Status and Related Tax Consequences

Special U.S. federal income tax rules apply to U.S. Holders owning shares of a PFIC. A foreign corporation generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which either:

•	at least 75% of its gross income is “passive income”; or

•	on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, passive income generally includes, among other things, dividends, interest, rents, royalties, gains from the disposition of passive assets and gains from commodities and securities transactions. In determining whether a foreign corporation is a PFIC, the foreign corporation must take into account its proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least 25% (by value) of the stock.

Our special tax counsel, Kramer Levin Naftalis & Frankel LLP, has issued an opinion to us that, based on the Code, Treasury Regulations, court rulings and other administrative guidance from the IRS, all as currently in effect, and based on current estimates of our gross income, gross assets and the nature of our business, we should be treated as a PFIC for U.S. federal income tax purposes for the current taxable year.

Furthermore, we expect to operate our business in a manner such that we remain a PFIC for foreseeable future taxable years. Accordingly, you will be subject to different taxation rules with respect to an investment in our ordinary shares depending on whether you make a QEF or mark-to-market election with respect to your investment in our ordinary shares. Our status as a PFIC depends on meeting either the income test or the asset test described above. These tests are calculated on an annual basis, therefore, while we expect to meet these tests, our counsel cannot definitively determine as of the date of this prospectus whether we will qualify as a PFIC.

A QEF election may be made by completing I.R.S. Form 8621 and attaching it to your timely filed U.S. federal income tax return. If you make a valid, timely QEF election with respect to our ordinary shares, you must report for U.S. federal income tax purposes your pro rata share of our ordinary earnings and net capital gain, if any, for each taxable year for which we are a PFIC that ends with or within your taxable year, regardless of whether or not you received any distributions on the ordinary shares you own. No portion of any such inclusions of ordinary earnings would be eligible to be treated as “qualified dividend income.” If you are a non-corporate U.S. Holder, any such net capital gain inclusions would be eligible for taxation at the preferential capital gain tax rates. Your adjusted tax basis in your ordinary shares would be increased to reflect any taxed but undistributed earnings and profits. Any distribution of earnings and profits that previously had been taxed would not be taxed again when you receive such distribution (nor would distributions in excess of our earnings and profits), but it would result in a corresponding reduction in the adjusted tax basis in your ordinary shares. You would not, however, be entitled to a deduction for your pro rata share of any net losses that we incur with respect to any year. You generally would recognize capital gain or loss on the sale, exchange or other disposition of our ordinary shares. You may make a timely QEF election with respect to your investment in our ordinary shares by filing one copy of IRS Form 8621 with your U.S. federal income tax return for the first year in which you hold our ordinary shares. We intend to provide you with all necessary information on a timely basis in order for you to make a QEF election as described above. You may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF election rules, but if deferred, any such taxes will be subject to an interest charge.

Although we currently do not have any subsidiaries that are PFICs, there can be no assurance that we will not form or acquire a subsidiary that is a PFIC. In such event, you may need to make the QEF election with respect to each such subsidiary in order to avoid the adverse tax consequences described below. We intend to provide you with all information necessary in order for you to make the QEF election with respect to any of our subsidiaries that may be classified as a PFIC. The mark-to-market election described below generally will not be available with respect to any of our subsidiaries that is a PFIC, rendering such election less beneficial to you than the QEF election.

Alternatively, provided that our ordinary shares are “marketable stock,” you may make a mark-to-market election with respect to our ordinary shares. If you make a valid, timely mark-to-market election with respect to our ordinary shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of your taxable year over your adjusted basis in such ordinary shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of your taxable year. Deductions are allowable, however, only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment applies to the deductible portion of any mark-to-market loss on the ordinary shares, as well as to any loss realized on the actual sale or disposition of the ordinary shares, to the extent the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts and will be reduced by distributions received. Distributions will not be includable in income, except to the extent they exceed your tax basis in your ordinary shares. If you make a mark-to-market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years in which we are a PFIC unless our ordinary shares are no longer marketable stock or the IRS consents to the revocation of the election.

If you do not make a QEF or mark-to-market election with respect to your investment in our ordinary shares, you would be subject to special rules with respect to (i) any excess distribution (i.e., the portion of any distributions you receive on our ordinary shares in a taxable year in excess of 125% of the average annual distributions you received in the three preceding taxable years, or, if shorter, your holding period for the ordinary shares), and (ii) any gain realized on the sale, exchange or other disposition of ordinary shares. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the holding period for the ordinary shares;

•	the amount allocated to the current taxable year (and any other year prior to the year in which we were a PFIC) would be taxed as ordinary income and would not be “qualified dividend income”; and

•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax to which you would have been subject for that year, and an interest charge for the deemed tax deferral would be imposed with respect to the resulting tax attributable to each such other taxable year.

If you own ordinary shares during any taxable year that we are treated as a PFIC, you will be required to file IRS Form 8621 (regardless of whether a QEF or mark-to-market election is made). You should also be aware that recently enacted legislation imposes an additional annual filing requirement for U.S. persons owning shares of a PFIC. The legislation does not describe what information would be required to be included in the additional annual filing, but grants the Secretary of the Treasury power to make this determination. You should consult your own tax advisors regarding the application of the PFIC rules to our ordinary shares, the availability and advisability of making a QEF or mark-to-market election and the application of the recently enacted legislation to your particular situation.

If we are not treated as a PFIC, and you paid taxes as if we were a PFIC, then you may be able to claim a refund for taxes you paid in excess of the taxes you actually owed. If you do not timely make such a refund claim, then your refund will be disallowed and you will bear more taxes than you actually owe.

Information Reporting and Backup Withholding

In general, information may be reported to the IRS each year regarding the amount of any dividends on our ordinary shares and the proceeds of any sale of our ordinary shares paid to you during such year unless you are an exempt recipient. A backup withholding tax may apply to such payments if you fail to provide your taxpayer identification number or to make required certifications or you have been notified by the IRS that you are subject to backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided that you timely furnish the required information to the IRS.

You should also be aware that recently enacted legislation imposes new reporting requirements with respect to the holding of certain foreign financial assets, including stock of foreign issuers that is not held in an account maintained by a financial institution, if the aggregate value of all such assets exceeds U.S.$50,000. You should consult your own tax advisors regarding the application of these and other information reporting rules applicable to an investment in our ordinary shares and the application of the recently enacted legislation to your particular situation.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands because of the following benefits found there:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws than the United States and provides significantly less protection to investors; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

We have appointed the Corporation Trust Company to serve as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Walkers, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would:

•

recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Walkers has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, is generally recognized and enforceable as a debt in the courts of the Cayman Islands at common law without any re-examination of the merits of the underlying dispute. However, the Cayman Islands courts are unlikely to enforce a punitive judgment of a U.S. court predicated upon the liability provisions of the U.S. federal securities laws without retrieval on the merits at common law if such judgment gives rise to payment obligations that may be regarded as fines, penalties, taxes or similar fiscal or revenue obligations or similar charges or was obtained in a manner or is contrary to natural justice or the public policy of the Cayman Islands.

UNDERWRITING

Wells Fargo Securities, LLC, Barclays Capital Inc., Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated February 28, 2012, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of ordinary shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Wells Fargo Securities, LLC	4,266,666
Barclays Capital Inc.	2,666,667
Citigroup Global Markets Inc.	2,666,667
Deutsche Bank Securities Inc.	2,000,000
RBC Capital Markets, LLC	933,333
KKR Capital Markets LLC	533,333
Piper Jaffray & Co.	266,667

Total	13,333,333

The underwriting agreement provides that the obligations of the underwriters to purchase the ordinary shares included in this offering are subject to approval of legal matters by counsel, including the validity of the ordinary shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters are obligated to purchase all the ordinary shares (other than those covered by the option to purchase additional ordinary shares described below) if they purchase any of the ordinary shares.

Ordinary shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus. Any ordinary shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $13.49 per share. If all the ordinary shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. The underwriters do not expect any sales to discretionary accounts. The offering of the ordinary shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

If the underwriters sell more ordinary shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 2,000,000 additional ordinary shares at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional ordinary shares approximately proportionate to that underwriter’s initial purchase commitment. Any ordinary shares issued or sold under the option will be issued and sold on the same terms and conditions as the other ordinary shares that are the subject of this offering.

We and our executive officers and directors have agreed not to sell or transfer any ordinary shares or other capital stock of the Company or securities convertible into, exchangeable for, exercisable for, or repayable with ordinary shares or other capital stock of the Company, for 180 days or, in the case of William C. Erbey, 18 months after the date of this prospectus without first obtaining the written consent of Wells Fargo Securities, LLC. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise dispose of or transfer any ordinary shares or securities convertible into ordinary shares,

•	enter into any swap or other agreement, arrangement or transaction that transfers, in whole or in part, the economic consequence of ownership of any ordinary shares, or

•	request or demand that we file a registration statement related to the ordinary shares,

whether any such swap or transaction described in the first two bullet points above is to be settled by delivery of ordinary shares or other securities, in cash or otherwise.

This lock-up provision applies to ordinary shares and other capital stock of the Company and to securities convertible into or exchangeable or exercisable for or repayable with ordinary shares and other capital stock of the Company. It also applies to ordinary shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have agreed with the underwriters that if Wells Fargo Securities, LLC, in its sole discretion, agrees to waive any lock-up restrictions applicable to shares beneficially owned by one of our officers or directors and provides us with notice of the impending waiver at least three business days before the effective date of the waiver, we will announce the waiver by issuing a press release at least two business days before the effective date of the waiver.

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the ordinary shares offered by this prospectus for sale to our directors, certain directors and employees of Ocwen and Altisource and other third parties, some of whom will become our officers and employees upon the completion of the Offerings and the Initial Acquisition. The sale of reserved shares to these purchasers will be made by Wells Fargo Securities, LLC. Any such purchaser will be subject to the 180-day lock-up restrictions described above. If these individuals purchase reserved shares, this will reduce the number of shares available to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the shares offered by this prospectus.

Prior to the Offerings, there has been no public market for our ordinary shares. Consequently, the initial public offering price for the shares was determined by negotiations between us and the underwriters. Among the factors considered in determining the initial public offering price were our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our shares will develop and continue after this offering.

Our shares have been approved for listing on The NASDAQ Global Market under the symbol “HLSS.”

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	No Exercise	Full Exercise
Per share	$0.86	$0.86
Total	$11,433,333	$13,148,333

We will also pay Wells Fargo Securities, LLC a fee equal to 0.50% of the total initial price to the public of the ordinary shares being offered hereby, as set forth on the cover page of this prospectus, for financial advisory services rendered in connection with the transactions, including assisting with respect to the structure and design of this offering.

We estimate that the total expenses of this offering will be approximately $3.9 million, excluding underwriting discounts and commissions and the fee payable to Wells Fargo Securities, LLC. We will also reimburse the underwriters for an amount up to $50,000 for filing fees and other reasonable fees or expenses incident to the review of the terms of the sale of the ordinary shares offered hereby by FINRA. We will pay Wells Fargo Securities, LLC a fee equal to 0.50% of the total initial price to the public of the ordinary shares being offered hereby, as set forth on the cover page of this prospectus, for financial advisory services rendered in connection with the transactions, including assisting with respect to the structure and design of this offering.

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the option to purchase additional shares, and stabilizing purchases.

Short sales involve secondary market sales by the underwriters of a greater number of ordinary shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of ordinary shares in an amount up to the number of ordinary shares represented by the underwriters’ option to purchase additional ordinary shares.

•	“Naked” short sales are sales of ordinary shares in an amount in excess of the number of ordinary shares represented by the underwriters’ option to purchase additional ordinary shares.

Covering transactions involve purchases of ordinary shares either pursuant to the option to purchase additional ordinary shares or in the open market after the distribution has been completed in order to cover short positions.

•

To close a naked short position, the underwriters must purchase ordinary shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered short position, the underwriters must purchase ordinary shares in the open market after the distribution has been completed or must exercise the option to purchase additional ordinary shares. In determining the source of ordinary shares to close the covered short position, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which they may purchase ordinary shares through the option to purchase additional ordinary shares.

•	Stabilizing transactions involve bids to purchase ordinary shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ordinary shares. They may also cause the price of the ordinary shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on The NASDAQ Global Market, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased ordinary shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and reimbursement of expenses. In addition, affiliates of Wells Fargo Securities, LLC act as trustees under certain of the securitization trusts that hold the related mortgage servicing rights. Affiliates of Wells Fargo Securities, LLC and Barclays Capital Inc. provide servicing advance financing to Ocwen Loan Servicing. Affiliates of Barclays Capital Inc. and KKR Capital Markets LLC have provided financing commitments to Ocwen in connection with a senior secured term loan facility. Affiliates of KKR Capital Markets LLC are, and affiliates of Barclays Capital Inc. may become, lenders under such senior secured term loan facility. In connection with the Initial Acquisition, we intend to assume the advance financing facility associated with the Initial Mortgage Servicing Rights from Ocwen Loan Servicing, for which Barclays Bank PLC and Sheffield Receivables Corporation, affiliates of Barclays Capital Inc., are noteholders.

Conflicts of Interest

Ocwen Loan Servicing or its affiliates may use a portion of the proceeds it may receive from us in connection with the Initial Acquisition to repay a portion of Ocwen’s senior secured term loan. Because certain of the underwriters have provided a financing commitment to that term loan facility, certain of the underwriters may receive more than 5% of the net proceeds of this offering. Accordingly, this offering is being conducted in compliance with FINRA Rule 5121. Under FINRA Rule 5121, a “qualified independent underwriter,” or QIU, meeting certain standards must participate in the preparation of the registration statement and the prospectus and exercise the usual standards of due diligence with respect thereto. Citigroup Global Markets Inc. is assuming the responsibilities of acting as the QIU in connection with this offering. No underwriter having a conflict of interest under FINRA Rule 5121 will confirm sales to any account over which the underwriter exercises discretionary authority without the specific written approval of the accountholder. We have agreed to indemnify Citigroup Global Markets Inc. against certain liabilities incurred in connection with it acting as a QIU for this offering, including liabilities under the Securities Act.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of instruments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Sales Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ordinary shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ordinary shares in any jurisdiction where action for that purpose is required. Accordingly, the ordinary shares may not be offered or sold, directly or indirectly, and none of this prospectus or any other offering material or advertisements in connection with the ordinary shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Each of the underwriters may arrange to sell the ordinary shares offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so. In that regard, Wells Fargo Securities, LLC may arrange to sell the ordinary shares in certain jurisdictions through an affiliate, Wells Fargo Securities International Limited, or WFSIL. WFSIL is a wholly owned indirect subsidiary of Wells Fargo & Company and an affiliate of Wells Fargo Securities, LLC. WFSIL is a U.K. incorporated investment firm regulated by the Financial Services Authority. Wells Fargo Securities is the trade name for certain corporate and investment banking services of Wells Fargo & Company and its affiliates, including Wells Fargo Securities, LLC and WFSIL.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), including each Relevant Member State that has implemented amendments to Article 3(2) of the Prospectus Directive introduced by the 2010 PD Amending Directive (each, an “Early Implementing Member State”), an offer of ordinary shares to the public may not be made in that Relevant Member State and each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the ordinary shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the ordinary shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer of the ordinary shares to the public in that Relevant Member State may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(b) to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the Subscribers; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the ordinary shares referred to in (a) to (c) above shall require the Company or any Subscriber to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive and each person who initially acquires any ordinary shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with the Company or any Subscriber that it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe to the ordinary shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC of the European Parliament and of the Council of 4 November 2003 (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State. The expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in United Kingdom

This prospectus is an invitation to you to participate in an unregulated collective investment scheme. The Company is characterized as an unregulated collective investment scheme for the purposes of the

United Kingdom Financial Services and Markets Act 2000 (“FSMA”), so that the distribution of this document by an authorized person under FSMA is restricted by Sections 238 and 240 of FSMA. Accordingly, this document is not being distributed to, and must not be passed on to, anyone other than (i) persons who have professional experience of participating in unregulated collective investment schemes defined in Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of CIS) (Exemptions) Order 2001 (the “CIS Promotion Order”) as “investment professionals”, (ii) high net worth companies, unincorporated associations and other persons falling within the category of persons described in Article 22 of the CIS Promotion Order, and (iii) any other person to whom it may lawfully be provided (all such persons being referred to as “Relevant Persons”). This document must not be acted upon or relied on by anyone else in the United Kingdom except Relevant Persons. Any investment activity to which this document relates will be engaged in only with Relevant Persons. Other persons distributing this document in, from or into the UK must satisfy themselves that it is lawful to do so.

This communication is exempt from the scheme promotion restriction in Section 238 of FSMA on the communication of invitations or inducements to participate in unregulated collective investment schemes on the ground that it is made to Relevant Persons.

Buying the interests to which this communication relates may expose investors to significant risk of losing all of the property invested. Any individual who is in any doubt about the investment to which this communication relates should consult an authorized person under FSMA specializing in advising on investments of the kind in question other than the person making this promotion.

Notice to Prospective Investors in France

The Company has not offered or sold and will not offer or sell, directly or indirectly, ordinary shares to the public in France, and has not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in France, this prospectus or any other offering material relating to the ordinary shares. Offers, sales and distributions that have been and will be made in France have been and will be made only to (a) providers of the investment service of portfolio management for the account of third parties, and (b) qualified investors (investisseurs qualifiés), other than individuals, all as defined in, and in accordance with, Articles L. 411-1, L. 411-2, and D. 411-1 of the French Code monétaire et financier.

Ordinary shares may be resold directly or indirectly only in compliance with Article L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code monétaire et financier.

Neither this prospectus prepared in connection with the ordinary shares nor any other offering material relating to the ordinary shares has been submitted to the clearance procedures of the Autorité des marchés financiers or notified to the Autorité des marchés financiers by the competent authority of another member state of the European Economic Area.

To avoid French language requirements, the ordinary shares should not be offered to individuals. Indeed, pursuant to the Law no. 94-665 dated 4 August 2004 called Loi Toubon, if the ordinary shares are offered to natural persons on a private placement basis, any marketing and offering documentation would have to be translated into French language.

Notice to Prospective Investors in Germany

The ordinary shares offered by this prospectus have not been and will not be offered to the public within the meaning of the German Securities Prospectus Act (Wertpapierprospektgesetz). No securities prospectus pursuant to the German Securities Prospectus Act has been or will be published or circulated in Germany or filed with the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht). This prospectus does not constitute an offer to the public in Germany, and it does not serve for public distribution of the ordinary shares in Germany. Neither this prospectus, nor any other document issued in connection with this offering, may be issued or distributed to any person in Germany except under circumstances that do not constitute an offer to the public under the German

Securities Prospectus Act. Prospective investors should consult with their legal and/or tax advisor before investing into the ordinary shares.

Notice to Prospective Investors in Italy

The offering of the ordinary shares has not been registered pursuant to Italian securities legislation and, accordingly, no ordinary shares may be offered, sold or delivered, nor may copies of the prospectus or of any other document relating to the ordinary shares be distributed in the Republic of Italy, except:

(i) to qualified investors (investitori qualificati), as defined pursuant to Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the Financial Services Act) and Article 34-ter, first paragraph, letter b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended from time to time (Regulation No. 11971); or

(ii) in other circumstances which are exempted from the rules on public offerings pursuant to Article 100 of the Financial Services Act and Article 34-ter of Regulation No. 11971.

Any offer, sale or delivery of the ordinary shares or distribution of copies of the prospectus or any other document relating to the ordinary shares in the Republic of Italy under (i) or (ii) above must be:

(a) made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act, CONSOB Regulation No. 16190 of 29 October 2007 (as amended from time to time) and Legislative Decree No. 385 of 1 September 1993, as amended (the Banking Act); and

(b) in compliance with Article 129 of the Banking Act, as amended, and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the Bank of Italy may request information on the issue or the offer of ordinary shares in the Republic of Italy; and

(c) in compliance with any other applicable laws and regulations or requirement imposed by CONSOB or other Italian authority.

Please note that in accordance with Article 100-bis of the Financial Services Act, where no exemption from the rules on public offerings applies under (i) and (ii) above, the subsequent distribution of the ordinary shares on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under the Financial Services Act and Regulation No. 11971. Failure to comply with such rules may result in the sale of such ordinary shares being declared null and void and in the liability of the intermediary transferring the ordinary shares for any damages suffered by the investors.

Notice to Prospective Investors in Netherlands

The ordinary shares will not be offered or sold, directly or indirectly, in the Netherlands, other than:

(a)	with a minimum denomination of €50,000 or the equivalent in another currency per investor;

(b)	for a minimum consideration of €50,000 or the equivalent in another currency per investor;

(c)	to fewer than 100 individuals or legal entities other than “Qualified Investors” (see below); or

(d)	solely to Qualified Investors,

all within the meaning of Article 4 of the Financial Supervision Act Exemption Regulation (Vrijstellingsregeling Wet op het financieel toezicht) and Article 1:12 and Article 5:3 of the Financial Supervision Act (Wet op het financieel toezicht, FSA).

Notice to Prospective Investors in Switzerland

The Company has not been authorized by the Swiss Financial Market Supervision Authority as a foreign investment fund for public distribution in Switzerland pursuant to article 120 of the Swiss Federal

Act on Collective investment Schemes of June 23, 2006 (“CISA”). Accordingly, the ordinary shares may not be offered or distributed to the public in or from Switzerland and neither this prospectus nor any other offering material relating to the ordinary shares may be distributed in connection with any such offering or distribution. The ordinary shares may only be offered and this prospectus may only be distributed in or from Switzerland to qualified investors (as defined under article 10 para. 3 of the CISA).

Notice to Prospective Investors in Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the ordinary shares has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a)	you confirm and warrant that you are either:

(i)	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii)	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii)	a person associated with the company under section 708(12) of the Corporations Act; or

(iv)	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act, any offer made to you under this document is void and incapable of acceptance; and

(b)	you warrant and agree that you will not offer any of the ordinary shares for resale in Australia within 12 months of such ordinary shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Notice to Prospective Investors in Hong Kong

The ordinary shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Chile

The ordinary shares are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus and other offering materials relating to the offer of the ordinary shares do not constitute a public offer of, or an invitation to subscribe for or purchase, the ordinary shares in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

LEGAL MATTERS

The validity of the ordinary shares will be passed upon for us by Walkers. The material U.S. federal income tax consequences of this offering will be passed upon for us by Kramer Levin Naftalis & Frankel LLP, New York, New York. Certain legal matters relating to this offering will be passed upon by Mayer Brown LLP, Chicago, Illinois for the Company and Shearman & Sterling LLP, New York, New York for the underwriters.

EXPERTS

The financial statements included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein elsewhere in the registration statement. Such consolidated financial statements are included herein in reliance upon the report of such firm given upon their authority as experts in accounting and reporting.

The opinion of Mortgage Industry Advisory Corporation attached as Exhibit 99.1 to the registration statement of which this prospectus forms a part has been included therein in reliance upon their authority as experts in analyzing and valuing mortgage servicing assets.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 (File Number 333—172411) under the Securities Act with respect to the ordinary shares we are offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information included in the registration statement and exhibits. For further information pertaining to us and our ordinary shares, you should refer to the registration statement and to its exhibits. Statements contained in this prospectus about the contents of any contract or any other document are not necessarily complete and, in each instance, we refer you to the copy of the contract or other documents filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We will file with the SEC an audited Statement of Assets Acquired and Liabilities Assumed within 71 days of the announcement of the completion of the Initial Acquisition.

Upon the effectiveness of our registration statement, we will be subject to the informational requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. We will make available through our website annual reports, quarterly reports, current reports and amendments thereto as reasonably practicable after filing with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2010 and 2011	F-3

Consolidated Statements of Operations for the Period from December  1, 2010 (Inception) to December 31, 2010, for the year ended December 31, 2011 and from December 1, 2010 (Inception) to December 31, 2011

F-4

Consolidated Statements of Changes in Equity for the Period from December  1, 2010 (Inception) to December 31, 2010, for the year ended December 31, 2011 and from December 1, 2010 (Inception) to December 31, 2011

F-5

Consolidated Statements of Cash Flows for the Period from December  1, 2010 (Inception) to December 31, 2010, for the year ended December 31, 2011 and from December 1, 2010 (Inception) to December 31, 2011

F-6

Notes to Consolidated Financial Statements	F-7

Report of Independent Registered Public Accounting Firm

To the Shareholder of Home Loan Servicing Solutions, Ltd.

We have audited the accompanying consolidated balance sheets of Home Loan Servicing Solutions, Ltd. and subsidiaries (a development stage enterprise) (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in equity and cash flows for the year ended December 31, 2011, for the period from December 1, 2010 (Inception) to December 31, 2010, and for the period from December 1, 2010 (Inception) to December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the year ended December 31, 2011, for the period from December 1, 2010 (Inception) to December 31, 2010, and for the period from December 1, 2010 (Inception) to December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

The Company is in the development stage at December 31, 2011. As discussed in Note 1 to the consolidated financial statements, the Company has not yet purchased or contracted to purchase any mortgage servicing assets, including mortgage servicing rights and related servicing advances.

February 6, 2012

/s/ Deloitte & Touche LLP

Atlanta, Georgia

HOME LOAN SERVICING SOLUTIONS, LTD. AND SUBSIDIARIES

(A Development Stage Enterprise)

CONSOLIDATED BALANCE SHEETS

(In dollars)

	December 31, 2010	December 31, 2011
ASSETS
CASH AND CASH EQUIVALENTS	$300,000	$283,447
PREPAID EXPENSES AND OTHER ASSETS	13,750	2,860,003

TOTAL ASSETS	$313,750	$3,143,450

LIABILITIES AND EQUITY
LIABILITIES
Accrued expenses	$31,326	$1,647,052
Due to affiliates	—	1,487,090

TOTAL LIABILITIES	31,326	3,134,142

COMMITMENTS AND CONTINGENCIES
EQUITY
Equity — ordinary shares, $0.01 par value; 5,000,000 shares authorized; 20,000 shares issued and outstanding	200	200
Additional paid-in-capital	299,800	299,800
Deficit accumulated during the development stage	(17,576)	(290,692)

Total equity	282,424	9,308

TOTAL LIABILITIES AND EQUITY	$313,750	$3,143,450

The accompanying notes are an integral part of these consolidated financial statements.

HOME LOAN SERVICING SOLUTIONS, LTD. AND SUBSIDIARIES

(A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In dollars)

	Period From December 1, 2010 (Inception) to December 31, 2010	Year Ended December 31, 2011	Period from December 1, 2010 (Inception) to December 31, 2011
REVENUE	$—	$—	$—

OPERATING EXPENSES:
Organization costs	17,576	273,317	290,893

TOTAL OPERATING EXPENSES	17,576	273,317	290,893

LOSS FROM OPERATIONS	(17,576)	(273,317)	(290,893)
INTEREST INCOME	—	201	201

NET LOSS	$(17,576)	$(273,116)	$(290,692)

NET LOSS PER SHARE — Basic and Diluted	$(13.18)	$(13.66)

WEIGHTED-AVERAGE SHARES OUTSTANDING — Basic and Diluted	1,334	20,000

The accompanying notes are an integral part of these consolidated financial statements.

HOME LOAN SERVICING SOLUTIONS, LTD. AND SUBSIDIARIES

(A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE PERIOD FROM DECEMBER 1, 2010 (INCEPTION) TO DECEMBER 31, 2010 AND FOR THE

YEAR ENDED DECEMBER 31, 2011

(In dollars)

	Ordinary Shares		Additional Paid-In Capital	Deficit Accumulated During the Development Stage	Total
	Shares	Amount
Inception	—	$—	$—	$—	$—
Issuance of ordinary shares	20,000	200	299,800	—	300,000
Net loss	—	—	—	(17,576)	(17,576)

BALANCE — December 31, 2010	20,000	200	299,800	(17,576)	282,424
Net loss	—	—	—	(273,116)	(273,116)

BALANCE — December 31, 2011	20,000	$200	$299,800	$(290,692)	$9,308

The accompanying notes are an integral part of these consolidated financial statements.

HOME LOAN SERVICING SOLUTIONS, LTD. AND SUBSIDIARIES

(A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In dollars)

	Period from December 1, 2010 (Inception) to December 31, 2010	Year Ended December 31, 2011	Period from December 1, 2010 (Inception) to December 31, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(17,576)	$(273,116)	$(290,692)
Adjustments to reconcile net loss to net cash used in operating activities:
Prepaid expenses and other assets	(13,750)	69,834	56,084
Accrued expenses and due to affiliates	31,326	186,729	218,055

Net cash used in operating activities	—	(16,553)	(16,553)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of ordinary shares	300,000	—	300,000

Net cash provided by financing activities	300,000	—	300,000

NET INCREASE (DECREASE) IN CASH	300,000	(16,553)	283,447
CASH — Beginning of period	—	300,000	—

CASH — End of period	$300,000	$283,447	$283,447

NON-CASH FINANCING ACTIVITIES:
Deferred offering costs	$—	$2,763,307	$2,763,307

The accompanying notes are an integral part of these consolidated financial statements.

HOME LOAN SERVICING SOLUTIONS, LTD. AND SUBSIDIARIES

(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION

Home Loan Servicing Solutions, Ltd. (a development stage enterprise) was incorporated on December 1, 2010 as a Cayman Islands exempted company formed for the purpose of acquiring mortgage servicing assets, including mortgage servicing rights and related servicing advances.

As of December 31, 2011, Home Loan Servicing Solutions, Ltd. has neither purchased nor contracted to purchase any mortgage servicing assets, including mortgage servicing rights and related servicing advances.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation — The accompanying consolidated financial statements include the accounts of Home Loan Servicing Solutions, Ltd. and its wholly owned U.S. subsidiaries, HLSS Holdings, LLC and HLSS Management, LLC (collectively herein referred to as the “Company”). All intercompany balances and transactions are eliminated upon consolidation.

Use of Estimates — The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents — Cash and cash equivalents include both interest-bearing and non-interest-bearing demand deposits with financial institutions with original maturities of 90 days or less. There were no restrictions on the use of the cash and cash equivalents balance of as of December 31, 2011 and 2010.

Prepaid Expenses and Other Assets — Prepaid expenses and other assets include legal and other professional fees of $2,777,057 incurred directly related to a planned future equity offering. These costs are expected to be paid from the proceeds of the initial public offering and will be charged to equity upon funding of the transaction.

Organization Costs — Organization costs include legal fees, registration fees and other costs incurred to establish Home Loan Servicing Solutions, Ltd. and its subsidiaries and are expensed as incurred.

Income Taxes — The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation. Our U.S.-based subsidiary, HLSS Management, LLC is subject to U.S. taxation, however there was no income related to the U.S.-based subsidiary since the inception of the Company and its subsidiaries.

Earnings (Loss) Per Share (“EPS”) — Basic EPS is calculated by dividing net income or loss by the weighted-average ordinary shares outstanding. As of December 31, 2011 and 2010, there were no common stock equivalents or other securities that could potentially dilute basic EPS.

3.	EQUITY

As of December 31, 2011 and 2010, all 20,000 shares have been issued to William C. Erbey.

All of the ordinary shares have a par value of $0.01 per share and entitle the holder to one vote per share on all matters upon which stockholders are entitled to vote, to receive dividends and other distributions as authorized by the board of directors. The ordinary shares have no preferences or preemptive, conversion or exchange rights. On January 27, 2012, the authorized share capital of the Company was increased from 5,000,000 ordinary shares to 200,000,000 ordinary shares.

4.	COMMITMENTS AND CONTINGENCIES

The Company may be party to various claims, legal actions, and complaints arising in the ordinary course of business. There are currently no probable matters outstanding that, in the opinion of management, will have a material effect on the consolidated financial statements of the Company. There are also currently no reasonably possible matters outstanding that, in the opinion of management, will have a material effect on the consolidated financial statements of the Company.

5.	RELATED PARTY TRANSACTIONS

William C. Erbey is the founder and Chairman of the Board of Directors of the Company. Mr. Erbey is also the Chairman of the Board of Directors of Ocwen Financial Corporation (“Ocwen”) and Altisource Portfolio Solutions, S.A. (“Altisource”). During the year ended December 31, 2011, Ocwen and Altisource paid fees of $1,478,590 and $8,500, respectively, on the Company’s behalf for organization costs and costs associated with the planned initial public offering. Ocwen and Altisource may make more payments on the Company’s behalf until the initial public offering is completed at which time the Company expects to reimburse both Ocwen and Altisource. As of December 31, 2011, the Company owed $1,478,590 and $8,500 to Ocwen and Altisource, respectively, as reflected in the line “Due to affiliates” on the Company’s Consolidated Balance Sheet.

******

13,333,333 Ordinary Shares

PROSPECTUS

February 28, 2012

Wells Fargo Securities

Barclays Capital

Citigroup

Deutsche Bank Securities

RBC Capital Markets

KKR

Piper Jaffray

Through and including March 24, 2012 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.